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IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re: MCLEODUSA INCORPORATED, Debtor.	Chapter 11 Case No. 02-10288 (EIK)

DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
PLAN OF REORGANIZATION OF McLEODUSA INCORPORATED

Dated:    February 28, 2002
Wilmington, Delaware

David S. Kurtz Peter C. Krupp Seth E. Jacobson SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS) 333 West Wacker Drive Chicago, Illinois 60606-1285 (312) 407-0700
-and-

Gregg M. Galardi (I.D. No. 2991)
Eric M. Davis (I.D. No. 3621)
SKADDEN, ARPS, SLATE, MEAGHER
    & FLOM LLP
One Rodney Square
P.O. Box 636
Wilmington, Delaware
(302) 651-3000
Attorneys for McLeodUSA Incorporated

DISCLAIMER

        THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE AMENDED PLAN OF REORGANIZATION (THE "PLAN") OF McLEODUSA INCORPORATED AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN.

        ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN AND THE EXHIBITS AND SCHEDULES ANNEXED TO THE PLAN AND THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

        THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE UNITED STATES BANKRUPTCY CODE AND RULE 3016 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAW. THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF McLEODUSA INCORPORATED IN THIS CASE SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

        AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, OR EQUITY INTERESTS IN, McLEODUSA INCORPORATED IN THIS CASE.

TABLE OF CONTENTS

I.	INTRODUCTION		1
II.	PLAN VOTING INSTRUCTIONS AND PROCEDURES		2
	A.	Definitions	2
	B.	Notice to Holders of Claims and Interests	2
	C.	Solicitation Package	3
	D.	Voting Procedures, Ballots and Voting Deadline	3
	E.	Confirmation Hearing and Deadline for Objections to Confirmation	4
III.	OVERVIEW OF THE PLAN AND CHAPTER 11 CASE		4
	A.	McLeodUSA	4
	B.	Background	4
	C.	The Plan of Reorganization	5
	D.	Support for the Restructuring	8
	E.	Recommendation of the Restructuring	8
	F.	RECENT DEVELOPMENTS	9
IV.	GENERAL INFORMATION		10
	A.	The Debtor	10
	B.	The Business	10
	C.	McLeodUSA's Business Strategy	11
	D.	Telecommunications Industry	12
	E.	McLeodUSA's Products and Services	13
	F.	Competition	16
	G.	Regulation	16
	H.	Employees	18
	I.	Properties	18
	J.	Legal Proceedings	19
	K.	Directors and Executive Officers of McLeodUSA	20
V.	EVENTS LEADING TO COMMENCEMENT OF THE CHAPTER 11 CASE		24
	A.	Background of the Restructuring	24
	B.	Agreement with Senior Secured Lenders	26
	C.	Development of the Financial Restructuring	26
	D.	Agreements In Connection With The Plan	28

i

	E.	Credit Agreement Amendment	32
	F.	Management Incentive Plan	34
	G.	After the Restructuring	34
	H.	Support for the Restructuring	35
	I.	Recommendation of the Restructuring	35
	J.	Estimated Fees and Expenses	35
VI.	CHAPTER 11 CASE		36
	A.	Continuation of Business; Stay of Litigation	36
	B.	First Day Orders	36
	C.	Professionals	37
	D.	Financing	37
VII.	THE PLAN		38
	A.	Overview of Chapter 11	38
	B.	Creditors and Equity Interest Holders Entitled to Vote on the Plan	38
	C.	Certain Matters Regarding Classification and Treatment of Claims and Interests	39
	D.	Confirmation and Consummation Procedure	57
	E.	Securities Considerations	62
	F.	Risk Factors	63
	G.	Modification of the Plan	74
	H.	Withdrawal of the Plan	74
	I.	Alternatives to Confirmation and Consummation of the Plan	74
VIII.	DESCRIPTION OF CAPITAL STOCK		76
	A.	Authorized and Outstanding Capital Stock Before Consummation of the Plan	76
	B.	Securities To Be Issued Upon Consummation Of The Plan	82
IX.	CERTAIN CHARTER PROVISIONS		85
	A.	Classified Board	85
	B.	Mandatory Redemption	86
	C.	Unanimous Written Consent to Stockholder Action Without a Meeting	86
	D.	Amendment of Bylaws	86
	E.	Section 203 Amendment	86
	F.	Indemnification of Directors and Officers	87
X.	THE SOLICITATION; VOTING PROCEDURE		88
	A.	Parties in Interest Entitled to Vote	88
	B.	Classes Impaired under the Plan	88

ii

	C.	Waivers of Defects, Irregularities, Etc.	88
	D.	Withdrawal of Ballots; Revocation	89
	E.	Further Information; Additional Copies	89
XI.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS		90
	A.	Consequences to McLeodUSA	91
	B.	Certain Consequences to Holders of Notes	92
	C.	Certain Consequences to Holders of Old Series A Preferred Stock or Class A Common Stock	94
	D.	Information Reporting and Backup Withholding	95
XII.	RECOMMENDATION AND CONCLUSION		96
APPENDICES
	THE PLAN		A-1
	VALUATION ANALYSIS		B-1
	FINANCIAL PROJECTIONS		C-1
	LIQUIDATION ANALYSIS		D-1
	PRESS RELEASE RELATING TO FOURTH QUARTER AND TOTAL YEAR 2001 RESULTS		E-1

iii

I. INTRODUCTION

        McLeodUSA Incorporated, a Delaware corporation and debtor and debtor-in-possession in the above-referenced chapter 11 case ("McLeodUSA" or the "Debtor"), submits this disclosure statement (the "Disclosure Statement") pursuant to section 1125 of the Bankruptcy Code, for use in the solicitation of votes on the Amended Plan of Reorganization of McLeodUSA Incorporated dated February 28, 2002 (the "Plan"), proposed by the Debtor and filed with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). A copy of the Plan is annexed as Appendix A to this Disclosure Statement.

        This Disclosure Statement sets forth certain information regarding the Debtor's prepetition operating and financial history, the need to seek chapter 11 protection, significant events that are expected to occur during the chapter 11 case, and the anticipated organization, operations and financing of the Debtor upon successful emergence from chapter 11 ("Reorganized McLeodUSA" or the "Reorganized Debtor"). This Disclosure Statement also describes terms and provisions of the Plan, including certain alternatives to the Plan, certain effects of confirmation of the Plan, certain risk factors associated with securities to be issued under the Plan, and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that Holders of Claims and Interests entitled to vote under the Plan must follow for their votes to be counted.

        Except as otherwise provided herein, capitalized terms not otherwise defined in this Disclosure Statement have the meanings ascribed to them in the Plan. Unless otherwise noted herein, all dollar amounts provided in this Disclosure Statement and in the Plan are given in United States dollars.

        FOR A DESCRIPTION OF THE PLAN AND VARIOUS RISKS AND OTHER FACTORS PERTAINING TO THE PLAN AS IT RELATES TO HOLDERS OF CLASS 5 CLAIMS AND CLASS 6 INTERESTS, PLEASE SEE SECTION VII OF THE DISCLOSURE STATEMENT, ENTITLED "THE PLAN."

        THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATING TO THE PLAN, CERTAIN EVENTS EXPECTED TO OCCUR IN THE CHAPTER 11 CASE AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH THE DEBTOR BELIEVES THAT THE SUMMARIES OF THE PLAN AND RELATED DOCUMENT SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTOR'S MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTOR DOES NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

        THE DEBTOR BELIEVES THAT THE PLAN WILL ENABLE THE DEBTOR TO SUCCESSFULLY REORGANIZE AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTOR AND THE HOLDERS OF CLASS 5 CLAIMS AND CLASS 6 INTERESTS. THE DEBTOR URGES HOLDERS OF CLASS 5 CLAIMS AND CLASS 6 INTERESTS TO VOTE TO ACCEPT THE PLAN.

        A CREDITOR'S VOTE FOR OR AGAINST THE PLAN SHALL NOT CONSTITUTE A WAIVER OF THE RIGHTS OF ANY PARTY TO OBJECT TO THAT CREDITOR'S CLAIM.

        FOR FURTHER INFORMATION AND INSTRUCTIONS ON VOTING TO ACCEPT OR REJECT THE PLAN, SEE SECTION X OF THE DISCLOSURE STATEMENT, ENTITLED "THE SOLICITATION; VOTING PROCEDURE."

II. PLAN VOTING INSTRUCTIONS AND PROCEDURES

A.    Definitions

        Except as otherwise defined herein, capitalized terms not otherwise defined in this Disclosure Statement have the meanings ascribed to them in the Plan.

B.    Notice to Holders of Claims and Interests

        This Disclosure Statement will be transmitted to Holders of Claims and Interests that are entitled under the Bankruptcy Code to vote on the Plan. See Section X for a discussion and listing of those Holders of Claims and Interests that are entitled to vote on the Plan and those Holders of Claims and Interests that are not entitled to vote on the Plan. The purpose of this Disclosure Statement is to provide adequate information to enable such Claim and Interest Holders to make a reasonably informed decision with respect to the Plan prior to exercising their right to vote to accept or reject the Plan.

        The Bankruptcy Court has approved the Disclosure Statement as containing information of a kind and in sufficient and adequate detail to enable such Claim and Interest Holders to make an informed judgment with respect to acceptance or rejection of the Plan. THE BANKRUPTCY COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE EITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR AN ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.

        ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTOR ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS APPENDICES CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR TO REJECT THE PLAN. This Disclosure Statement contains important information about the Plan, considerations pertinent to acceptance or rejection of the Plan, and developments concerning the Chapter 11 Case.

        THIS DISCLOSURE STATEMENT IS THE ONLY DOCUMENT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN. No solicitation of votes may be made except after distribution of this Disclosure Statement, and no person has been authorized to distribute any information concerning the Debtor other than the information contained herein.

        CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL, FUTURE RESULTS. Except with respect to the projections set forth in Appendix C annexed hereto (the "Projections") and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement. The Debtor does not intend to update the Projections; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections. Further, the Debtor does not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences. Accordingly, the delivery of this Disclosure Statement shall not under any circumstance imply that the information herein is correct or complete as of any time subsequent to the date hereof.

        EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTING FIRM AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

C.    Solicitation Package

        Along with the mailing of this Disclosure Statement, as part of the solicitation of acceptances of the Plan, the Debtor will send copies of (1) the Plan; (2) the notice of, among other things, the time for submitting Ballots to accept or reject the Plan, the date, time and place of the hearing to consider confirmation of the Plan and related matters (the "Confirmation Hearing"), and the time for filing objections to confirmation of the Plan; and (3) if you are the Holder of Claim(s) or Interest(s) entitled to vote on the Plan, one or more Ballots (and return envelopes) to be used by you in voting to accept or to reject the Plan.

D.    Voting Procedures, Ballots and Voting Deadline

        After carefully reviewing the Plan, this Disclosure Statement and the detailed instructions accompanying your Ballot, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed Ballot. You must complete and sign your original Ballot (copies will not be accepted) and return it in the envelope provided.

        Each Ballot has been coded to reflect the Class of Claim or Interest it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement.

        IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND RECEIVED NO LATER THAN MARCH 27, 2002, AT 4:00 P.M. (EASTERN TIME) (THE "VOTING DEADLINE") BY LOGAN & COMPANY, INC. (THE "VOTING AGENT"). DO NOT RETURN ANY STOCK CERTIFICATES OR DEBT INSTRUMENTS WITH YOUR BALLOT.

        If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. Please vote and return your Ballot(s) to the Voting Agent, provided, however, that, pursuant to the terms of the Plan, beneficial owners of Notes who receive a Ballot from a bank or brokerage firm (or its agent) shall return the Ballot to such bank or brokerage firm (or its agent).

        ANY EXECUTED BALLOT THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN OR INDICATES BOTH AN ACCEPTANCE AND REJECTION OF THE PLAN SHALL BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE PLAN.

        If you are a holder of a Claim or Interest entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning the Disclosure Statement, the Plan or the procedures for voting on the Plan, please call McLeodUSA Balloting Center, Logan & Company, Inc. at (973) 509-3190.

        If you have any questions about (1) the procedure for voting your Claim or Interest or with respect to the packet of materials that you have received or (2) the amount of your Claim or Interest, or if you wish to obtain, at your own expense, unless otherwise specifically required by Federal Rule of Bankruptcy Procedure 3017(d), an additional copy of the Plan, this Disclosure Statement or any appendices or exhibits to such documents, please contact the Voting Agent:

McLEODUSA INCORPORATED
Logan & Company, Inc.
c/o Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
(877) 750-2689

        FOR FURTHER INFORMATION AND INSTRUCTIONS ON VOTING TO ACCEPT OR REJECT THE PLAN, SEE SECTION X.

E.    Confirmation Hearing and Deadline for Objections to Confirmation

        The Bankruptcy Court has scheduled a Confirmation Hearing for April 5, 2002, at 9:30 a.m. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing. Objections to Confirmation of the Plan must be filed with the Bankruptcy Court not later than March 29, 2002, at 4:00 p.m. (prevailing Eastern Time).

III. OVERVIEW OF THE PLAN AND CHAPTER 11 CASE

        The following introduction and summary is a general overview only, which is qualified in its entirety by, and should be read in conjunction with, the more detailed discussions, information and financial statements and notes thereto appearing elsewhere in this Disclosure Statement and the Plan. All capitalized terms not defined in this Disclosure Statement have the meanings ascribed to such terms in the Plan. A copy of the Plan is annexed hereto as Appendix A.

        This Disclosure Statement contains, among other things, descriptions and summaries of provisions of the Plan being proposed by McLeodUSA, dated as of February 28, 2002. The Debtor reserves the right to modify the Plan consistent with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019.

A.    McLeodUSA

        McLeodUSA provides integrated communications services, including local services, primarily in 25 Midwest, Southwest, Northwest and Rocky Mountain states. McLeodUSA's principal executive offices are located at 6400 C Street SW, Cedar Rapids, Iowa 52406. Its telephone number is (319) 364-0000.

B.    Background

        McLeodUSA has commenced an operational restructuring to re-focus its business on its core areas of expertise within its 25-state footprint, improve business discipline and processes and reduce its cost structure, all with a goal of eventually developing positive cash flow from operations. Key elements of the operational restructuring include reducing McLeodUSA's employee base, consolidating facilities, reducing capital expenditures, selling certain non-core assets and de-emphasizing certain unprofitable services. The operational initiatives present substantial challenges and require significant management time and resources to implement.

        The circumstances that prompted the operational restructuring have adversely affected McLeodUSA's revenue growth, profitability and cash flow and have raised questions about McLeodUSA's liquidity position. Given the magnitude of the operational restructuring, particularly in light of the uncertain general economic environment and the challenging conditions facing competitive telecommunications companies, prudence dictated that McLeodUSA address its highly leveraged balance sheet and develop a restructuring plan to reduce its debt load.

        McLeodUSA formed an independent special committee of its board of directors, excluding management and persons affiliated with Forstmann Little, and retained outside advisors to assist in exploring alternatives for a financial restructuring. The special committee engaged in extensive discussions and negotiations with Forstmann Little to sponsor a comprehensive restructuring transaction that would result in a substantial deleveraging of McLeodUSA. A restructuring plan was designed to provide Holders of the Notes with a large cash payment, which payment would not otherwise be available without the sponsorship of Forstmann Little and agreement by McLeodUSA's Senior Secured Lenders.

        After securing the sponsorship of Forstmann Little and the agreement of McLeodUSA's Senior Secured Lenders, McLeodUSA announced the proposed restructuring on December 3, 2001 and commenced an exchange offer for the Notes on December 7, 2001. On December 11, 2001, McLeodUSA filed a preliminary proxy statement with the Securities and Exchange Commission in anticipation of soliciting proxies for a special meeting of McLeodUSA's common and preferred stockholders. These actions were designed to provide McLeodUSA the opportunity to consummate its restructuring without the filing of proceedings under the Bankruptcy Code.

        After the commencement of the exchange offer, certain Holders of the Notes formed an ad hoc committee to discuss the terms of the proposed restructuring with McLeodUSA. During January 2002, McLeodUSA continued discussions with the ad hoc noteholders committee in an effort to develop the terms of a revised restructuring proposal that would be acceptable to members of the ad hoc committee. On January 30, 2002, McLeodUSA reached agreement on the terms of a revised restructuring proposal with the ad hoc committee. The terms of the revised restructuring proposal are reflected in the terms of the Plan described in this Disclosure Statement. In order to implement the terms of the revised restructuring, McLeodUSA filed its petition for reorganization relief under Chapter 11 of the Bankruptcy Code on January 31, 2002.

C.    The Plan of Reorganization

        Under the Plan, all Claims and Interests that existed on January 31, 2002 are divided into classes, exclusive of certain Claims, including Administrative Claims and Priority Tax Claims, which are not required to be classified. The following summarizes the classification and treatment under the Plan of the principal Claims and Interests.

Class 1 (Senior Secured Lender Claims)	Holders of Senior Secured Lender Claims are Allowed Claims under the Plan to the full extent of the Senior Secured Lenders' rights and entitlements, fixed or contingent, under the Credit Agreement and all current and future rights and entitlements of the Senior Secured Lenders in respect of letters of credit issued thereunder. The legal, equitable and contractual rights of the holders of Allowed Class 1 Claims are unimpaired by the Plan and all such Claims shall be Reinstated on the Effective Date of the Plan. The estimated recovery to Holders of Senior Secured Lender Claims is 100%.
Class 2 (Other Secured Claims)	Class 2 is unimpaired by the Plan. Allowed Class 2 claims shall be Reinstated on the Effective Date Plan. The estimated recovery to Holders of Other Secured Claims is 100%.
Class 3 (Non-Tax Priority Claims)	Class 3 is unimpaired by the Plan and all Allowed Class 3 Claims shall be Reinstated on the Effective Date of the Plan. The estimated percentage recovery to Holders of non-tax priority claims is 100%.
Class 4 (General Unsecured Claims)
Class 4 is unimpaired by the Plan and all Allowed Class 4 Claims shall be Reinstated on the Effective Date of the Plan. The estimated percentage recovery to Holders of general unsecured claims is 100%.

Class 5 (Note Claims)
Class 5 is impaired by the Plan. Holders of Note Claims are current Holders of the Notes, as of the Voting Record Date, and Note Claims are allowed claims, entitled to vote on the Plan. On, or as soon as reasonably practicable after the Distribution Date, each holder of an Allowed Note Claim shall receive, in full satisfaction, release, and discharge of its Allowed Note Claim, its pro rata share of (A) $670,000,000 (six hundred seventy million dollars) in Cash, subject to reduction of $200,000 per day from May 1, 2002 through the earlier of (i) the date of closing of the transactions contemplated by the Pubco Stock Purchase Agreement or (ii) August 1, 2002, (B) the New Series A Preferred Stock (which is convertible into 15% of the New Common Stock on a fully diluted basis at closing after giving effect to the Plan and conversion of the New Class B Common Stock and New Class C Common Stock, but prior to the exercise of the New Warrants and Management Incentive Plan options) and (C) one-half of the New Warrants issued under the terms of the Plan. The estimated recovery for Holders of Note Claims, as possibly reduced by the Notes Trustee's fees and expenses, is as follows:
Distribution of Cash and Stock per $1,000
Issue	Cash	Preferred Shares	Warrants
10 1/2% Discount Notes	$218.30	3.26	7.22
12% Notes	$234.58	3.50	7.76
11 1/2% Notes	$226.46	3.38	7.49
9 1/4% Notes	$231.26	3.45	7.65
8 3/8% Notes	$227.09	3.39	7.51
9 1/2% Notes	$225.36	3.36	7.45
11 3/8% Notes	$234.86	3.51	7.77
8 1/8% Notes	$228.38	3.41	7.55

Class 6 (Old Preferred Stock Interests)	Class 6 is impaired by the Plan. Holders of Old Preferred Stock Interests are current Holders of Old Series A Preferred Stock, the Old Series D Preferred Stock, and the Old Series E Preferred Stock and any accrued but unpaid dividends, as of the Voting Record Date, and Old Preferred Stock Interests are Allowed Interests, entitled to vote on the Plan. On, or as soon as reasonably practicable after the Distribution Date, (A) Holders of the Old Series A Preferred Stock shall receive, in full satisfaction, release, and discharge of their Allowed Old Series A Preferred Stock Interests, their pro rata share of 33,696,559 (thirty-three million six hundred ninety-six thousand five hundred fifty-nine) shares of New Common Stock; and (B) Holders of the Old Series D Preferred Stock and Holders of Old Series E Preferred Stock shall receive, in full satisfaction, release, and discharge of their Allowed Old Series D Preferred Stock Interests and Allowed Old Series E Preferred Stock Interests, their pro rata share of an aggregate of 113,750,014 (one hundred thirteen million seven hundred fifty thousand fourteen) shares of New Common Stock as follows: (i) Holders of Old Series D Preferred Stock shall receive their pro rata share of 78,203,135 (seventy-eight million two hundred three thousand one hundred thirty-five) shares of New Class B Common Stock; and (ii) Holders of the Old Series E Preferred Stock shall receive their pro rata share of 35,546,879 (thirty-five million five hundred forty-six thousand eight hundred seventy-nine) shares of New Class C Common Stock. The ratio of the number of shares being issued to the Holders of each class of Old Preferred Stock is equal to the ratio of the respective liquidation preferences of such Old Preferred Stock.
Class 7 (Class A Common Stock Interests)
Class 7 is impaired by the Plan and is deemed to reject the Plan. Therefore, Class 7 is not entitled to vote to accept or reject the Plan. On, or as soon as reasonably practicable after the Distribution Date, each Holder of an Allowed Class A Common Stock Interest shall share with Holders of Allowed Claims in Class 8, in full satisfaction, release, and discharge of its Allowed Class A Common Stock Interest, a pro rata share of approximately 54,775,663 (fifty-four million seven hundred seventy-five thousand six hundred sixty-three) shares of New Common Stock.

Class 8 (Securities Claims)
Class 8 is impaired by the Plan and is deemed to reject the Plan. Therefore, Class 8 is not entitled to vote to accept or reject the Plan. On, or as soon as reasonably practicable after the Distribution Date, each Holder of an Allowed Securities Claim, if any, in full satisfaction, release, and discharge of its Allowed Securities Claim, shall share with Holders of Allowed Class A Common Stock Interests in Class 7 a pro rata share of approximately 54,775,663 (fifty-four million seven hundred seventy-five thousand six hundred sixty-three) shares of New Common Stock.
Class 9 (options, warrants, call rights, puts or other agreements to acquire Class A Common Stock)
Class 9 is impaired by the Plan. Upon the Effective Date of the Plan, all such rights shall be cancelled and of no further force or effect, and no holder of such rights shall be entitled to receive any distribution under the Plan on account of such rights. Accordingly, under the Bankruptcy Code, Class 9 is deemed to have rejected the Plan. Upon the effective date of the Plan, however, McLeodUSA intends to implement a new Management Incentive Plan.

D.    Support for the Restructuring

        Forstmann Little, as the holder of 100% of the Old Series D and Old Series E Preferred Stock with an aggregate liquidation preference of $1 billion, supports the Plan and has executed a lock-up and voting agreement requiring Forstmann Little to vote in favor of the Plan.

        Ad hoc committee members holding $688,690,000 in aggregate principal amount of the Notes support the Plan and have executed lock-up and voting agreements requiring them to vote in favor of the Plan.

        A holder of 295,000 shares of the Old Series A Preferred Stock has agreed to support the Plan and executed a support agreement in favor of the Plan.

E.    Recommendation of the Restructuring

        A special committee of the McLeodUSA board of directors considered a number of alternatives with respect to restructuring McLeodUSA's capital structure, held numerous lengthy meetings, discussed the restructuring with its advisors and engaged in extensive negotiations with representatives of Forstmann Little regarding its sponsorship of the restructuring. In addition, the special committee, through senior management, was involved in negotiations with representatives of McLeodUSA's Senior Secured Lenders regarding amendments to the Credit Agreement and with an ad hoc committee of Holders of McLeodUSA's Notes regarding the terms of the Plan. After considering the alternatives, and in light of these extensive negotiations, the special committee recommended the Plan to McLeodUSA's board of directors.

        The disinterested members of McLeodUSA's board of directors have unanimously approved the Plan upon the recommendation of the special committee.

        THE DEBTOR BELIEVES THAT THE PLAN PROVIDES THE BEST RECOVERIES POSSIBLE FOR HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTOR AND THUS STRONGLY RECOMMENDS THAT YOU VOTE TO ACCEPT THE PLAN.

F.    RECENT DEVELOPMENTS

  (a) Litigation

        McLeodUSA, together with Chairman and co-Chief Executive Officer Clark E. McLeod, President and co-Chief Executive Officer Stephen C. Gray, and Chief Operating and Financial Officer Chris A. Davis (the "Individual Defendants") have been named as Defendants in the following six, substantially similar putative securities class actions that were filed in the United States District Court for the Northern District of Iowa (Cedar Rapids Division): (i) New Millenium Growth Fund LLC v. McLeod USA, Inc. et al., Civil Action No. C02-1, filed on January 11, 2002; (ii) Colbert Birnet LP v. McLeod USA, Inc. et al., Civil Action No. C02-6, filed on January 18, 2002; (iii) Jeffrey Brandes v. McLeod USA, Inc. et al., Civil Action No. C02-7, filed on January 18, 2002; (iv) Albert R. Currie v. McLeod USA, Inc. et al., Civil Action No. C02-8, filed on January 18, 2002; and (v) Randall J. Burns v. McLeod USA, Inc. et al., Civil Action No. C02-13, filed on January 25, 2002; and (vi) Robert Corwin v. McLeodUSA Incorporated, et al., Civil Action No C02-16, filed January 31, 2002. In addition, the Individual Defendants have been named as defendants in the following four substantially similar putative securities class actions that were filed in the same court: (i) Market Street Securities v. Clark McLeod, et al., Civil Action No. C02-18, filed on February 4, 2002; (ii) Gary Schnell v. Clark McLeod, et al., Civil Action No. C02-19, filed on February 5, 2002; and (iii) Kenneth Rheault v. Clark McLeod, et al., Civil Action No. C02-20, filed on February 7, 2002 and (iv) Arnold Olsen v. Clark McLeod, et al., Civil Action No. C02-23, filed on February 11, 2002 (as collectively defined in the Plan as the "Securities Class Actions").

        Plaintiffs seek to represent a class of all persons, other than the Defendants and any persons affiliated with or related to the Defendants, who purchased McLeodUSA's common stock during the period from January 30, 2001, through and including December 3, 2001 (the "Putative Class Period"). Plaintiffs allege that during the Putative Class Period, the Defendants (other than Ms. Davis) violated Sections 11 and 12(a)(2) of the Securities Act of 1933 (the "Securities Act"), by issuing a Registration Statement and Prospectus on April 27, 2001, in connection with McLeodUSA's acquisition of Intelispan, Inc. ("Intelispan") that allegedly misstated or omitted to state material information concerning McLeodUSA's financial condition, business prospects, and operations. Plaintiffs also allege that all Defendants engaged in a scheme to defraud, in violation of Section 10(b) of the Securities Exchange Act (the "Exchange Act") and Securities and Exchange Commission ("SEC") Rule 10b-5, promulgated thereunder, by issuing false and misleading statements in McLeodUSA's press releases and SEC filings during the Putative Class Period. In addition, Plaintiffs allege that each of the Individual Defendants (other than Ms. Davis) is liable as a "controlling person" of McLeodUSA under Section 15 of the Securities Act, and that each of the Individual Defendants is liable as a "controlling person" under Section 20(a) of the Exchange Act. Plaintiffs contend that as a consequence of Defendants' purported misstatements and omissions of material fact, the market price of McLeodUSA's common stock was "artificially inflated" during the Putative Class Period. Based on these allegations, Plaintiffs seek compensatory and rescissory damages and/or rescission of their stock purchases, as well as attorneys' and experts' fees and costs.

        As this litigation is in an early stage, it is impossible to evaluate the likelihood of an unfavorable outcome or to estimate the amount or range of potential loss, if any, to McLeodUSA. However, McLeodUSA believes that Plaintiffs' claims are without merit and intends to defend the actions vigorously. If this litigation results in Allowed Claims against McLeodUSA, such Allowed Claims will be classified in Class 8 under the Plan.

  (b) Asset Dispositions

        On January 19, 2002, McLeodUSA terminated pursuant to its terms its agreement to sell its directory publishing business Pubco to an affiliate of Forstmann Little and agreed to sell Pubco to Yell Group Limited ("Yell Group") for $600 million in cash, subject to adjustment.

        On January 24, 2002, McLeodUSA consummated the sale of certain of its internet/data assets (formerly part of Splitrock Services, Inc.) and wholesale dial-up Internet Service Provider ("ISP") customer base to Level 3 Communications, Inc. (the "Splitrock Disposition"). Under the terms of the agreement, Level 3 purchased approximately 350 POPs (points of presence) across the U.S., the related facilities, equipment and underlying circuits, plus the wholesale ISP customer base. The transaction excludes fiber optic cable obtained under the existing IRU Agreement with Level 3 acquired by McLeodUSA in the Splitrock acquisition. The parties also entered into operating agreements enabling McLeodUSA to continue providing service and support to customers in its 25-state footprint.

        On January 24, 2002, McLeodUSA Integrated Business Systems, Inc. ("IBS"), an indirect wholly-owned subsidiary of McLeodUSA, sold certain of the assets used in its telecommunications customer premise equipment business in the metropolitan areas of Minneapolis, Minnesota; Cedar Rapids, Des Moines, Dubuque and Waterloo, Iowa; and Denver, Colorado, as well as the data provider business conducted by IBS under the name "DataNet," to Inter-Tel Technologies, Inc. for $8 million plus the assumption of certain liabilities. The sale excluded the telecommunications customer premise equipment business conducted in Illinois.

  (c) Financial and Operating Results For the Year Ended December 31, 2001

        On February 13, 2002, McLeodUSA released its fourth quarter and total year 2001 results. A copy of the February 13, 2002 press release is attached hereto as Appendix E.

IV. GENERAL INFORMATION

A.    The Debtor

        McLeodUSA provides integrated communications services, including local services, primarily in 25 Midwest, Southwest, Northwest and Rocky Mountain states. McLeodUSA is a facilities-based telecommunications provider with, as of December 31, 2001, 42 Asynchronous Transfer Mode ("ATM") switches, 60 voice switches, 485 collocations, 525 Digital Subscriber Line Access Multiplexers ("DSLAMs"), and over 31,000 route miles of fiber optic cables. Its Class A Common Stock was traded on NASDAQ under the symbol "MCLD" although trading has been suspended. Its Old Series A Preferred Stock was traded under the symbol "MCLDP" although trading has been suspended. McLeodUSA was incorporated as an Iowa corporation on June 6, 1991 and was reincorporated in the State of Delaware on August 1, 1993. McLeodUSA's principal executive offices are located at 6400 C Street SW, Cedar Rapids, Iowa 52406. Its telephone number is (319) 364-0000.

B.    The Business

        McLeodUSA derives most of its revenue from its core competitive telecommunications and related communications services, including:

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  local and long-distance services;

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  dial-up and dedicated Internet access services;

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  high-speed Internet access services, such as services delivered using digital subscriber lines ("DSL") and cable modems;

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  bandwidth leasing and collocation services;

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  facilities and services dedicated for a particular customer's use; and

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  value-added services such as virtual private networks and web hosting.

        McLeodUSA derives additional communications services revenues from the following non-core, communications services:

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  telephone and computer sales, leasing, networking, service and installation; and

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  other communications services, including video, cellular, operator, payphone, mobile radio and paging services.

        McLeodUSA also derives revenue from the following services related to its core business:

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  sale of advertising in print and electronic telephone directories; and

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  traditional local telephone company services in east central Illinois and southeast South Dakota.

        For the year ended December 31, 2001, McLeodUSA derived 78% of its total revenues from communications services (excluding traditional local telephone company services), 16% from its telephone directory business, 5% from traditional local telephone company services and 1% from other services.

C.    McLeodUSA's Business Strategy

        On September 28, 2001, McLeodUSA's board of directors approved a plan to revise its corporate strategy to focus primarily on providing voice and data services to small and medium-size businesses and residential customers within its 25-state footprint. As a result McLeodUSA abandoned its plan for a national network and will de-emphasize certain wholesale services. In connection with this revised corporate strategy McLeodUSA is taking or has taken the following actions:

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  abandoned the development of a national network, placed the associated assets for sale and sold those assets;

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  selling other non-core assets and excess inventory;

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  reducing employment by approximately 15% and executing plans to consolidate certain existing facilities and eliminate certain others;

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  reducing capital expenditure plans for 2002 from $400 million to $300 million, primarily focusing on completing current construction work-in-process, augmenting existing capacity where needed, and new customer requirements;

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  took charges of approximately $2.9 billion in the third quarter of 2001 to reflect write-downs of goodwill and other long-lived assets, wrote off inventory and construction work-in-process for discontinued operations and established a restructuring reserve for a reduction in force and facility consolidation; and

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  recorded charges to operating income of approximately $35 million in the third quarter of 2001 associated with balance sheet adjustments to various accounts such as prepaid expenses, receivables and bad debt reserves.

        As part of the revised corporate strategy, McLeodUSA has also established five cross-functional business process teams to strengthen business processes and bring improvements to its operations. These teams are focused on sales efficiencies, provisioning and customer installation, billing and revenue assurance, cash management and business forecasting and planning.

        McLeodUSA has experienced operating losses since its inception as a result of efforts to build its customer base, develop and construct its communications network infrastructure, build its internal staffing, develop its systems and expand into new markets. While McLeodUSA will continue to focus on increasing its customer base and bringing its customer base onto its network, its focus will shift towards improving its operating margins by grooming its network to deliver service in the most effective and efficient manner, as well as scaling back certain general and administrative functions. This approach could have a negative impact on McLeodUSA's revenue growth, but should better leverage its existing assets to produce more profitable revenues.

D.    Telecommunications Industry

        Industry sources have estimated that the 2000 aggregate U.S. revenues for local, long-distance, private line and data were approximately $200 billion. Of that total, just over half is represented by local service revenue. The communications industry is undergoing substantial changes due to statutory, regulatory and technological developments, changes in the competitive landscape, and mergers and acquisitions in the industry. The market for local exchange services consists of a number of distinct service components, including:

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  local network services, which generally include basic dial tone, local area charges, enhanced calling features and private line services (dedicated for a customer's use between locations); and

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  network access services, which consist of access provided by local exchange carriers to long-distance communications network carriers.

        Other related services include operator services, Internet access, calling cards, publication of "white page" and "yellow page" telephone directories and the sale of business telephone equipment.

        Before 1984, AT&T largely monopolized local and long-distance telephone services in the United States. In 1984, as the result of a court order approving a settlement agreement in an antitrust action, AT&T was required to divest its local telephone systems (the "Divestiture"). The Divestiture and subsequent related proceedings divided the country into 201 Local Access and Transport Areas ("LATAs"). As part of the Divestiture, AT&T's former local telephone systems were organized into seven independent regional Bell holding companies. The original seven regional Bell companies, together with GTE, which was the largest non-Bell telephone company at the time of the Divestiture, are now concentrated into four large incumbent "MegaBells." Those companies have the authority to provide local telephone service, local access service and intraLATA long distance service, but are required to demonstrate on a state-by-state basis that certain competitive conditions have been met before being allowed to provide in-region interLATA service. SBC has obtained such authority in Texas, Oklahoma, Kansas, Missouri and Arkansas. Qwest has indicated its intention to seek such authority in all 14 states where it provides local service. Verizon has obtained such authority in New York, Massachusetts, Connecticut and Pennsylvania, and its applications for such authority in Rhode Island, New Jersey and Vermont are pending before the FCC. BellSouth's application for such authority in Georgia and Louisiana is pending. The MegaBells are likely to obtain additional authorizations in many states in the next few years. The MegaBells have generally been successful in gaining market share and driving down prices after obtaining such authority.

        Opportunities to compete in the local exchange market expanded substantially on February 8, 1996, when the Telecommunications Act of 1996 was signed into law. The Telecommunications Act of 1996 eliminated state legal barriers to local exchange competition and required entrenched, traditional local exchange carriers to allow other providers of telecommunications services to purchase elements of their local communications network offerings and to interconnect with their communications facilities and equipment. In addition, entrenched, traditional local exchange carriers are obligated to provide local number portability and dialing parity upon request and make their local services available for resale by competitors. Entrenched, traditional local exchange carriers also are required to allow competitors nondiscriminatory access to poles, conduit space and other rights-of-way. A number of states have also taken additional regulatory and legislative action to open local communications markets to various degrees of competition.

        According to the FCC, as of December 2000, CLECs provided 16.4 million, or 8.5% of the approximately 194 million in-service local telephone lines used by end-users, representing 97% growth in CLEC market size during the year 2000. About one-third of these lines are served over local loop facilities that the CLECs own.

        Long-distance carriers generated over $100 billion in toll revenues during 2000, according to the FCC. Local telephone companies provided about $8 billion in toll services during the same period, making the total long-distance market approximately $108 billion.

        The FCC estimates that high-speed (200 kbps or more in at least one direction) data lines connecting homes and small businesses to the Internet increased by 36% during the first half of 2001, to a total of 9.6 million lines (or wireless channels) in service.

        Wireless communications continue to grow as an alternative to wireline service. Demand for wireless communications has grown rapidly over the past decade. According to the Cellular Telecommunications & Internet Association, the number of wireless telephone subscribers nationwide has grown from approximately 680,000 in 1986 to an estimated 118 million as of June 30, 2001, with annual growth of approximately 22% from June 2000 through June 2001.

E.    McLeodUSA's Products and Services

  (a) Integrated Communications Services

        As of December 31, 2001, McLeodUSA provided service, on a competitive retail basis, to about 452,000 customers in its markets, primarily small and medium-sized business customers in major metropolitan areas and in second- and third-tier markets, and to residential customers in second- and third-tier markets. Since beginning sales activities in January 1994, McLeodUSA has increased its revenue from the sale of local and long-distance telecommunications services from $4.6 million for the year ended December 31, 1994 to $985.9 million for the year ended December 31, 2001.

        McLeodUSA has received state regulatory approval to offer local switched services using its own communications network facilities in each of the 25 states in its footprint. The footprint includes:

Ohio	Texas	Iowa	Montana	Arizona
Indiana	Oklahoma	Minnesota	Wyoming	New Mexico
Illinois	Kansas	North Dakota	Colorado	Washington
Michigan	Missouri	South Dakota	Utah	Oregon
Wisconsin	Arkansas	Nebraska	Idaho	Louisiana

        McLeodUSA has also received state regulatory authority to offer local services in most of the other 48 contiguous states. McLeodUSA intends to offer additional local switched services using its own network facilities, either alone or in combination with network elements purchased from existing telephone companies, in selected markets in its 25-state footprint.

        McLeodUSA has interconnection agreements with Qwest in all states where Qwest is the traditional local service provider, with SBC (through its subsidiaries) in all states where Ameritech or Southwestern Bell Telephone Company is the traditional local service provider, and with Verizon (through its GTE entities) and BellSouth in certain states. These agreements allow McLeodUSA to resell services of these entities and to purchase unbundled network elements to connect its switching equipment and facilities to customers.

        McLeodUSA provides long-distance service in some areas by purchasing communications network capacity, in bulk, from national long-distance carriers, and routing its customers' long-distance traffic over this capacity. In many of its local footprint states, McLeodUSA carries most of its long-distance traffic on its own network facilities. McLeodUSA's integrated communications services are further delineated as follows:

        Business Services.    End-user business customers can obtain integrated services and ancillary services, such as three-way calling and call transfer, directly from McLeodUSA in each of the cities and towns in which McLeodUSA offers communications services. Integrated business services include local and long-distance services, dial-up and dedicated Internet access, lower-cost, high-speed Internet access services, such as DSL and cable modems, and value-added services such as virtual private networks and web hosting. McLeodUSA uses its telemarketing sales personnel to sell communications services to small businesses.

        Residential Services.    McLeodUSA introduced its PrimeLine® service in 1996 and now offers that service to residential customers in various cities and towns in several selected states. McLeodUSA's traditional PrimeLine® service includes local and long-distance telephone service. In most areas, PrimeLine® service also includes enhanced features such as three-way calling, call transfer, and consultation hold. McLeodUSA's customers can add voice mail, Internet access, and travel card services to their basic PrimeLine® service at incremental rates. McLeodUSA uses its telemarketing sales personnel for sales of its PrimeLine® residential services.

        Dedicated Facilities and Services.    McLeodUSA provides, on a private carrier basis, a wide range of special access, private line, and data services to long-distance carriers, government agencies, wireless service providers, and cable television and other end-user customers. These services include: (i) POP-to-POP special access services which provide telecommunications lines that link the POPs of one long-distance carrier to different long-distance carriers in a market, allowing these POPs to exchange telecommunications traffic for transport to final destinations; (ii) end-user special access services, which provide telecommunications lines that connect an end-user such as a large business to the local POP of its selected long-distance carrier; (iii) long-distance carrier special access services which provide telecommunications lines that link a long-distance carrier POP to the local central office; and (iv) private line services, including sales and leases of capacity, which provide telecommunications lines that connect various locations of a customer's operation to transmit internal voice, video and/or data traffic.

        Network Maintenance Services.    McLeodUSA also provides maintenance services on segments of the state of Iowa's fiber optic network on a 24-hour-per-day, 365-day-per-year basis, that consist of alarm monitoring, repair services, and cable location services.

        Video Services.    McLeodUSA owns and operates 37 cable television systems in southeastern South Dakota, northwestern Iowa, and southwestern Minnesota, many of which provide cable television service in combination with high-quality fiber-based telecommunications services. McLeodUSA also has a franchise in Cedar Rapids, Iowa, pursuant to which it provides cable television service in combination with high-quality fiber-based telecommunications services. In addition, McLeodUSA owns 85% of Greene County Partners, Inc., a cable television company which provides cable television services in several locations in Illinois and Michigan. These non-core assets are currently being marketed for sale.

        Other Communications Services.    McLeodUSA provides pay telephone service, operator services, telephone systems and paging services in some markets. In addition, McLeodUSA owns a minority interest in a partnership that provides cellular service in central Illinois.

  (b) Directory Services

        In 2001, McLeodUSA published 260 proprietary "white page" and "yellow page" telephone directory titles and distributed approximately 32.6 million copies of these directories to local telephone subscribers in 26 states, including most of its target markets. In addition, all of its proprietary directories are accessible on the Internet. McLeodUSA also published "white page" and "yellow page" telephone directory titles for other companies under their brand names. McLeodUSA is in the process of exiting this "private label" line of directory publishing. McLeodUSA's telephone directory services generated 2001 revenues of $292.6 million, primarily from the sale of advertising space in the directories. Under the Restructuring, McLeodUSA intends to sell this line of business, referred to herein as "Pubco," to Yell Group.

  (c) Traditional Local Telephone Services

        Through ICTC and Dakota Community Telephone, Inc., McLeodUSA provides traditional local exchange telephone service to subscribers in central Illinois and southeast South Dakota. As of December 31, 2000, ICTC operated in 35 exchanges, or service areas, the largest of which are in Mattoon, Charleston, and Effingham, Illinois, and had approximately 94,000 local access lines in its existing service areas. During 2001, ICTC sold 2 non-contiguous exchanges. ICTC offers a broad range of local exchange services, including long-distance carrier access service, intraLATA toll service, local telephone service, local paging service, national directory assistance, and equipment leasing. ICTC also offers most of its local telephone subscribers custom calling features such as call waiting, call forwarding, conference calling, speed dialing, caller identification, and call blocking. Under the Restructuring, McLeodUSA intends to sell ICTC and use the first $225 million in proceeds to pay down obligations under its Credit Agreement.

        As of December 31, 2001, Dakota Community Telephone served approximately 7,000 local service access lines in 9 telephone exchanges in southeastern South Dakota. Dakota Community Telephone provides a full range of communications products and services, including local dial tone and enhanced services, local private line and public telephone services, dedicated and switched data transmission services, long-distance telephone services, operator-assisted calling services, Internet access and related services. These assets are currently being marketed for sale.

        With respect to any sale of ICTC or Dakota Community Telephone or their assets, the Debtor does not believe that any bankruptcy court approval is necessary. Accordingly, the Debtor will not seek such approval if agreement to sell ICTC or Dakota Community Telephone or their assets is reached with a third party during the pendency of this case.

  (d) Network Facilities

        As of December 31, 2000, McLeodUSA operated a network including 21,600 route miles of fiber optic cable and has expanded this fiber optic network to over 31,000 route miles as of December 31, 2001. As of December 31, 2001, more than 5,000 route miles were located within the cities and towns McLeodUSA serves or plans to serve. McLeodUSA is connected to almost 1,500 buildings along its network. McLeodUSA's network facilities and unbundled network elements are used to provide multiple services, including access services.

  (e) Sales and Marketing

        Marketing of McLeodUSA's integrated communications services to small and medium-sized business customers is primarily conducted by direct sales personnel located in branch sales offices throughout our target market. In addition, McLeodUSA uses telemarketers to market these services to smaller business customers and those located in areas that are geographically remote. Sales activities in McLeodUSA's branch sales offices are organized and managed by region.

        In 2000, McLeodUSA expanded its communications sales and marketing efforts in its target market area which now consists of 25 states. McLeodUSA continues its efforts to expand sales and marketing in all states where it is located. Acquisitions have enhanced its sales and marketing efforts, increased its penetration of existing markets and helped accelerate McLeodUSA entry into new markets. At the end of 2001 McLeodUSA had sales offices in 150 cities, compared to 130 cities at the end of 2000. In addition, a sales team of approximately 800 was selling core communications products to business customers at the end of 2001.

        Marketing of McLeodUSA's PrimeLine® integrated communications services to residential customers is conducted by inside sales representatives. The telemarketers emphasize the PrimeLine® integrated package of communications services and its flat-rate per-minute pricing structure for long-distance service.

        McLeodUSA's sales force is trained to emphasize McLeodUSA's customer-focused sales and service, including its 24-hour-per-day, 365-day-per-year customer service center. McLeodUSA utilizes an Integrated Voice Response Unit (IVR) which allows customers to identify their needs with an automated menu, and transfer directly to a specialist who is trained to handle their specific needs. Customers' ability to experience first call resolution is enhanced by routing to the person with the skills and tools needed to resolve their issue quickly and effectively. McLeodUSA believes that its emphasis on a single point of contact for meeting its customers' communications needs is very appealing to current and prospective customers.

        McLeodUSA has also developed and installed customer-focused software for providing integrated communications services. This software permits McLeodUSA to provide its customers one fully integrated monthly billing statement for local, long distance, 800, international, voice mail, paging, Internet access and travel card services, and additional services when available. McLeodUSA believes that its customer-focused software platform is an important element in the marketing of its communications services and gives it a competitive advantage in the marketplace.

        McLeodUSA uses its telephone directories as direct mail advertising by including detailed product descriptions and information about its communications products in them. McLeodUSA believes that these telephone directories provide it with a long-term marketing presence in the millions of households and businesses that receive them. McLeodUSA also believes that combining its directories' distinctive black-and-yellow motif with the trade name McLeodUSA strengthens brand awareness in all of its markets.

F.    Competition

        The communications services industry is highly competitive. McLeodUSA faces intense competition from traditional local exchange carriers, which currently dominate their respective local telecommunications markets. McLeodUSA's long-distance services also compete with the services of hundreds of other companies in the long-distance marketplace in most states. AT&T, WorldCom (including its MCI group) and Sprint currently dominate the long-distance market. McLeodUSA's local and long-distance services also compete with the services of other CLECs in some markets. In addition, the number of states in McLeodUSA's footprint where MegaBells are authorized to provide long-distance service with their local service offering has grown from one to five during 2001. Other competitors may include cable television companies, competitive access providers, microwave and satellite carriers, wireless telecommunications providers, and private networks owned by large end-users. In addition, McLeodUSA competes with other carriers, numerous direct marketers and telemarketers, equipment vendors and installers, and telecommunications management companies with respect to portions of its business. Many of its existing and potential competitors have financial and other resources far greater than McLeodUSA's.

        Many of McLeodUSA's competitors offer a greater range of communications services, or offer them in more geographic areas. For example, while McLeodUSA's target market covers 25 states, many of McLeodUSA's competitors are national or international in scope. Also, some of McLeodUSA's competitors offer wireless services, Internet content services, and other services. McLeodUSA's inability to offer as wide a range of services as many of its competitors, or to offer them in as many locations, could result in McLeodUSA not being able to compete effectively against them.

G.    Regulation

        McLeodUSA's services are subject to federal, state and local regulation. The FCC has jurisdiction over McLeodUSA's facilities and services to the extent they are used to provide, originate or terminate interstate or international common carrier communications. State regulatory commissions retain jurisdiction over the same facilities and services to the extent they are used to originate or terminate intrastate common carrier communications. Through its subsidiaries, McLeodUSA holds various federal and state regulatory authorizations. McLeodUSA often joins other industry members in seeking regulatory reform at the federal and state levels to open additional telecommunications markets to competition.

        In addition to providing services as a regulated common carrier, through McLeodUSA Network Services, McLeodUSA provides certain competitive access services as a private carrier on a substantially nonregulated basis. In general, a private carrier is one that provides service to customers on an individually negotiated contractual basis, as opposed to a common carrier that provides service to the public on the basis of generally available rates, terms and conditions. Some of McLeodUSA's wholly owned subsidiaries are also subject to federal and state regulatory requirements, including, in some states, bonding requirements, due to its direct marketing, telemarketing and sale of prepaid calling cards.

        The FCC classifies McLeodUSA (except McLeodUSA's two traditional local telephone companies) as a nondominant carrier, so its interstate and international rates are not subject to material federal regulation. All McLeodUSA telephone companies must offer interstate services at just and reasonable rates in a manner that is not unreasonably discriminatory. McLeodUSA is also required to make contributions to federal and state universal service support. The FCC does impose prior approval requirements on transfers of control and assignments of radio licenses and operating authorizations and on discontinuation of services. The FCC has the authority to condition, modify, cancel, terminate or revoke such licenses and authorizations for failure to comply with federal laws or the rules, regulations and policies. The FCC may also impose fines or other penalties for such violations. The FCC has levied substantial fines on some carriers for unauthorized changes in a customer's service provider, called slamming, and has recently increased the penalties for such violations.

        McLeodUSA provides intrastate common carrier services and is subject to various state laws and regulations. Most public utility commissions subject providers like McLeodUSA to some form of certification requirement, which requires providers to obtain authority from the state public utility commission before initiating service. In most states, McLeodUSA is also required to file tariffs setting forth the terms, conditions and prices for common carrier services that are classified as intrastate. McLeodUSA is often required to update or amend these tariffs when it adjusts its rates or adds new common carrier services, which may require prior regulatory approval, and is subject to various reporting and record-keeping requirements in these states. Some states impose service quality standards on its local service operations and require it to file reports showing its performance in meeting those standards.

        While McLeodUSA's CLEC and long-distance businesses are subject to some government regulation, its two traditional local telephone businesses, in particular, are more highly regulated at both the federal and state levels.

        Many states also require prior approval for transfers of control of certified carriers, corporate reorganizations, acquisitions of telecommunications operations, assignment of carrier assets, carrier stock offerings and incurrence by carriers of significant debt obligations. Certificates of authority can generally be conditioned, modified, canceled, terminated or revoked by state regulatory authorities for failure to comply with state law or the rules, regulations and policies of state regulatory authorities. Fines or other penalties also may be imposed for such violations. State utility commissions or third parties could raise issues with regard to McLeodUSA's compliance with applicable laws or regulations, including with respect to the Restructuring, which could have a material adverse effect on its business, results of operations and financial condition.

        McLeodUSA is required to obtain construction permits and licenses or franchises to install and expand its fiber optic communications networks using rights-of-way. Some local governments where it has installed or anticipates constructing networks are proposing and enacting ordinances regulating use of rights-of-way and imposing various fees in connection with such use. In some instances, McLeodUSA has negotiated interim agreements to authorize installation of facilities pending resolution of the fee issue. In some markets, McLeodUSA is objecting to or challenging various fees as improper. In many markets, the traditional local exchange carriers do not pay rights-of-way fees or pay fees that are substantially less than McLeodUSA's. McLeodUSA must also negotiate and enter into franchise agreements with local governments in order to operate its video services networks.

        The Telecommunications Act of 1996 imposes a number of access and interconnection requirements on all local telephone companies, including CLECs, with additional requirements imposed on incumbent local telephone companies. These requirements are intended to ensure access to certain networks under reasonable rates, terms and conditions. Legislation is pending that could limit the MegaBells' obligations to provide access to their facilities and allow them to provide in-region long-distance data services without satisfying existing market-opening requirements.

        The FCC has adopted rules regulating the pricing of the provision of unbundled network elements by incumbent local telephone companies. Although the U.S. Supreme Court has upheld the FCC's authority to adopt such pricing rules, the specific pricing guidelines created by the FCC are the subject of additional continued litigation. The U.S. Supreme Court heard oral argument on the challenges to the specific pricing guidelines created by the FCC; however, no decision has yet been rendered. In addition to proceedings regarding the FCC's pricing rules, the FCC's other interconnection requirements remain subject to further court and FCC proceedings. Recently, the FCC has initiated proceedings to review its rules requiring that the regional Bell telephone companies offer unbundled network elements to CLECs such as McLeodUSA, and its rules on jurisdiction over and treatment of broadband facilities and services. These proceedings may reduce such requirements, or change pricing guidelines, which could result in McLeodUSA being unable to provide some local exchange services profitably.

H.    Employees

        As of January 31, 2002, McLeodUSA and its non-debtor affiliates had approximately 8,500 employees. Approximately 450 ICTC employees are covered by a collective bargaining agreement which expires November 15, 2002. McLeodUSA believes that its future success will depend on its continued ability to attract and retain highly skilled and qualified employees. McLeodUSA believes that its relations with its employees are good.

I.    Properties

        McLeodUSA's headquarters are located in Cedar Rapids, Iowa, on 314 acres it owns and on which it has developed an office complex known as McLeodUSA Technology Park. Its headquarters buildings consist of a one-story, 160,000-square-foot office building used primarily by Pubco; a two-story, 320,000-square-foot office building which also houses telephone switching and computer equipment; a 36,000-square-foot maintenance building and warehouse and a 55,000 square-foot Pubco distribution facility. McLeodUSA also owns a 60,000-square-foot office building in Mattoon, Illinois, and a 55,000-square-foot office building in Sioux Falls, South Dakota.

        McLeodUSA also conducts business activities at many other locations, either leased or owned. These include facilities throughout the 25-state footprint used in connection with the construction and operation of its network. Its locations also include 150 sales offices in its 25 state target markets as of December 31, 2001.

        The following are some of the principal facilities at which McLeodUSA has business operations: 54,000 square feet of office space at its former headquarters in downtown Cedar Rapids, Iowa, under leases expiring in 2005; 163,000 square feet of office space in St. Louis, Missouri, under a lease expiring in 2009; 100,000 square feet of office and warehouse space in Des Moines, Iowa, under a lease expiring in 2015; 56,000 square feet of office space in Salt Lake City, Utah, under a lease expiring in 2010; 69,000 square feet of office space in Houston, Texas under a lease expiring in 2004; 86,000 square feet of office space in Dallas, Texas, under a lease expiring in 2007; and 80,000 square feet of office space in Tulsa, Oklahoma, which serves as the headquarters for McLeodUSA's network operations, under a lease expiring in 2004.

J.    Legal Proceedings

        On December 7, 2000, McLeodUSA acquired CapRock pursuant to an Agreement and Plan of Merger, dated October 2, 2000, in exchange for approximately 15.0 million shares of Class A Common Stock. Several class action complaints have been filed in the United States District Court for the Northern District of Texas on behalf of all purchasers of CapRock common stock during the period April 28, 2000 through July 6, 2000.

        The lawsuits principally allege that, prior to its merger with McLeodUSA, CapRock made material misstatements or omissions of fact in violation of Section 10(b) of the Securities Exchange Act. Consolidated with these claims are allegations that CapRock's June 2000 registration statement for a public offering of common stock contained materially false and misleading statements and omitted certain material information about CapRock in violation of Section 11 of the Securities Act. The named defendants in these lawsuits include CapRock and certain of its officers and directors. The plaintiffs in the lawsuits seek monetary damages and other relief. The defendants have filed a motion to dismiss, which is pending before the Court. McLeodUSA believes these lawsuits are without merit and intends to vigorously defend them.

        McLeodUSA, together with Chairman and co-Chief Executive Officer Clark E. McLeod, President and co-Chief Executive Officer Stephen C. Gray, and Chief Operating and Financial Officer Chris A. Davis (the "Individual Defendants") have been named as Defendants in the following six, substantially similar putative securities class actions that were filed in the United States District Court for the Northern District of Iowa (Cedar Rapids Division): (i) New Millenium Growth Fund LLC v. McLeod USA, Inc. et al., Civil Action No. C02-1, filed on January 11, 2002; (ii) Colbert Birnet LP v. McLeod USA, Inc. et al., Civil Action No. C02-6, filed on January 18, 2002; (iii) Jeffrey Brandes v. McLeod USA, Inc. et al., Civil Action No. C02-7, filed on January 18, 2002; (iv) Albert R. Currie v. McLeod USA, Inc. et al., Civil Action No. C02-8, filed on January 18, 2002; and (v) Randall J. Burns v. McLeod USA, Inc. et al., Civil Action No. C02-13, filed on January 25, 2002; and (vi) Robert Corwin v. McLeodUSA Incorporated, et al., Civil Action No C02-16, filed January 31, 2002. In addition, the Individual Defendants have been named as defendants in the following four substantially similar putative securities class actions that were filed in the same court: (i) Market Street Securities v. Clark McLeod, et al., Civil Action No. C02-18, filed on February 4, 2002; (ii) Gary Schnell v. Clark McLeod, et al., Civil Action No. C02-19, filed on February 5, 2002; and (iii) Kenneth Rheault v. Clark McLeod, et al., Civil Action No. C02-20, filed on February 7, 2002 and (iv) Arnold Olsen v. Clark McLeod, et al., Civil Action No. C02-23, filed on February 11, 2002 (as collectively defined in the Plan as the "Securities Class Actions").

        Plaintiffs seek to represent a class of all persons, other than the Defendants and any persons affiliated with or related to the Defendants, who purchased McLeodUSA's common stock during the period from January 30, 2001, through and including December 3, 2001 (the "Putative Class Period"). Plaintiffs allege that during the Putative Class Period, the Defendants (other than Ms. Davis) violated Sections 11 and 12(a)(2) of the Securities Act of 1933 (the "Securities Act"), by issuing a Registration Statement and Prospectus on April 27, 2001, in connection with McLeodUSA's acquisition of Intelispan, Inc. ("Intelispan") that allegedly misstated or omitted to state material information concerning McLeodUSA's financial condition, business prospects, and operations. Plaintiffs also allege that all Defendants engaged in a scheme to defraud, in violation of Section 10(b) of the Securities Exchange Act (the "Exchange Act") and Securities and Exchange Commission ("SEC") Rule 10b-5, promulgated thereunder, by issuing false and misleading statements in McLeodUSA's press releases and SEC filings during the Putative Class Period. In addition, Plaintiffs allege that each of the Individual Defendants (other than Ms. Davis) is liable as a "controlling person" of McLeodUSA under Section 15 of the Securities Act, and that each of the Individual Defendants is liable as a "controlling person" under Section 20(a) of the Exchange Act. Plaintiffs contend that as a consequence of Defendants' purported misstatements and omissions of material fact, the market price of McLeodUSA's common stock was "artificially inflated" during the Putative Class Period. Based on these allegations, Plaintiffs seek compensatory and rescissory damages and/or rescission of their stock purchases, as well as attorneys' and experts' fees and costs.

        As this litigation is in an early stage, it is impossible to evaluate the likelihood of an unfavorable outcome or to estimate the amount or range of potential loss, if any, to McLeodUSA. However, McLeodUSA believes that Plaintiffs' claims are without merit and intends to defend the actions vigorously. If this litigation results in Allowed Claims against McLeodUSA, such Allowed Claims will be classified under Class 8 under the Plan.

        McLeodUSA is not aware of any other material litigation against it. McLeodUSA does, however, have various legal proceedings pending against it or its subsidiaries or on its or its subsidiaries' behalf.

        McLeodUSA is also involved in numerous regulatory proceedings before various public utility commissions and the FCC, particularly in connection with actions by the MegaBells.

        McLeodUSA anticipates the MegaBells will continue to pursue litigation, regulations and legislation in states within its 25-state footprint to reduce state regulatory oversight and state regulation over their rates and operations. The MegaBells are also actively pursuing major changes in the Telecommunications Act of 1996, by litigation and legislation, which McLeodUSA believes would adversely affect competitive telecommunications service providers including McLeodUSA. If adopted, these initiatives could make it more difficult for McLeodUSA to challenge the MegaBells' actions, or to compete with the MegaBells, in the future.

        There are no assurances that McLeodUSA will succeed in its challenges to these or other actions by the MegaBells that would prevent or deter McLeodUSA from successfully competing with the MegaBells.

K.    Directors and Executive Officers of McLeodUSA

        The following table provides information concerning the directors and executive officers of McLeodUSA:

Name	Age	Position
Clark E. McLeod	55	Chairman, Director
Stephen C. Gray	43	President and Chief Executive Officer, Director
Chris A. Davis	51	Chief Operating and Financial Officer, Director
Richard A. Lumpkin	67	Vice Chairman, Director
Arthur Christoffersen	55	President and Chief Executive Officer — Publishing Services
Randall Rings	39	Group Vice President — Law and Secretary
Thomas D. Bell, Jr.	52	Director
Edward D. Breen	45	Director
Peter H.O. Claudy	40	Director
Thomas M. Collins	74	Director
Theodore J. Forstmann	62	Director
Dale F. Frey	69	Director
Daniel R. Hesse	48	Director
James E. Hoffman	49	Director
Thomas H. Lister	37	Director
Peter V. Ueberroth	64	Director
Roy A. Wilkens	59	Director

        Clark E. McLeod.    Mr. McLeod founded McLeodUSA and serves as Chairman. He has served as Chairman and a director since its inception in June 1991. From June 1991 to August 2001, he also served as Chief Executive Officer, acting as Co-Chief Executive Officer from October 2000 through August 2001. His previous business venture, Teleconnect, an Iowa-based long distance telecommunications company, was founded in January 1980. Mr. McLeod served as Chairman and

Chief Executive Officer of Teleconnect from January 1980 to December 1988, and from December 1988 to August 1990, he served as President of Telecom*USA, the successor to Teleconnect following its merger with SouthernNet, Inc. in December 1988. By 1990, Telecom*USA had become America's fourth largest long distance telecommunications company with nearly 6,000 employees. MCI purchased Telecom*USA in August 1990 for $1.25 billion. Mr. McLeod serves on the board of directors of APAC Customer Services, Inc., a provider of customer relationship management services.

        Stephen C. Gray.    Mr. Gray serves as President and Chief Executive Officer of McLeodUSA. He has served as Chief Executive Officer since January 2001, Chief Operating Officer since September 1992, President since October 1994 and a director since April 1993. Prior to joining McLeodUSA in 1992, Mr. Gray served from August 1990 to September 1992 as Vice President of Business Services at MCI, where he was responsible for MCI's local access strategy and for marketing and sales support of the Business Markets division. From February 1988 to August 1990, he served as Senior Vice President of National Accounts and Carrier Services for Telecom*USA, where his responsibilities included sales, marketing, key contract negotiations and strategic acquisitions and combinations. Before joining Telecom*USA, Mr. Gray held a variety of management positions with Williams Telecommunications Company, a long distance telephone company.

        Chris A. Davis.    Ms. Davis has served McLeodUSA as Chief Operating and Financial Officer and a director since August 2001. Ms. Davis was most recently Executive Vice-President, Chief Financial and Administrative Officer for ONI Systems Corp., a leading optical networking equipment company. Previously, she spent seven years from 1993 to 2000, as Executive Vice-President, Chief Financial and Administrative Officer and a director at Gulfstream Aerospace Corporation. Prior to Gulfstream Aerospace, Ms. Davis spent 17 years in increasingly senior operational and financial management positions at General Electric Company. She is a director of Cytec Industries, Inc., Wolverine Tube, Inc. and Rockwell Collins, Inc.

        Richard A. Lumpkin.    Mr. Lumpkin has served as Vice Chairman and a director since September 1997. Mr. Lumpkin was elected as an officer and a director pursuant to the requirements of the merger agreement between McLeodUSA and Consolidated Communications Inc. ("CCI"). Mr. Lumpkin served as Chairman and Chief Executive Officer of CCI from 1990 to September 24, 1997, the date CCI was acquired by McLeodUSA. He continues to serve as Chairman, Chief Executive Officer and President of ICTC, a wholly-owned subsidiary of McLeodUSA. From its formation in 1984 to 1990, Mr. Lumpkin served as President of CCI. From 1968 to 1990, Mr. Lumpkin held various executive positions at ICTC, including Vice President of Operations and Treasurer. He is a director of Ameren Corporation, an electric utility holding company, First Mid-Illinois Bancshares, Inc., a bank holding company, and its wholly-owned subsidiary First Mid-Illinois Bank & Trust, a bank. Mr. Lumpkin is Chairman of the Board of Illuminet Holdings, Inc., a telecommunications company. He is also a former director and past president of the Illinois Telephone Association and the United States Telephone Association.

        Roy A. Wilkens.    Mr. Wilkens has served as a director of McLeodUSA since June 1999. Mr. Wilkens served as President and Chief Executive Officer—Network Services from June 1999 to December 2001. Mr. Wilkens was President of the Williams Pipeline Company when he founded WilTel Network Services as an operating unit of the Williams Companies, Inc., in 1985. He was Chief Executive Officer of WilTel Network Services from 1985 to 1997. In 1995, WilTel Network Services was acquired by LDDS Communications, which now operates under the name WorldCom. Mr. Wilkens served as Vice Chairman of WorldCom until his retirement in 1997. In 1992, Mr. Wilkens was appointed by President George H.W. Bush to the National Security Telecommunications Advisory Council. He also has served as chairman of both the Competitive Telecommunications Association (CompTel) and the National Telecommunications Network. Mr. Wilkens was a director of Splitrock Services, Inc. before its acquisition by McLeodUSA. He was also a director of Williams Communication Group, Inc., a provider of services and products to communications companies, before he resigned his position in December 2000. Mr. Wilkens is a director of The Management Network Group, Inc. (TMNG), a provider of consulting services to the telecommunications industry.

        Arthur Christoffersen.    Mr. Christoffersen has served McLeodUSA as President and Chief Executive Officer—Publishing Services since May 2001. He served as Group Vice President, Publishing Services, since September 1997. He joined McLeodUSA as Executive Vice President, Publishing Services, in September 1996 when McLeodUSA acquired McLeodUSA Publishing, then known as Telecom*USA Publishing. Mr. Christoffersen served as Chairman, President and Chief Executive Officer of McLeodUSA Publishing from November 1990, the date Mr. Christoffersen and other investors acquired McLeodUSA Publishing from MCI, and has continued to serve in that capacity following the acquisition of McLeodUSA Publishing by McLeodUSA. From December 1987 to August 1990, Mr. Christoffersen served as Executive Vice President and Chief Financial Officer of Teleconnect and its successor, Telecom*USA. From 1975 to 1987, Mr. Christoffersen held a variety of management positions, including Executive Vice President of Life Investors, Inc., a diversified financial services company.

        Randall Rings.    Mr. Rings serves McLeodUSA as Group Vice President—Law and Secretary. He was named Group Vice President, Chief Legal Officer and Secretary of McLeodUSA in June 2000. He served as Vice President, Secretary and General Counsel from March 1998 to June 2000. From May 1996 to March 1998, he served as General Counsel of McLeodUSA Publishing, where he was responsible for its legal, legislative and regulatory affairs. Prior to 1996, Mr. Rings served as an Associate Attorney at March & McMillan, P.C., with a diverse legal practice which included business planning, commercial litigation, employment and environmental law, and representation of electric and telephone cooperatives. From November 1988 to June 1992, he served as Corporate Counsel to the Association of Illinois Electric Cooperatives, where he acted as its chief legal officer and advised electric and telephone cooperatives throughout Illinois on corporate, tax, employment and other legal matters.

        Thomas D. Bell, Jr.    Mr. Bell has served as a director of McLeodUSA since August 2001. From January 2001 to July 2001, when he retired, Mr. Bell was a Special Limited Partner of Forstmann Little & Co. Mr. Bell is the former Chairman and CEO of Young & Rubicam, a leading global marketing services firm. Earlier in his career, he was President and CEO of Burson-Marsteller, a leading public relations firm, and Executive Vice President of Ball Corporation. He is a director of Lincoln Financial Group and Cousins Properties Inc.

        Edward D. Breen.    Mr. Breen has served as a director of McLeodUSA since August 2001. Mr. Breen is President and Chief Operating Officer and a director of Motorola. Previously, he was Executive Vice President of Motorola and President of its Networks Sector. Mr. Breen served as Chairman, President and Chief Executive Officer of General Instrument Corporation from 1997 until it was acquired by Motorola in 2000. He is a director of CommScope, Inc.

        Peter H.O. Claudy.    Mr. Claudy has served as a director of McLeodUSA since April 1999. Mr. Claudy is a general partner of M/C Partners and M/C Venture Partners, affiliates of Media/Communications Partners III Limited Partnership and M/C Investors, L.L.C., and has specialized in investing in telecommunications companies since 1991. He originated and held primary responsibility for the M/C equity investment in Ovation Communications, Inc., which was acquired by McLeodUSA in 1999. Mr. Claudy performs the same role for M/C Venture Partners' investment in, and serves on the board of, Florida Digital Network, a competitive local exchange carrier. He also serves as a director of Cavalier Telephone, a competitive local exchange carrier serving the state of Virginia, and Triad Cellular, a wireless telecommunications company.

        Thomas M. Collins.    Mr. Collins has served as a director of McLeodUSA since April 1993. Mr. Collins is Of Counsel at Shuttleworth & Ingersoll, P.C., a law firm in Cedar Rapids, Iowa, where he has practiced law since 1952. Mr. Collins was a director of Teleconnect and its successor, Telecom*USA, from 1985 to August 1990. He is also a director of APAC Customer Services, Inc., a provider of customer relationship management services.

        Theodore J. Forstmann.    Mr. Forstmann has served as a director of McLeodUSA since September 1999. Mr. Forstmann is co-founder and senior partner of Forstmann Little & Co., a major New York private equity firm that has made numerous acquisitions and significant equity investments, returning billions to its investors. Forstmann Little's best-known acquisitions include Gulfstream Aerospace, General Instrument, Ziff-Davis Publishing, Community Health Systems, Yankee Candle Company, Dr Pepper and Topps. Mr. Forstmann is a director of Community Health Systems and Yankee Candle Company. Mr. Forstmann is a designee to the board of directors of the Holders of the Old Series D Preferred Stock.

        Dale F. Frey.    Mr. Frey has served as a director of McLeodUSA since August 2001. Mr. Frey is the former Vice President and Treasurer of General Electric Company. He served as Chairman of the Board and Chief Executive Officer of General Electric Investment Corporation, where he oversaw $75 billion in General Electric investments for 13 years until his retirement in 1997. Mr. Frey is a director of Yankee Candle Company, Aftermarket Technology Corp., Community Health Systems, Praxair, Inc., Roadway Express Inc., Invemed Catalyst Fund, Vantis Equity Associates and Aurora Capital.

        Daniel R. Hesse.    Mr. Hesse has served as a director of McLeodUSA since June 2000. Mr. Hesse has served as Chairman of Terabeam Corporation, a Seattle-based provider of proprietary fiber-less optic services, since September 2000 and President and Chief Executive Officer thereof since March 2000. He previously held numerous domestic and international positions at AT&T, including from May 1997 to March 2000 President and Chief Executive Officer of AT&T Wireless Services and Executive Vice President of AT&T. Prior thereto he served as General Manager for the AT&T Online Services Group. Mr. Hesse also previously served as President and Chief Executive Officer of AT&T Network Systems International, where he was responsible for all AT&T Network Systems activities (now Lucent Technologies) in Europe, the Middle East and Africa.

        James E. Hoffman.    Mr. Hoffman has served as a director of McLeodUSA since May 2000. Since April 1998, he has been President of Alliant Energy Resources, Inc., a wholly owned subsidiary of Alliant Energy Corporation, of which he is Executive Vice President—Business Development. Mr. Hoffman has responsibility for oversight of the non-regulated businesses of Alliant Energy, including energy, environment, transportation, trading and telecommunications. Mr. Hoffman previously served in various executive positions at Alliant Energy, having joined Alliant Energy in 1995. From 1990 to 1995, he was Chief Information Officer for MCI Communications. Before that he served as Executive Vice President of Telecom*USA.

        Thomas H. Lister.    Mr. Lister has served as a director of McLeodUSA since October 2001. In March 1993, Mr. Lister joined Forstmann Little & Co., and since February 1997, he has been a general partner of Forstmann Little & Co. Mr. Lister is a director of Community Health Systems. Mr. Lister is a designee to the board of directors of the Holders of the Old Series D Preferred Stock.

        Peter V. Ueberroth.    Mr. Ueberroth has served as a director of McLeodUSA since August 2001. Mr. Ueberroth is the Managing Director of Contrarian Group, Inc., and Owner and Co-Chairman of The Pebble Beach Company. Previously, he was Commissioner of Major League Baseball and President of the Los Angeles Olympic Organizing Committee. Mr. Ueberroth serves on the boards of Ambassadors International, Bank of America Corporation, The Coca-Cola Company, and Hilton Hotels Corporation.

V. EVENTS LEADING TO COMMENCEMENT OF THE CHAPTER 11 CASE

A.    Background of the Restructuring

        Prior to 2000, McLeodUSA grew rapidly utilizing a voice-centric strategy focused on gaining market share within a core region of 21 Midwest, Northwest and Rocky Mountain states. In the first quarter of 2000, McLeodUSA added to its voice offering a more data-centric, national-based strategy with the acquisition of Splitrock Services, Inc. ("Splitrock"), a facilities-based provider of data communications services. McLeodUSA undertook a number of additional steps as a result of this shift in strategy, announcing plans to build a national data network including assets from Splitrock and significantly increasing its personnel levels, capital expenditures and suite of available products. In the fourth quarter of 2000, McLeodUSA increased its core footprint from 21 states to 25 states with the acquisition of CapRock Communications Corp., which operated a CLEC business in Texas, Arkansas, Oklahoma and Louisiana, among other states.

        By mid-2001, it became clear that, due to certain factors, including but not limited to complications related to McLeodUSA's rapid growth and a downturn in economic conditions generally and the competitive telecommunications sector in particular, McLeodUSA was not meeting internal expectations in terms of profitability and cash flow. As a result, on August 1, 2001, McLeodUSA announced a series of steps to strengthen its senior management and position McLeodUSA for future growth. These steps included:

  •
  the addition of Chris A. Davis as Chief Operating and Financial Officer. Ms. Davis had most recently been Executive Vice President, Chief Financial and Administrative Officer for ONI Systems. From 1993 to 2000, she had been Executive Vice President, Chief Financial and Administrative Officer at Gulfstream Aerospace, the world's leading business jet aviation manufacturer;

  •
  the appointment of Theodore J. Forstmann as Chairman of the Executive Committee of the board of directors. Mr. Forstmann is the Founding Partner of Forstmann Little, a significant investor in McLeodUSA;

  •
  the addition of four current or former CEOs to the board of directors; and

  •
  the exchange of Forstmann Little's convertible preferred stock, which carried annual cash dividends of $35 million and a conversion price of $12.17, for new convertible preferred stock with no dividends and a conversion price of $6.10.

        Upon joining McLeodUSA, Ms. Davis initiated a 90-day planning process to evaluate the strategic direction of McLeodUSA. Specifically, McLeodUSA:

  •
  evaluated McLeodUSA's strengths and available capital in order to focus its strategic direction;

  •
  initiated an analysis of McLeodUSA's business units for profitability and synergy with a potential revised strategic plan;

  •
  performed a complete organizational assessment to identify redundancies and operational inefficiencies;

  •
  conducted a zero-based review of all positions in McLeodUSA in order to properly staff McLeodUSA; and

  •
  conducted a review of the assets and the liabilities of McLeodUSA, including a detailed review of the balance sheet.

        As a result of these steps, in September 2001, McLeodUSA's board of directors approved its corporate strategy to focus on voice and data services for small and medium-sized business and residential customers within its 25-state footprint. In support of this strategy, McLeodUSA announced plans to take the following actions:

  •
  abandon the development of its national network and place the associated assets for sale;

  •
  sell other non-core assets and excess inventory;

  •
  de-emphasize certain unprofitable wholesale services;

  •
  reduce employment by approximately 15%;

  •
  consolidate 11 facilities into 3;

  •
  reduce planned capital expenditures from $400 million to $350 million for 2002; and

  •
  take a one-time charge in the third quarter of 2001 approximately $2.9 billion. Of this, $2.1 billion was associated with goodwill and other intangible assets which originated from numerous acquisitions, most notably Splitrock. In addition, McLeodUSA reduced long-lived assets and construction work-in-progress associated with Splitrock by approximately $260 million to appropriately mark those assets to fair value.

        As part of the 90-day planning process, McLeodUSA also recognized that, as a result of its ambitious growth strategy of prior years, it had not implemented sufficient processes and discipline to effectively execute and manage the business. As a result, McLeodUSA implemented five Business Process Teams to improve processes in an organized fashion. These teams are focused on improving five key areas:

  •
  sales efficiency;

  •
  provisioning of services and customer installation;

  •
  customer billing and revenue assurance;

  •
  cash management; and

  •
  business forecasting and planning.

        The significant strategic and operational steps taken since August 2001 have repositioned McLeodUSA for the future. At the same time, however, the evaluation process has highlighted the difficulty of implementing McLeodUSA's plans with its current capital structure. Key challenges include:

  •
  the slowing economy, which has adversely affected demand for telecommunications services;

  •
  implementing the revised strategy, which requires numerous significant improvements in business processes and discipline;

  •
  recruiting and retaining quality management to execute the revised strategy;

  •
  improving key operations of the core retail CLEC, which is currently unprofitable. These include

            —  completing McLeodUSA's in-region network and deploying over $1 billion of network assets currently not in service,

            —  activating over 30 local/long distance switches in order to carry long distance traffic over McLeodUSA's network,

            —  migrating customers from the MegaBells' networks and switches to those of McLeodUSA, and

            —  simplifying products; and

  •
  improving core business processes based on the work of the Business Process Teams.

        These operational initiatives present substantial challenges and will require significant management time and resources to implement. While the time required to achieve the benefits, if any, of these initiatives is uncertain, it is expected to be substantial. Upon review of this difficult operating environment, the many business practices to be improved, McLeodUSA's highly leveraged capital structure and expected future operating losses, the board of directors began considering capital structure alternatives. McLeodUSA began discussions with Forstmann Little regarding the restructuring of McLeodUSA's capital structure. McLeodUSA then formed a special committee of its board of directors, comprised of persons not affiliated with Forstmann Little and not members of McLeodUSA's management, and retained Houlihan Lokey Howard & Zukin Capital ("Houlihan") and Skadden, Arps, Slate, Meagher & Flom (Illinois) as outside advisors to assist in exploring alternatives for the restructuring.

B.    Agreement with Senior Secured Lenders

        Concurrently with the negotiations with Forstmann Little regarding a possible restructuring, McLeodUSA and Forstmann Little began discussions with representatives of McLeodUSA's Senior Secured Lenders for support of a Forstmann Little sponsored restructuring involving a significant cash payment to Holders of the Notes. Any restructuring involving a payment to Holders of the Notes, other than regularly scheduled payments of principal and interest, requires majority consent under McLeodUSA's Credit Agreement dated May 31, 2000 between McLeodUSA and certain lenders (as amended, the "Credit Agreement"). After substantial negotiations, McLeodUSA and its Senior Secured Lenders agreed to amend the Credit Agreement to permit the restructuring (the "Third Amendment"). The key elements of the restructuring that induced McLeodUSA's Senior Secured Lenders to allow the sale of Pubco and the use of the proceeds therefrom to make a payment to the Holders of the Notes were (1) an additional $100 million Forstmann Little investment, with $35 million of the net proceeds from such investment applied to prepay term loans under the Credit Agreement, (2) Forstmann Little's commitment to purchase Pubco for $535 million, subject only to completion of the restructuring and other customary closing conditions, (3) Forstmann Little's substantial continued involvement in the operations and corporate governance of McLeodUSA, (4) McLeodUSA's commitment to sell ICTC and use the first $225 million in net proceeds to prepay the term loans under the Credit Agreement, (5) McLeodUSA's commitment to use the first $25 million of any additional net proceeds from the sale of Pubco to prepay term loans under the Credit Agreement, (6) a permanent reduction of $140 million of revolving credit commitments under the Credit Agreement upon completion of the restructuring, (7) a 1% increase in interest rates, (8) amendment and arranger fees and (9) modification of financial and restrictive covenants under the Credit Agreement.

        Many of the amendments and waivers contained in the Third Amendment will terminate if McLeodUSA fails to satisfy certain "progress conditions" on a timely basis. One important progress condition is that the restructuring be completed on or before August 1, 2002. The Debtor believes that it is presently in compliance with all progress conditions under the Third Amendment.

        McLeodUSA has obtained commitments from a group of lenders for an exit financing facility upon the Effective Date of the Plan in an amount of $110 million (the "Exit Facility"). McLeodUSA has the right to obtain additional commitments to increase the size of the Exit Facility to $160 million. Such exit financing facility will be used to provide working capital for McLeodUSA's future operations.

C.    Development of the Financial Restructuring

        Together with its outside advisors, McLeodUSA considered a number of strategic alternatives with respect to a financial restructuring. Management and the special committee engaged in extensive negotiations with Forstmann Little to sponsor a comprehensive transaction that would result in a substantial deleveraging of McLeodUSA. Concurrently with such negotiations, McLeodUSA and

Forstmann Little engaged in extensive negotiations with McLeodUSA's Senior Secured Lenders under the Credit Agreement to obtain the Third Amendment to permit the original proposed restructuring.

        The original proposed restructuring was intended to eliminate $2.9 billion of note indebtedness, provide a substantial cash payment to Holders of the Notes, require a $100 million new money investment from Forstmann Little and provide for substantial on-going involvement of Forstmann Little in the operations of McLeodUSA. Under the terms of the proposed restructuring, Holders of McLeodUSA's Notes were to receive their pro rata share of $560 million in cash and shares of Class A Common Stock representing approximately 15% of a reorganized McLeodUSA's outstanding common stock, Holders of McLeodUSA's Old Series A, D and E Preferred Stock were to receive shares of Class A Common Stock representing approximately 52% of Reorganized McLeodUSA's outstanding common stock and existing Holders of McLeodUSA Class A Common Stock were to receive shares of Class A Common Stock representing approximately 33% of reorganized McLeodUSA's common stock. In consideration for the $100 million new money investment, Forstmann Little was to have received preferred stock and warrants convertible into McLeodUSA Class A Common Stock. Forstmann Little was also to have received preferred stock entitling Forstmann Little to elect two members of McLeodUSA's board of directors. Forstmann Little also agreed to support the restructuring and vote its shares of Old Series D and E Preferred Stock in favor of the restructuring.

        After securing the sponsorship of Forstmann Little and the agreement of McLeodUSA's Senior Secured Lenders, McLeodUSA announced the proposed restructuring on December 3, 2001 and commenced an exchange offer for its Notes on December 7, 2001. On December 11, 2001, McLeodUSA filed a preliminary proxy statement with the Securities and Exchange Commission in anticipation of soliciting proxies for a special meeting of McLeodUSA's common and preferred stockholders. These actions were designed to provide McLeodUSA the opportunity to consummate its restructuring without the filing of proceedings under the Bankruptcy Code. In connection with the exchange offer, McLeodUSA also solicited acceptances of a pre-packaged plan of reorganization to be effected through proceedings under Chapter 11 of the Bankruptcy Code in the event McLeodUSA could not implement the proposed restructuring through the exchange offer and special meeting process.

        After the commencement of the exchange offer, certain Holders of the Notes formed an ad hoc committee to discuss the terms of the proposed restructuring with McLeodUSA. On January 2, 2002, McLeodUSA announced that, consistent with its disclosure in the exchange offer documents, it was not paying the scheduled interest payment on its 11 3/8% Notes and that it did not intend to pay the scheduled interest payment due January 15, 2002 on its 12% Notes and its 9 1/4% Notes. The terms of the applicable indenture provided McLeodUSA with a 30-day grace period before the failure to pay such interest would constitute an event of default under such indenture. On January 16, 2002, McLeodUSA announced the extension of its exchange offer until January 30, 2002. McLeodUSA also announced that negotiations with the ad hoc committee of Holders of the Notes were continuing and that as of January 15, 2002, Holders of approximately $956,185,000 in aggregate principal amount of McLeodUSA Notes had informed McLeodUSA that they did not intend to tender their Notes in the exchange offer and that they did not intend to consent to the Company's recapitalization as then proposed.

        Following the announcement of the original proposed restructuring, Credit Suisse First Boston, the financial advisor to the special committee for the Pubco sale, actively began to solicit alternative purchasers for Pubco. CSFB contacted a number of potential purchasers and facilitated their due diligence review of Pubco. The potential purchasers were then requested to submit binding proposals for the acquisition of Pubco. Upon completion of this process, the special committee authorized management and its advisors to enter into negotiations with Yell Group regarding the sale of Pubco. Following the successful completion of these negotiations, on January 19, 2002, McLeodUSA terminated the Pubco Stock Purchase Agreement with Forstmann Little and entered into an agreement with Yell Group for the sale of Pubco for $600 million. McLeodUSA announced the agreement with Yell Group on January 21, 2002.

        During January 2002, McLeodUSA continued discussions with the ad hoc committee of Holders of the Notes in an effort to develop the terms of a revised restructuring proposal that would be acceptable to members of the ad hoc committee. On January 30, 2002, McLeodUSA reached agreement on the terms of a revised restructuring proposal with the ad hoc committee. As part of the revised restructuring proposal, Forstmann Little agreed to raise the amount of its investment from $100 million to $175 million. The terms of the revised restructuring proposal are reflected in the terms of the Plan described in this Disclosure Statement. In order to implement the terms of the revised restructuring, McLeodUSA commenced proceedings under Chapter 11 of the Bankruptcy Code on January 31, 2002.

D.    Agreements In Connection With The Plan

        In order to raise the funds required to implement the Plan, McLeodUSA has entered into the following agreements.

  (a)  Stock Purchase Agreement

        McLeodUSA Holdings, Inc. ("Holdings"), a wholly-owned subsidiary of McLeodUSA, has entered into the Pubco Stock Purchase Agreement, dated as of January 19, 2002, which provides for the sale of Pubco to Yell Group for $600 million in cash, subject to adjustment. The following summary of the Pubco Stock Purchase Agreement is qualified in its entirety by reference to the Pubco Stock Purchase Agreement.

        The Pubco Stock Purchase Agreement provides that if the conditions to the closing of the Pubco Stock Purchase Agreement, including the consummation of the Plan, have not been satisfied by April 30, 2002, the $600 million purchase price is reduced by $200,000 for each day from May 1, 2002 until the earlier of the closing or August 1, 2002.

        The Pubco Stock Purchase Agreement contains customary representations, warranties, covenants, agreements and indemnities.

        Unless required by the Bankruptcy Court, the Pubco Stock Purchase Agreement provides that Holdings will not, and will not permit any of its subsidiaries or its or their respective directors, officers, investment bankers, affiliates, representatives and agents to, solicit, initiate, or knowingly encourage, any inquiries or proposals that constitute, or could reasonably be expected to lead to, an Acquisition Proposal or engage in, or enter into, any negotiations or discussions concerning, or provide any confidential information to facilitate any Acquisition Proposal. Subject to certain conditions, Holdings may, however, furnish information concerning Pubco to any person submitting an Acquisition Proposal and may negotiate and participate in discussions and negotiations with such person concerning an Acquisition Proposal, if Holdings concludes in good faith that such Acquisition Proposal is or may reasonably be expected to lead to a Superior Proposal. For purposes of the Pubco Stock Purchase Agreement, the term "Acquisition Proposal" means any unsolicited bona fide proposal or offer from a third person relating to any sale of all or substantially all or the assets of Pubco or 50% or more of the capital stock of Pubco, in a single transaction or series of related transactions. For purposes of the Pubco Stock Purchase Agreement, the term "Superior Proposal" means an Acquisition Proposal (A) not solicited in violation of Pubco Stock Purchase Agreement, (B) that does not include any financing condition, (C) that includes definitive documentation with substantially similar terms to the Pubco Stock Purchase Agreement and the agreements executed in connection therewith and (D) which the board of directors of Holdings determines in good faith (after consulting with its outside financial advisor and taking into account all the terms and conditions of the Acquisition Proposal, which terms and conditions shall include all legal, financial, regulatory and other aspects of the proposal) is more favorable from a financial point of view.

        Subject to certain conditions, the Pubco Stock Purchase Agreement provides that Holdings may terminate the Pubco Stock Purchase Agreement to enter into a definitive agreement for a Superior Proposal. Upon such a termination, Holdings is required to pay Yell Group a termination fee of $18 million. Holdings is also required to reimburse Yell Group for certain expenses and pay Yell Group a termination fee if Holdings terminates the Pubco Stock Purchase Agreement in certain circumstances after August 1, 2002.

        The Pubco Stock Purchase Agreement also provides that Yell Group will enter into a Publishing, Branding and Operating Agreement, which provides for the continued publication of telephone directories for an initial term of five years following the consummation of the Pubco Stock Purchase Agreement.

        Each party's obligation to consummate of the Pubco Stock Purchase Agreement is subject to the following conditions:

  •
  no statute, rule, regulation, executive order, decree, or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental entity which prohibits or restricts the consummation of the stock purchase;

  •
  all required consents, approvals, orders and permits of, and registrations, declarations and filings with, any governmental authority shall have been made or obtained, and any waiting period under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1974, as amended, shall have terminated or expired, which occurred on February 1, 2002;

  •
  if proceedings under the Bankruptcy Code have been commenced by or against McLeodUSA and are pending, the Bankruptcy Court shall have entered an order confirming a plan of reorganization that contemplates (i) the consummation of the transactions contemplated by the Pubco Stock Purchase Agreement and (ii) the assumption by McLeodUSA of the Pubco Stock Purchase Agreement or otherwise approves such transactions, and such order shall not have been stayed prior to 11 days after the entry of such order on the docket;

  •
  the representations and warranties of the other party are true and correct as of the closing date as if made at and as of such date, except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) would not, individually or in the aggregate, have a material adverse effect; and

  •
  the other party performed and complied in all material respects with all agreements, obligations, covenants and conditions contained in the Pubco Stock Purchase Agreement.

        Yell Group's obligation to consummate the Pubco Stock Purchase Agreement is also subject to the condition that no Company Material Adverse Effect shall have occurred since January 19, 2002. Holdings' obligation to consummate the Pubco Stock Purchase Agreement is subject to the additional condition that all conditions precedent to the consummation of the restructuring shall have been satisfied and the restructuring shall be occurring simultaneously with the closing of the Pubco Stock Purchase Agreement with such modifications in the terms of the restructuring that do not materially deviate from the terms set forth on Exhibit A to the Pubco Stock Purchase Agreement. The terms set forth on Exhibit A to the Pubco Stock Purchase Agreement are substantially the same as the terms of the approved restructuring under the terms of the Third Amendment. In accordance with the termination provisions of the superseded stock purchase agreement with Forstmann Little for the sale of Pubco, Holdings may not waive such condition.

  (b)  Publishing, Branding and Operating Agreement

        One of the conditions to closing of the Pubco Stock Purchase Agreement is that McLeodUSA Publishing Company (the "Publisher"), McLeodUSA, McLeodUSA Telecommunications Services, Inc., and Yell Group enter into a Publishing, Branding and Operating Agreement (the "Operating Agreement") in the form attached as an exhibit to the Pubco Stock Purchase Agreement. The following summary of the Operating Agreement is qualified in its entirety by reference to the form of Operating Agreement attached to the Pubco Stock Purchase Agreement.

        The Operating Agreement provides for the continued publication of telephone directories by the Publisher following the consummation of the Pubco Stock Purchase Agreement and in many ways documents the existing practices of the Publisher with respect to the publication of McLeodUSA-branded telephone directories. The term of the Operating Agreement is five years (unless terminated earlier for cause, change of control, or by mutual agreement) with automatic two-year renewals thereafter unless a party elects not to renew and provides one year's notice.

        The Operating Agreement grants the Publisher a license to use the principal McLeodUSA trademarks to publish telephone directories. It also requires the Publisher to publish certain telephone directories using those trademarks. Following the termination of the Operating Agreement, the Publisher will continue to own the right to publish a directory that looks like the directories it currently publishes (although it may not continue to use the McLeodUSA star).

        The Operating Agreement prohibits McLeodUSA from competing with Yell Group and its subsidiaries during the term in its core businesses, and similarly prohibits Yell Group and its subsidiaries from competing with McLeodUSA during the term in its core businesses.

  (c)  Preferred Stock and Warrant Purchase Agreement

        McLeodUSA has entered into an Amended and Restated Purchase Agreement, dated as of January 30, 2002 (the "Purchase Agreement"), which provides for the sale of the New Director Preferred Stock, 74,027,764 shares of New Common Stock and one-half of the New Warrants to certain of the Forstmann Little funds (the "New FL Purchasers") for $175 million in cash. The following summary of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement.

        The New Director Preferred Stock provides the New FL Purchasers with the right to designate members of the board of directors and/or a non-voting observer to the board of directors as follows:

  •
  As long as the New FL Purchasers own at least 40% of the shares of New Common Stock the New FL Purchasers will receive upon consummation of the Plan, the New FL Purchasers will have the right to designate 2 members of the board of directors.

  •
  As long as the New FL Purchasers own less than 40%, but more than 20%, of such shares, the New FL Purchasers will have the right to designate 1 member of the board of directors and 1 non-voting observer to the board of directors.

  •
  As long as the New FL Purchasers own 20% or less, but at least 10%, of such shares, the New FL Purchasers will have the right to designate 2 non-voting observers to the board of directors.

  •
  As long as the New FL Purchasers own less than 10% of such shares, the New FL Purchasers will have no rights to designate either members of the board of directors or non-voting observers to the board of directors.

        Other than a $1.00 per share liquidation preference that is junior to all existing and future series of preferred stock, the New Director Preferred Stock will not otherwise provide for any dividend, liquidation or other preferences.

        The Purchase Agreement also provides for the sale of one-half of the New Warrants to the New FL Purchasers. The New Warrants being purchased by the New FL Purchasers provide for the purchase of 22,159,091 shares of New Common Stock for an aggregate exercise price of $30 million. Pursuant to their terms, the New Warrants have a five-year life.

        The Purchase Agreement also provides Forstmann Little with the right to designate observers to the board of directors in connection with maintaining the venture capital operating company status of Forstmann Little's investment in McLeodUSA.

        In addition to customary closing conditions, the consummation is subject to certain additional conditions, including the condition that McLeodUSA's certificate of incorporation be amended to provide that McLeodUSA will not be governed by Section 203 of the DGCL and the condition that the Plan be consummated.

        Upon the consummation of the Purchase Agreement, the existing transfer restrictions applicable to Forstmann Little's Old Series D and E Preferred Stock will terminate. Following the consummation of the Purchase Agreement, Forstmann Little may transfer shares of New Common Stock, New Class B Common Stock, New Class C Common Stock and New Warrants; provided that prior to the Standstill Termination Date (as defined below), Forstmann Little may not make any transfers (other than transfers to affiliates) to any person or group which is, or which Forstmann Little believes or should reasonably believe will seek to become, the beneficial owner of more than 50% of McLeodUSA's voting securities (a "Disqualified Transaction") without the consent of the board of directors of McLeodUSA, unless Forstmann Little provides McLeodUSA with a notice of a proposed sale setting forth the minimum cash price at which Forstmann Little would be prepared to sell the securities. McLeodUSA then has 45 days to enter into or cause a designee to enter into a definitive purchase agreement for the securities. If McLeodUSA or its designee enters into a definitive agreement for the purchase of the securities, then McLeodUSA or its designee must purchase the securities within 90 days following the execution of the purchase agreement. If no agreement providing for the purchase of the securities is entered into within 45 days of the notice of proposed sale, Forstmann Little has the right for 180 days to enter into a definitive agreement to sell the securities to any person at a price no less than the price specified in the notice.

        The "Standstill Termination Date" means the earlier of the close of business on the day preceding the third anniversary of the closing of the Purchase Agreement or the date Theodore J. Forstmann is removed, without his consent, as the Chairman of the Executive Committee of the board of directors.

        During the period of time from the closing of the Purchase Agreement until the Standstill Termination Date, except as specifically approved in writing in advance by the board of directors or as specifically permitted by the Purchase Agreement, Forstmann Little shall not directly or indirectly:

  •
  acquire, or offer or agree to acquire, or become the beneficial owner of or obtain any rights in respect of, any capital stock of McLeodUSA;

  •
  solicit proxies or become a participant in any proxy solicitation or initiate or become a participant in any stockholder proposal or election contest or induce others to initiate the same, or otherwise seek to advise or influence any person with respect to the voting of any voting securities of McLeodUSA; or

  •
  solicit or participate in the solicitation of any person to acquire, offer to acquire or agree to acquire, by merger, tender offer, purchase or otherwise, McLeodUSA or a substantial portion of its assets or more than 50% of its outstanding capital stock; provided that these restrictions do not apply to actions taken by Forstmann Little in connection with the sale of any of its own securities.

        During the period from the closing of the Purchase Agreement until the Standstill Termination Date, Forstmann Little agrees to be present, in person or by proxy at all meetings of stockholders of McLeodUSA so that all of its voting securities are counted for purposes of determining the presence of a quorum at such meetings. During such period, Forstmann Little agrees to vote its securities in all elections of directors such that (i) at least five members of the board of directors are qualified as "independent directors" and (ii) the Chairman, the Chief Executive Officer, and the Chief Financial Officer of McLeodUSA are elected as members to the board of directors.

        The Purchase Agreement also prohibits McLeodUSA from adopting or implementing any stockholders rights plan or "poison pill" as long as Forstmann Little holds 60% of the McLeodUSA securities it owned at the consummation of the Purchase Agreement. If Forstmann Little owns less than 60% of such securities or sells its securities in a Disqualified Transaction, McLeodUSA may adopt a rights plan subject to certain restrictions.

E.    Credit Agreement Amendment

        On May 31, 2000, the Company entered into $1.3 billion of Senior Secured Credit Facilities with a syndicate of financial institutions. In order to facilitate the restructuring, McLeodUSA has entered into the Third Amendment. The following summary of the Third Amendment is qualified in its entirety by reference to the Third Amendment.

        Under the Third Amendment, the Senior Secured Lenders waived:

  •
  any bankruptcy and payment cross-defaults with respect to the Notes that may arise in connection with the restructuring;

  •
  covenants respecting sales of assets in order to allow the sale of Pubco to proceed pursuant to the restructuring and the use of $600 million of the proceeds therefrom (less $25 million to be paid to the Senior Secured Lenders and $5 million for fees and expenses in connection with the Pubco sale) to make a payment to the Holders of the Notes; and

  •
  certain other covenants and other provisions of the Credit Agreement that would have restricted McLeodUSA's ability to enter into various transactions necessary to consummate the restructuring.

        In return for the lenders' consent to the Third Amendment, McLeodUSA agreed that the following amounts be paid on a current basis during the restructuring:

  •
  all interest, commitment fees, letter of credit participation fees and fronting fees when due pursuant to the terms of the Credit Agreement;

  •
  all fees and expenses payable to the Bank Agents under the Credit Agreement, including the reasonable fees and disbursements of counsel; and

  •
  an amendment fee payable upon consummation of the Plan to each lender that agreed to the Third Amendment equal to 1.00% of the aggregate amount of each consenting lender's exposure under the Credit Agreement.

        McLeodUSA also agreed to limit any additional borrowings under the Credit Agreement to $50 million during the period between the effective date of the Third Amendment until such time as McLeodUSA filed for Chapter 11 protection. The Third Amendment also provides that the unused revolving commitments terminate upon commencement of the Chapter 11 Case. McLeodUSA expects to replace the revolving commitments upon consummation of the Plan with the Exit Facility described herein.

        The waivers and modifications to the Credit Agreement described above will remain in effect so long as McLeodUSA is pursuing the restructuring as outlined in this Disclosure Statement unless

McLeodUSA fails to satisfy any "progress condition" on a timely basis. The progress conditions include a requirement that the restructuring be consummated on or before August 1, 2002. Also, orders respecting use of the Senior Secured Lenders' cash collateral must be in the forms attached to the Third Amendment or otherwise in accordance with terms agreeable to the lenders, which orders were obtained from the Bankruptcy Court on January 31, 2002 and February 22, 2002. The Debtor believes that it is also in compliance with the other progress conditions contained in the Third Amendment.

        McLeodUSA will be deemed to have breached a progress condition if the Chapter 11 Case is dismissed or converted to liquidation proceedings under Chapter 7 of the Bankruptcy Code, a trustee is appointed, or the exclusive period during which McLeodUSA may file and propose a plan is not in full force and effect. McLeodUSA is restricted, during the course of any bankruptcy proceeding, from challenging the lenders' liens, and any such challenge raised by a third party must be dismissed before the effective date of the restructuring or August 1, 2002 without adverse consequence to the lenders. Finally, no event shall have occurred in any such proceedings that would constitute an event of default under the Credit Agreement (other than those events of default waived in order to permit the restructuring).

        The Plan must provide that the liens and claims of the Senior Secured Lenders under the Credit Agreement will be unimpaired. The Third Amendment also contains certain modifications to the Credit Agreement that will become effective only upon consummation of the Plan, including:

  •
  an agreement to use $35 million of Forstmann Little's new $175 million investment to prepay the term loans under the Credit Agreement;

  •
  an agreement to use $25 million of proceeds from any sale of Pubco for greater than $535 million to prepay the term loans under the Credit Agreement;

  •
  an agreement that requires McLeodUSA to sell, or have entered into a contract to sell (which may be subject to regulatory approval and certain other customary closing conditions), Illinois Consolidated Telephone Company (or substantially all of its assets) within 14 months of the consummation of the Plan and to apply the first $225 million in proceeds from such sale to reduce McLeodUSA's outstanding obligations under the Credit Agreement; provided that McLeodUSA is permitted to retain proceeds in excess of $225 million from such sale for working capital and general corporate purposes;

  •
  an agreement that if McLeodUSA does not complete the Illinois Consolidated Telephone Company sale within two years of the consummation of the Plan, $225 million of term loans under the Credit Agreement will be subject to additional interest of 1.50% per annum until such sale is completed;

  •
  an agreement to allow McLeodUSA to retain the proceeds of certain non-core asset sales for use in general corporate purposes;

  •
  the modification of various financial covenants and the addition of a capital expenditure limitation;

  •
  a 1.00% increase in the applicable rates of interest on the borrowings under the Credit Agreement and the establishment of certain prepayment premiums applicable to the Credit Agreement term loan repayments made in the first three years following the restructuring;

  •
  an agreement that McLeodUSA may enter into an exit financing facility upon consummation of the Plan in an amount not to exceed $160 million, secured by liens on and security interests in the assets of McLeodUSA and its domestic subsidiaries superior to the liens securing the existing obligations under the Credit Agreement; and

  •
  additional limitations on the ability of McLeodUSA and its subsidiaries to incur third-party indebtedness and make additional investments.

        Finally, whether or not the restructuring is consummated, McLeodUSA agreed in the Third Amendment to additional restrictions relating to the incurrence of third-party indebtedness and making of additional investments.

F.    Management Incentive Plan

        The Plan provides for the establishment of the McLeodUSA 2001 Omnibus Equity Plan (the "Management Incentive Plan").

        The Management Incentive Plan is intended to promote the interests of McLeodUSA and its stockholders by providing officers and other employees (including directors who are also employees) with appropriate incentives and rewards to encourage them to enter into and continue in the employ of McLeodUSA and to acquire a proprietary interest in the long-term success of McLeodUSA and to reward the performance of individual officers, other employees, consultants and no employee directors in fulfilling their personal responsibilities for long-range achievements.

        The Management Incentive Plan is intended to provide performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "IRC"), which generally limits the deduction by an employer for compensation of certain covered officers. Under Section 162(m), certain compensation, including compensation based on the attainment of performance goals, may be disregarded for purposes of this deduction limit if certain requirements are met. Among the requirements for compensation to qualify for this exception is that the material terms pursuant to which the compensation is to be paid be disclosed to and approved by the stockholders in a separate vote prior to the payment. Accordingly, if the conditions of Section 162(m) relating to performance-based compensation are satisfied, compensation paid to covered officers pursuant to the Management Incentive Plan will not fail to be deductible under Section 162(m).

        There are generally five types of awards that may be granted under the Management Incentive Plan: restricted stock options (including both ISOs and NQSOs), phantom stock, stock bonus awards, and other awards (including stock appreciation rights). In addition, the Compensation Committee of the board of directors (the "Compensation Committee") may, in its discretion, make other awards valued in whole or in part by reference to, or otherwise based on, New Common Stock. The Plan provides that 65,173,797 (sixty-five million one hundred seventy-three thousand seven hundred ninety-seven) shares of New Common stock shall be reserved for issuance under the Management Incentive Plan.

G.    After the Restructuring

        Upon consummation of the Plan and giving effect to the sale of non-core businesses set forth in McLeodUSA's strategic restructuring plan and as contemplated by the Third Amendment to the Credit Agreement, McLeodUSA's operations will consist primarily of its core retail CLEC business. To date, the core retail CLEC operations of McLeodUSA have not generated positive cash flow in any quarterly period. In addition, the preponderance of historical EBITDA of McLeodUSA has been attributable to Pubco, ICTC and other non-core assets that McLeodUSA plans to sell. While the initiatives set forth in the strategic restructuring plan are designed to result in the core retail CLEC business eventually operating profitably, there can be no assurance that these steps will be successful in the time and magnitude expected. Moreover, the remaining operations are expected to continue generating negative cash from operations until fiscal 2005, even if McLeodUSA achieves its targeted level of EBITDA, as a result of capital expenditures and projected interest on the remaining amounts due under the Credit Agreement. Completion of asset sales within a time frame and for aggregate amounts described in

McLeodUSA's business plan and retention of access to the amounts that remain available to borrow under the Credit Agreement are critical in funding McLeodUSA's operations.

H.    Support for the Restructuring

        Forstmann Little, as the holder of 100% of the Old Series D and Old Series E Preferred Stock with an aggregate liquidation preference of $1 billion, supports the Plan and has executed a lock-up and voting agreement requiring Forstmann Little to vote in favor of the Plan.

        Ad hoc committee members holding $688,690,000 in aggregate principal amount of the Notes support the Plan and have executed lock-up and voting agreements requiring them to vote in favor of the Plan.

        A holder of 295,000 shares of the Old Series A Preferred Stock has agreed to support the Plan and has executed a support agreement in favor of the Plan.

I.    Recommendation of the Restructuring

        A special committee of the McLeodUSA board of directors considered a number of alternatives with respect to restructuring McLeodUSA's capital structure, held numerous lengthy meetings, discussed the restructuring with its advisors and engaged in extensive negotiations with representatives of Forstmann Little regarding its sponsorship of the restructuring. In addition, the special committee, through senior management, was involved in negotiations with representatives of McLeodUSA's Senior Secured Lenders regarding amendments to the Credit Agreement and with an ad hoc committee of Holders of McLeodUSA's Notes regarding the terms of the Plan. After considering the alternatives, and in light of these extensive negotiations, the special committee recommended the Plan to McLeodUSA's board of directors.

        The disinterested members of McLeodUSA's board of directors have unanimously approved the Plan upon the recommendation of the special committee.

        THE DEBTOR BELIEVES THAT THE PLAN PROVIDES THE BEST RECOVERIES POSSIBLE FOR HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTOR AND THUS STRONGLY RECOMMENDS THAT YOU VOTE TO ACCEPT THE PLAN.

J.    Estimated Fees and Expenses

        McLeodUSA estimates that fees and expenses incurred in connection with the restructuring will be approximately $65 million, consisting of:

  •
  $31.6 million of legal and financial advisors fees;

  •
  $28.0 million of arranger and amendment fees; and

  •
  $5.4 million of other fees and expenses.

        McLeodUSA anticipates that a substantial portion of the fees referenced above will be paid at the consummation of the Plan.

VI.    CHAPTER 11 CASE

A.    Continuation of Business; Stay of Litigation

        On January 31, 2002, McLeodUSA filed a petition for relief under Chapter 11 of the Bankruptcy Code. The Debtor continues to operate as a debtor in possession subject to the supervision of the Bankruptcy Court and in accordance with the Bankruptcy Code. Under the Bankruptcy Code, McLeodUSA is required to comply with certain statutory reporting requirements, including the filing of monthly operating reports. As of the date hereof, McLeodUSA has complied with such requirements and McLeodUSA will continue to so comply. McLeodUSA is authorized to operate its business in the ordinary course of business, with transactions out of the ordinary course of business requiring Bankruptcy Court approval.

        An immediate effect of the filing of McLeodUSA's bankruptcy petition is the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoins the commencement or continuation of all collection efforts by creditors, the enforcement of liens against property of the Debtor and the continuation of litigation against the Debtor. This relief provides McLeodUSA with the "breathing room" necessary to assess and reorganize its business. The automatic stay remains in effect, unless modified by the Bankruptcy Court, until consummation of a plan of reorganization.

B.    First Day Orders

        On the first day of this Case, McLeodUSA filed several motions seeking certain relief by virtue of so-called "first day orders." First day orders are intended to facilitate the transition between a debtor's prepetition and postpetition business operations by approving certain regular business practices that may not be specifically authorized under the Bankruptcy Code or as to which the Bankruptcy Code requires prior approval by the Bankruptcy Court. Many of the first day orders obtained in this case are typical for large Chapter 11 cases. Other first day relief, as described more fully below, was atypical and was specifically designed to preserve the value of McLeodUSA's estate by enabling McLeodUSA to continue to engage in certain projects and receive the revenue associated therewith in the ordinary course.

        The descriptions of the relief sought or obtained in the Chapter 11 Case set forth below and throughout this Disclosure Statement are summaries only. All pleadings filed in the Chapter 11 Case, and all orders entered by the Bankruptcy Court, are publicly available and may be found, downloaded and printed from the Bankruptcy Court's website found at http//www.deb.uscourts.gov.

        The more typical first day orders in the Chapter 11 Cases authorized, among other things:

(1)
the retention of Logan & Company, Inc., as solicitation and noticing agent (the "Claims Agent");

(2)
the continued retention of professionals regularly employed by the Debtor in the ordinary course of business;

(3)
the maintenance of the Debtor's bank accounts and operation of its cash management systems substantially as such systems existed prior to the Petition Date;

(4)
payment of employees' accrued prepetition wages and employee benefit claims;

(5)
continued utility services during the pendency of the Chapter 11 Case; and

(6)
payment of certain prepetition tax claims.

        Importantly, on the first day of the Chapter 11 Case, McLeodUSA also obtained entry of an order by the Bankruptcy Court authorizing it to continue to pay, in the ordinary course of business, all of its general unsecured creditors ("Ordinary Course Payment Motion"). Absent the ability to make such payments, McLeodUSA believes that continued receipt of goods and services from these creditors would be jeopardized. McLeodUSA is facilitating the agreements reached with its creditor constituents. McLeodUSA has publicly announced to its constituents that under its Plan, prepetition general unsecured claims would be paid in full in the ordinary course of business or otherwise reinstated upon the Plan's effective date. Indeed, to engender confidence among its suppliers, vendors, customers and dealers, McLeodUSA publicly stated its intent to seek to pay its general unsecured creditors. Moreover, McLeodUSA's commitment to pay creditors in the ordinary course of business has been known by its constituents from the beginning of the restructuring process.

C.    Professionals

        On February 5, 2002, McLeodUSA filed applications to retain (i) Skadden, Arps, Slate, Meagher & Flom (Illinois) and its affiliated law practices, as bankruptcy counsel and (ii) Houlihan Lokey Howard & Zukin Capital ("Houlihan") as investment banker in this case. The Debtor did not receive any objections to the applications and the Bankruptcy Court approved the applications on February 28, 2002.

D.    Financing

  (a) Authorization to Use Cash Collateral

        The cash McLeodUSA had on hand as of the Petition Date, and substantially all cash received by McLeodUSA during the Chapter 11 Case, constitutes "Cash Collateral" of the Prepetition Secured Lenders. Cash Collateral is defined in section 363 of the Bankruptcy Code and includes, but is not limited to, "cash, negotiable instruments, documents of title, securities, deposit accounts, . . . other cash equivalents . . . and . . . proceeds, products, offspring, rents or profits of property subject to a security interest . . ." 11 U.S.C. § 363(a). Under the Bankruptcy Code, McLeodUSA is prohibited from using, selling, or leasing Cash Collateral unless either the appropriate creditor(s) consent or the Bankruptcy Court, after notice and a hearing, authorizes such action. McLeodUSA obtained consent of the Prepetition Secured Lenders to use the Cash Collateral to pay current operating expenses, including payroll and other vendors to ensure a continued supply of materials essential to the Debtor's continued viability. In addition, the Bankruptcy Court entered orders on January 31, 2002 and February 22, 2002, which authorized the Debtor's continued use of cash collateral.

  (b) Exit Financing

        On January 29, 2002, McLeodUSA entered into a commitment letter with a syndicate of financial institutions for a five-year $110 million Senior Secured Revolving Credit Facility (the "Exit Facility") effective on the Effective Date of the Plan. McLeodUSA has the right to obtain additional commitments to increase the size of the Exit Facility to $160 million. The Exit Facility will enable McLeodUSA to (a) make payments required to be made on the Effective Date or the Distribution Date, and (b) provide such additional borrowing capacity as is required by the Debtor following the Effective Date to maintain its operations. The following summary of the Exit Facility is qualified in its entirety by reference to the Exit Facility loan documents.

        The Exit Facility will be secured by (1) a first priority pledge of all the capital stock owned by McLeodUSA and each subsidiary (other than Greene County Partners, Inc., Midwest Cellular Associates and Illinois Consolidated Telephone Company (collectively, the "Excluded Subsidiaries") and limited, in the case of foreign subsidiaries, to 65% of the capital stock of foreign subsidiaries owned directly by domestic subsidiaries), and (2) a perfected first priority security interest in substantially all the tangible and intangible assets owned by McLeodUSA and by each domestic subsidiary (other than the Excluded Subsidiaries).

        The Exit Facility will impose operating and financial restrictions on McLeodUSA and its subsidiaries. These restrictions will affect, and in certain cases significantly limit or prohibit, among other things, McLeodUSA's ability and the ability of its subsidiaries to incur additional indebtedness, pay dividends, or make distributions in respect of capital stock, make other restricted payments, enter into sale and leaseback transactions, create liens upon assets, enter into transactions with affiliates or related persons, sell assets, or consolidate, merge or sell all or substantially all of their assets. These covenants will also require the maintenance of certain financial covenants and minimum access service lines. McLeodUSA is unable at this time to determine whether financial covenants will have a material impact on its ability to finance future operations or capital needs or to engage in other business activities.

VII.    THE PLAN

        THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE, CLASSIFICATION, TREATMENT AND IMPLEMENTATION OF THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, AND TO THE EXHIBITS ATTACHED THERETO.

        THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN WILL CONTROL THE TREATMENT OF CREDITORS AND EQUITY SECURITY HOLDERS UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTOR, THE REORGANIZED DEBTOR, AND OTHER PARTIES IN INTEREST.

A.    Overview of Chapter 11

        Chapter 11 is the principal business reorganization Chapter of the Bankruptcy Code. Under Chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and interest holders. Another goal of Chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated interest holders with respect to the distribution of a debtor's assets. The commencement of a Chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the filing date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a "debtor-in-possession."

        The consummation of a plan of reorganization is the principal objective of a Chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefore the obligations specified under the confirmed plan, and terminates all rights and interests of equity security holders.

B.    Creditors and Equity Interest Holders Entitled to Vote on the Plan

        As more fully described below, the Plan designates separate classes of Claims against and Interests in McLeodUSA (other than Administrative Claims and Priority Tax Claims). If the Bankruptcy Court has granted the Solicitation Procedures Order, then Class 7, Class 8 and Class 9 will be deemed to have rejected the Plan and only the Holders of Impaired Class 5 Note Claims and Class 6 Old Preferred Stock Interests will be solicited. In addition to Holders of Administrative Claims and Priority Tax Claims (which are not classified under the Plan), Holders of Claims in Classes 1, 2, 3 and 4 are

Unimpaired by the Plan, are not entitled to vote to accept or reject the Plan, and are deemed to have accepted the Plan.

        Bankruptcy Rule 3018(b) prescribes the conditions that must be satisfied in order to count the Ballots solicited with respect to a plan of reorganization prior to the commencement of a Chapter 11 case. Bankruptcy Rule 3018(b) requires that (i) the Chapter 11 plan must have been disseminated to substantially all impaired creditors and equity security holders in the class(es) entitled to vote, (ii) the time prescribed for voting on the plan must not have been unreasonably short, and (iii) the solicitation must have been conducted in accordance with Section 1126(b) of the Bankruptcy Code, which requires that the solicitation be conducted in compliance with all applicable non-bankruptcy laws, rules, or regulations or, if there are no such applicable laws, rules or regulations, that the disclosure with respect to the plan contains "adequate information" as defined in Section 1125(a) of the Bankruptcy Code. Section 1125(a) defines "adequate information" as information of a kind and in sufficient detail as far as is reasonably practicable in light of the nature and history of a company and the condition of such company's books and records, that would enable a hypothetical reasonable investor typical of Holders of claims or equity interests of the relevant class to make an informed judgment about the plan of reorganization.

        McLeodUSA believes that all of the requirements of Bankruptcy Rule 3018(b) will be satisfied. This Disclosure Statement and the Plan, together with all of the accompanying materials, are being transmitted to Holders of Class 5 Notes and Class 6 Old Preferred Stock Interests. McLeodUSA believes that this Disclosure Statement contains adequate information (within the meaning of Section 1125(a)(1) of the Bankruptcy Code) for all Holders of such Claims.

C.    Certain Matters Regarding Classification and Treatment of Claims and Interests

        Section 1123 of the Bankruptcy Code provides that a plan of reorganization must classify the claims and interests of a debtor's creditors and equity interest holders. In accordance with Section 1123, the Plan divides Claims and Interests into Classes and sets forth the treatment for each Class (other than Administrative Claims and Priority Tax Claims which, pursuant to Section 1123(a)(1), need not be and have not been classified). McLeodUSA is required, under Section 1122 of the Bankruptcy Code, to classify Claims against and Interests in McLeodUSA into Classes, each of which contain Claims and Interests that are substantially similar to the other Claims and Interests in such Class. McLeodUSA believes that the Plan has classified all Claims and Interests in compliance with the provisions of Section 1122, but it is possible that a holder of a Claim or Interest may challenge McLeodUSA's classification of Claims and Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In that event, McLeodUSA intends, to the extent permitted by the Bankruptcy Code, the Plan and the Bankruptcy Court, to make such reasonable modifications of the classifications under the Plan to permit confirmation and to use the acceptances of the Plan received in this acceptance solicitation for purposes of obtaining the approval of the reconstituted Class or Classes of which each accepting holder ultimately is deemed to be a member. Any such reclassification could adversely affect the Class in which such holder initially was a member, or any other Class under the Plan, by changing the composition of such Class and the vote required of that Class for approval of the Plan. Furthermore, a reclassification of a Claim or Interest after approval of the Plan could necessitate a resolicitation of acceptances of the Plan.

        The classification of Claims and Interests and the nature of distributions to members of each Class are summarized below. McLeodUSA believes that the consideration, if any, provided under the Plan to Holders of Claims and Interests reflects an appropriate resolution of their Claims and Interests, taking into account the differing nature and priority (including applicable contractual subordination) of such Claims and Interests. The Bankruptcy Court must find, however, that a number of statutory tests are met before it may confirm the Plan. Many of these tests are designed to protect the interests of Holders of Claims or Interests who are not entitled to vote on the Plan, or do not vote to accept the

Plan, but who will be bound by the provisions of the Plan if it is confirmed by the Bankruptcy Court. The "cramdown" provisions of Section 1129(b) of the Bankruptcy Code, for example, permit confirmation of a Chapter 11 plan in certain circumstances even if such plan has not been accepted by all impaired classes of claims and interests. Although McLeodUSA believes that the Plan could be confirmed under Section 1129(b), there can be no assurance that the requirements of such section will be satisfied.

1.
Fee Claims

        Fee Claims are Administrative Claims under Sections 330(a), 331, 503, or 1103 of the Bankruptcy Code for compensation of Professionals or other entities for professional services rendered or expenses incurred in the Chapter 11 Case on or prior to the Effective Date. All payments to Professionals for Fee Claims will be made in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules, the United States Trustee Guidelines and the Bankruptcy Court relating to the payment of interim and final compensation for services rendered and reimbursement of expenses. The Bankruptcy Court will review and determine all applications for compensation for services rendered and reimbursement of expenses.

        In addition, Section 503(b) of the Bankruptcy Code provides for payment of compensation to (a) creditors, indenture trustees and other entities making a "substantial contribution" to a Chapter 11 case and (b) attorneys for and other professional advisors to such entities. The amounts, if any, which may be sought by entities for such compensation are not known by McLeodUSA at this time. Requests for compensation must be approved by the Bankruptcy Court after a hearing on notice at which McLeodUSA and other parties in interest may participate and, if appropriate, object to the allowance of any compensation and reimbursement of expenses.

2.
Administrative Claims

        Administrative Claims are Claims for costs and expenses of administration of the Chapter 11 Case Allowed under Section 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority pursuant to Section 507(a)(1) of the Bankruptcy Code other than Fee Claims. Such Claims include (a) any actual and necessary costs and expenses incurred after the Petition Date of preserving McLeodUSA's Estate and operating the businesses of McLeodUSA (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises), and Claims of governmental units for taxes (including tax audit Claims related to tax years commencing after the Petition Date, but excluding Claims relating to tax periods, or portions thereof, ending on or before the Petition Date); (b) all fees and charges assessed against McLeodUSA's Estate under Section 1930, Chapter 123 of Title 28, United States Code; and (c) Claims, if any, under any DIP Credit Agreement entered into during the course of this case.

        Each Administrative Claim shall be paid by McLeodUSA, at its election, (a) in full, in Cash, in such amounts as are incurred in the ordinary course of business by McLeodUSA, or in such amounts as such Administrative Claim is Allowed by the Bankruptcy Court upon the later of the Effective Date or the date upon which there is a Final Order allowing such Administrative Claim, (b) upon such other terms as may exist in the ordinary course of McLeodUSA's business or (c) upon such other terms as may be agreed upon between the Holder of such Administrative Claim and McLeodUSA.

        The Confirmation Order will establish an Administrative Claims Bar Date for filing Administrative Claims, which date will be thirty (30) days after the Effective Date. Holders of Administrative Claims not paid prior to the Effective Date must submit proofs of Claim on or before such Administrative Claims Bar Date or be forever barred from doing so. The notice of Confirmation to be delivered pursuant to Bankruptcy Rules 3020(c) and 2002(f) will set forth such date and constitute notice of this Administrative Claims Bar Date. McLeodUSA, or Reorganized McLeodUSA, as the case may be, will have thirty (30) days (or such longer period as the Bankruptcy Court may allow) following the

Administrative Claims Bar Date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claims.

3.
Priority Tax Claims

        Priority Tax Claims are Claims for taxes entitled to priority in payment under Sections 502(i) and 507(a)(8) of the Bankruptcy Code. The legal and equitable rights of the Holders of Priority Tax Claims are Unimpaired by the Plan. On or as soon as reasonably practicable after the later of (i) the Distribution Date if such Priority Tax Claim is an Allowed Priority Tax Claim as of the Effective Date or (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement and release of and in exchange for such Allowed Priority Tax Claim, at the election of McLeodUSA, (A) Cash equal to the amount of such Allowed Priority Tax Claim; (B) such other treatment as to which McLeodUSA or Reorganized McLeodUSA and the holder of such Allowed Priority Tax Claims shall have agreed upon in writing; or (C) such Claim will be otherwise treated in any other manner so that it will not be Impaired pursuant to Section 1124 of the Bankruptcy Code; further provided, any Allowed Priority Tax Claim not due and owing on the Effective Date will be paid when such Claim becomes due and owing.

4.
Class 1—Senior Secured Lender Claims

        The Senior Secured Lender Claims are the Claims of the Senior Secured Lenders and Bank Agents under the Credit Agreement, including Claims for principal, accrued but unpaid interest, fees and expenses payable to or incurred by the Senior Secured Lenders and the Bank Agents, as well as rights and entitlements of the Senior Secured Lenders and Bank Agents under the Cash Collateral Order. The Senior Secured Lender Claims are Allowed Claims under the Plan to the full extent of their rights and entitlements under the Credit Agreement. The legal, equitable and contractual rights of the Holders of Allowed Senior Secured Lender Claims are Unimpaired by the Plan and all such Claims shall be Reinstated on the Effective Date, and all of the obligations and duties of McLeodUSA under the Credit Agreement are deemed assumed as of the Effective Date by Reorganized McLeodUSA.

5.
Class 2—Other Secured Claims

        An Other Secured Claim is a Claim that is secured by a lien on property in which McLeodUSA's Estate has an interest or that is subject to setoff under Section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder's interest in the Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to Section 553 of the Bankruptcy Code. The legal, equitable and contractual rights of the Holders of Allowed Other Secured Claims are Unimpaired by the Plan and all such Claims shall be Reinstated on the Effective Date.

6.
Class 3—Non-Tax Priority Claims

        A Non-Tax Priority Claim means a Claim, other than an Administrative Claim or Priority Tax Claim, that is entitled to priority in payment pursuant to Section 507(a) of the Bankruptcy Code. The legal and equitable rights of the Holders of Non-Tax Priority Claims are Unimpaired by the Plan and all such Claims shall be Reinstated on the Effective Date.

7.
Class 4—General Unsecured Claims

        A General Unsecured Claim is a Claim that is not a Senior Secured Lender Claim, Other Secured Claim, Non-Tax Priority Claim, Securities Claim or Note Claim. The legal, equitable and contractual rights of the Holders of Allowed General Unsecured Claims are Unimpaired by the Plan and all such Claims shall be Reinstated on the Effective Date.

8.
Class 5—Note Claims

        Note Claims are Allowed Claims as of the Distribution Record Date under the Plan in an agreed upon amount of $3,043,669,003 by McLeodUSA and the Notes Trustee. On or as soon as reasonably practicable after the Distribution Date, each holder of an Allowed Note Claim shall receive, in full satisfaction, release, and discharge of its Allowed Note Claim, its pro rata share of (A) $670,000,000 (six hundred seventy million dollars) in Cash, subject to a reduction of $200,000 per day from May 1, 2002 through the earlier of (i) the date of closing of the transaction contemplated by the Pubco Stock Purchase Agreement or (ii) August 1, 2002; (B) the New Series A Preferred Stock (which is convertible into 15% of the New Common Stock on a fully diluted basis at closing after giving effect to the Plan and conversion of the New Class B Common Stock and the New Class C Common Stock, but prior to the exercise of the New Warrants and Management Incentive Plan options), plus (C) one-half of the New Warrants issued under the terms of the Plan.

9.
Class 6—Old Preferred Stock Interests

        Old Preferred Stock Interests are Allowed Interests as of the Distribution Record Date under the Plan. On or as soon as reasonably practicable after the Distribution Date (A) Holders of the Old Series A Preferred Stock shall receive, in full satisfaction, release, and discharge of their Allowed Old Series A Preferred Stock Interests, their pro rata share of 33,696,559 (thirty-three million six hundred ninety-six thousand five hundred fifty-nine) shares of New Common Stock; (B) Holders of the Old Series D Preferred Stock and Holders of Old Series E Preferred Stock shall be entitled to receive, in full satisfaction, release, and discharge of their Allowed Old Series D Preferred Stock Interests and Allowed Old Series E Preferred Stock Interests, their pro rata share of an aggregate of 113,750,014 (one hundred thirteen million seven hundred fifty thousand fourteen) shares of New Common Stock as follows: (i) holders of Old Series D Preferred Stock shall receive their pro rata share of 78,203,135 (seventy-eight million two hundred three thousand one hundred thirty-five) shares of New Class B Common Stock; and (ii) Holders of the Old Series E Preferred Stock shall receive their pro rata share of 35,546,879 (thirty-five million five hundred forty-six thousand eight hundred seventy-nine) shares of New Class C Common Stock. The ratio of the number of shares being issued to the Holders of each class of Old Preferred Stock is equal to the ratio of the respective liquidation preferences of such Old Preferred Stock.

10.
Class 7—Class A Common Stock Interests

        Class A Common Stock Interests are Allowed Interests as of the Distribution Record Date under the Plan. On or as soon as reasonably practicable after the Distribution Date, each Holder of an Allowed Class A Common Stock Interest shall receive in full satisfaction, release, and discharge of its Allowed Class A Common Stock Interests, its pro rata share of the Class 7/Class 8 Distribution.

11.
Class 8—Securities Claims

        Securities Claims means a Claim arising from rescission of a purchase or sale of a security of McLeodUSA, for damages arising from the purchase or sale of such security, or for reimbursement, indemnity or contribution allowed under Section 502 of the Bankruptcy Code on account of such Claim, and includes the claims asserted against the Debtor in the suits described in Section III.F(a) above; provided, however, that Claims (including, without limitation, Directors and Officers Claims) arising under Section 8.3 of the Plan shall not be Securities Claims. On or as soon as reasonably practicable after the Distribution Date, each Holder of an Allowed Securities Claim shall receive in full satisfaction, release, and discharge of its Allowed Securities Claim, its pro rata share of the Class 7/Class 8 Distribution. The Debtor does not believe there are any valid Securities Claims or there will be any Allowed Securities Claims and, therefore, any Securities Claims filed will be objected to by the Debtor. However, the plaintiffs in the Securities Class Actions contend that they have valid Securities Claims.

12.
Class 9—Other Old Equity

        Other Old Equity Interests means Interests, individually and collectively, as the case may be, with respect to any and all options, warrants, call rights, puts, awards, or other agreements to acquire Class A Common Stock outstanding immediately prior to the Petition Date. On the Effective Date, the Other Old Equity will be cancelled and the Holders of Other Old Equity shall not receive or retain any distribution on account of such Other Old Equity Interests under the Plan.

13.
Special Provision Regarding Unimpaired Claims

        Except as otherwise provided in the Plan, the Confirmation Order, any other order of the Bankruptcy Court, or any document or agreement enforceable pursuant to the terms of the Plan, nothing shall affect McLeodUSA's or Reorganized McLeodUSA's rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against Unimpaired Claims.

  (a) Method of Distribution Under the Plan

  a.
  Sources of Cash for Plan Distributions

        Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for Reorganized McLeodUSA to make payments under the Plan shall be obtained from existing Cash balances and the proceeds from the sale of Pubco and the sale of shares of New Common Stock, the New Director Preferred Stock and one-half of the New Warrants pursuant to the terms of the Purchase Agreement.

  b.
  Distributions for Claims or Interests Allowed as of the Effective Date

        Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims or Interests that are Allowed as of the Effective Date shall be made on the Distribution Date or as soon thereafter as is practicable. Except with respect to Claims Reinstated under the Plan, as to which all distributions shall be timely made in accordance with the terms thereof, any distribution to be made pursuant to this Plan shall be deemed as having been made on the Effective Date if such distribution is made on the Effective Date or as soon thereafter as is practicable. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day. Distributions on account of Claims or Interests that first become Allowed Claims or Interests after the Effective Date shall be made pursuant to Articles III, VI and VII of the Plan. Notwithstanding the date on which any distribution of securities is made to a Holder of a Claim or Interest that is an Allowed Claim or Allowed Interest on the Effective Date, as of the date of the distribution, such Holder shall be deemed to have the rights of a Holder of such securities distributed as of the Effective Date.

  c.
  Interest on Claims

        Unless otherwise specifically provided for in the Plan or Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims, other than Senior Secured Lender Claims as provided in the Credit Agreement, and no Holder of a Claim other than Senior Secured Lender Claims shall be entitled to interest accruing on or after the Petition Date on any Claim.

  d.
  Distributions by Reorganized McLeodUSA

        Reorganized McLeodUSA or the Disbursing Agent shall make all distributions required to be distributed under the Plan. However, distributions on account of Senior Secured Lender Claims shall be made to the Bank Agents, and distributions on account of Note Claims shall be made to the Notes Trustee. Reorganized McLeodUSA may employ or contract with other entities to assist in or make the distributions required by the Plan.

  e.
  Delivery of Distributions and Undeliverable or Unclaimed Distributions

  (1)
  Delivery of Distributions in General. Distributions to Holders of Allowed Claims and Allowed Interests shall be made at the addresses set forth in McLeodUSA's records or as otherwise available to McLeodUSA, the Bank Agents, the Notes Trustee, or any other agent or servicer, unless such addresses are superseded by any proofs of claim or transfers of claim that may be filed pursuant to Bankruptcy Rule 3001.

  (2)
  Undeliverable and Unclaimed Distributions.

  (A)
  Holding and Investment of Undeliverable and Unclaimed Distributions. If the distribution to any Holder of an Allowed Claim or Interest is returned to the Disbursing Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Disbursing Agent is notified in writing of such Holder's then current address.

  (B)
  After Distributions Become Deliverable. Reorganized McLeodUSA shall make all distributions that have become deliverable or have been claimed since the Distribution Date as soon as practicable after such distribution has become deliverable.

  (C)
  Failure to Claim Undeliverable Distributions. Any holder of an Allowed Claim or Interest that does not assert a claim pursuant to the Plan for an undeliverable or unclaimed distribution within one (1) year after the Effective Date shall be deemed to have forfeited its claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such claim for an undeliverable or unclaimed distribution against McLeodUSA or its Estate, Reorganized McLeodUSA, or their property. In such cases, any Cash for distribution on account of such claims for undeliverable or unclaimed distributions shall become the property of the Estate free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary, subject to the liens of the Senior Secured Lenders. Any New Common Stock held for distribution on account of such Claim or Interest shall be cancelled and of no further force or effect. Nothing contained in the Plan shall require any Disbursing Agent, including, but not limited to, Reorganized McLeodUSA, to attempt to locate any Holder of an Allowed Claim or Interest.

  f.
  Record Date for Distributions

        As of the close of business on the Distribution Record Date, the transfer register for the Notes, Old Preferred Stock, and the Class A Common Stock, as maintained by McLeodUSA, the Notes Trustee, any other applicable trustee or their respective agents shall be closed and the transfer of such securities or any interest thereon prohibited. Except, in the case of Senior Secured Lender Claims, distributions in respect of which shall be governed by the terms of the Credit Agreement, (i) the Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim or Interest that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute only to those Holders of Allowed Claims and Interests who are Holders of such Claims or Interest, or participants therein, as of the close of business on the Distribution Record Date and (ii) the Disbursing Agent and Reorganized McLeodUSA shall instead be entitled to recognize and deal for all purposes under the Plan with only those record holders stated on any official register as of the close of business on the Distribution Record Date.

  g.
  Allocation of Plan Distributions Between Principal and Interest

        To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, McLeod USA intends to take the position that, for income tax purposes, such distribution shall be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the claim, to the portion of such Claim representing accrued but unpaid interest. No assurances can be made in this regard. If, contrary to McLeodUSA's intended position, such a distribution were treated as being allocated first to accrued but unpaid interest, a Holder of such an Allowed Claim would realize ordinary income with respect to the distribution in an amount equal to the accrued but unpaid interest not already taken into income under the Holder's method of accounting.

  h.
  Means of Cash Payment

        Payments of Cash made pursuant to the Plan shall be in United States dollars and shall be made, at the option and in the sole discretion of Reorganized McLeodUSA, by (a) checks drawn on or (b) wire transfers from a domestic bank selected by Reorganized McLeodUSA. Cash payments to foreign creditors may be made, at the option of Reorganized McLeodUSA, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

  i.
  Withholding and Reporting Requirements

        In connection with the Plan and all distributions thereunder, Reorganized McLeodUSA shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. Reorganized McLeodUSA shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan, (i) each holder of an Allowed Claim or Interest that is to receive a distribution of New Common Stock, New Class B Common Stock, New Class C Common Stock, New Series A Preferred Stock, New Director Preferred Stock or New Warrants shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution, and (ii) no distribution shall be made to or on behalf of such Holder pursuant to the Plan unless and until such Holder has made arrangements satisfactory to Reorganized McLeodUSA for the payment and satisfaction of such tax obligations or has, to Reorganized McLeodUSA's satisfaction, established an exemption therefrom. Any New Common Stock, New Class B Common Stock, New Class C Common Stock, New Series A Preferred Stock, New Director Preferred Stock or New Warrants to be distributed pursuant to the Plan shall, pending the implementation of such arrangements, be treated as undeliverable pursuant to Section 6.4 of the Plan.

  j.
  Setoffs

        Except as otherwise provided in the Plan, the Confirmation Order, any other order of the Bankruptcy Court or the provisions of the Credit Agreement, as applicable, Reorganized McLeodUSA may, pursuant to Section 553 of the Bankruptcy Code and applicable nonbankruptcy law, but shall not be required to, set off against any Claim and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that McLeodUSA or Reorganized McLeodUSA may have against the Holder of such Claim; provided, however, that, except as so provided, neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by Reorganized McLeodUSA of any such claim that McLeodUSA or Reorganized McLeodUSA may have against such Holder.

  k.
  Surrender of Instruments or Securities

        As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim or Interest, the Holder of such Claim or Interest shall tender the applicable instruments, securities or other documentation evidencing such Claim or Interest to Reorganized McLeodUSA or the Notes Trustee or their agents, as applicable, unless waived in writing by Reorganized McLeodUSA or the Notes Trustee. Any New Common Stock, New Class B Common Stock, New Class C Common Stock or New Series A Preferred Stock to be distributed pursuant to the Plan on account of any such Claim or Interest shall, pending such surrender, be treated as an undeliverable distribution pursuant to the Plan.

    (1)
    Notes, Class A Common Stock and Old Preferred Stock. Each Holder of a Note Claim, Class A Common Stock or Old Preferred Stock Interest shall tender its Notes, Class A Common Stock and Old Preferred Stock relating to such Claim or Interest to Reorganized McLeodUSA or the Notes Trustee or their agents, as applicable, in accordance with written instructions to be provided to such Holders by Reorganized McLeodUSA or the Notes Trustee as promptly as practicable following the Effective Date. Such instructions shall specify that delivery of such instruments will be effected, and risk of loss and title thereto will pass, only upon the proper delivery of such instruments. All surrendered Notes, Class A Common Stock and Old Preferred Stock shall be marked as cancelled.

    (2)
    Failure to Surrender Instruments. Any holder of Note Claims, Class A Common Stock Interests or Old Preferred Stock Interests that fails to surrender or is deemed to have failed to surrender the applicable Notes, Class A Common Stock or Old Preferred Stock required to be tendered hereunder within one year after the Effective Date shall have its Claim or Interest and its distribution pursuant to the Plan on account of such Notes, Class A Common Stock or Old Preferred Stock discharged and shall be forever barred from asserting any such Claim or Interest against Reorganized McLeodUSA or its property. In such cases, any New Common Stock, New Class B Common Stock or New Class C Common Stock held for distribution on account of such Claim or Interest shall be disposed of pursuant to the Plan.

  l.
  Lost, Stolen, Mutilated or Destroyed Securities

        In addition to any requirements under the Indentures or any other applicable agreement, any Holder of a Claim or Interest evidenced by a Note, Class A Common Stock or Old Preferred Stock that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such Note or Old Preferred Stock, deliver to Reorganized McLeodUSA or the Notes Trustee or their agents, as applicable: (i) evidence reasonably satisfactory to Reorganized McLeodUSA or the Notes Trustee of the loss, theft, mutilation or destruction; and (ii) such security or indemnity as may be required by Reorganized McLeodUSA and the Notes Trustee to hold Reorganized McLeodUSA and the Notes Trustee harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Allowed Claim or Interest. Upon compliance with Article VI of the Plan by a Holder of a Claim or Interest evidenced by a Note or Old Preferred Stock, such Holder shall, for all purposes under the Plan, be deemed to have surrendered such instrument.

  m.
  Fractional Shares

        No fractional shares of New Common Stock, New Series A Preferred Stock or New Warrants, shall be distributed. The actual issuance shall reflect a rounding up (in the case of .5000 or more) of such fraction to the nearest whole New Common Stock share, New Series A Preferred Stock share or New Warrant or a rounding down of such fraction (in the case of .4999 or less).

  (b) Resolution of Disputed, Contingent and Unliquidated Claims and Interests

  a.
  Objection Deadline; Prosecution of Objections

        No later than the Claims Objection Deadline (unless extended by an order of the Bankruptcy Court), McLeodUSA or Reorganized McLeodUSA, as the case may be, shall file objections to Claims and Interests with the Bankruptcy Court and serve such objections upon the Holders of each of the Claims and Interests to which objections are made; provided, however, that McLeodUSA and

Reorganized McLeodUSA shall not object to Claims Allowed pursuant to the Plan. Nothing contained herein, however, shall limit Reorganized McLeodUSA's right to object to Claims or Interests, if any, that are not Allowed under the Plan and that are filed or amended after the Claims Objection Deadline. McLeodUSA and Reorganized McLeodUSA shall be authorized to, and shall, resolve all Disputed Claims or Interests by withdrawing or settling such objections thereto, or by litigating to judgment in the Bankruptcy Court or such other court having jurisdiction over the validity, nature and/or amount thereof.

  b.
  No Distributions Pending Allowance

        Notwithstanding any other provision of the Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim or Interest unless and until all objections to such Disputed Claim or Interest have been settled or withdrawn or have been determined by Final Order and the Disputed Claim or Interest, or some portion thereof, has become an Allowed Claim or Interest.

  c.
  Disputed Claims Reserve; Disputed Interest Reserve

        On the Effective Date (or as soon thereafter as is practicable), Reorganized McLeodUSA shall establish the Disputed Claims Reserve and the Disputed Interest Reserve by withholding from the initial distribution (i) with respect to the Disputed Claims Reserve, Cash, New Series A Preferred Stock and New Warrants in amounts equal to one hundred percent (100%) of the distributions to which holders of Disputed Class 5 Claims would be entitled if their Claims were allowed in the Disputed Claim Amount; and (ii) with respect to the Disputed Interest Reserve, an amount of New Common Stock calculated as if all Class 6 Interests were Allowed Class 6 Interests, all Class 7 Interests were Allowed Class 7 Interests, and all Class 8 Claims were Allowed Class 8 Claims in an amount equal to one hundred percent (100%) of the distributions to which holders of Disputed Class 6 Interests, the Disputed Class 7 Interests or the Disputed Class 8 Claims would be entitled if their Interests or Claims were allowed in the Disputed Interest or Disputed Claim Amount; provided, however, that McLeodUSA and Reorganized McLeodUSA shall have the right to file a motion seeking to modify any Disputed Claim Amounts or Disputed Interest Amounts.

  d.
  Distributions After Allowance

        Reorganized McLeodUSA shall make payments and distributions from the Disputed Claims Reserve or Disputed Interest Reserve, as appropriate, to the holder of any Disputed Claim or Disputed Interest that has become an Allowed Claim or Interest, as soon as practicable after the date such Disputed Claim or Interest becomes an Allowed Claim or Interest. Such distributions shall be based upon the cumulative distributions that would have been made to the holder of such Claim or Interest under the Plan if the Disputed Claim or Interest had been Allowed on the Effective Date and shall not be limited by the Disputed Claim Amounts or Disputed Interest Amounts previously reserved with respect to such Disputed Claim or Interest to the extent that additional amounts are available therefor from the Disputed Claims Reserve or the Disputed Interest Reserve, as appropriate, but only to the extent that such additional amounts have not yet been distributed to holders of Allowed Claims or Interest. After a Final Order has been entered, or other final resolution has been reached, with respect to each Disputed Claim or Disputed Interest, any cash, New Series A Preferred Stock, New Warrants or New Common Stock that remains in the Disputed Claims Reserve or Disputed Interest Reserve, as applicable, shall be distributed as applicable, pro rata, to (i) with respect to the Disputed Claims Reserve, holders of Allowed Class 5 Claims; and (ii) with respect to the Disputed Interest Reserve, holders of Allowed Class 6 Interests, Allowed Class 7 Interests, and Allowed Class 8 Claims. All distributions made under Section 7.4 of the Plan shall be made as if such Allowed Class 5 Claim or Allowed Class 6 Interest, Allowed Class 7 Interest, and Allowed Class 8 Claims had been Allowed on the Effective Date.

  (c) Means for Implementation of the Plan

  a.
  Continued Corporate Existence and Vesting of Assets in Reorganized McLeodUSA

        After the Effective Date, Reorganized McLeodUSA shall continue to exist in accordance with the law in the jurisdiction in which it is incorporated and pursuant to its certificate or articles of incorporation and bylaws in effect prior to the Effective Date, except to the extent such certificate or articles of incorporation and bylaws are amended under the Plan. Except as otherwise provided in the Plan, on and after the Effective Date, all property of the Estate of McLeodUSA, including all claims, rights and causes of action and any property acquired by McLeodUSA or Reorganized McLeodUSA under or in connection with the Plan, shall vest in Reorganized McLeodUSA free and clear of all Claims, liens, charges, other encumbrances and Interests except with respect to Claims that are Unimpaired under the Plan. On and after the Effective Date, Reorganized McLeodUSA may operate its businesses and may use, acquire and dispose of property and compromise or settle any Claims without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, Reorganized McLeodUSA may pay the charges that it incurs on or after the Effective Date for Professionals' fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

  b.
  Corporate Governance, Directors and Officers and Corporate Action

    (1)
    Certificates of Incorporation and Bylaws. The certificate or articles of incorporation and by-laws of McLeodUSA shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code, and shall, among other things, (i) include pursuant to Section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by Section 1123(a)(6) of the Bankruptcy Code; and (ii) authorize the issuance of New Common Stock, New Class B Common Stock, New Class C Common Stock, New Series A Preferred Stock, and New Director Preferred Stock in amounts not less than the amounts necessary to permit the distributions thereof required or contemplated by the Plan. After the Effective Date, Reorganized McLeodUSA may amend and restate the Amended Certificates of Incorporation and Bylaws as permitted by applicable law.

    (2)
    Directors and Officers of Reorganized McLeodUSA. Subject to any requirement of Bankruptcy Court approval pursuant to Section 1129(a)(5) of the Bankruptcy Code, as of the Effective Date, the initial officers of Reorganized McLeodUSA shall be the officers of McLeodUSA immediately prior to the Effective Date. On the Effective Date, the board of directors of Reorganized McLeodUSA will consist of up to fifteen (15) members, including the New Series A Director and the designees of the New Director Preferred Stock. Mr. Clark E. McLeod will continue to serve as Chairman of the Board of Directors. Mr. Theodore J. Forstmann will continue to serve as the Chairman of the Executive Committee. McLeodUSA's bylaws will be amended as follows: (i) the board of directors will include at least five (5) independent directors and the Chairman, Chief Executive Officer, and Chief Operating Officer, designees of the New Director Preferred Stock and the designee of the New Preferred Stock, and (ii) the Executive Committee of the board of directors will consist of no more than seven (7) members and will include the designees of the New Director Preferred Stock, the Chairman, the Chief Executive Officer, and the Chief Operating Officer. Moreover, Reorganized McLeodUSA's charter shall be amended to opt out of the provisions of Section 203 of the Delaware General Corporation Law. Pursuant to Section 1129(a)(5) of the Bankruptcy Code, McLeodUSA will disclose, on or prior to the Confirmation Date, the identity and affiliations of any other person proposed to serve on the initial board of directors of Reorganized McLeodUSA, and, to the extent such person is an insider other than by virtue of being a director, the nature of any compensation for such person. The classification and composition of the board of directors of Reorganized McLeodUSA shall be consistent with the Amended Certificate of Incorporation and Bylaws. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the Amended Certificate of Incorporation and Bylaws, the other constituent documents of Reorganized McLeodUSA, and applicable law.

      (3)
      Corporate Action. On the Effective Date, the adoption of the Amended Certificates of Incorporation and Bylaws or similar constituent documents, the selection of directors and officers for Reorganized McLeodUSA, and all other actions contemplated by the Plan shall be authorized and approved in all respects (subject to the provisions of the Plan). All matters provided for in the Plan involving the corporate structure of McLeodUSA or Reorganized McLeodUSA, and any corporate action required by McLeodUSA or Reorganized McLeodUSA in connection with the Plan, shall be deemed to have occurred and shall be in effect without any requirement of further action by the security holders or directors of McLeodUSA or Reorganized McLeodUSA. On the Effective Date, the appropriate officers of Reorganized McLeodUSA and members of the board of directors of Reorganized McLeodUSA are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of Reorganized McLeodUSA.

  c.
  Issuance of New Securities

        On or as soon as reasonably practicable after the Effective Date, Reorganized McLeodUSA, in accordance with the terms of the Plan, shall issue and exchange, as necessary, for the benefit of holders of the Old Preferred Stock Interests and Class A Common Stock Interests, such shares of New Common Stock, New Class B Common Stock and New Class C Common Stock as required by Section 3.4 of the Plan. Reorganized McLeodUSA shall issue, for the benefit of holders of Note Claims, such shares of New Series A Preferred Stock and New Warrants as required by Section 3.3 of the Plan. Also on the Effective Date, Reorganized McLeodUSA shall issue to Forstmann Little (i) the New Director Preferred Stock, (ii) 74,027,764 (seventy-four million twenty-seven thousand seven hundred sixty-four) shares of New Common Stock, and (iii) one-half of the New Warrants authorized to be issued under the terms of the Plan to Forstmann Little in each case pursuant to the terms of the Purchase Agreement. The issuance of the New Common Stock, New Class B Common Stock, New Class C Common Stock, New Series A Preferred Stock, New Director Preferred Stock and New Warrants is authorized without the need for any further corporate action.

  d.
  New Credit Agreement

        On the Effective Date, Reorganized McLeodUSA is authorized and directed to execute and deliver the New Credit Agreement to govern the Exit Facility, and thereafter shall perform the New Credit Agreement, and all agreements and instruments entered into in connection therewith, in accordance with their terms.

  e.
  Sale of Pubco

        On the Effective Date, McLeodUSA Holdings shall sell to Yell Group, and Yell Group shall purchase from McLeodUSA Holdings, upon and pursuant to the terms of the Pubco Stock Purchase Agreement, all of the outstanding shares of capital stock of Pubco, subject to McLeodUSA Holdings' entry into a "Superior Proposal," as defined in the Pubco Stock Purchase Agreement.

  f.
  Management Incentive Plan

        On the Effective Date, Reorganized McLeodUSA shall be authorized and directed to establish and implement the Management Incentive Plan. Sixty-five million one hundred seventy-three thousand seven hundred and ninety-seven (65,173,797) shares of New Common Stock will be reserved for issuance under the Management Incentive Plan. The Management Incentive Plan may be amended or modified by the board of directors of Reorganized McLeodUSA in accordance with its terms and any such amendment or modification shall not require an amendment of this Plan.

  (d) Treatment of Executory Contracts and Unexpired Leases

  a.
  Assumption of Executory Contracts and Unexpired Leases

        Immediately prior to the Effective Date, all executory contracts or unexpired leases of Reorganized McLeodUSA will be deemed assumed in accordance with the provisions and requirements of Sections 365 and 1123 of the Bankruptcy Code. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to Sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to the Plan shall revest in and be fully enforceable by Reorganized McLeodUSA in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law.

  b.
  Cure of Defaults of Assumed Executory Contracts and Unexpired Leases

        Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to Section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding: (1) the amount of any cure payments, (2) the ability of Reorganized McLeodUSA or any assignee to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by Section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

  c.
  Indemnification of Directors, Officers and Employees

        The obligations of McLeodUSA to indemnify ("Directors and Officers Claims") any person or entity serving at any time on or prior to the Effective Date as one of its directors, officers or employees by reason of such person's or entity's service in such capacity, or as a director, officer or employee of any other corporation or legal entity, to the extent provided in McLeodUSA's constituent documents, or by a written agreement with McLeodUSA, or pursuant to applicable general corporation law, each as applicable, shall be deemed and treated as executory contracts that are assumed by Reorganized McLeodUSA pursuant to the Plan and Section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall be treated as General Unsecured Claims and shall survive Unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

  d.
  Compensation and Benefit Programs

        Except as otherwise expressly provided hereunder, all employment and severance policies, and all compensation and benefit plans, policies, and programs of McLeodUSA applicable to its employees, retirees and non-employee directors and the employees and retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life, accidental death and dismemberment insurance plans are treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of Sections 365 and 1123 of the Bankruptcy Code (excluding any such policy, plan, program or related agreement or document or any portion thereof relating to Other Old Equity). All employment contracts assumed pursuant to Section 8.4 of the Plan shall be deemed modified such that the transactions contemplated by the Plan shall not be a "change of control" however such term may be defined in the relevant employment contracts.

  (e) Confirmation and Consummation of the Plan

  a.
  Conditions to Confirmation

        The Bankruptcy Court shall not enter the Confirmation Order unless and until the Confirmation Order shall be reasonably acceptable in form and substance to McLeodUSA, the Creditors Committee, Forstmann Little and the Arrangers.

  b.
  Conditions to Effective Date

        The Effective Date shall occur if, and only if, on or prior to the Effective Date:

    (1)
    The Confirmation Order confirming the Plan, as such Plan may have been modified, shall have been entered and become a Final Order in form and substance reasonably satisfactory to McLeodUSA, the Creditors Committee, Forstmann Little and the Arrangers and shall provide that:

    (A)
    McLeodUSA and Reorganized McLeodUSA are authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents to be executed and/or delivered in connection with the Plan;

    (B)
    the provisions of the Confirmation Order are nonseverable and mutually dependent;

    (C)
    Reorganized McLeodUSA is authorized and directed (a) to issue New Common Stock, New Class B Common Stock, New Class C Common Stock, New Series A Preferred Stock, New Director Preferred Stock and New Warrants, (b) to establish and implement the Management Incentive Plan, and (c) to enter into the New Credit Agreement.

    (2)
    Reorganized McLeodUSA shall have credit availability under the Exit Facility in an amount acceptable to Reorganized McLeodUSA.

    (3)
    The following agreements or instruments, in form and substance satisfactory to Reorganized McLeodUSA, shall have been executed and delivered, and all conditions precedent thereto shall have been satisfied:

    (A)
    Amended Certificate of Incorporation and Bylaws of Reorganized McLeodUSA;

    (B)
    New Credit Agreement and all similar documents provided for therein or contemplated thereby;

    (C)
    Pubco Stock Purchase Agreement;

    (D)
    Purchase Agreement and the ancillary agreements contemplated thereby;

    (E)
    the Warrant Agreements; and

    (F)
    the Certificates of Designation.

    (4)
    The Amended Certificate of Incorporation, Bylaws and the Certificates of Designation of Reorganized McLeodUSA, as necessary, shall have been filed with the appropriate authority in accordance with such jurisdiction's corporation laws.

    (5)
    All actions, documents and agreements necessary to implement the Plan shall have been effected or executed and will be reasonably acceptable to McLeodUSA, Reorganized McLeodUSA, the Creditors Committee, Forstmann Little and the Arrangers.

    (6)
    The new board of directors and executive committee of Reorganized McLeodUSA shall have been appointed.

    (7)
    All of the conditions set forth in Section 4 of the Third Amendment to Credit Agreement shall have been satisfied or waived in accordance with the terms thereof and without violating any contractual agreements of Reorganized McLeodUSA or any of its subsidiaries so that, on the Effective Date, the provisions of Section 3 of the Third Amendment to Credit Agreement shall become or shall have become operative.

    (8)
    As of the Effective Date, no unwaived Default (as defined in the Credit Agreement) shall exist.

  c.
  Waiver of Conditions

        Each of the conditions set forth in Section 9.2 of the Plan may be waived in whole or in part by McLeodUSA, with the consent of the Creditors Committee and Forstmann Little which consent shall not be unreasonably withheld, without any other notice to parties in interest or the Bankruptcy Court and without a hearing provided, however, that the conditions set forth in Sections 9.2(c)(ii), 9.2(g) and 9.2(h) of the Plan relating to the satisfaction of conditions under the Credit Agreement, the New Credit Agreement, or the Third Amendment to Credit Agreement shall not be waivable except to the extent the relevant conditions under such documents have been waived in accordance with the terms of the Credit Agreement, the New Credit Agreement, or the Third Amendment to Credit Agreement, as the case may be. The failure to satisfy or waive a condition to the Effective Date may be asserted by McLeodUSA or Reorganized McLeodUSA regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by McLeodUSA or Reorganized McLeodUSA). The failure of McLeodUSA or Reorganized McLeodUSA to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each right shall be deemed an ongoing right that may be asserted at any time.

  d.
  Consequences of Non-Occurrence of Effective Date

        If the Effective Date does not occur within ninety (90) days of the Confirmation Date, or by such later date, after notice and hearing, as is proposed by McLeodUSA, then upon motion by McLeodUSA and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order will be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the filing of such motion, the Confirmation Order may not be vacated if the Effective Date occurs before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated pursuant to Section 9.4 of the Plan, (a) the Plan shall be null and void in all respects; and (b) any settlement of Claims and Interests provided for in the Plan shall be null and void without further order of the Bankruptcy Court.

  (f) Effect of Plan Confirmation

  a.
  Discharge of Claims and Termination of Interests

  (1)
  Except as provided in the Plan and the Confirmation Order, pursuant to Section 1141(d) of the Bankruptcy Code, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan shall be in exchange for and in complete satisfaction, discharge and release of all Claims and termination of all Interests, including any interest accrued on Claims from the Petition Date. Except as provided in the Confirmation Order or the Plan, Confirmation shall (a) discharge McLeodUSA from all Claims and other debts that arose before the Confirmation Date and all debts of the kind specified in Section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (i) a proof of claim based on such debt is filed or deemed filed pursuant to Section 501 of the Bankruptcy Code, (ii) a Claim based on such debt is allowed pursuant to Section 502 of the Bankruptcy Code or (iii) the Holder of a Claim based on such debt has accepted the Plan; and (b) terminate all Interests and other rights of equity security holders in McLeodUSA.

    (2)
    As of the Confirmation Date, except as provided in the Plan or the Confirmation Order, all entities shall be precluded from asserting against McLeodUSA, Reorganized McLeodUSA, their successors or their property, any other or further claims, debts, rights, causes of action, liabilities or equity interests based upon any act, omission, transaction or other activity of any nature that occurred prior to the Confirmation Date. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination of discharge of all such claims and rights of equity security holders in McLeodUSA, pursuant to Sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against McLeodUSA at any time to the extent that such judgment relates to a discharged Claim or Interest.

  b.
  Injunction

  (1)
  Except as otherwise provided in the Plan, entities who have held, hold or may hold Claims against or Interests in McLeodUSA are (i) permanently enjoined from taking any of the following actions against the Estate or any of its property on account of any such Claims or Interests and (ii) permanently enjoined from taking any of the following actions against any of McLeodUSA, Reorganized McLeodUSA, or their property on account of such Claims or Interests: (A) commencing or continuing, in any manner or in any place, any action or other proceeding; (B) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (C) creating, perfecting or enforcing any lien or encumbrance; (D) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to McLeodUSA; and (E) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that (i) the injunction referred to in this subsection shall not apply to the Holders of Senior Secured Lenders Claims, and (ii) nothing contained in the Plan shall preclude the Holders of Claims and Interests from exercising their rights pursuant to and consistent with the terms of the Plan.

  (2)
  By accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Interest will be deemed to have specifically consented to the injunctions set forth in this Section.

  c.
  Releases

  (1)
  Releases by McLeodUSA. As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, McLeodUSA and Reorganized McLeodUSA in their individual capacities and as debtor in possession, will be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights of McLeodUSA or Reorganized McLeodUSA to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to McLeodUSA, Reorganized McLeodUSA, the parties released pursuant to the Chapter 11 Case, or the Plan or the Disclosure Statement, and that could have been asserted by or on behalf of McLeodUSA or its Estate or Reorganized McLeodUSA against (i) the current and former directors, officers and employees of McLeodUSA (other than for money borrowed from or owed to McLeodUSA or its subsidiaries by any such directors, officers or employees as set forth in McLeodUSA's books and records) and McLeodUSA's agent, and professionals; (ii) the Senior Secured Lenders and the Bank Agents, (iii) Forstmann Little, (iv) the Holders of the Notes, (v) members of the ad hoc noteholders committee, (vi) members of the Creditors Committee, and (vii) the respective affiliates and current and former officers, directors, employees, agents, members, shareholders, partners, advisors, and professionals of the foregoing. McLeodUSA does not believe that it has any claims against any of the entities to be released under the Plan. Moreover, McLeodUSA believes that the releases are warranted under the circumstances. McLeodUSA's officers, directors, and employees all share an identity of interest with McLeodUSA such that a suit against them would be, in essence, a suit against McLeodUSA and/or would deplete assets of McLeodUSA. The Bank Agents and the Senior Secured Lenders were instrumental in agreeing to modify the Credit Agreement in order to accommodate the Restructuring, and therefore also share an identity of interest with McLeodUSA in seeing the Plan succeed and McLeodUSA reorganize. Forstmann Little has been instrumental in formulating the Restructuring, agreeing to exchange its Old Preferred Stock and supporting McLeodUSA with significant additional liquidity through its agreement to purchase shares of the New Common Stock, New Director Preferred Stock and the New Warrants, and therefore also has an identity of interest with McLeodUSA. The releasees also have made substantial contributions to the reorganization by designing and implementing the Restructuring. The releases are an integral part of the Restructuring and the Plan, and hence are necessary to the continued success of Reorganized McLeodUSA. Finally, the Plan provides a distribution to holders of Claims against and Interests in McLeodUSA in exchange for the releases. The distributions under the Plan would not be available in a liquidation and also may not be available under alternative scenarios. Thus, absent the support of the releasees, McLeodUSA may have to pursue other alternatives that may not provide commensurate value to all constituencies.

    (2)
    Releases by Holders of Claims and Interests. On the Effective Date, (i) each Holder of an Impaired Claim or Interest that voted to accept the Plan and (ii) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, all other Holders of Claims and Interests, in consideration for the obligations of McLeodUSA and Reorganized McLeodUSA under the Plan and the Cash, New Common Stock, New Series A Preferred Stock, New Director Preferred Stock, New Warrants and other contracts, instruments, releases, agreements or documents to be delivered in connection with the Plan will be deemed to forever release, waive and discharge all claims, demands, debts, rights, causes of action or liabilities (other than the right to enforce McLeodUSA's or Reorganized McLeodUSA's obligations under the Plan, the Confirmation Order, and the contracts, instruments, releases, agreements and documents delivered under the Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to McLeodUSA, the Chapter 11 Case, the Plan or the Disclosure Statement against (i) the current and former directors, officers and employees of McLeodUSA and McLeodUSA's agent and professionals; (ii) the Senior Secured Lenders and the Bank Agents, (iii) Forstmann Little, (iv) the Holders of the Notes, (v) members of the ad hoc noteholders committee, (vi) the Creditors Committee and its members, and (vii) the respective affiliates and current and former officers, directors, employees, agents, members, shareholders, partners, advisors, and professionals of the foregoing. Nothing contained in Section 10.4(b) of the Plan shall be deemed a release, waiver or discharge of any claims, demands, debts rights, causes of action or liabilities held by the U.S. Securities and Exchange Commission and the Holders of Securities Claims pertaining to Class A Common Stock in respect of their

      Securities Claims pertaining to the Class A Common Stock (which includes, without limitation those claims asserted in the Securities Class Actions).

  d.
  Exculpation and Limitation of Liability

        Neither McLeodUSA, the Senior Secured Lenders, the Bank Agents, Forstmann Little, the Creditors Committee and its members, the ad hoc noteholders committee nor any of their respective present or former members, officers, directors, shareholders, partners, employees, advisors, attorneys or agents acting in such capacity, shall have or incur any liability to, or be subject to any right of action by, any Holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, shareholders, employees, representatives, financial advisors, attorneys or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, McLeodUSA's Chapter 11 Case, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence, and in all respects shall be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan.

  e.
  Injunction Related to Releases and Exculpation

        The Confirmation Order will permanently enjoin the commencement or prosecution by any entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to the Plan, or any other order of the Bankruptcy Court, including but not limited to the claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released in the Plan. Nothing contained in Section 10.6 of the Plan shall be deemed to enjoin any claims, demands, debts, rights, causes of action or liabilities not released in Section 10.4(b) held by the Holders of Securities Claims pertaining to Class A Common Stock in respect of their Securities Claims pertaining to Class A Common Stock (which includes, without limitation those claims asserted in the Securities Class Actions).

  f.
  Preservation of Rights of Action; Settlement of Litigation Claims

  (1)
  Preservation of Rights of Action. Except as otherwise provided in the Plan, the Confirmation Order, any other order of the Bankruptcy Court, the Credit Agreement, or in any document, instrument, release or other agreement entered into in connection with the Plan, in accordance with Section 1123(b) of the Bankruptcy Code, McLeodUSA and its Estate shall retain the Litigation Claims. Reorganized McLeodUSA, as the successor in interest to McLeodUSA and the Estate, may enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of the Litigation Claims. Notwithstanding the foregoing, McLeodUSA and Reorganized McLeodUSA shall not file, commence or pursue any claim, right or cause of action under Sections 544 through 550 of the Bankruptcy Code; provided, however, that notwithstanding any statute of limitations (including, without limitation, Section 544 of the Bankruptcy Code), in the case of Claims or Interests that have not been Allowed, McLeodUSA and Reorganized McLeodUSA shall have the right to assert or raise such causes of action (a) as defenses or counterclaims (up to the amount asserted in the Claims against McLeodUSA); and (b) in connection with the Claims objection process, in which case such causes of action can be raised as an objection to a Claim and not as defenses or counterclaims.

  (2)
  Settlement of Litigation Claims. At any time after the Confirmation Date and before the Effective Date, notwithstanding anything in the Plan to the contrary, Reorganized McLeodUSA may settle any or all of the Litigation Claims with the approval of the Bankruptcy Court pursuant to Bankruptcy Rule 9019.

  g.
  Termination of Subordination Rights and Settlement of Related Claims

  (1)
  The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all subordination rights, if any, whether arising by contract or under general principles of equitable subordination, Section 510(b) or 510(c) of the Bankruptcy Code, or otherwise. All subordination rights that a Holder of a Claim or Interest may have with respect to any distribution to be made pursuant to the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to Holders of Allowed Claims or Allowed Interests will not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

  (2)
  Pursuant to Bankruptcy Rule 9019 and in consideration of the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the subordination rights that a Holder of a Claim or Interest may have or any distribution to be made pursuant to the Plan on account of such Claim or Interest. Entry of the Confirmation Order will constitute the Bankruptcy Court's approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court's finding that such compromise or settlement is in the best interests of McLeodUSA, Reorganized McLeodUSA, their respective properties, and Holders of Claims and Interests, and is fair, equitable and reasonable.

  (g) Summary of Other Provisions of the Plan

        The following paragraphs summarize certain other significant provisions of the Plan. The Plan should be referred to for the complete text of these and other provisions of the Plan.

  a.
  Exemption from Transfer Taxes

        Pursuant to Section 1146(c) of the Bankruptcy Code, (i) the issuance, transfer or exchange of notes or equity securities under the Plan; (ii) the creation of any mortgage, deed of trust, lien, pledge or other security interest; (iii) the making or assignment of any lease or sublease; or (iv) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, any merger agreements; agreements of consolidation, restructuring, disposition, liquidation or dissolution; deeds; bills of sale; and transfers of tangible property, will not be subject to any stamp tax, recording tax, personal property tax, real estate transfer tax, sales or use tax or other similar tax. Any transfers from McLeodUSA to Reorganized McLeodUSA or otherwise pursuant to the Plan shall not be subject to any such taxes, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment. Unless the Bankruptcy Court orders otherwise, any and all of the foregoing transactions, whether taken on or after the Effective Date, shall be deemed to have been in furtherance of, or in connection with, the Plan.

  b.
  Cancellation of Notes, Class A Common Stock and Old Preferred Stock

        On the Effective Date, except as otherwise provided for herein, (i) the Notes, Class A Common Stock, Old Preferred Stock, and any other notes, bonds (with the exception of surety bonds outstanding), Indentures or other instruments or documents evidencing or creating any indebtedness or obligations of McLeodUSA, except such notes or other instruments evidencing indebtedness or obligations of McLeodUSA that are Unimpaired, Reinstated, or amended and restated under the Plan, shall be cancelled, and (ii) the obligations of McLeodUSA under any agreements, Indentures or certificates of designation governing the Notes, Class A Common Stock, Old Preferred Stock, and any

other notes, bonds, indentures or other instruments or documents evidencing or creating any indebtedness or obligations of McLeodUSA, except such notes or other instruments evidencing indebtedness or obligations of McLeodUSA that are Unimpaired, Reinstated or amended and restated under the Plan, as the case may be, shall be discharged; provided, however, that each Indenture or other agreement that governs the rights of Note Claims shall continue in effect solely for the purpose of allowing the Notes Trustee to make distributions on account of such Claims under the Plan pursuant to the terms of the Indentures.

  c.
  Effectuating Documents and Further Transactions

        Each of McLeodUSA, Reorganized McLeodUSA or the Creditors Committee, as appropriate, is authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

  d.
  Revocation, Withdrawal or Non-Consummation

        McLeodUSA reserves the right to revoke or withdraw the Plan prior to the Confirmation Date and to file subsequent plans of reorganization. If McLeodUSA revokes or withdraws the Plan, or if Confirmation or consummation does not occur, then (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void, and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, McLeodUSA or any other person, (ii) prejudice in any manner the rights of McLeodUSA or any other person, or (iii) constitute an admission of any sort by McLeodUSA or any other person.

  e.
  Amendment or Modification of the Plan

        Subject to Section 1127 of the Bankruptcy Code and, to the extent applicable, Sections 1122, 1123 and 1125 of the Bankruptcy Code, McLeodUSA reserves the right to alter, amend or modify the Plan with the consent of the Creditors Committee, Forstmann Little and the Arrangers, which consent shall not be unreasonably withheld, at any time prior to or after the Confirmation Date but prior to the substantial consummation of the Plan. A Holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of such Holder.

  f.
  Plan Supplement

        The Plan Supplement, which shall include certain exhibits, lists, schedules, or documents to be executed in connection with the Plan, shall be filed with the Bankruptcy Court not later than ten (10) days prior to the Confirmation Hearing. Upon its filing, the Plan Supplement may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours. Holders of Claims and Interests may obtain a copy of the Plan Supplement upon written request to McLeodUSA. The documents contained in the Plan Supplement will be reasonably acceptable to McLeodUSA, the Creditors Committee and Forstmann Little and shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.

D.    Confirmation and Consummation Procedure

        The Bankruptcy Court may confirm the Plan only if it determines that the Plan complies with the technical requirements of Chapter 11, including, among other things, that (a) the Plan has properly classified Claims and Interests, (b) the Plan complies with applicable provisions of the Bankruptcy Code, (c) McLeodUSA has complied with applicable provisions of the Bankruptcy Code, (d) McLeodUSA has proposed the Plan in good faith and not by any means forbidden by law, (e) disclosure of "adequate information" as required by Section 1125 of the Bankruptcy Code has been made, (f) the Plan has been accepted by the requisite votes of all classes of Creditors and Interest Holders (except to the extent that "cramdown" is available under Section 1129(b) of the Bankruptcy Code), (g) the Plan is in the "best interests" of all Holders of Claims or Interests in an Impaired Class, and (h) all fees and expenses payable under 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of such fees on the Effective Date. Under the Bankruptcy Code, the following steps must be taken to confirm the Plan.

  (a) The Confirmation Hearing

        The Bankruptcy Court has scheduled April 5, 2002 at 9:30 a.m. for the hearing on confirmation of the Plan. At that hearing the Bankruptcy Court will consider whether the Plan satisfies the various requirements of the Bankruptcy Code, including whether the Plan is feasible and whether the Plan is in the best interests of the Creditors and Holders of Interests in McLeodUSA. At that time, McLeodUSA will submit a report to the Bankruptcy Court concerning the votes for acceptance or rejection of the Plan by the parties entitled to vote thereon.

        Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan. Any objection to confirmation of the Plan must be made in writing and filed with the Bankruptcy Court and served on all required parties by the objection deadlines set by the Bankruptcy Court. Unless an objection to confirmation is timely served and filed, it may not be considered by the Bankruptcy Court.

  (b) Confirmation

        At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of Section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a plan are that the plan is (a) accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the plan "does not discriminate unfairly" and is "fair and equitable" as to such class, (b) feasible and (c) in the "best interests" of creditors and stockholders that are impaired under the plan.

  a.
  Unfair Discrimination and Fair and Equitable Tests

        To obtain non-consensual confirmation of the Plan, it must be demonstrated to the Bankruptcy Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each impaired, non-accepting Class. The Bankruptcy Code provides a non-exclusive definition of the phrase "fair and equitable." The Bankruptcy Code establishes tests for determining what is "fair and equitable" for secured creditors, unsecured creditors and equity holders, as follows:

    (1)
    Secured Creditors. Either (i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim, or (iii) the property securing the claim is sold free and clear of liens, with such liens to attach to the proceeds of the sale and the treatment of such liens with respect to such proceeds to be as provided in clause (i) or (ii) of this subparagraph.

    (2)
    Unsecured Creditors. Either (i) each impaired unsecured creditor receives or retains, under the Plan, property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the Plan.

    (3)
    Equity Interests. Either (i) each holder of an equity interest will receive or retain, under the Plan, property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled, or the value of the interest or (ii) the holder of an interest that is junior to the non-accepting class will not receive or retain any property under the Plan.

        McLeodUSA reserves the right to pursue the Plan without having previously obtained sufficient acceptances of the Plan from Holders of Class A Common Stock Interests. McLeodUSA has requested entry of the Solicitation Procedures Order which deems Class 7 Class A Common Stock Interests, Class 8 Securities Claims and Class 9 Other Old Equity Interests to have rejected the Plan, thereby obviating any further need to solicit votes from the Holders of such Interests and Claims. In such case, McLeodUSA will request confirmation of the Plan under Section 1129(b) of the Bankruptcy Code notwithstanding the deemed rejection of the Plan by Classes 7, 8 and 9. McLeodUSA believes that the Plan may be confirmed pursuant to the above-described "cramdown" provisions, over the deemed dissent of Holders of Interests in Class 7, Claims in Class 8 and Interests in Class 9, in view of the treatment proposed for such Class. Specifically, McLeodUSA believes that the treatment under the Plan of the Holders of Interests in Class 7 and Claims in Class 8 satisfies the "fair and equitable" test since there is no class junior to such non-accepting Class that will receive or retain any property under the Plan. The same is true with respect to the Class 9 Other Old Equity Interests.

  b.
  Best Interests Test

        With respect to each impaired Class of Claims and Interests, confirmation of the Plan requires that each Holder of a Claim or Interest either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such Holder would receive or retain if McLeodUSA was liquidated under Chapter 7 of the Bankruptcy Code. To calculate the probable distribution to Holders of each impaired Class of Claims and Interests if McLeodUSA was liquidated under Chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from McLeodUSA's assets if its Chapter 11 Case were converted to a Chapter 7 case under the Bankruptcy Code. This "liquidation value" would consist primarily of the proceeds from a forced sale of McLeodUSA's assets by a Chapter 7 trustee.

        The amount of liquidation value available to unsecured creditors would be reduced by, first, the claims of secured creditors to the extent of the value of their collateral, and, second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the Chapter 7 case and the Chapter 11 case. Costs of liquidation under Chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by McLeodUSA in its Chapter 11 case (such as compensation of attorneys, financial advisors and accountants) that are allowed in the Chapter 7 case, litigation costs, and claims arising from the operations of McLeodUSA during the pendency of the Chapter 11 case. The liquidation itself would trigger certain priority claims that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general claims or to make any distribution in respect of equity interests. The liquidation would also prompt the rejection of a large number of executory contracts and unexpired leases and thereby create a significantly higher number of unsecured creditors.

        McLeodUSA believes that the Plan meets the "best interests of creditors" test of Section 1129(a)(7) of the Bankruptcy Code. McLeodUSA believes that the members of each Impaired Class will receive greater value under the Plan than they would in a liquidation. The Liquidation Analysis, a copy of which is attached hereto as Appendix D, provides that in the event of a liquidation as described therein, the proceeds available for Holders of General Unsecured Claims and Note Claims would be $83.6 million, resulting in a recovery of only 2.5%. The Liquidation Analysis provides that there would be no recovery to Holders of Old Preferred Stock Interests and Class A Common Stock Interests.

        In contrast, under the Plan, Holders of General Unsecured Claims will receive a 100% recovery. It is estimated that Holders of Note Claims will receive a recovery of approximately 28%. Holders of Old Preferred Stock Interests are estimated to receive collective value of $511 million under the Plan, and Holders of Class A Common Stock Interests are estimated to receive collective value of $190 million under the Plan. Therefore, Holders of such Claims and such Interests will receive substantially more under the Plan than in a liquidation. Although McLeodUSA believes that the Plan meets the "best interests of creditors" test of Section 1129(a)(7) of the Bankruptcy Code, there can be no assurance that the Bankruptcy Court will determine that the Plan meets this test. THESE ESTIMATES OF VALUE ARE SUBJECT TO A NUMBER OF ASSUMPTIONS AND SIGNIFICANT QUALIFYING CONDITIONS. ACTUAL VALUES AND RECOVERIES COULD VARY MATERIALLY FROM THE ESTIMATES SET FORTH HEREIN. See "Valuation Analysis" attached hereto as Appendix B.

  c.
  Feasibility

        The Bankruptcy Code requires that the Bankruptcy Court determine that confirmation of a Plan is not likely to be followed by liquidation or the need for further financial reorganization of McLeodUSA. For purposes of showing that the Plan meets this feasibility standard, McLeodUSA and Houlihan have analyzed the ability of Reorganized McLeodUSA to meet its obligations under the Plan and retain sufficient liquidity and capital resources to conduct its business.

        McLeodUSA believes that with a significantly deleveraged capital structure, its business will be able to return to viability. The decrease in the amount of debt on McLeodUSA's balance sheet will improve McLeodUSA's cash flow and reduce its interest expense. McLeodUSA's liquidity also will be bolstered by the Exit Facility. To further support its belief in the feasibility of the Plan, McLeodUSA has relied upon Pro Forma Financial Projections for Fiscal Years 2002 through 2005 contained in Appendix C hereto (the "Projections"). The Projections indicate that Reorganized McLeodUSA should have sufficient cash flow to pay and service its debt obligations. Accordingly, McLeodUSA believes that the Plan complies with the financial feasibility standard of Section 1129(a)(11) of the Bankruptcy Code.

        Holders of Claims against and Interests in McLeodUSA are advised, however, that the Projections were not prepared with a view toward compliance with the published guidelines of the American Institute of Certified Public Accountants or any other regulatory or professional agency or body or generally accepted accounting principles. Furthermore, McLeodUSA's independent certified public accountants have not compiled or examined the Projections and accordingly do not express any opinion or any other form of assurance with respect thereto and assume no responsibility for the Projections.

        The Projections also assume that (i) the Plan will be confirmed and consummated in accordance with its terms, (ii) there will be no material change in legislation or regulations, or the administration thereof, including telecommunications and environmental legislation or regulations, that will have an unexpected effect on the operations of Reorganized McLeodUSA, (iii) there will be no change in United States generally accepted accounting principles that will have a material effect on the reported financial results of Reorganized McLeodUSA and (iv) there will be no material contingent or unliquidated litigation or indemnity claims applicable to Reorganized McLeodUSA. To the extent that the assumptions inherent in the Projections are based upon future business decisions and objectives, they are subject to change. In addition, although they are presented with numerical specificity and considered reasonable by McLeodUSA when taken as a whole, the assumptions and estimates underlying the Projections are subject to significant business, economic and competitive uncertainties and contingencies, many of which will be beyond the control of Reorganized McLeodUSA.

        Accordingly, the Projections are only estimates that are necessarily speculative in nature. It can be expected that some or all of the assumptions in the Projections will not be realized and that actual results will vary from the Projections, which variations may be material and are likely to increase over time. The Projections should therefore not be regarded as a representation by McLeodUSA or any other person that the results set forth in the Projections will be achieved. In light of the foregoing, readers are cautioned not to place undue reliance on the Projections. The Projections should be read together with the information in this Disclosure Statement entitled "Risk Factors," which sets forth important factors that could cause actual results to differ from those in the Projections.

        McLeodUSA is subject to the informational requirements of the Exchange Act, as amended, and in accordance therewith files periodic reports and other information with the SEC relating to its business, financial statements and other matters. Such filings will not include projected financial information. McLeodUSA does not intend to update or otherwise revise the Projections, including any revisions to reflect events or circumstances existing or arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions do not come to fruition. Furthermore, McLeodUSA does not intend to update or revise the Projections to reflect changes in general economic or industry conditions.

  d. Valuation Analysis

        McLeodUSA has been advised by Houlihan with respect to the reorganization equity value of Reorganized McLeodUSA. The reorganization equity value, which includes McLeodUSA's operating business, the expected present value of certain non-operating assets, and the estimated debt balances at and beyond the Effective Date, were estimated by Houlihan to be approximately $1.15 billion as of an assumed Effective Date of April 30, 2002 and giving effect to the divestiture of Pubco on the consummation of the Plan and to the divestiture of ICTC and DTG, both of which are assumed to occur within 14 months of the Effective Date. The foregoing reorganization equity value (ascribed as of the date of this Disclosure Statement) reflects, among other things, factors discussed below, current financial market conditions, and the inherent uncertainty as to the achievement of the Projections.

        Based on the assumed reorganization equity value set forth above, the value of the 325 million shares of New Common Stock to be outstanding under the Plan (assuming conversion of the New Class B Common Stock, New Class C Common Stock and New Series A Preferred Stock) is estimated to be approximately $3.47 per share, after giving effect to the potentially dilutive impact of the New Warrants, and the Management Incentives but without reflecting any specific consideration of the potential impact on the New Common Stock of the New Series A Preferred Stock liquidation preference. The foregoing valuation also reflects a number of assumptions, including a successful reorganization of McLeodUSA's business and finances in a timely manner, the amount of available cash, market conditions, and the Plan becoming effective in accordance with its terms on a basis consistent with the estimates and other assumptions discussed herein.

        In preparing the estimated reorganization equity value, Houlihan: (a) reviewed certain historical financial information of McLeodUSA for recent years and interim periods; (b) reviewed certain internal financial and operating data of McLeodUSA and assisted in developing financial projections relating to its businesses and prospects; (c) met with certain members of senior management of McLeodUSA to discuss McLeodUSA's operations and future prospects; (d) reviewed publicly available financial data and considered the market values of public companies that Houlihan deemed generally comparable to the operating businesses of McLeodUSA; (e) reviewed the financial terms, to the extent publicly available, of certain acquisitions of companies that Houlihan believes were comparable to the operating businesses of McLeodUSA; (f) considered certain economic and industry information relevant to McLeodUSA's operating business; (g) visited certain of McLeodUSA's facilities; and (h) conducted such other analyses as Houlihan deemed appropriate under the circumstances. Although Houlihan conducted a review and analysis of McLeodUSA's business, operating assets and liabilities and business plans, Houlihan assumed and relied on the accuracy and completeness of all financial and other information furnished to it by McLeodUSA. No independent evaluations or appraisals of McLeodUSA's assets were sought or were obtained in connection therewith.

        Estimates of reorganization equity value do not purport to be appraisals, nor do they necessarily reflect the values that might be realized if assets were sold. The estimates of reorganization equity value prepared by Houlihan assume that Reorganized McLeodUSA continues as the owner and operator of its businesses and assets. Such estimates were developed solely for purposes of formulation and negotiation of the Plan and the analysis of implied relative recoveries to creditors thereunder. Such estimates reflect computations of the estimated reorganization equity value of Reorganized McLeodUSA through the application of various valuation techniques and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market values that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different from the amounts set forth herein. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of reorganization equity value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Depending on the results of McLeodUSA's operations or changes in the financial markets, Houlihan's valuation analysis as of the effective date may differ from that disclosed herein.

        In addition, the valuation of newly-issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates; conditions in the financial markets; the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis; and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by McLeodUSA's history in Chapter 11 or by other factors not possible to predict. Accordingly, the reorganization equity value estimated by Houlihan does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets. The equity value ascribed in the analysis does not purport to be an estimate of the post-reorganization market trading value. Such trading value may be materially different from the reorganization equity value ranges associated with Houlihan's valuation analysis.

E.    Securities Considerations

        Upon the consummation of the Plan, McLeodUSA will rely on Section 1145 of the Bankruptcy Code to the extent it is applicable, to exempt the issuance of (i) the New Common Stock to Holders of Class A Common Stock and Holders of Old Series A Preferred Stock, (ii) the New Series A Preferred Stock and the New Warrants to Holders of the Notes and (iii) the New Class B Common Stock and New Class C Common Stock to Holders of the Old Series D Preferred Stock and the Holders of the Old Series E Preferred Stock from the registration requirements of the Securities Act (and of any state securities or "blue sky" laws). Section 1145 exempts from registration the sale of a debtor's securities under a Chapter 11 plan if such securities are offered or sold in exchange for a claim against, or equity interest in, or a claim for an administrative expense in a case concerning, such debtor. In reliance upon this exemption, the New Common Stock, the New Class B Common Stock, the New Class C Common Stock, the New Series A Preferred Stock and the New Warrants generally will be exempt from the registration requirements of the Securities Act. Accordingly, recipients will be able to resell the New Common Stock, the New Class B Common Stock, the New Class C Common Stock, the New Series A Preferred Stock and the New Warrants without registration under the Securities Act or other federal securities laws, unless the recipient is an "underwriter" with respect to such securities, within the meaning of Section 1145(b) of the Bankruptcy Code. Section 1145(b) of the Bankruptcy Code defines "underwriter" as one who (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim, or (b) offers to sell securities issued under a plan for the holders of such securities, or (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution, or (d) is an "issuer" of the relevant security, as such term is used in Section 2(11) of the Securities Act.

        Notwithstanding the foregoing, statutory underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the Securities Act which, in effect, permits the resale of securities received by statutory underwriters pursuant to a Chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Holders that believe they may be statutory underwriters as defined in Section 1145 of the Bankruptcy Code are advised to consult with their own counsel as to the availability of the exemption provided by Rule 144.

        McLeodUSA is relying on Section 4(2) of the Securities Act and similar provisions of state law to exempt the issuance of the New Common Stock, New Director Preferred Stock and the New Warrants to Forstmann Little pursuant to the Purchase Agreement from the registration requirements of the Securities Act and the state securities laws. McLeodUSA is relying on Section 4(1) and/or 4(2) of the Securities Act and similar provisions of state law to exempt the sale of the Pubco Stock to Yell Group pursuant to the Stock Purchase Agreement. Accordingly, all such securities may not be resold or otherwise transferred except in a transaction which is exempt under the provisions of the Securities Act or any applicable state securities laws, or pursuant to an effective registration statement or in a transaction otherwise in compliance with applicable federal and state securities laws.

F.    Risk Factors

  (a) General Considerations

        The Plan sets forth the means for satisfying the Claims against the Debtor. Certain Claims and Interests receive no distributions pursuant to the Plan. Reorganization of certain of the Debtor's businesses and operations under the proposed Plan also avoids the potentially adverse impact of a liquidation on those Debtor's employees and other stakeholders.

  (b) Certain Bankruptcy Considerations

        (i) Failure to Confirm or Consummate the Plan

        Even if all Impaired voting classes vote in favor of the Plan, and with respect to any Impaired Class deemed to have rejected the Plan the requirements for "cramdown" are met, the Bankruptcy Court, which, as a court of equity, may exercise substantial discretion, may choose not to confirm the Plan. Section 1129 of the Bankruptcy Code requires, among other things, a showing that confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization of the Debtor, (See Section VII.D.(b)), and that the value of distributions to dissenting Holders of Claims and Interests may not be less than the value such Holders would receive if the Debtor was liquidated under Chapter 7 of the Bankruptcy Code. Although the Debtor believes that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion. See Appendix D annexed hereto for a liquidation analysis of the Debtor.

        The Plan provides for certain conditions that must be fulfilled prior to confirmation of the Plan and the Effective Date. As of the date of this Disclosure Statement, there can be no assurance that any or all of the conditions in the Plan will be met (or waived) or that the other conditions to consummation, if any, will be satisfied. Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will be consummated and the restructuring completed. If a liquidation or protracted reorganization were to occur, there is a substantial risk that the value of the Debtor's enterprise would be substantially eroded to the detriment of all stakeholders.

        (ii) Disruption of Operations Due to the Filing of the Chapter 11 Case

        As part of the first day relief requested in the Chapter 11 Case, the Bankruptcy Court entered orders allowing the Debtor to pay prepetition employee obligations and certain prepetition key vendor trade claims in the ordinary course of business. See Section VI.B. The Debtor, therefore, believes that the solicitation with respect to the Plan will not have a material adverse effect on the Debtor's relationships with customers, employees, and suppliers, provided that the Debtor demonstrates sufficient liquidity to continue to operate its businesses.

        The Debtor believes that relationships with its customers, suppliers and employees will be maintained, and the going concern value of the business will be preserved, if the Chapter 11 process is completed on the expedited timetable established at the outset of the Chapter 11 Case. See Section VI.B. However, if there is a protracted Chapter 11 process, the Debtor's operations could be materially adversely affected.

        The filing of the Chapter 11 Case by the Debtor and the publicity attendant thereto might also adversely affect the businesses of its non-debtor subsidiaries. Because the business of McLeodUSA is closely related to the businesses of all its subsidiaries, any downturn in the business of its subsidiaries could also affect the Debtor's prospects. Although McLeodUSA does not believe that the commencement of the Chapter 11 Case will adversely affect the businesses of any of its subsidiaries, if there is a protracted Chapter 11 Case, the possibility of adverse effects on its subsidiaries may increase. McLeodUSA's subsidiaries do not have the benefit of the automatic stay.

  (c) Inherent Uncertainty of Financial Projections

        The Projections set forth in Appendix C hereto cover the Debtor's operations through fiscal 2005. These Projections are based on numerous assumptions that are an integral part of the Projections, including confirmation and consummation of the Plan in accordance with its terms, realization of the operating strategy of the Reorganized Debtor, industry performance, no material changes in applicable legislation or regulations, exchange rates, or generally accepted accounting principles, general business and economic conditions, competition, adequate financing, absence of material contingent or unliquidated litigation or indemnity claims, and other matters, many of which are beyond the control of the Reorganized Debtor and some or all of which may not materialize.

        In addition, unanticipated events and circumstances occurring subsequent to the date of this Disclosure Statement may affect the actual financial results of the Reorganized Debtor's operations. Accordingly, the Projections are not necessarily indicative of the future financial condition or results of operations of the Reorganized Debtor, which may vary significantly from those set forth in the Projections. Consequently, the projected financial information contained herein should not be regarded as a representation by the Debtor, the Debtor's advisors, or any other person that the Projections can or will be achieved. See Section X.A.

  (d) Implementing McLeodUSA's Operational Restructuring Involves Substantial Risks

        There are substantial risks in implementing McLeodUSA's new operational strategy. These risks include:

  •
  spending significant resources and time on the divestiture of non-core assets rather than on the operational restructuring of McLeodUSA;

  •
  the operational restructuring entails significant business process changes throughout the organization, which may be disruptive;

  •
  difficulties arising from the slowing economy, which has adversely affected demand for competitive telecommunications services, may delay revenue growth and the time to profitability and positive cash flow;

  •
  the chance for adverse regulatory, legislative and other governmental developments during the course of the operational restructuring;

  •
  uncertainty surrounding McLeodUSA's restructuring increases the risk that McLeodUSA will lose customers and leaves McLeodUSA open to more aggressive tactics of competitors;

  •
  potential difficulties in recruiting and retaining quality management to execute the new operational strategy; and

  •
  McLeodUSA may not have sufficient capital to invest in improved business systems to support a larger and more efficient enterprise.

        One or more of these factors, individually or combined, could affect adversely McLeodUSA's ability to conduct its operations.

  (e) McLeodUSA Expects to Incur Significant Losses Over the Next Several Years

        If McLeodUSA does not become profitable in the future, McLeodUSA could have difficulty obtaining funds to continue its operations. McLeodUSA has incurred net losses every year since McLeodUSA began operations. Since January 1, 1995, McLeodUSA's net losses applicable to Class A Common Stock have been as follows:

Period	Amount
1995	$11.3 million
1996	$22.3 million
1997	$79.9 million
1998	$124.9 million
1999	$238.0 million
2000	$531.7 million
2001	$2,789.5 million

        The loss in 2001 reflects certain one-time charges and benefits recognized in the third quarter of 2001 and were taken as a result of the comprehensive restructuring described herein. McLeodUSA expects to incur significant operating losses during the next several years. If McLeodUSA is unable to operate profitably in the time frame expected, there may be adverse consequences to its business.

  (f) Risks Particular to Former Preferred Stockholders

        Holders of Old Preferred Stock who receive shares of New Common Stock will lose all rights associated with the Old Preferred Stock. The Old Series A Preferred Stock obligates McLeodUSA to pay a certain amount of annual dividends. Holders of the New Common Stock, New Class B Common Stock or New Class C Common Stock will have no right to receive an annual payment of dividends. Moreover, cash dividend payments will continue to be prohibited under the terms of the Credit Agreement (other than in connection with certain employee benefit plans or to maintain certain licenses and franchises). Also, if McLeodUSA were to be liquidated, Holders of Old Preferred Stock would no longer be entitled to payment prior to Holders of Class A Common Stock.

  (g) Issuance of New Common Stock After the Consummation of the Plan Will Dilute the Class A Common Stock and the New Common Stock

        The issuance of shares of New Common Stock, New Class B Common Stock and New Class C Common Stock to the Holders of Old Preferred Stock will result in dilution of the equity interests of the Holders of Class A Common Stock. In addition, the issuance of shares of New Common Stock or options to management and employees and the conversion of the New Series A Preferred Stock will result in additional dilution of the prior equity interests of the Holders of the Class A Common Stock. Moreover, the exercise of the New Warrants would result in a further dilution of the prior equity interests of the Holders of the Class A Common Stock. There can be no assurance that McLeodUSA will not need to issue additional equity securities in the future in order to execute its business plan if it does not achieve its projected results or for other reasons, which could lead to further dilution to Holders of the Class A Common Stock. Any such dilution could adversely affect the market price and the value of New Common Stock.

  (h) The Businesses that Will Remain Following the Consummation of the Plan Do Not Generate Positive Cash Flow

        Upon consummation of the Plan and giving effect to the sale of non-core businesses set forth in McLeodUSA's strategic restructuring plan and as contemplated by the Credit Agreement, McLeodUSA's operations will consist primarily of its retail CLEC business. To date, the retail CLEC operations of McLeodUSA have not generated positive cash flow in any quarterly period. In addition, the preponderance of historical EBITDA of McLeodUSA has been attributable to Pubco, ICTC and other non-core assets that McLeodUSA plans to sell. While the initiatives set forth in McLeodUSA's strategic restructuring plan are designed to result in the CLEC business eventually operating profitably, there can be no assurance that these steps will be successful in the time and magnitude expected. Moreover, the remaining operations are expected to continue generating negative cash from operations until fiscal 2005, even if McLeodUSA achieves its targeted level of EBITDA, as a result of capital expenditures and projected interest on the remaining amounts due under the Credit Agreement. Completion of asset sales within a time frame and for aggregate amounts described in McLeodUSA's business plan and retention of access to the amounts that remain available to borrow under the Credit Agreement are critical in funding McLeodUSA's operations.

  (i) McLeodUSA Has a Risk of Inadequate Liquidity

        Consummation of the Plan and the Third Amendment to the Credit Agreement will impact the post-restructuring liquidity position of McLeodUSA in the following manner:

  •
  as of the Petition Date, the Exit Facility commitments are $110 million;

  •
  higher interest rates;

  •
  divestiture of Pubco, which currently generates positive cash flow; and

  •
  required divestiture of ICTC, which currently generates positive cash flow, and application of the first $225 million of the proceeds of such divestiture to the prepayment of term loans.

        Upon consummation of the Plan, the operations of McLeodUSA will consist primarily of the existing retail CLEC operations of McLeodUSA, which have not generated positive cash flow in any quarterly period. One or more of these factors, individually or combined, could affect adversely McLeodUSA's ability to conduct its operations.

        Although Forstmann Little is investing $175 million, after payments to Holders of the Notes, prepayments on the Credit Agreement, and fees and expenses related to the restructuring, McLeodUSA will not retain any proceeds from such investment and, in fact, anticipates using approximately $25 million of available cash to effect the restructuring.

        Furthermore, the divestitures of non-core assets is a key component to McLeodUSA's future liquidity. Material variances from the expected level of proceeds received from non-core asset sales and the timing of the receipt of such proceeds would have an adverse effect on liquidity.

        Finally, McLeodUSA may need additional capital to expand its business and develop new products, which may be difficult to obtain. Failure to obtain additional capital may preclude McLeodUSA from developing or enhancing its products, taking advantage of future opportunities, growing its business or responding to competitive pressures.

  (j) A Long And Protracted Restructuring Could Adversely Affect McLeodUSA's Business

        The uncertainty surrounding a prolonged restructuring could have significant adverse affects on McLeodUSA's business.

        Specifically:

  •
  As of the Petition Date, McLeodUSA and its subsidiaries have $140 million of Cash. Due to McLeodUSA's belief that this amount of Cash, together with operating revenues and proceeds of asset sales are sufficient to fund operations throughout the Chapter 11 Case, McLeodUSA has not obtained debtor-in-possession financing to support its liquidity needs during the Chapter 11 Case.

  •
  It will be difficult to attract and retain key employees during a prolonged restructuring.

  •
  Uncertainty about the ultimate outcome of the restructuring could lead to the loss of customers and the tightening of trade credit.

  (k) The New Common Stock and the New Series A Preferred Stock Could Be Volatile, Increasing the Risk of Loss to Holders of Common Stock

        The market price of the New Common Stock and the New Series A Preferred Stock could be subject to significant fluctuations in response to various factors and events including the depth and liquidity of the trading market for the New Common Stock and variations in McLeodUSA's operating results. In addition, the stock market in general, and the telecommunications sector specifically, in recent years have experienced broad price and volume fluctuations that have often been unrelated to the operating performance of the companies. Broad market fluctuations may also adversely affect the market price of the New Common Stock.

  (l) If McLeodUSA's New Common Stock or New Series A Preferred Stock Is Not Listed, the Ability of Holders of New Common Stock or New Series A Preferred Stock to Sell Their Shares Would Be Adversely Impacted

        It is possible that the New Common Stock and/or the New Series A Preferred Stock may not be listed on The Nasdaq National Market or other comparable exchange or market. Officials of The Nasdaq National Market have, as a result of McLeodUSA's filing under Chapter 11, halted the quotation of the Class A Common Stock and are reviewing McLeodUSA's entire financial situation, including the Plan, the projected financial statements and the economic impact of the bankruptcy on the Class A Common Stock. If the results of the review are unfavorable, The Nasdaq National Market may notify McLeodUSA that it will not list the newly issued New Common Stock and/or the New Series A Preferred Stock. If the New Common Stock and/or the New Series A Preferred Stock is not listed, it would become difficult to make purchases and sales or obtain timely and accurate quotations with respect to trading of such unlisted securities.

  (m) The New Warrants Will Not Be Listed and May Have Limited Liquidity

        McLeodUSA does not intend to list the New Warrants on the Nasdaq Stock Market or any national securities exchange. This may make the New Warrants illiquid and adversely affect the ability of Holders thereof to sell New Warrants.

  (n) McLeodUSA's Future Operational and Financial Performance May Vary Materially from the Projections Included in this Disclosure Statement

        The projected financial information contained in this Disclosure Statement is based on McLeodUSA's estimated results of operations based upon certain assumptions described more fully elsewhere in this Disclosure Statement and the appendices hereto. McLeodUSA does not as a matter of course make public projections as to future sales, earnings or other results. However, McLeodUSA's management, together with its financial advisor, has prepared the projected consolidated financial information set forth in this Disclosure Statement to present the anticipated effects of the restructuring. These projections were not prepared with a view towards public disclosure or with a view towards complying with the guidelines established by the American Institute of Certified Public Accountants

with respect to prospective financial information, but, in the view of McLeodUSA's management, were prepared on a reasonable basis, reflect the best currently available estimates and adjustments and present, to the best of management's knowledge and belief, the course of action and the expected future financial performance of Reorganized McLeodUSA after the Effective Date.

        McLeodUSA does not intend to update or otherwise revise its projections to reflect events or circumstances existing or arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events. The independent public accountants for McLeodUSA have not examined or provided any other form of assurance on the projected financial information. Consequently, no person other than McLeodUSA assumes any responsibility for the projected financial information. The projected financial information necessarily is based upon numerous estimates and assumptions, including that McLeodUSA will successfully implement the restructuring on a timely basis and achieve the results described in the financial projections included in this Disclosure Statement. These estimates and assumptions are inherently subject to significant business, economic and competitive uncertainties, contingencies and risks, many of which are beyond the control of McLeodUSA. Actual results may vary from these projections and the variations may be material. Financial projections are necessarily speculative in nature and one or more of the assumptions underlying these projections may prove not to be valid. The projections should not be regarded as a representation by McLeodUSA, any of its affiliates or any other person that the projections will be achieved. Holders are cautioned not to place undue reliance on the projected financial information contained in this Disclosure Statement.

  (o) Election Not to be Subject to Section 203 May Make McLeodUSA More Vulnerable to Takeovers

        The Plan requires that McLeodUSA opt out of the provisions of Section 203 of the Delaware General Corporation Law under the terms of its agreement with Forstmann Little in order to complete the restructuring. The election to eliminate the protection provided by Section 203 of the Delaware General Corporation Law may make McLeodUSA more vulnerable to takeovers without giving McLeodUSA the ability to prohibit or delay such takeovers as effectively.

  (p) Adverse Treatment of Cancellation of Debt Income and Net Operating Losses May Adversely Impact McLeodUSA's Financial Position

        McLeodUSA will realize substantial cancellation of debt ("COD") income as a result of the implementation of the Plan. Because McLeodUSA will be a debtor in a bankruptcy case at the time it realizes the COD income, McLeodUSA will not be required to include such COD income in its taxable income for federal income tax purposes. Instead, McLeodUSA will be required to reduce certain of its tax attributes by the amount of COD so excluded. McLeodUSA believes that all of its net operating loss carryovers ("NOLs") will be eliminated, and certain of its other tax attributes (including alternative minimum tax credit carryovers and the tax basis of certain property owned by McLeodUSA) will be reduced or eliminated, as a result of COD income excluded pursuant to the Plan. The NOLs and other tax attributes of McLeodUSA's subsidiaries would not be eliminated as a result of such COD income pursuant to the Plan if McLeodUSA's intended position that the reduction in tax attributes resulting from the exclusion of such COD income should occur on a separate company basis is sustained, but would be reduced or eliminated if it is determined that such reductions must be applied on a consolidated group basis. The Internal Revenue Service has recently taken the position that consolidated, rather than separate company, NOLs must be reduced when COD income is excluded. Accordingly, no assurances can be given in this regard.

        If an "ownership change" (as defined in Internal Revenue Code Section 382 ("Section 382")) occurs with respect to McLeodUSA's stock in connection with the Plan, Section 382 may apply to limit the future ability of McLeodUSA and its subsidiaries to utilize any remaining NOLs generated before the ownership change and certain subsequently recognized "built-in" losses and deductions, if any, existing as of the date of the ownership change. McLeodUSA believes that it is likely to incur an ownership change as a result of the implementation of the Plan. McLeodUSA's and its subsidiaries' ability to utilize new NOLs arising after the ownership change would not be affected. An ownership change generally occurs if certain persons or groups increase their aggregate ownership percentage in a corporation's stock by more than 50 percentage points in the shorter of any three-year period or the period since the last ownership change. See "Certain Federal Income Tax Consequences of the Plan."

  (q) Failure to Raise Necessary Capital Could Restrict the Ability of McLeodUSA to Develop Its Network and Services and Engage in Strategic Acquisitions

        McLeodUSA cannot assure that its capital resources will be sufficient to enable it to achieve operating profitability. Failure to generate or raise sufficient funds may require McLeodUSA to delay or abandon some of its expansion plans or expenditures, which could harm its business and competitive position.

        McLeodUSA expects to meet these funding needs through various sources, including existing cash balances, existing lines of credit, the Exit Facility, prospective sales of selected assets, vendor financing and cash flow from future operations. The estimated aggregate capital expenditure requirements of McLeodUSA include the projected costs of:

  •
  expanding McLeodUSA's fiber optic communications network, including intra-city fiber optic networks;

  •
  adding voice and data switches;

  •
  constructing, acquiring, developing or improving telecommunications assets in existing and new markets; and

  •
  improving the business infrastructure to support a larger and more efficient telecommunications company.

        McLeodUSA also requires substantial funds for general corporate and other expenses and may require additional funds for working capital fluctuations.

        The Credit Agreement and the Exit Facility each place restrictions on McLeodUSA's ability to make capital expenditures and engage in acquisitions.

        McLeodUSA may meet any additional financial needs by issuing additional debt or equity securities or by borrowing funds under the Credit Agreement. McLeodUSA cannot assure that it will have timely access to additional financing sources on acceptable terms. McLeodUSA's ability to issue debt securities, borrow funds from additional lenders and participate in vendor financing programs are restricted under the terms of the Third Amendment, and there can be no assurance that the lenders thereunder will waive these restrictions if McLeodUSA needs additional financing beyond that permitted. If they do not, McLeodUSA may not be able to expand its markets, operations, facilities, network and services as it intends.

  (r) McLeodUSA's Dependence on the MegaBells to Provide Most of McLeodUSA's Communications Services Could Make It Harder for McLeodUSA to Offer Its Services at a Profit

        The original seven regional Bell companies that resulted from the divestiture by AT&T in 1984 of its local telephone systems are now concentrated into four large incumbent "MegaBells." McLeodUSA depends on these MegaBells to provide much of McLeodUSA's core local and some long distance services. At the same time, these MegaBells are McLeodUSA's largest local service competitors. Today, without using the communications facilities of these companies, McLeodUSA could not provide bundled local and long distance services to most of McLeodUSA's customers. Because of this dependence, McLeodUSA's communications services are highly susceptible to changes in the conditions for access to these facilities and to possible inadequate service quality provided by the MegaBells. Therefore, McLeodUSA may have difficulty offering its services on a profitable and competitive basis.

        Qwest Communications International Inc. (successor to U S WEST Communications, Inc.) and SBC Communications Inc. (including its wholly-owned subsidiary Ameritech Corporation) are

McLeodUSA's primary suppliers of network elements and communications services that allow McLeodUSA to transfer and connect calls. The communications facilities of McLeodUSA's suppliers allow McLeodUSA to provide local service, long distance service and private lines dedicated to its customers' use. If these MegaBells or other companies deny or limit McLeodUSA's access to their communications network elements or wholesale services, McLeodUSA may not be able to offer its communications services at profitable rates.

        In order to interconnect McLeodUSA's network equipment and other communications facilities to network elements controlled by the MegaBells, McLeodUSA must first negotiate and enter into interconnection agreements with them. Interconnection obligations imposed on the MegaBells by the Telecommunications Act of 1996 have been and continue to be subject to a variety of legal proceedings, the outcome of which could affect McLeodUSA's ability to obtain interconnection agreements on acceptable terms. For example, the pricing requirements for interconnection agreements are still subject to an appeal before the United States Supreme Court. There can be no assurance that McLeodUSA will succeed in obtaining interconnection agreements on terms that would permit McLeodUSA to offer local services using McLeodUSA's own communications network facilities at profitable and competitive rates. See Sections IV.G and IV.J.

  (s) Actions by the MegaBells May Make it More Difficult for McLeodUSA to Offer Its Communications Services

        The MegaBells have pursued and continue to pursue several measures that may make it more difficult for McLeodUSA to offer its communications services. McLeodUSA has challenged or is challenging these actions before the FCC or applicable state public utility commissions. McLeodUSA cannot assure that it will succeed in its challenges to these or other actions by the MegaBells that would prevent or deter McLeodUSA from using their service or communications network elements. If the MegaBells withdraw or limit McLeodUSA's access to services or charge McLeodUSA extraordinary charges or high prices relative to retail rates in any location, McLeodUSA may not be able to offer communications services in those locations, which would harm McLeodUSA's business.

        McLeodUSA anticipates that the MegaBells will continue to pursue litigation, regulations and legislation in states within McLeodUSA's target market area to reduce state regulatory oversight over their rates and operations. If adopted, these initiatives could make it more difficult for McLeodUSA to challenge MegaBell actions in the future which could harm McLeodUSA's business.

        The MegaBells are also actively pursuing federal legislative and regulatory initiatives and litigation to undermine the Telecommunications Act of 1996 requirement to open local networks including by limiting the MegaBells' obligations to provide access to their facilities and by allowing them to provide in-region long distance data services without satisfying the market-opening requirements. If successful, these initiatives could make it more difficult for McLeodUSA to compete with the MegaBells and to offer services on a profitable and competitive basis. In addition to the established long-distance telephone companies, recent regulatory decisions have allowed some of the MegaBells to offer long-distance services within their traditional local service areas in a growing number of states. The regional Bell companies are proving to be strong competitors in the long-distance market. See Sections IV.G and IV.J.

  (t) Competition in the Communications Services Industry Could Cause McLeodUSA to Lose Customers and Revenue and Make It More Difficult for McLeodUSA to Enter New Markets

        McLeodUSA faces intense competition in all of its markets. This competition could result in loss of customers and lower revenue for McLeodUSA. It could also make it more difficult for McLeodUSA to enter new markets. Entrenched, traditional local telephone companies, including Qwest, SBC, BellSouth and Verizon, currently dominate their local communications markets and are gaining long distance market share in certain states (as discussed below). Three major competitors, AT&T, WorldCom and its MCI group and Sprint, dominate the long distance market. Hundreds of other companies also compete in the long distance marketplace. Many companies, including AT&T, WorldCom and Sprint, also compete in the local and long distance marketplace.

        Other competitors may include cable television providers, providers of communications network facilities dedicated to particular customers, microwave and satellite carriers, wireless telecommunications providers, private networks owned by large end-users, municipalities, electrical utilities and telecommunications management companies. Increasingly, McLeodUSA is subject to competition from Internet telephone and other IP-based telecommunications service providers, which are currently subject to substantially less regulation than competitive and traditional local telephone companies and are exempt from a number of taxes and regulatory charges that McLeodUSA is required to pay.

        These and other firms may enter, and in some cases have entered, the markets where McLeodUSA focuses its sales efforts, which may create downward pressure on the prices for its services and negatively affect its returns. Many of McLeodUSA's existing and potential competitors have financial and other resources far greater than McLeodUSA's. In addition, the trend toward mergers and strategic alliances in the communications industry may strengthen some of McLeodUSA's competitors and could put McLeodUSA at a significant competitive disadvantage.

        Many of McLeodUSA's competitors offer a greater range of communications services, or offer them in more geographic areas. For example, while McLeodUSA's target market covers 25 states, many of McLeodUSA's competitors are national or international in scope. Also, some of McLeodUSA's competitors offer wireless services, Internet content services, and other services. McLeodUSA's inability to offer as wide a range of services as many of its competitors or to offer them in as many locations, could result in McLeodUSA not being able to compete effectively against them.

  (u) MegaBells' Being Allowed to Offer Bundled Local and Long Distance Services in McLeodUSA's Markets Could Cause McLeodUSA to Lose Customers and Revenue and Could Make It More Difficult for McLeodUSA to Enter New Markets

        Presently the MegaBells are prohibited from offering interLATA long distance services to customers in their regions until they have shown compliance on a state-by-state basis with the Telecommunications Act of 1996. The MegaBells are attempting to show compliance and are seeking authority to offer in-region interLATA long distance service. SBC has obtained such authority in Texas, Oklahoma, Kansas, Missouri and Arkansas. Qwest has indicated its intention to seek such authority in all 14 states where it provides local services. Verizon has obtained such authority in New York, Massachusetts, Connecticut and Pennsylvania and its applications for such authority in Rhode Island, New Jersey and Vermont are pending before the FCC. BellSouth's application for such authority in Georgia and Louisiana is pending. After obtaining authorization to provide interLATA services within a state, the MegaBells have generally been successful in gaining significant market share and forcing down prices in the market for such services.

        The MegaBells are also seeking policy changes to reduce or eliminate the requirement that they open their local networks prior to offering interLATA services.

        If the MegaBells, which have resources far greater than McLeodUSA's, are authorized to bundle interLATA long distance service and local service in McLeodUSA's markets before the MegaBell local markets are effectively open to competition, the MegaBells could cause McLeodUSA to lose customers and revenues and make it more difficult for McLeodUSA to compete in those markets. McLeodUSA expects that eventually the MegaBells will be permitted to offer interLATA services throughout the United States. As the MegaBells are allowed to offer in-region interLATA in an increasing number of states, McLeodUSA will find it increasingly difficult to compete with them.

  (v) Developments in the Wireless Telecommunications Industry Could Make It More Difficult for McLeodUSA to Compete

        The wireless telecommunications industry is experiencing increasing competition and significant technological change. Wireless Internet services, high speed data services and other more advanced wireless services are also gaining in popularity. These developments may make it more difficult for McLeodUSA to gain and maintain its share of the communications market, which may facilitate the migration of wireline minutes to wireless services. McLeodUSA presently does not offer wireless services in its bundle of offered services. McLeodUSA could face additional competition from users of new wireless technologies including, but not limited to, currently unlicensed spectrum.

        Many of the wireless carriers have financial and other resources far greater than McLeodUSA's and have more experience testing and deploying new or improved products and services. In addition, several wireless competitors operate or plan to operate wireless telecommunications systems that encompass most of the United States, which could give them a significant competitive advantage.

  (w) The Success of McLeodUSA's Communications Services Will Depend on McLeodUSA's Ability to Keep Pace with Rapid Technological Changes in McLeodUSA's Industry

        Communications technology is changing rapidly. These changes influence the demand for McLeodUSA's services and the competition it faces. McLeodUSA needs to be able to anticipate these changes and to develop and bring to market new and enhanced products and services quickly enough for the changing market. This will determine whether McLeodUSA can continue to increase its revenue and number of subscribers and remain competitive.

  (x) The Loss of Key Personnel Could Weaken McLeodUSA's Technical and Operational Expertise, Delay McLeodUSA's Introduction of New Services or Entry into New Markets and Lower the Quality of McLeodUSA's Service

        For various reasons, including the filing of the Chapter 11 Case, McLeodUSA may not be able to attract, develop, motivate and retain experienced and innovative personnel. There is intense competition for qualified personnel in McLeodUSA's lines of business. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could cause McLeodUSA to make less successful strategic decisions, which could hinder the introduction of new services or the entry into new markets. McLeodUSA could also be less prepared for technological or marketing problems, which could reduce McLeodUSA's ability to serve its customers and lower the quality of its services. As a result, McLeodUSA's financial condition could be adversely affected.

        Clark E. McLeod, Chairman of McLeodUSA, Stephen C. Gray, President and Chief Executive Officer of McLeodUSA, and Chris A. Davis, Chief Operating and Financial Officer of McLeodUSA, each plays an important role in the future success of McLeodUSA. Loss of these senior executives could adversely affect the financial condition of McLeodUSA.

  (y) Failure to Obtain and Maintain Necessary Permits and Rights-of-Way Could Delay Installation of McLeodUSA's Networks and Interfere with McLeodUSA's Operations

        To obtain access to rights-of-way needed to install McLeodUSA's fiber optic cable, McLeodUSA must reach agreements with state highway authorities, local governments, transit authorities, local telephone companies and other utilities, railroads, long distance carriers and other parties. The failure to obtain or maintain any rights-of-way could delay McLeodUSA's planned network expansion, interfere with McLeodUSA's operations and harm its business. For example, if McLeodUSA loses access to a right-of-way, McLeodUSA may need to spend significant sums to remove and relocate its facilities.

  (z) Government Regulation May Increase McLeodUSA's Cost of Providing Services, Slow McLeodUSA's Network Construction and Subject McLeodUSA's Services to Additional Competitive Pressures

        McLeodUSA's facilities and services are subject to federal, state and local regulations. The time and expense of complying with these regulations could slow down McLeodUSA's network construction, increase its costs of providing services and subject McLeodUSA to additional competitive pressures. One of the primary purposes of the Telecommunications Act of 1996 was to open the local telephone services market to competition. While this has presented McLeodUSA with opportunities to enter local telephone markets, it also provides important benefits to the MegaBells, such as the ability, under specified conditions, to provide long distance service to customers in their respective regions. In addition, McLeodUSA needs to obtain and maintain licenses, permits and other regulatory approvals in connection with some of its services. Any of the following could harm McLeodUSA's business:

  •
  failure to comply with federal and state tariff requirements;

  •
  failure to maintain proper federal, state and municipal certifications or authorizations;

  •
  failure to comply with federal, state or local laws and regulations;

  •
  failure to obtain and maintain required licenses and permits;

  •
  burdensome license or permit requirements to operate in public rights-of-way; and

  •
  burdensome or adverse regulatory requirements.

        Regulatory developments have enhanced the ability of other companies to compete against McLeodUSA, including by providing the MegaBells with increased pricing flexibility for many services, decreasing the MegaBells' access charges, and altering the manner in which local telephone services are supported by other services.

        The legislative and regulatory environment in which McLeodUSA operates continues to undergo significant changes. Many of the developments discussed in this Disclosure Statement are subject to further legislative and regulatory actions as well as litigation and court review. For example, the United States Supreme Court has heard oral argument and is considering challenges to the specific pricing guidelines created by the FCC. There can be no assurance that McLeodUSA's business will not be adversely affected by future legislation, regulation or court decisions.

        State and federal regulations to which McLeodUSA is subject require prior approval for a range of different corporate activities, such as transfers of direct and indirect control of authorized telecommunications carriers, certain corporate reorganizations, acquisitions of telecommunications operations, assignment of carrier assets, carrier stock offerings and incurrence by carriers of significant debt obligations. Federal and state regulators could view some of the actions that McLeodUSA is taking in connection with the restructuring as requiring prior regulatory approval and McLeodUSA is seeking such approval in several jurisdictions. The area of law applicable to these actions is subject to a range of possible interpretations by regulators and courts, and it is possible that McLeodUSA would be subjected to penalties if regulators determine that it should have obtained authorization prior to consummating the restructuring but failed to do so. There is a risk that such approval may be delayed or denied.

        Certificates of authority can generally be conditioned, modified, canceled, terminated or revoked by state regulatory authorities for failure to comply with state law or the rules, regulations and policies of state regulatory authorities. Fines or other penalties also may be imposed for such violations. State utility commissions or third parties could raise issues with regard to McLeodUSA's compliance with applicable laws or regulations which could have a material adverse effect on McLeodUSA's business, results of operations and financial condition. See Sections IV.G and IV.J.

G.    Modification of the Plan

        McLeodUSA may seek to modify or amend the Plan with the consent of the Creditors Committee, Forstmann Little and the Arrangers, which consent shall not be unreasonably withheld, at any time prior to the confirmation date in the manner provided for in Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 or as otherwise permitted by law without additional disclosure pursuant to Section 1125 of the Bankruptcy Code, except as the Bankruptcy Court might otherwise require. The potential impact of any such amendment or modification on the Holders of Claims and Interests cannot presently be foreseen, but may include a change in the economic impact of the Plan on some or all of the Classes or a change in the relative rights of such Classes. If any of the terms of the Plan are amended in a manner determined by McLeodUSA or the Bankruptcy Court, as appropriate, to constitute a material adverse change in the treatment of the Claim of any creditor or the Interest of any equity security holder, McLeodUSA will promptly disclose any such amendment in accordance with Bankruptcy Code Section 1127, Bankruptcy Rule 3019, and any order of the Bankruptcy Court.

        McLeodUSA, prior to confirmation of the Plan, or prior to substantial consummation thereof, subject to the provisions of Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, reserves the right to amend the terms of the Plan with the consent of the Creditors Committee, Forstmann Little, and the Arrangers, which consent shall not be unreasonably withheld., or waive any conditions thereto if and to the extent McLeodUSA determines that such amendments or waivers are necessary or desirable to consummate the Plan. McLeodUSA will give all Holders of Claims and Interests notice of such amendments or waivers as may be required by applicable law and the Bankruptcy Court. If, after receiving sufficient Acceptances but prior to confirmation of the Plan, McLeodUSA seeks to modify the Plan, McLeodUSA could use such previously solicited Acceptances only if (i) all Classes of adversely affected Claim and Interest Holders accepted the modification in writing or (ii) the Bankruptcy Court determines, after notice to designated parties, that such modification was de minimis or purely technical or otherwise did not adversely change the treatment of Holders of accepting Claims and Interests. McLeodUSA reserves the right to use Acceptances of the Plan received in this solicitation to seek confirmation of the Plan under any case commenced under Chapter 11 of the Bankruptcy Code, whether such case is commenced by the filing of a voluntary or involuntary petition, subject to approval of the Bankruptcy Court.

H.    Withdrawal of the Plan

        McLeodUSA reserves the right to revoke and withdraw the Plan at any time prior to confirmation. If the Plan is revoked or withdrawn, the Plan and the Ballots will be deemed to be null and void. In such event, nothing contained in the Plan will be deemed to constitute a waiver or release of any claims by or against McLeodUSA, or interests of or in McLeodUSA, or any other person or to prejudice in any manner the rights of McLeodUSA or any other person.

        If the requisite acceptances are not received or if the Plan is not confirmed, McLeodUSA may attempt to formulate and propose a different plan or plans of reorganization. Such a plan or plan(s) might involve either a reorganization and continuation of McLeodUSA's businesses or an orderly liquidation of assets. However, McLeodUSA's business could suffer from increased costs, erosion of customer confidence, and liquidity difficulties if it remained a debtor-in-possession during a lengthy Chapter 11 process while trying to negotiate a plan of reorganization. McLeodUSA therefore believes that the Plan enables Holders of Claims and Interests to realize the greatest value under the circumstances and that, compared to any later alternative plan of reorganization, the Plan has the greatest chance to be confirmed and consummated.

I.    Alternatives to Confirmation and Consummation of the Plan

        McLeodUSA believes that the Plan affords Holders of Claims and Interests the potential for the greatest recovery and, therefore, is in the best interests of such Holders. If, however, the requisite acceptances of the Plan are not received, or the Plan is not confirmed and consummated, the theoretical alternatives include (a) formulation of an alternative plan of reorganization or (b) liquidation of McLeodUSA under Chapter 7 or 11 of the Bankruptcy Code.

  (a) Alternative Plan(s) of Reorganization

        It is estimated that the Plan will take approximately one month to confirm and could take longer. Furthermore, even if all classes of Impaired creditors and equity Holders accept the Plan, the Plan may not be confirmed by the Bankruptcy Court. The Bankruptcy Court, which sits as a court of equity, may exercise substantial discretion. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, that the confirmation of the Plan not be followed by a need for further financial reorganization and that the value of distributions to dissenting creditors and shareholders not be less than the value of distributions such creditors and shareholders would receive if McLeodUSA were liquidated under Chapter 7 of the Bankruptcy Code. Although McLeodUSA believes that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court would reach the same conclusion.

  (b) Liquidation Under Chapter 7 or Chapter 11

        If the Plan is not confirmed, McLeodUSA may be forced to liquidate under Chapter 7 of the Bankruptcy Code pursuant to which a trustee would be elected or appointed to liquidate McLeodUSA's assets for distribution to creditors in accordance with the priorities established by the Bankruptcy Code. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective Holders of Claims against or Interests in McLeodUSA.

        As described above, however, McLeodUSA believes that in a liquidation under Chapter 7, before creditors received any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of McLeodUSA's Estate. The assets available for distribution to creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going-concern value of McLeodUSA's assets.

        McLeodUSA also could be liquidated pursuant to the provisions of a Chapter 11 plan of reorganization. In a liquidation under Chapter 11, McLeodUSA's assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7. Thus, a Chapter 11 liquidation might result in larger recoveries than in a Chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Because a trustee is not required in a Chapter 11 case, expenses for professional fees could be lower than in a Chapter 7 case. However, any distribution to the Holders of Claims under a Chapter 11 liquidation plan probably would be delayed substantially.

        Although preferable to a Chapter 7 liquidation, McLeodUSA believes that any alternative liquidation under Chapter 11 is a much less attractive alternative to creditors than the Plan because of the greater return McLeodUSA anticipates the Plan provides.

VIII.    DESCRIPTION OF CAPITAL STOCK

A.    Authorized and Outstanding Capital Stock Before Consummation of the Plan

        McLeodUSA's authorized capital stock currently consists of:

Capital Stock	Authorized	Outstanding as of November 5, 2001
Class A Common Stock	2 billion shares	627,734,497
Old Class B common stock	22 million shares	0
Old Series A Preferred Stock	1.15 million shares	1,149,375
Old Series D Preferred Stock	275,000 shares	275,000
Old Series E Preferred Stock	125,000 shares	125,000

  (a) Class A Common Stock

        Voting Rights.    Each holder of the Class A Common Stock is entitled to attend all special and annual meetings of the stockholders of McLeodUSA and, together with the holders of shares of Class B common stock and the holders of all other classes of stock entitled to attend and vote at such meetings, to vote upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders. Holders of the Class A Common Stock are entitled to one vote per share.

        Liquidation Rights.    In the event of any dissolution, liquidation or winding up of McLeodUSA, whether voluntary or involuntary, the holders of the Class A Common Stock, the holders of the Class B common stock and holders of any class or series of stock entitled to participate therewith, shall become entitled to participate in the distribution of any assets of McLeodUSA remaining after McLeodUSA shall have paid, or provided for payment of, all debts and liabilities of McLeodUSA and after McLeodUSA shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.

        Dividends.    Dividends may be paid on the Class A Common Stock, the Class B common stock and on any class or series of stock entitled to participate therewith when and as declared by the board.

  (b) Old Class B Common Stock

        Voting Rights.    Each holder of the Old Class B common stock is entitled to attend all special and annual meetings of stockholders of McLeodUSA and, together with the holders of shares of Class A Common Stock and the holders of all other classes of stock entitled to attend and vote at such meetings, to vote upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders. Holders of the Old Class B common stock are entitled to .40 vote per share.

        Liquidation Rights.    In the event of any dissolution, liquidation or winding up of McLeodUSA, whether voluntary or involuntary, the holders of the Old Class B common stock, the holders of the Class A Common Stock and holders of any class or series of stock entitled to participate therewith, shall become entitled to participate in the distribution of any assets of McLeodUSA remaining after McLeodUSA shall have paid, or provided for payment of, all debts and liabilities of McLeodUSA and after McLeodUSA shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.

        Dividends.    Dividends may be paid on the Old Class B common stock, the Class A Common Stock and any class or series of stock entitled to participate therewith when and as declared by the board.

        Conversion Into Class A Common Stock.    The shares of Old Class B common stock may be converted at any time at the option of the holder into fully paid and nonassessable shares of Class A Common Stock at the rate of one share of Class A Common Stock for each share of Old Class B common stock (as adjusted for any stock split).

  (c) Old Series A Preferred Stock

        Ranking.    The Old Series A Preferred Stock, with respect to dividend rights, rights on liquidation and redemption rights, dissolution or winding-up, ranks:

  •
  junior to all McLeodUSA debt obligations;

  •
  junior to "Senior Stock," which is each class of McLeodUSA capital stock or series of preferred stock or Class II preferred stock established after the Old Series A Preferred Stock by the McLeodUSA board of directors that has terms which expressly provide that such class or series will rank senior to the Old Series A Preferred Stock;

  •
  on a parity with "Parity Stock," which is each class of capital stock or series of preferred stock or Class II preferred stock established after the Old Series A Preferred Stock by the McLeodUSA board of directors that has terms which expressly provide that such class or series will rank on a parity with the Old Series A Preferred Stock (and which includes the Old Series D Preferred Stock and Old Series E Preferred Stock, as described below); and

  •
  senior to "Junior Stock," which is all classes of McLeodUSA common stock, including McLeodUSA Class A Common Stock and Class B common stock, and any other class of McLeodUSA capital stock established after the Old Series A Preferred Stock by the McLeodUSA board of directors whose terms do not expressly provide that such class or series ranks senior to, or on a parity with, the Old Series A Preferred Stock.

        Voting Rights.    The holders of Old Series A Preferred Stock, except as otherwise required under Delaware law or as provided in the Old Series A Preferred Stock certificate of designations, are not entitled to vote on any matter required or permitted to be voted upon by the McLeodUSA stockholders. If the Old Series A Preferred Stock does vote, each outstanding share of Old Series A Preferred Stock has one vote, excluding shares of Old Series A Preferred Stock held by McLeodUSA or any entity controlled by McLeodUSA, which shares have no votes. The Old Series A Preferred Stock certificate of designations provides that if dividends on the Old Series A Preferred Stock are in arrears and unpaid for six or more dividend periods, whether or not consecutive, then the holders of the outstanding shares of Old Series A Preferred Stock will be entitled to elect to serve on the McLeodUSA board of directors the lesser of (1) two additional members to the McLeodUSA board of directors or (2) that number of directors constituting at least 25% of the members of the McLeodUSA board of directors, and the number of members of the McLeodUSA board of directors will be immediately and automatically increased by that number. These voting rights will continue until all dividends in arrears on the Old Series A Preferred Stock are paid in full, at which time the term of any directors elected according to the provisions of this paragraph (subject to the right of holders of any other preferred stock to elect these directors) shall terminate and the number of directors constituting the McLeodUSA board of directors will be immediately and automatically decreased by that number (until the occurrence of any such subsequent event). While any shares of Old Series A Preferred Stock are outstanding, McLeodUSA may not authorize, create or increase the authorized amount of any class or series of Senior Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up without the consent of the holders of at least two-thirds of the outstanding shares of Old Series A Preferred Stock. McLeodUSA may, however, without the consent of any holder of Old Series A Preferred Stock, create additional classes of capital stock or issue series of Parity Stock or Junior Stock.

        Liquidation Preference.    Upon the voluntary or involuntary liquidation, dissolution or winding-up of McLeodUSA, and subject to the rights of the creditors of McLeodUSA and holders of Senior Stock and Parity Stock, each holder of Old Series A Preferred Stock will be entitled to be paid, out of the assets of McLeodUSA available for distribution to stockholders, an amount equal to the liquidation preference of $250 per share of Old Series A Preferred Stock held by the holder, plus accumulated and unpaid dividends on the Old Series A Preferred Stock to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last dividend payment date to the date fixed for liquidation, dissolution or winding-up) before any distribution is made on any Junior Stock, including McLeodUSA Class A Common Stock.

        Dividends.    Subject to the rights of any holders of Senior Stock and Parity Stock, holders of shares of Old Series A Preferred Stock will be entitled to receive, when, as and if declared by the McLeodUSA board of directors out of funds of McLeodUSA legally available for payment, cumulative dividends at the annual rate of 6.75% per share on the liquidation preference of $250 per share of Old Series A Preferred Stock (equivalent to $16.875 per share annually). Dividends on the Old Series A Preferred Stock are payable quarterly and accrue from the most recent date as to which dividends have been paid. Any dividend on the Old Series A Preferred Stock shall be, at the option of McLeodUSA, payable (1) in cash or (2) through the issuance of shares of McLeodUSA Class A Common Stock.

        Conversion into McLeodUSA Class A Common Stock; No Other Preemptive or Conversion Rights. Shares of Old Series A Preferred Stock are convertible, in whole or in part, at any time, at the option of the holders of the Old Series A Preferred Stock, into shares of McLeodUSA Class A Common Stock at the conversion price of $9.69 per share, subject to adjustment upon the happening of various events. This amount is referred to herein as the Conversion Price. McLeodUSA has the option to convert all of the shares of Old Series A Preferred Stock into shares of McLeodUSA Class A Common Stock at the Conversion Price if, on or after August 15, 2002, the closing price of McLeodUSA Class A Common Stock has equaled or exceeded 135% of the Conversion Price for at least 20 out of 30 consecutive days on which The Nasdaq National Market is open for the transaction of business. Except for this conversion right, the holders of the Old Series A Preferred Stock have no preemptive or preferential right to purchase or subscribe to stock, obligations, warrants or any other securities of any class of McLeodUSA.

        Provisional Redemption.    McLeodUSA may redeem Old Series A Preferred Stock at a redemption price of 104.5% of the liquidation preference, plus accumulated and unpaid dividends, if any, to the redemption date, on or after August 15, 2001, but prior to August 15, 2002, if the closing price of McLeodUSA Class A Common Stock equals or exceeds 150% of the Conversion Price for at least 20 trading days within any 30 trading day period. This type of redemption is called a Provisional Redemption. If McLeodUSA undertakes a Provisional Redemption, the holders of shares of Old Series A Preferred Stock that are called for redemption also will receive a payment (referred to as the "additional payment") in an amount equal to the present value of the aggregate value of the dividends that would thereafter have been payable on the Old Series A Preferred Stock (whether or not such dividends have been declared) for the period from the date of the Provisional Redemption to August 15, 2002. McLeodUSA may effect any Provisional Redemption, in whole or in part, at its option, by payment of the redemption price, including any additional payment, in cash, through delivery of shares of McLeodUSA Class A Common Stock or a combination thereof, subject to applicable law.

        Optional Redemption.    Except under the foregoing circumstances for a Provisional Redemption, and except under certain circumstances set forth in the McLeodUSA certificate of incorporation (as set forth below), McLeodUSA may not redeem the Old Series A Preferred Stock prior to August 15, 2002. Thereafter, each share of the Old Series A Preferred Stock may be redeemed, at the option of McLeodUSA, in whole or in part, at any time or from time to time at the following redemption prices, plus accumulated and unpaid dividends, if any, to the date fixed for redemption, payable in cash. This type of redemption is referred to herein as an Optional Redemption. If redeemed during the 12-month period commencing on August 15 (or, if such date is not a date on which The Nasdaq National Market is open for business, then on the next day The Nasdaq National Market is open for business) of the years set forth below, the Optional Redemption prices, expressed as a percentage of the liquidation preference per share, shall be:

Year	Period Redemption Price
2002	103.3750%
2003	102.2500%
2004	101.1250%
2005 and thereafter	100.0000%

        Notwithstanding any of the foregoing provisions relating to a Provisional Redemption or an Optional Redemption, the McLeodUSA certificate of incorporation provides that McLeodUSA may redeem shares of any class of its capital stock (including the Old Series A Preferred Stock) to the extent necessary to prevent the loss or secure the reinstatement of any license, operating authority or franchise from any governmental agency. Any redemption of shares of Old Series A Preferred Stock under such circumstances will be at the price, and on the other terms and conditions, specified in the McLeodUSA certificate of incorporation. These provisions are described below under "Certain Charter Provisions—Mandatory Redemption."

  (d) Old Series D and Old Series E Preferred Stock

        Ranking.    The Old Series D and Old Series E Preferred Stock, with respect to dividend rights and rights on liquidation, dissolution or winding-up, ranks:

  •
  junior to all McLeodUSA's debt obligations;

  •
  junior to "Senior Stock," which is each class of McLeodUSA capital stock or series of preferred stock or Class II preferred stock established after the Old Series D and Old Series E Preferred Stock by the McLeodUSA board of directors that has terms which expressly provide that such class or series will rank senior to the Old Series D and Old Series E Preferred Stock;

  •
  on a parity with "Parity Stock," which is each class of capital stock or series of preferred stock or Class II preferred stock established after the Old Series D and Old Series E Preferred Stock by the McLeodUSA board of directors that has terms which expressly provide that such class or series will rank on a parity with the Old Series D and Old Series E Preferred Stock; and

  •
  senior to "Junior Stock," which is all classes of McLeodUSA's common stock, including Class A Common Stock and Class B common stock, and any other class of capital stock established after the Old Series D and Old Series E Preferred Stock by the McLeodUSA board of directors whose terms do not expressly provide that such class or series ranks senior to, or on a parity with, the Old Series D and Old Series E Preferred Stock.

        Voting Rights.    The holders of Old Series D Preferred Stock, except as otherwise required under Delaware law or as provided in the Old Series D Preferred Stock certificate of designations, are not entitled to vote on any matter required or permitted to be voted upon by the McLeodUSA stockholders other than, voting separately as a series, to designate and elect two directors to the McLeodUSA board of directors. However:

  •
  the entitlement of the holders of Old Series D Preferred Stock to designate two directors for election to the McLeodUSA board of directors, and the exclusive right of the holders of Old Series D Preferred Stock to vote, separately as a series, for the election of such designees to the McLeodUSA board of directors, shall cease immediately upon less than 110,000 shares of Old Series D Preferred Stock being outstanding, and the holders of the outstanding shares of the Old Series D Preferred Stock shall be entitled to designate one director for election to the McLeodUSA board of directors and, voting separately as a series, shall have the exclusive right to vote for the election of such designee to the McLeodUSA board of directors, and to designate one non-voting board observer, for as long as, and only for so long as, less than 110,000 shares of Old Series D Preferred Stock but more than 55,000 shares of Old Series D Preferred Stock remain outstanding;

  •
  the entitlement of the holders of outstanding shares of Old Series D Preferred Stock to designate one director for election to the McLeodUSA board of directors, and the exclusive right of the holders of outstanding shares of Old Series D Preferred Stock to vote separately as a series for the election of such designee to the McLeodUSA board of directors, and the exclusive right of the holders of outstanding shares of Old Series D Preferred Stock to designate one non-voting board observer, and the rights of such non-voting board observer, shall cease immediately upon 55,000 or fewer shares of Old Series D Preferred Stock being outstanding, and the holders of the outstanding shares of Old Series D Preferred Stock shall be entitled to designate two non-voting board observers for as long as, and only for as long as, 55,000 or fewer (but at least one) shares of Old Series D Preferred Stock remain outstanding; and

  •
  immediately upon no shares of Old Series D Preferred Stock being outstanding, the entitlement of the holders of Old Series D Preferred Stock to designate two non-voting board observers, and the rights of such board observers, shall cease.

        In exercising any such votes, each outstanding share of Old Series D Preferred Stock has one vote.

        The holders of Old Series E Preferred Stock, except as otherwise required under Delaware law or as provided in the Old Series E Preferred Stock certificate of designations, are not entitled to vote on any matter required or permitted to be voted upon by McLeodUSA's stockholders other than, voting separately as a series, to designate and elect one non-voting board observer to McLeodUSA's board of directors for so long as any shares of Old Series E Preferred Stock remain issued and outstanding.

        The Old Series D Preferred Stock certificate of designations also provides that if McLeodUSA has failed to discharge a redemption obligation as required under the Old Series D Preferred Stock certificate of designations or if McLeodUSA issues Senior Securities without the required consent of the holders of Old Series D Preferred Stock, then the holders of the outstanding shares of Old Series D Preferred Stock will be entitled to elect one additional director to serve on the McLeodUSA board of directors, and the number of members of the board of directors will be immediately and automatically increased by this number. In the case of failure to discharge the redemption obligation, these voting rights will continue until such time as such redemption obligation is fulfilled at which time the term of the director elected according to the provisions of this paragraph shall terminate and the number of directors constituting the board of directors will be immediately and automatically decreased (until the occurrence of any such subsequent event). The Old Series E Preferred Stock certificate of designations provides for similar voting rights with respect to the Old Series E Preferred Stock.

        The Old Series D Preferred Stock certificate of designations also provides that without the consent of a majority of the outstanding shares of the Old Series D Preferred Stock, McLeodUSA may not amend, alter or repeal any provision of its certificate of incorporation or the Old Series D certificate of designations so as to adversely affect the preferences, rights or powers of the Old Series D Preferred Stock or to authorize the issuance of, or to issue any, additional shares of Old Series D Preferred Stock, provided that any amendment to change the dividend or the liquidation preference of the Old Series D Preferred Stock will require the written consent of the holders of two-thirds of the outstanding shares of Old Series D Preferred Stock. The Old Series D Preferred Stock certificate of designations also provides that the consent of a majority of the outstanding shares of Old Series D Preferred Stock is required for McLeodUSA to (i) create, authorize or issue any Senior Securities, (ii) declare, pay or set apart for payment any dividends in cash on Junior Securities (other than dividends on common stock which are, at the same time, also declared and paid on shares of Old Series D Preferred Stock), (iii) declare or make a distribution in cash upon Junior Securities (other than distributions on common stock which are, at the same time, also declared and made on shares of

Old Series D Preferred Stock or (iv) redeem, purchase or otherwise acquire in exchange for cash any Junior Securities. The Old Series E Preferred Stock certificate of designations provides for similar voting rights with respect to the Old Series E Preferred Stock.

        Liquidation.    Upon the voluntary or involuntary liquidation, dissolution or winding-up of McLeodUSA, and subject to the rights of the creditors of McLeodUSA and holders of Senior Stock and Parity Stock, the holders of the Old Series D and Old Series E Preferred Stock taken together will be entitled to be paid, out of the assets of McLeodUSA available for distribution to stockholders, an amount equal to the greater of (1) the liquidation preference of $2,500 per share of Old Series D and Old Series E Preferred Stock or (2) the aggregate amount that would have been received with respect to the shares of Old Series D and Old Series E Preferred Stock if these shares had been converted to Class A Common Stock immediately prior to the liquidation, dissolution or winding-up, before any distribution is made on any Junior Stock, including Class A Common Stock. If, upon any liquidation, dissolution or winding-up, the assets or proceeds of McLeodUSA, shall be insufficient to pay in full the amounts under clause (1) of the preceding sentence and liquidating payments on all Parity Securities, then the assets or proceeds, shall (A) be distributed among the shares of Old Series D and Old Series E Preferred Stock taken together and all other Parity Securities ratably in accordance with the respective amounts that would be payable on such shares and any other Parity Securities if all amounts payable thereon were paid in full and (B) the amount distributable under clause (A) to the Old Series D and Old Series E Preferred Stock taken together, shall be distributed to the holders of the Old Series D and Old Series E Preferred Stock according to the formulas specified in the Old Series D Preferred Stock certificate of designations and Old Series E Preferred Stock certificate of designations.

        Dividends.    If at any time prior to October 1, 2006, McLeodUSA pays a dividend in cash or property other than in shares of capital stock on its Class A Common Stock then McLeodUSA must also declare and pay a dividend on the Old Series D and Old Series E Preferred Stock in an amount equal to that which would have been paid if the Old Series D and Old Series E Preferred Stock taken together had been converted into Class A Common Stock on the date established as the record date with respect to such dividend on the Class A Common Stock. The dividend shall be distributed to the holders of the Old Series D and Old Series E Preferred Stock according to the formulas specified in the Old Series D Preferred Stock certificate of designations and Old Series E Preferred Stock certificate of designations.

        Conversion.    Pursuant to the Old Series D certificate of designations, the holders of shares of Old Series D Preferred Stock have the right, generally, at any time, to convert any or all outstanding shares of Old Series D Preferred Stock into fully paid and non-assessable shares of Common Stock ("Optional Conversion"). Upon any Optional Conversion, a proportional amount, based on the percentage of each series of shares outstanding, of the Old Series E Preferred Stock will automatically convert. In addition, if, at any time on or after September 30, 2006, the sixty trading day average of Class A Common Stock is equal to or greater than the product of (x) 1.01 and (y) the Conversion Price (as defined below), then McLeodUSA will have the right to declare that all outstanding shares of Old Series D Preferred Stock will be automatically converted into shares of Class A Common Stock ("Mandatory Conversion"). Upon a Mandatory Conversion, all of the shares of Old Series E Preferred Stock will also automatically convert into Class A Common Stock. Upon any Optional Conversion or Mandatory Conversion, the outstanding shares of Old Series D Preferred Stock and Old Series E Preferred Stock taken together will be convertible into a number of shares of Common Stock determined pursuant to a formulas specified in the Old Series D Preferred Stock certificate of designations and the Old Series E Preferred Stock certificate of designations, which formulas utilize a conversion price of $6.10 (subject to adjustment, the "Conversion Price"). The Aggregate Conversion Shares shall be allocated among the holders of the Old Series D and Old Series E Preferred Stock according to the formulas specified in the Old Series D Preferred Stock certificate of designations and Old Series E Preferred Stock certificate of designations.

        Redemption.    To the extent McLeodUSA has funds legally available therefor, during the 180-day period commencing on September 30, 2009, the holders of the Old Series D and Old Series E Preferred will have the right to cause McLeodUSA to redeem at any time (the date of any such redemption, the "Redemption Date") outstanding shares of Old Series D Preferred Stock. Upon any such election McLeodUSA will be required to redeem a proportional amount of the Old Series E Preferred Stock. On any Redemption Date, the holders of shares of Old Series D and Old Series E Preferred Stock being redeemed on such date, taken together, will be entitled to receive an amount in cash equal to $2500 multiplied by the number of such shares of Old Series D and Old Series E Preferred Stock (the "Aggregate Redemption Amount"). The Aggregate Redemption Amount shall be allocated among the holders of the Old Series D and Old Series E Preferred Stock according to the formulas specified in the Old Series D Preferred Stock certificate of designations and Old Series E Preferred Stock certificate of designations.

B.    Securities To Be Issued Upon Consummation Of The Plan

        The following table shows the principal effects of the Plan, based on the shares of Class A Common Stock outstanding as of November 5, 2001:

Capital Stock	Shares Authorized	Outstanding After Consummation of Plan
New Common Stock	2,000,000,000	325,000,000	*
New Class B Common Stock	78,203,135	78,203,135
New Class C Common Stock	35,546,879	35,546,879
Preferred Stock	25,000,000	—
New Series A Preferred Stock	10,000,000	10,000,000
New Director Preferred Stock	10	10

*
On a fully diluted basis (including the conversion of New Class B Common Stock and New Class C Common Stock) after giving effect to the Plan but prior to the exercise of the New Warrants and options issued pursuant to the Management Incentive Plan. The New Warrants will be exercisable for 44,318,182 shares of New Common Stock. The New Series A Preferred Stock is convertible into 15% of the New Common Stock on a fully diluted basis at closing after giving effect to the Plan and conversion of the New Class B Common Stock and New Class C Common Stock, but prior to the exercise of the New Warrants and Management Incentive Plan options.

  (a) New Common Stock

        The terms of the New Common Stock to be issued upon consummation of the Plan will be identical to the terms of the Class A Common Stock described above.

  (b) New Class B Common Stock and New Class C Common Stock

        The New Class B Common Stock and New Class C Common Stock (of which there will be 78,203,135 and 35,546,879 shares, respectively, issued in the Restructuring) will, in the aggregate, be convertible into 113,750,014 (the sum of 78,203,135 and 35,546,879) shares of New Common Stock. The economic terms of, and other rights pertaining to, the shares of New Class B Common Stock and New Class C Common Stock, taken together, will be identical to those of the aggregate number of shares of New Common Stock into which they are convertible. However, solely as between the New Class B Common Stock and the New Class C Common Stock, the aggregate amount, if any, payable in respect of the New Class B Common Stock and the New Class C Common Stock in a liquidation or as a dividend will be distributed to the New Class B Common Stock and the New Class C Common Stock in accordance with formulas that are designed to substantially replicate the formulas contained in the Old Series D Preferred Stock and Old Series E Preferred Stock certificates of designations. In addition, solely as between the New Class B Common Stock and the New Class C Common Stock, the number of shares of New Common Stock into which shares of New Class B Common Stock and New Class C Common Stock will be convertible will be calculated in accordance with a formula that, likewise, is designed to substantially replicate the formula contained in the Old Series D Preferred Stock and Old Series E Preferred Stock certificates of designations.

  (c) New Director Preferred Stock

        Voting Rights.    Without the consent of Forstmann Little, McLeodUSA cannot (i) amend, alter or repeal any provision of the certificate of incorporation or the certificate of designations of the New Director Preferred Stock in any manner adverse to New Director or (ii) authorize or issue any additional shares of New Director Preferred Stock. In addition, the New Director Preferred Stock votes as follows:

  •
  As long as the New FL Purchasers own at least 40% of the New Common Stock the New FL Purchasers will receive upon consummation of the Plan (the "Base Amount"), the New FL Purchasers will have the right to designate 2 members of the board of directors.

  •
  As long as the New FL Purchasers own less than 40%, but more than 20%, of the Base Amount, the New FL Purchasers will have the right to designate 1 member of the board of directors and 1 non-voting observer to the board of directors.

  •
  As long as the New FL Purchasers own 20% or less, but at least 10%, of the Base Amount, the New FL Purchasers will have the right to designate 2 non-voting observers to the board of directors.

  •
  As long as the New FL Purchasers own less than 10% of the Base Amount, the New FL Purchasers will have no rights to designate either members of the board of directors or non-voting observers to the board of directors.

        Liquidation Preference.    Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, each Holder of New Director Preferred Stock shall be entitled to be paid, out of the assets of McLeodUSA available for distribution to stockholders, an amount equal to $1.00 per share for each share of New Director Preferred Stock held by such Holder before any distribution is made on any New Common Stock. The rights of the New Director Preferred Stock upon liquidation, dissolution or winding-up of McLeodUSA will be junior to each class of preferred stock of McLeodUSA.

        Other Rights and Powers.    Other than as set forth herein, the New Director Preferred Stock has no other relative, participating, optional or other special rights or powers.

        Restrictions on Transfer; Cancellation.    Forstmann Little may not transfer any shares of New Director Preferred Stock. If any shares of New Director Preferred Stock are transferred, such shares will be immediately cancelled. At such time as Forstmann Little no longer beneficially owns at least 10% of the shares of New Common Stock owned by it on the effective date of the restructuring, or on a change of control of McLeodUSA, all shares of New Director Preferred Stock outstanding will be immediately cancelled.

  (d) New Series A Preferred Stock

        Ranking.    The New Series A Preferred Stock, with respect to dividend rights and rights on liquidation, dissolution or winding-up, ranks:

  •
  junior to all McLeodUSA debt obligations;

  •
  junior to "Senior Stock," which is each class of McLeodUSA capital stock or series of preferred stock established after the New Series A Preferred Stock by the McLeodUSA board of directors that has terms which expressly provide that such class or series will rank senior to the New Series A Preferred Stock;

  •
  on a parity with "Parity Stock," which is each class of capital stock or series of preferred stock established after the New Series A Preferred Stock by the McLeodUSA board of directors that has terms which expressly provide that such class or series will rank on a parity with the New Series A Preferred Stock; and

  •
  senior to "Junior Stock," which is all classes of McLeodUSA common stock, including New Common Stock, New Class B Common Stock and New Class Common Stock, and any other class of McLeodUSA capital stock established after the New Series A Preferred Stock by the McLeodUSA board of directors whose terms do not expressly provide that such class or series ranks senior to, or on a parity with, the New Series A Preferred Stock.

        Dividends.    Subject to the rights of any holders of Senior Stock and Parity Stock, holders of shares of New Series A Preferred Stock will be entitled to receive, when, as and if declared by the McLeodUSA board of directors out of funds of McLeodUSA legally available for payment, non-cumulative cash dividends at the annual rate of 2.5% per share on the stated value of $17.50 (the "Stated Value") per share of New Series A Preferred Stock. If declared, dividends on the New Series A Preferred Stock are payable quarterly. If McLeodUSA does not pay dividends in full on any payment date, the liquidation preference per share increases by the product of (i) the accretion rate of 2.5% per year calculated on a quarterly basis, (ii) the Stated Value and (iii) the fraction of the dividend for the dividend period that was not paid on the dividend payment date (such amount the "Accretion Amount"). McLeodUSA may pay all or a portion of the amount, by which the liquidation preference exceeds the Stated Value on any dividend payment date (the "Paydown Amount")

        Voting Rights.    The holders of New Series A Preferred Stock are entitled to vote on all matter submitted to the vote of holders of common stock voting together as a single class. When voting together with the holders of common stock on any matter, each holder of New Series A Preferred Stock will be entitled to a number of votes per share of New Series A Preferred Stock equal to the number of shares of New Common Stock into which such share of New Series A Preferred Stock would be converted if such share of New Series A Preferred Stock were converted into New Common Stock. In addition, for as long as at least 3,333,333 shares of New Series A Preferred Stock are outstanding, the holders of New Series A Preferred Stock, voting separately as a class, shall have the right to elect one member of the board of directors of McLeodUSA. While any shares of New Series A Preferred Stock are outstanding, McLeodUSA may not (a) authorize, create or increase the authorized amount of any class or series of Senior Stock or Parity Stock with respect to the payment of dividends, amounts upon liquidation, dissolution or winding-up or (b) (i) create or issue any preferred stock that constitutes Junior Stock that, or amend any existing Preferred Stock that constitutes Junior Stock in a manner that, (x) could obligate McLeodUSA to redeem or otherwise repurchase such Preferred Stock prior to the 4th anniversary of the issuance of such preferred stock or during the period beginning on the 8th anniversary of the issuance of the New Series A Preferred Stock and ending on the 10th anniversary of the issuance of the New Series A Preferred Stock or (y) would cause the aggregate amount of McLeodUSA's redemption and repurchase obligations with respect to preferred stock that constitutes Junior Stock on or prior to the 10th anniversary of the date the New Series A Preferred Stock was issued to exceed $250 million or (ii) on or after the 8th anniversary of the issuance of the New Series A Preferred Stock, redeem, purchase or otherwise acquire one or more shares of preferred stock that constitutes Junior Stock. McLeodUSA may, however, without the consent of any holder of New Series A Preferred Stock, create additional classes of capital stock or issue series of Junior Stock. On any matter on which the holders of New Series A Preferred Stock votes separately as a class, each outstanding share of New Series A Preferred Stock has one vote. Except as otherwise required under Delaware law or as provided in the New Series A Preferred Stock certificate of designations, holders of the New Series A Preferred Stock are not entitled to any special voting rights.

        Liquidation Preference.    Upon the voluntary or involuntary liquidation, dissolution or winding-up of McLeodUSA, and subject to the rights of the creditors of McLeodUSA and holders of Senior Stock and Parity Stock, each holder of New Series A Preferred Stock will be entitled to be paid, out of the assets of McLeodUSA available for distribution to stockholders, an amount equal to the Liquidation Preference (as defined below) per share then in effect for each share of New Series A Preferred Stock held by such holder before any distribution is made on any Junior Stock, including New Common Stock, New Class B Common Stock and New Class C Common Stock. "Liquidation Preference" means the Stated Value per share increased by the sum of the Accretion Amounts per share, if any, for any dividend periods ending prior to such date, and decreased by the sum of the Paydown Amounts per share, if any, paid prior to such date.

        Conversion into New Common Stock; Co-Investment Rights.    Shares of New Series A Preferred Stock are convertible, in whole or in part, at any time, at the option of the holders of New Series A Preferred Stock, into shares of New Common Stock at the conversion price of $3.59 per share, subject to adjustment upon the happening of various events. This amount is referred to herein as the Conversion Price. After the fourth anniversary of the date on which the New Series A Preferred Stock is issued, McLeodUSA shall have the option to convert all or a portion of the shares of New Series A Preferred Stock into shares of New Common Stock at the Conversion Price if, on or after such date, the closing price of New Common Stock has equaled or exceeded 135% of the Conversion Price for at least 20 out of 30 consecutive trading days. Except for this conversion right, the holders of the New Series A Preferred Stock have no preemptive or preferential right to purchase or subscribe to stock, obligations, warrants or any other securities of any class of McLeodUSA; provided that, in certain limited circumstances as set forth in the New Series A Preferred Stock certificate of designations, holders of New Series A Preferred Stock have the right to acquire additional equity securities of McLeodUSA if Forstmann Little, any of its affiliates or any person or entity acting in concert with Forstmann Little and/or any of its affiliates acquires specified amounts of additional equity securities of McLeodUSA during the first 18 months after the date on which the New Series A Preferred Stock is issued on the same terms and conditions as Forstmann Little acquired such additional equity securities.

        Redemption.    To the extent McLeodUSA has funds legally available therefor, on the tenth anniversary of the date on which the New Series A Preferred Stock is issued, McLeodUSA will be obligated to redeem all of the outstanding New Series A Preferred Stock by paying each holder of New Series A Preferred Stock an amount in cash per share equal to the Liquidation Preference plus accrued and unpaid dividends.

  (e) Registration Rights

        McLeodUSA will grant to the holders of the New Series A Preferred Stock, if required, limited shelf registration rights to facilitate resales by any holder of the New Series A Preferred Stock who may be deemed to be an affiliate of McLeodUSA upon the consummation of the Transaction or as a result of a holder having a representative on the board of directors of McLeodUSA.

  (f) New Warrants

        The New Warrants means warrants to purchase 44,318,182 (forty-four million three hundred eighteen thousand one hundred eighty-two) shares of New Common Stock with such warrants having a five year life and an aggregate exercise price of $60 million. A copy of the New Warrants will be attached as an exhibit to the Plan.

IX.    CERTAIN CHARTER PROVISIONS

A.    Classified Board

        McLeodUSA's certificate of incorporation provides for the division of the McLeodUSA board of directors into three classes of directors, serving staggered three-year terms. McLeodUSA's certificate of incorporation further provides that the approval of the holders of at least two-thirds of the shares entitled to vote on the certificate of incorporation and the approval of a majority of the entire McLeodUSA board of directors are necessary for the alteration, amendment or repeal of specific sections of McLeodUSA's certificate of incorporation relating to the election and classification of the McLeodUSA board of directors, limitation of director liability, indemnification and the vote requirements for these amendments to the McLeodUSA certificate of incorporation. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of McLeodUSA.

B.    Mandatory Redemption

        McLeodUSA's certificate of incorporation empowers the McLeodUSA board of directors to redeem any of McLeodUSA's outstanding capital stock at a price determined by the McLeodUSA board of directors, which price will be at least equal to the lesser of:

  •
  fair market value, as determined in accordance with the McLeodUSA certificate of incorporation, or

  •
  in the case of a "Disqualified Holder," such holder's purchase price, if the stock was purchased within one year of such redemption,

to the extent necessary to prevent the loss or to secure the reinstatement of any license, operating authority or franchise from any governmental agency. A "Disqualified Holder" is any holder of shares of stock of McLeodUSA whose holding of McLeodUSA's stock may result in the loss of, or failure to secure the reinstatement of, any license or franchise from any governmental agency held by McLeodUSA or any of its subsidiaries to conduct any portion of the business of McLeodUSA or any of its subsidiaries. Under the Telecommunications Act of 1996, non-U.S. citizens or their representatives, foreign governments or their representatives, or corporations organized under the laws of a foreign country may not own, in the aggregate, more than 20% of a common carrier licensee or more than 25% of the parent of a common carrier licensee if the FCC determines that the public interest would be served by prohibiting this ownership.

C.    Unanimous Written Consent to Stockholder Action Without a Meeting

        The McLeodUSA certificate of incorporation provides that no corporate stockholder action may be taken without a meeting of stockholders unless there is unanimous written consent of McLeodUSA's stockholders, except to the extent otherwise provided under the terms of any series of McLeodUSA's preferred stock.

D.    Amendment of Bylaws

        The McLeodUSA board of directors is expressly authorized and empowered to adopt, amend and repeal McLeodUSA's Bylaws.

E.    Section 203 Amendment

        The Plan requires the McLeodUSA certificate of incorporation be amended to make the anti-takeover protection of Section 203 of the DGCL inapplicable to McLeodUSA. Section 203 of the DGCL provides that a person who acquires fifteen percent (15%) or more of the outstanding voting stock of a Delaware corporation becomes an "interested stockholder." Section 203 prohibits a corporation from engaging in mergers or certain other "business combinations" with an interested stockholder for a period of three (3) years following the time that such interested stockholder becomes an interested stockholder, unless (i) prior to the date the stockholder becomes an interested stockholder, the board of directors of a corporation approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder, or (ii) the interested stockholder is able to acquire ownership of at least 85% of the outstanding voting stock of the corporation (excluding shares owned by directors of the corporation who are also officers and shares owned by certain employee stock plans) in the same transaction by which the stockholder became an interested stockholder, or (iii) the interested stockholder obtains control of the board of directors, which then approves a business combination which is authorized by a vote of the holders of two-thirds of the outstanding voting stock not held by the interested stockholder.

        A "business combination" is defined broadly in the DGCL to include any merger or consolidation with the interested stockholder, any merger or consolidation caused by the interested stockholder in which the surviving corporation will not be subject to Delaware law, or the sale, lease, exchange, mortgage, pledge, transfer or other disposition to the interested stockholder of any assets of the corporation having a market value equal to or greater than 10% of the aggregate market value of the assets of the corporation. "Business combination" is also defined to include transfers of stock of the corporation or a subsidiary to the interested stockholder (except for transfers in conversion, exchange or pro rata distribution which do not increase the interested stockholder's proportionate ownership of a class or series), or any receipt by the interested stockholder (except proportionately as a stockholder) of any loans, advances, guaranties, pledges or financial benefits. This summary is qualified in its entirety by Section 203 of the DGCL.

        It is a condition to the effectiveness of the Purchase Agreement with Forstmann Little that Section 203 proposal be made inapplicable to McLeodUSA. The Purchase Agreement also prohibits McLeodUSA from adopting or implementing any stockholder rights plan or "poison pill" as long as Forstmann Little holds 60% of the McLeodUSA Securities (on a fully converted basis) it owned at the consummation of the Purchase Agreement or until the date Forstmann Little sells its shares in a Disqualified Transaction.

        The amendment to opt out of Section 203 will become effective as of the earliest date permitted by law, currently 12 months after adoption of amendments to the certificate of incorporation, and will not apply to any business combination with any interested stockholder prior to adoption.

F.    Indemnification of Directors and Officers

        Under Section 145 of the DGCL, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees, and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in non-derivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

        The certificate of incorporation of McLeodUSA contains provisions that provide that no director of McLeodUSA shall be liable for breach of fiduciary duty as a director except for (1) any breach of the director's duty of loyalty to McLeodUSA or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (3) liability under Section 174 of the DGCL; or (4) any transaction from which the director derived an improper personal benefit. The McLeodUSA certificate of incorporation contains provisions that further provide for the indemnification of directors and officers to the fullest extent permitted by the DGCL. Under the Bylaws of McLeodUSA, McLeodUSA is required to advance expenses incurred by an officer or director in defending any such action if the director or officer undertakes to repay such amount if it is determined that the director or officer is not entitled to indemnification. In addition, McLeodUSA has entered into indemnity agreements which each of its directors pursuant to which McLeodUSA has agreed to indemnify the directors as permitted by the DGCL. McLeodUSA has obtained director's and officers' liability insurance against certain liabilities, including liabilities under the Securities Act.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, McLeodUSA has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

X.    THE SOLICITATION; VOTING PROCEDURE

A.    Parties in Interest Entitled to Vote

        Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be "impaired" under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

        In general, a holder of a claim or interest may vote to accept or to reject a plan if (i) the claim or interest is "allowed," which means generally that no party in interest has objected to such claim or interest, and (ii) the claim or interest is impaired by the plan. If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the plan. If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the plan.

B.    Classes Impaired under the Plan

        Classes 5 and 6 are entitled to vote to accept or reject the Plan. By operation of law, each Unimpaired Class of Claims is deemed to have accepted the Plan and, therefore, is not entitled to vote to accept or reject the Plan. The Debtor has deemed Classes 7 and 8 to have rejected the Plan. By operation of law, Class 9 is deemed to have rejected the Plan and therefore is not entitled to vote to accept or reject the Plan.

C.    Waivers of Defects, Irregularities, Etc.

        Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawal of Ballots will be determined by the Voting Agent and the Debtor in their sole discretion, which determination will be final and binding. As indicated below under "Withdrawal of Ballots; Revocation," effective withdrawals of Ballots must be delivered to the Voting Agent prior to the Voting Deadline. The Debtor reserves the absolute right to contest the validity of any such withdrawal. The Debtor also reserves the right to reject any and all Ballots not in proper form, the acceptance of which would, in the opinion of the Debtor or their counsel, be unlawful. The Debtor further reserves the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot. The interpretation (including the Ballot and the respective instructions thereto) by the Debtor, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtor (or the Bankruptcy Court) determines. Neither the Debtor nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived.

Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

D.    Withdrawal of Ballots; Revocation

        Any party who has delivered a valid Ballot for the acceptance or rejection of the Plan may withdraw such acceptance or rejection by delivering a written notice of withdrawal to the Voting Agent at any time prior to the Voting Deadline. A notice of withdrawal, to be valid, must (i) contain the description of the Claim(s) or Interest(s)to which it relates and the aggregate principal amount represented by such Claim(s) or Interest(s), (ii) be signed by the withdrawing party in the same manner as the Ballot being withdrawn, (iii) contain a certification that the withdrawing party owns the Claim(s) or Interest(s) and possesses the right to withdraw the vote sought to be withdrawn and (iv) be received by the Voting Agent in a timely manner at the address set forth below. The Debtor intends to consult with the Voting Agent to determine whether any withdrawals of Ballots were received and whether the Requisite Acceptances of the Plan have been received. As stated above, the Debtor expressly reserves the absolute right to contest the validity of any such withdrawals of Ballots.

        Unless otherwise directed by the Bankruptcy Court, a purported notice of withdrawal of Ballots which is not received in a timely manner by the Voting Agent will not be effective to withdraw a previously cast Ballot.

        Any party who has previously submitted to the Voting Agent prior to the Voting Deadline a properly completed Ballot may revoke such Ballot and change his or its vote by submitting to the Voting Agent prior to the Voting Deadline a subsequent properly completed Ballot for acceptance or rejection of the Plan. In the case where more than one timely, properly completed Ballot is received, only the Ballot which bears the latest date will be counted for purposes of determining whether the Requisite Acceptances have been received.

E.    Further Information; Additional Copies

        If you have any questions or require further information about the voting procedure for voting your Claim(s) or Interest(s) or about the packet of material you received, or if you wish to obtain an additional copy of the Plan, the Disclosure Statement, or any exhibits or appendices to such documents (at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d)), please contact the Voting Agent:

McLEODUSA INCORPORATED
Logan & Company, Inc.
c/o Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Phone: (877) 750-2689

XI.    CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        Provided below is a summary description of certain United States federal income tax consequences of the Plan to McLeodUSA, Holders of Notes, Holders of Old Series A Preferred Stock and Holders of Class A Common Stock. This description is for informational purposes only and, due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the Plan as discussed herein. Only certain consequences of the Plan for McLeodUSA and for Holders of Allowed Claims or Interests described above are described below. No opinion of counsel has been sought or obtained with respect to any tax consequences of the Plan. No rulings or determinations of the Internal Revenue Service (the "IRS") or any other tax authorities have been sought or obtained with respect to the tax consequences of the Plan, and the discussion below is not binding upon the IRS or such other authorities. McLeodUSA is not making any representations regarding the particular tax consequences of the confirmation and consummation of the Plan as to any Holder, and is not rendering any form of legal opinion as to such tax consequences. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein.

        The discussion of United States federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the "IRC"), Treasury Regulations, judicial authorities, published positions of the IRS and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect).

        Except to a limited extent, the following discussion does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the United States federal income tax consequences of the Plan to special classes of taxpayers (e.g., banks and certain other financial institutions, insurance companies, tax-exempt organizations, persons that are, or hold their Allowed Claims or Interests through, pass-through entities, persons whose functional currency is not the United States dollar, foreign persons, dealers in securities or foreign currency, persons who received their Allowed Claims or Interests pursuant to the exercise of an employee stock option or otherwise as compensation and persons holding Allowed Claims or Interests that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction). Furthermore, the following discussion does not address United States federal taxes other than income taxes. The following discussion assumes that Holders hold their Allowed Claims or Interests as capital assets for United States federal income tax purposes.

        Each Holder is strongly urged to consult its own tax advisor regarding the United States federal, state, and local and any foreign tax consequences of the transactions described herein and in the Plan.

        As used herein, the terms "United States Holder of a Note" and "United States Stockholder" mean, respectively, a Holder of a Note or a Holder of Old Series A Preferred Stock or Class A Common Stock that is (i) a citizen or individual resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate whose income is includible in gross income for United States federal income tax purposes regardless of source, or (iv) a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996 and properly elected to continue to be treated as a United States person. The terms "Non-United States Holder of a Note" and "Non-United States Stockholder" mean, respectively, a Holder of a Note that is not a United States Holder of a Note or a Holder of Old Series A Preferred Stock or Class A Common Stock that is not a United States Stockholder.

A.    Consequences to McLeodUSA

  (a) Cancellation of Indebtedness Income

        The exchange of Notes for New Series A Preferred Stock, New Warrants and cash pursuant to the Plan will result in the cancellation of a portion of McLeodUSA's outstanding indebtedness. Under the Plan, McLeodUSA will realize cancellation of debt ("COD") income in an amount equal to the excess of the adjusted issue price of the indebtedness (including any accrued but unpaid interest) over the amount of cash and fair market value of the New Series A Preferred Stock and New Warrants issued in exchange therefor. Because McLeodUSA will be a debtor in a bankruptcy case at the time it realizes the COD income, McLeodUSA will not be required to include such COD income in its gross income. Instead, McLeodUSA will be required to reduce certain of its tax attributes by the amount of COD income so excluded. The required attribute reduction is generally applied to reduce net operating loss carryovers ("NOLs"), to the extent of such NOLs, and certain other tax attributes of McLeodUSA and its property (including alternative minimum tax credits and the tax basis of certain property).

        While not free from doubt, McLeodUSA currently intends to take the position that any reduction in tax attributes under the Plan should generally occur on a separate company basis, even though McLeodUSA and its subsidiaries file a consolidated federal income tax return. The IRS has recently taken the position, however, that consolidated NOLs must be reduced irrespective of the source of those losses. The current IRS position as to the impact of the attribute reduction rules on other tax attributes of consolidated group members is unclear.

  (b) NOLs

        McLeodUSA believes that all of its NOLs will be eliminated, and certain of its other tax attributes (including alternative minimum tax credits and the tax basis of certain property owned by McLeodUSA) will be reduced or eliminated, as a result of the exclusion of COD income realized under the Plan. The NOLs and other tax attributes of McLeodUSA's subsidiaries will not be reduced or eliminated as a result of such COD income if McLeodUSA's intended position that the reduction in tax attributes should occur on a separate company basis (as discussed above) is sustained, but would be reduced or eliminated if it is determined that such reductions must be applied on a consolidated group basis. As discussed below, Section 382 of the IRC ("Section 382") may apply to limit the ability of McLeodUSA and its subsidiaries to utilize any remaining NOLs in future years.

        When a corporation undergoes an ownership change, Section 382 generally limits the ability of the corporation to utilize historic NOLs and certain subsequently recognized "built-in" losses and deductions (i.e., losses and deductions that have economically accrued but are unrecognized as of the date of the ownership change) (the "Annual Section 382 Limitation"). An "ownership change" is generally defined as a more than 50 percentage point change in ownership during the shorter of (i) the three-year period ending on each date on which such change in ownership is tested (a "Measurement Date") or (ii) the period beginning on the day after the corporation's most recent previous ownership change and ending on the Measurement Date. As a general rule, the Annual Section 382 Limitation equals the product of the value of the stock of the corporation (with certain adjustments) immediately before the ownership change and the applicable "long-term tax-exempt rate" (5.01% for March, 2002). Subject to certain limitations, any unused portion of the Annual Section 382 Limitation may be available in subsequent years. A corporation must meet certain continuity of business enterprise requirements for at least two years following an ownership change in order to preserve the Annual Section 382 Limitation.

        McLeodUSA believes that it is likely to undergo an ownership change as a result of the implementation of Plan. If that occurs, the ability of McLeodUSA and its subsidiaries to utilize any NOLs that remain after the implementation of the Plan will be, and their ability to utilize certain subsequently recognized built-in losses and deductions (if any) may be, subject to an Annual

Section 382 Limitation, as described above. However, Section 382 provides an exception to the application of the Annual Section 382 Limitation for corporations under the jurisdiction of a court in a bankruptcy case (the "Bankruptcy Exception"). The Bankruptcy Exception will apply to McLeodUSA if its historic shareholders and creditors that held certain "qualified indebtedness" (as defined by regulation) prior to implementation of the Plan own at least 50% of the total voting power and total value of McLeodUSA's stock after such implementation. If the Bankruptcy Exception applies, McLeodUSA's ability to utilize its NOLs arising prior to the Effective Date and built-in losses and deductions (if any) recognized after the Effective Date will not be limited as described above. The Bankruptcy Exception would, however, reduce McLeodUSA's and its subsidiaries' pre-change NOLs that may be carried over to a post-change year for any interest paid or accrued on Notes in respect of which New Series A Preferred Stock is issued. The Bankruptcy Exception also provides that a second ownership change occurring during the two-year period immediately following the first ownership change would reduce the Annual Section 382 Limitation to zero.

        Section 382 provides that a corporation under the jurisdiction of a Bankruptcy Court may elect out of the Bankruptcy Exception even if the corporation meets all of the requirements thereof. McLeodUSA believes that it may qualify for the Bankruptcy Exception but has not yet determined whether it would be advantageous to elect out of the Bankruptcy Exception. McLeodUSA will make a timely decision regarding whether it qualifies for the Bankruptcy Exception and, if so, whether to elect out of the Bankruptcy Exception.

        If McLeodUSA does not qualify for the Bankruptcy Exception or elects out of the Bankruptcy Exception as discussed above, a special rule under Section 382 applicable to corporations under the jurisdiction of a Bankruptcy Court that are not subject to the Bankruptcy Exception will apply in calculating McLeodUSA's Annual Section 382 Limitation. Under this special rule, the limitation will be calculated by reference to the lesser of the value of McLeodUSA's stock (with certain adjustments) immediately after the ownership change (as opposed to immediately before the ownership change, as discussed above) or the value of McLeodUSA's assets (determined without regard to liabilities) immediately before the ownership change. Although such calculation may substantially increase the Annual Section 382 Limitation, McLeodUSA's use of any NOLs and built-in losses and deductions (if any) remaining after the implementation of the Plan may still be substantially limited after the ownership change.

B.    Certain Consequences to Holders of Notes

        The United States federal income tax consequences of the Plan to Holders of Notes (including the character and amount of income, gain or loss recognized) will depend upon, among other things, (1) the manner in which a Holder of a Note acquired a Note; (2) the length of time the Note has been held; (3) whether the Note was acquired at a discount; (4) whether the Holder of a Note has taken a bad debt deduction with respect to the Note (or any portion thereof) in the current or prior years; (5) whether the Holder of a Note has previously included in income any accrued but unpaid interest with respect to the Note; (6) the Holder of a Note's method of tax accounting; and (7) whether the Note constitutes a "security" for federal income tax purposes. Therefore, Holders of Notes should consult their own tax advisors for information that may be relevant to their particular situations and circumstances and the particular tax consequences of the Plan to them.

        Although not free from doubt, McLeodUSA believes that the receipt of New Series A Preferred Stock, New Warrants and cash in exchange for Notes pursuant to the Plan should be treated as a "recapitalization" for United States federal income tax purposes. Such treatment will depend upon, among other things, whether the Notes constitute "securities" for United States federal income tax purposes. The determination of whether a debt instrument constitutes a security depends upon an evaluation of the term and nature of the debt instrument. Generally, corporate debt instruments with maturities of less than five years when issued are not considered securities, while corporate debt instruments with maturities of ten years or more when issued are considered securities. McLeodUSA intends to take the position that the Notes are securities for United States federal income tax purposes.

        If the receipt of New Series A Preferred Stock, New Warrants and cash in exchange for Notes pursuant to the Plan is treated as a recapitalization, a United States Holder of a Note will recognize gain, but not loss, with respect to the Notes surrendered pursuant to the Plan in an amount equal to the lesser of (x) the amount of gain realized (i.e., the excess of the amount of cash and fair market value of the New Series A Preferred Stock and New Warrants received by such Holder of a Note in exchange for its Notes, over the adjusted tax basis of such Notes) and (y) the cash received by such Holder of a Note in the exchange. Any such gain recognized will generally be treated as capital gain, except to the extent that the cash, New Series A Preferred Stock and New Warrants are received in exchange for accrued but unpaid interest or accrued market discount that, in either case, have not been previously taken into account under the Holder of a Note's method of accounting. The amount of any remaining accrued market discount not recognized in the exchange will generally be treated as ordinary income to the Holder of a Note upon a disposition of the New Series A Preferred Stock or New Warrants received pursuant to the exchange. In addition, a Holder of a Note's aggregate tax basis in the New Series A Preferred Stock and New Warrants received in the exchange will be equal to the aggregate tax basis in its Notes surrendered in exchange therefor, decreased by the amount of cash received and increased by the amount of any gain recognized. Such Holder of a Note's holding period for its New Series A Preferred Stock and New Warrants received pursuant to the Plan will include the holding period of its Notes surrendered in exchange therefor, except that the holding period for New Series A Preferred Stock and New Warrants received in respect of accrued but unpaid interest not previously taken into account will begin on the day following the Effective Date.

        If, contrary to McLeodUSA's intended position, the receipt of New Series A Preferred Stock, New Warrants and cash by Holders of Notes pursuant to the Plan is not treated as a recapitalization, the exchange of Notes for New Series A Preferred Stock, New Warrants and cash would be fully taxable. As a result, a United States Holder of a Note would, except as described in the next sentence, generally recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference between (1) the amount of cash and fair market value on the Effective Date of the New Series A Preferred Stock and New Warrants received in exchange for its Notes, and (2) the Holder of a Note's adjusted tax basis in its Notes. Any such gain recognized would generally be treated as ordinary income to the extent that the New Series A Preferred Stock, New Warrants and cash are received in respect of accrued but unpaid interest or accrued market discount that, in either case, have not been previously taken into account under the Holder of a Note's method of accounting. A Holder of a Note recognizing a loss as a result of the Plan may be entitled to a bad debt deduction, either in the taxable year of the Effective Date or a prior taxable year. A Holder of a Note's aggregate tax basis in the New Series A Preferred Stock and New Warrants received in exchange for its Notes would generally be equal to the aggregate fair market value of such stock and New Warrants on the Effective Date. Any gain or loss would be long-term gain or loss if the Holder of a Note's holding period for its Notes was more than one year on the Effective Date. The holding period for New Series A Preferred Stock and New Warrants received pursuant to the Plan would begin on the day after the Effective Date.

  (a) Distributions on New Series A Preferred Stock

        Distributions on the New Series A Preferred Stock, whether paid in cash or as constructive dividends (as discussed below), will generally be taxable as an ordinary dividend to the extent of the Holder's pro rata share of McLeodUSA's "earnings and profits" (as determined for United States federal income tax purposes), then as a return of basis to the extent of the Holder's basis in its New Series A Preferred Stock, with any excess treated as a capital gain.

  (b) Constructive Distributions on the New Series A Preferred Stock

        Because the New Series A Preferred Stock is mandatorily redeemable upon the ten-year anniversary of the Effective Date, it is likely that each Holder of New Series A Preferred Stock (regardless of its accounting method) will be required to treat the excess of the redemption price of the New Series A Preferred Stock, including accrued dividends not already taken into account under the previous paragraph, over its "issue price" (generally, its fair market value on the Effective Date) as a deemed distribution with respect to the New Series A Preferred Stock in each taxable year during which the New Series A Preferred Stock is held, determined using a constant yield-to-maturity method that reflects compounding. This means that a Holder of New Series A Preferred Stock could be treated as receiving distributions without a corresponding receipt of cash. Any such deemed distribution would generally be taxable as an ordinary dividend to the extent of the Holder's pro rata share of McLeodUSA's "earnings and profits" (as determined for United States federal income tax purposes), then as a return of basis to the extent of a the Holder's basis in its New Series A Preferred Stock, with any excess treated as a capital gain. A Holder's tax basis in its New Series A Preferred Stock will increase by the amount of the deemed distribution taxable each year as an ordinary dividend and will decrease by the amount treated as a return of basis.

        A domestic corporate Holder of New Series A Preferred Stock owning less than 20% of McLeodUSA's stock (by vote or value) may be eligible for a 70% dividends-received deduction with respect to the deemed distributions described in the previous paragraph. The dividends-received deduction is, however, subject to various limitations that depend on the Holder's particular circumstances. Corporate Holders of Notes should consult their own tax advisors regarding the availability of the dividends-received deduction with the respect to the actual or constructive distributions on New Series A Preferred Stock received pursuant to the Plan, as well as other limitations that may apply to their particular circumstances.

  (c) Certain Consequences to Non-United States Holders of Notes

        A Non-United States Holder of a Note will generally not be subject to United States federal income tax with respect to New Series A Preferred Stock, New Warrants and cash received in exchange for its Notes pursuant to the Plan unless, among other things, (a) such Holder of a Note is engaged in a trade or business in the United States to which income, gain or loss from the exchange is "effectively connected" for United States federal income tax purposes, or (b) in the case of an individual, such Holder of a Note is present in the United States for 183 days or more during the taxable year of the Effective Date, and certain other requirements are met. A Non-United States Holder of a Note may, however, be subject to United States federal withholding tax and information reporting with respect to the cash and fair market value of the New Series A Preferred Stock and New Warrants received in respect of accrued interest or market discount, as well as distributions and deemed distributions with respect to the New Series A Preferred Stock.

C.    Certain Consequences to Holders of Old Series A Preferred Stock or Class A Common Stock

  (a) United States Stockholders

        The receipt of New Common Stock by a Holder of Old Series A Preferred Stock or Class A Common Stock pursuant to the Plan will be treated as a "recapitalization" for United States federal income tax purposes. Accordingly, except as provided in the next sentence, a United States Stockholder will not recognize any gain or loss as a result of the implementation of the Plan. A Holder of Old Series A Preferred Stock with accrued but unpaid dividends will generally be required to include as ordinary income an amount equal to the lesser of such accrued dividends or the fair market value of the New Common Stock received pursuant to the Plan. A Holder of Old Series A Preferred Stock or Class A Common Stock will have an aggregate tax basis in the New Common Stock received pursuant to the Plan equal to the Holder's aggregate tax basis in its Old Series A Preferred Stock or Class A Common Stock surrendered in exchange therefor, and increased by the amount of income, if any, recognized pursuant to the previous sentence. The holding period for such New Common Stock received pursuant to the Plan will include the holding period for the Old Series A Preferred Stock or Class A Common Stock surrendered in exchange therefor, except that the holding period for New Common Stock received in respect of accrued but unpaid dividends on Old Series A Preferred Stock not previously taken into account will begin on the day following the Effective Date.

  (b) Non-United States Stockholders

        Except as discussed below, a Non-United States Stockholder will generally not be subject to United States federal income tax with respect to New Common Stock received in exchange for its Old Series A Preferred Stock or Class A Common Stock pursuant to the Plan unless, among other things, (a) such Non-United States Stockholder is engaged in a trade or business in the United States to which income, gain or loss from the exchange is "effectively connected" for United States federal income tax purposes, or (b) in the case of an individual, such Non-United States Stockholder is present in the United States for 183 days or more during the taxable year of the Effective Date, and certain other requirements are met. A Non-United States Stockholder may, however, be subject to United States federal withholding tax and information reporting as a result of New Common Stock received in respect of accrued but unpaid dividends.

D.    Information Reporting and Backup Withholding

        Certain payments, including New Common Stock received in respect of the Old Series A Preferred Stock, the payments of cash in respect of Notes pursuant to the Plan and distributions (including constructive distributions) on the New Series A Preferred Stock, are generally subject to information reporting by the payor (the Disbursing Agent) to the IRS. Moreover, such reportable payments are subject to backup withholding under certain circumstances. Under the IRC's backup withholding rules, distributions or payments made to a Holder of the Old Series A Preferred Stock or Notes pursuant to the Plan, as well as distributions (including deemed distributions) with respect to the New Series A Preferred Stock, may be subject to information reporting and backup withholding at the applicable rate, unless the Holder (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (b) provides a correct United States taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the Holder is not subject to backup withholding because of a failure to report all dividend and interest income.

        Payments or distributions made to a Non-United States Holder of a Note or a Non-United States Stockholder pursuant to the Plan (as well as deemed distributions made with respect to New Series A Preferred Stock) will generally not be subject to backup withholding, provided that such Holder furnishes certification of its non-United States status (and any other required certifications), or is otherwise exempt from backup withholding. Generally, such certification is provided on IRS Form W-8BEN. Information reporting may apply to payments or distributions received by a Non-United States Holder of a Note or a Non-United States Stockholder.

        Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a Holder's United States federal income tax liability, and a Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS.

XII.    RECOMMENDATION AND CONCLUSION

        For all of the reasons set forth in this Disclosure Statement, McLeodUSA believes that the confirmation and consummation of the Plan will be preferable to all other alternatives. Consequently, McLeodUSA urges all eligible Voters to ACCEPT the Plan, and to complete and return their Ballots so that they will be RECEIVED by the Voting Agent on or before 4:00 p.m., prevailing Eastern time, on March 27, 2002.

Dated: February 28, 2002

MCLEODUSA INCORPORATED
By:	/s/ RANDALL RINGS Randall Rings Group Vice President-Law, Secretary and General Counsel
David S. Kurtz Peter C. Krupp Seth E. Jacobson SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS) 333 West Wacker Drive Chicago, Illinois 60606-1285 (312) 407-0700
-and-
/s/ ERIC M. DAVIS
Gregg M. Galardi (I.D. No. 2991) Eric M. Davis (I.D. No. 3621) SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP One Rodney Square P.O. Box 636 Wilmington, Delaware (302) 651-3000
Attorneys for McLeodUSA Incorporated

Appendix A

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re: MCLEODUSA INCORPORATED, Debtor.	Chapter 11 Case No. 02-10288 (EIK)

AMENDED PLAN OF REORGANIZATION
OF MCLEODUSA INCORPORATED

David S. Kurtz
Peter C. Krupp
Seth E. Jacobson
SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)
333 West Wacker Drive
Chicago, Illinois 60606-1285
(312) 407-0700

Gregg M. Galardi (I.D. No. 2991)
Eric M. Davis (I.D. No. 3621)
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
One Rodney Square
P.O. Box 636
Wilmington, Delaware 19899-0636
(302) 651-3000

Attorneys for Debtor and Debtor-in-Possession

Dated: Wilmington, Delaware
            February 28, 2002

1.44	Fee Claim	A-9
1.45	File, Filed or Filing	A-9
1.46	Final Order	A-9
1.47	Forstmann Little	A-9
1.48	General Unsecured Claim	A-9
1.49	Holder	A-9
1.50	Impaired	A-9
1.51	Indentures	A-9
1.52	Interests	A-10
1.53	Litigation Claims	A-10
1.54	Management Incentive Plan	A-10
1.55	Master Ballot	A-10
1.56	McLeodUSA	A-10
1.57	McLeodUSA Holdings	A-10
1.58	New Class B Common Stock	A-10
1.59	New Class C Common Stock	A-10
1.60	New Common Stock	A-10
1.61	New Credit Agreement	A-10
1.62	New Director Preferred Stock	A-10
1.63	New Series A Director	A-10
1.64	New Series A Preferred Stock	A-10
1.65	New Warrants	A-10
1.66	Non-Tax Priority Claim	A-11
1.67	Note Claim	A-11
1.68	Notes Trustee	A-11
1.69	Notes	A-11
1.70	Other Old Equity	A-11
1.71	Old Preferred Stock	A-11
1.72	Old Series A Preferred Stock	A-11
1.73	Old Series D Preferred Stock	A-11
1.74	Old Series E Preferred Stock	A-11
1.75	Other Secured Claim	A-11
1.76	Petition Date	A-11
1.77	Plan	A-11
1.78	Plan Supplement	A-11
1.79	Priority Tax Claim	A-12
1.80	Professional	A-12
1.81	Pubco	A-12
1.82	Pubco Stock Purchase Agreement	A-12
1.83	Purchase Agreement	A-12
1.84	Reinstated or Reinstatement	A-12
1.85	Reorganized McLeodUSA	A-12
1.86	Schedules	A-12
1.87	Securities Act	A-12
1.88	Securities Claim	A-12
1.89	Securities Class Actions	A-13
1.90	Senior Secured Lender Claims	A-13
1.91	Senior Secured Lenders	A-13
1.92	Solicitation Order	A-13
1.93	Sharing Formula	A-13
1.94	Third Amendment to Credit Agreement	A-13

1.95	Unimpaired Claim	A-13
1.96	Voting Deadline	A-13
1.97	Voting Record Date	A-13
1.98	Warrant Agreement	A-13
1.99	Yell Group	A-14
B. Rules of Interpretation		A-14
C. Computation of Time		A-14
D. Governing Law		A-14
ARTICLE II CLASSIFICATION OF CLAIMS AND INTERESTS		A-15
2.1	Unclassified Claims	A-15
2.2	Unimpaired Classes of Claims	A-15
2.3	Impaired Class of Claims	A-15
2.4	Impaired Classes of Interests	A-15
ARTICLE III TREATMENT OF CLAIMS AND INTERESTS		A-16
3.1	Unclassified Claims	A-16
3.2	Unimpaired Classes of Claims	A-16
3.3	Impaired Class of Note Claims	A-17
3.4	Impaired Classes of Claims/Interests	A-17
3.5	Special Provision Regarding Unimpaired Claims	A-18
ARTICLE IV MEANS FOR IMPLEMENTATION OF THE PLAN		A-18
4.1	Continued Corporate Existence and Vesting of Assets in Reorganized McLeodUSA	A-18
4.2	Corporate Governance, Directors and Officers, and Corporate Action	A-18
4.3	Effectuating Documents and Further Transactions	A-19
4.4	Sale of Pubco	A-19
4.5	Cancellation of Notes, Class A Common Stock and Old Preferred Stock	A-20
4.6	Issuance of New Securities	A-20
4.7	New Credit Agreement	A-20
4.8	Management Incentive Plan	A-20
4.9	Sources of Cash for Plan Distributions	A-20
4.10	Exemption from Transfer Taxes	A-21
ARTICLE V ACCEPTANCE OR REJECTION OF THE PLAN		A-21
5.1	Classes Entitled to Vote	A-21
5.2	Acceptance by Impaired Classes	A-21
5.3	Cramdown	A-21
ARTICLE VI PROVISIONS GOVERNING DISTRIBUTIONS		A-22
6.1	Distributions for Claims or Interests Allowed as of the Effective Date	A-22
6.2	Interest on Claims	A-22
6.3	Distributions by Reorganized McLeodUSA	A-22
6.4	Delivery of Distributions and Undeliverable or Unclaimed Distributions	A-22
6.5	Record Date for Distributions	A-23
6.6	Allocation of Plan Distributions Between Principal and Interest	A-23
6.7	Means of Cash Payment	A-23
6.8	Withholding and Reporting Requirements	A-23
6.9	Setoffs	A-24
6.10	Surrender of Instruments or Securities	A-24
6.11	Lost, Stolen, Mutilated or Destroyed Securities	A-24
6.12	Fractional Shares	A-25

ARTICLE VII PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS AND INTERESTS		A-25
7.1	Objection Deadline; Prosecution of Objections	A-25
7.2	No Distributions Pending Allowance	A-25
7.3	Disputed Claims Reserve; Disputed Interest Reserve	A-25
7.4	Distributions After Allowance	A-25
ARTICLE VIII TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		A-26
8.1	Assumption of Executory Contracts and Unexpired Leases	A-26
8.2	Cure of Defaults of Assumed Executory Contracts and Unexpired Leases	A-26
8.3	Indemnification of Directors, Officers and Employees	A-26
8.4	Compensation and Benefit Programs	A-27
ARTICLE IX CONFIRMATION AND CONSUMMATION OF THE PLAN		A-27
9.1	Conditions to Confirmation	A-27
9.2	Conditions to Effective Date	A-27
9.3	Waiver of Conditions	A-28
9.4	Consequences of Non-Occurrence of Effective Date	A-28
ARTICLE X EFFECT OF PLAN CONFIRMATION		A-29
10.1	Binding Effect	A-29
10.2	Discharge of Claims and Termination of Interests	A-29
10.3	Injunction	A-29
10.4	Releases	A-30
10.5	Exculpation and Limitation of Liability	A-31
10.6	Injunction Related to Releases and Exculpation	A-31
10.7	Preservation of Rights of Action; Settlement of Litigation Claims	A-31
10.8	Termination of Subordination Rights and Settlement of Related Claims	A-31
10.9	Term of Bankruptcy Injunction or Stays	A-32
ARTICLE XI RETENTION OF JURISDICTION		A-32
ARTICLE XII MISCELLANEOUS PROVISIONS		A-34
12.1	Bar Date for Administrative Claims	A-34
12.2	Payment of Statutory Fees	A-34
12.3	Payment of Notes Trustee Fees	A-34
12.4	Amendment or Modification of the Plan	A-34
12.5	Severability of Plan Provisions	A-34
12.6	Successors and Assigns	A-34
12.7	Plan Supplement	A-34
12.8	Revocation, Withdrawal or Non-Consummation	A-35
12.9	Notice	A-35
12.10	Governing Law	A-36
12.11	Tax Liability	A-36
12.12	Schedules	A-36
12.13	Jurisdiction over Reorganized McLeodUSA	A-36
12.14	Filing of Additional Documents	A-36

INTRODUCTION

        McLeodUSA Incorporated ("McLeodUSA") proposes the following plan of reorganization (the "Plan") for the resolution of the outstanding claims against and interests in McLeodUSA. Reference is made to the Disclosure Statement with Respect to Amended Plan of Reorganization of McLeodUSA Incorporated (the "Disclosure Statement"), distributed contemporaneously herewith, for a discussion of McLeodUSA's history, business, properties and operations, projections for those operations, risk factors, a summary and analysis of the Plan, and certain related matters including, among other things, the securities to be issued under the Plan.

ARTICLE I
DEFINED TERMS AND RULES OF INTERPRETATION

A.    Scope of Definitions; Rules of Construction

        For purposes of this Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Article I of this Plan. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules. Whenever the context requires, such terms shall include the plural as well as the singular number, the masculine gender shall include the feminine, and the feminine gender shall include the masculine.

        1.1 Administrative Claim means a Claim for costs and expenses of administration of the Chapter 11 Case Allowed under Section 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority pursuant to Section 507(a)(1) of the Bankruptcy Code, including, but not limited to: (a) any actual and necessary costs and expenses incurred after the Petition Date of preserving McLeodUSA's Estate and operating the businesses of McLeodUSA (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises) and Claims of governmental units for taxes (including tax audit Claims related to tax years commencing after the Petition Date, but excluding Claims relating to tax periods, or portions thereof, ending on or prior to the Petition Date); (b) compensation for legal, financial, advisory, accounting and other services and reimbursement of expenses Allowed by the Bankruptcy Court under Section 330, 331 or 503(b) of the Bankruptcy Code to the extent incurred prior to the Effective Date; and (c) all fees and charges assessed against McLeodUSA's Estate under Section 1930, Chapter 123 of Title 28, United States Code.

        1.2 Allowed means, when used in reference to a Claim or Interest within a particular Class, an Allowed Claim or Allowed Interest of the type described in such Class.

        1.3 Allowed Claim means a Claim or any portion thereof (a) that has been allowed by a Final Order, or (b) as to which, on or by the Effective Date, (i) no proof of claim has been filed with the Bankruptcy Court and (ii) the liquidated and noncontingent amount of which is Scheduled, other than a Claim that is Scheduled at zero, in an unknown amount, or as disputed, or (c) for which a proof of claim in a liquidated amount has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and as to which either (i) no objection to its allowance has been filed within the periods of limitation fixed by the Plan, the Bankruptcy Code or by any order of the Bankruptcy Court or (ii) any objection to its allowance has been settled, withdrawn, or denied by a Final Order, or (d) that is expressly allowed in this Plan (regardless whether such Claim is Scheduled and whether or not a proof of claim is filed in respect thereof).

        1.4 Allowed Interest means any Interest that (a) is registered as of the Distribution Record Date in a stock register maintained by or on behalf of McLeodUSA and (b) is not a Disputed Interest.

        1.5 Amended Certificate of Incorporation and By-Laws means Reorganized McLeodUSA's certificate of incorporation and by-laws, as amended by the Plan or in accordance therewith.

        1.6 Arrangers means the Arrangers, as such term is defined in Annex II to the Third Amendment to Credit Agreement.

        1.7 Ballot means each of the ballot forms distributed to each holder of an Impaired Claim or Impaired Interest on which the holder is to indicate acceptance or rejection of this Plan.

        1.8 Bank Agents means the agents under the Credit Agreement, including, without limitation, the Arrangers.

        1.9 Bankruptcy Code means the Bankruptcy Reform Act of 1978, as codified in Title 11 of the United States Code, 11 U.S.C. §§101-1330, as now in effect or hereafter amended.

        1.10 Bankruptcy Court means the United States District Court having jurisdiction over the Chapter 11 Case and, to the extent any reference is made pursuant to Section 157 of Title 28 of the United States Code or the General Order of the District Court pursuant to Section 151 of Title 28 of the United States Code, the bankruptcy unit of such District Court.

        1.11 Bankruptcy Rules means, collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Case or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Case or proceedings therein, as the case may be.

        1.12 Bar Date means the date, if any, designated by the Bankruptcy Court as the last date for filing proofs of Claim or Interest against McLeodUSA.

        1.13 Business Day means any day, other than a Saturday, Sunday or "legal holiday" (as defined in Bankruptcy Rule 9006(a)).

        1.14 Cash means legal tender of the United States of America and equivalents thereof.

        1.15 Cash Collateral Order means the Final Order Authorizing Use of Cash Collateral and Providing Adequate Protection Under 11 U.S.C. §§105, 361 and 363 entered by the Bankruptcy Court on February 22, 2002.

        1.16 Certificates of Designation means those certain certificates of designation pursuant to which the New Director Preferred Stock and the New Series A Preferred Stock will be issued.

        1.17 Chapter 11 Case means the case under Chapter 11 of the Bankruptcy Code commenced by McLeodUSA in the Bankruptcy Court.

        1.18 Claim means a "claim" as defined in Section 101(5) of the Bankruptcy Code.

        1.19 Claims Objection Deadline means the first Business Day that is the latest of (a) 120 days after the Effective Date; (b) as to a particular Claim, 60 days after the filing of a proof of claim for, or request for payment of, such Claim; or (c) such later date as may be established by the Bankruptcy Court for cause shown by Reorganized McLeodUSA.

        1.20 Class means a category of holders of Claims or Interests, as described in Article II of this Plan.

        1.21 Class A Common Stock means that certain Class A common stock, par value $.01, authorized by McLeodUSA prior to the Petition Date.

        1.22 Class 7/Class 8 Distribution means a pro rata share of 54,775,663 (fifty-four million seven hundred seventy-five thousand six hundred sixty-three) shares of New Common Stock.

        1.23 Class 7 and Class 8 Notice means the notice to members of Class 7 and Class 8, after a Final Order of the Bankruptcy Court or other Court of competent jurisdiction, providing that Class 7 and Class 8 are deemed to have rejected the Plan and are not entitled to vote on the Plan.

        1.24 Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

        1.25 Confirmation Hearing means the hearing held by the Bankruptcy Court pursuant to Section 1128 of the Bankruptcy Code to consider confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

        1.26 Confirmation Order means the order of the Bankruptcy Court confirming this Plan in accordance with its terms pursuant to Section 1129 of the Bankruptcy Code.

        1.27 Credit Agreement means that certain Credit Agreement dated as of May 31, 2000, among McLeodUSA, as borrower, and the entities identified as the "Lenders" therein and the Administrative Agent or Collateral Agent (as defined in the Credit Agreement), and all related amendments, guarantees, security documents and evidences of indebtedness, as amended, including, without limitation, the Third Amendment to Credit Agreement.

        1.28 Creditors Committee means the statutory committee appointed in this case by the Office of the United States Trustee on February 12, 2002.

        1.29 Directors and Officers Claims means those claims as set forth in Section 8.3 of the Plan.

        1.30 Disbursing Agent means Reorganized McLeodUSA, or any party designated by Reorganized McLeodUSA, to serve as disbursing agent under the Plan.

        1.31 Disclosure Statement means the written disclosure statement that relates to the Plan, as amended, supplemented, or modified from time to time, and that is prepared and distributed in accordance with Section 1125 of the Bankruptcy Code and Fed. R. Bankr. P. 3018.

        1.32 Disputed Claim means a Claim, or any portion thereof, that is not an Allowed Claim and includes, without limitation, Claims (other than Allowed Claims) that (a) have not been Scheduled by McLeodUSA or have been Scheduled at zero, or as contingent, unliquidated, or disputed, or any Securities Claim, or (b) are the subject of an objection filed in the Bankruptcy Court and which objection has not been withdrawn or overruled by a Final Order of the Bankruptcy Court.

        1.33 Disputed Claim Amount means (a) with respect to contingent or unliquidated Claims, the amount estimated by the Bankruptcy Court for purposes of distributions in respect of such Claims in accordance with Section 502(c) of the Bankruptcy Code; (b) the amount set forth in a timely Filed proof of claim; or (c) with respect to a Securities Claim, $0.

        1.34 Disputed Claims Reserve means the reserve of New Common Stock, Cash, New Series A Preferred Stock and New Warrants, as applicable, established and maintained by Reorganized McLeodUSA on account of Disputed Claims.

        1.35 Disputed Interest means an Interest, or any portion thereof, that is not an Allowed Interest and includes, without limitation, Interests (other than Allowed Interests) that (a) have not been Scheduled by McLeodUSA or have been Scheduled at zero, or as contingent, unliquidated, or disputed, or (b) are the subject of an objection filed in the Bankruptcy Court and which objection has not been withdrawn or overruled by a Final Order of the Bankruptcy Court.

        1.36 Disputed Interest Amount means, with respect to a Disputed Interest, the number of shares set forth in a timely Filed proof of interest.

        1.37 Disputed Interest Reserve means the reserve of New Common Stock established and maintained by Reorganized McLeodUSA on account of Disputed Interests or Securities Claims that are Disputed Claims.

        1.38 Distribution Date means, except with respect to Claims Reinstated under the Plan, as to which all distributions shall be timely made in accordance with the terms thereof, the date, within 30 days after the Effective Date, upon which the initial distributions will be made to holders of Allowed Claims and Allowed Interests.

        1.39 Distribution Record Date means (i) with respect to each Impaired Class of Claims and Interests, the Confirmation Date, and (ii) with respect to each Unimpaired Class of Claims and Interests, the Effective Date.

        1.40 Effective Date means the Business Day the Plan becomes effective as provided in Article IX hereof.

        1.41 Estate means the estate of McLeodUSA created under Section 541 of the Bankruptcy Code.

        1.42 Exit Facility means that certain exit revolving credit facility in the aggregate principal amount of up to $160 million to be provided to Reorganized McLeodUSA on the Effective Date pursuant to the terms of the New Credit Agreement.

        1.43 Exit Lenders means those entities identified as "Lenders" with respect to the Exit Facility in the New Credit Agreement and their respective successors and assigns.

        1.44 Fee Claim means an Administrative Claim under Section 330(a), 331, 503 or 1103 of the Bankruptcy Code for compensation of a Professional or other entity for services rendered or expenses incurred in the Chapter 11 Case on or prior to the Effective Date.

        1.45 File, Filed or Filing means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Case.

        1.46 Final Order means an order or judgment, the operation or effect of which has not been stayed, reversed, or amended and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

        1.47 Forstmann Little means one or more of Forstmann Little & Co., Forstmann Little & Co. Equity Partnership-VII, L.P., Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VIII, L.P., Forstmann Little & Co. Equity Partnership-V, L.P., Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VI, L.P., and Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VII, L.P. or their affiliates.

        1.48 General Unsecured Claim means a Claim that is not an Administrative Claim, Priority Tax Claim, Senior Secured Lender Claim, Other Secured Claim, Non-Tax Priority Claim, Securities Claim or Note Claim.

        1.49 Holder means an entity holding a Claim or Interest and, with respect to Note Claims, the beneficial holder as of the applicable Voting Record Date or any authorized agent who has completed and executed a Ballot or on whose behalf a Master Ballot has been completed and executed in accordance with the voting instructions.

        1.50 Impaired means, when used in reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of Section 1124 of the Bankruptcy Code.

        1.51 Indentures means the Indentures dated as of March 4, 1997, July 21, 1997, March 16, 1998, October 30, 1998, February 22, 1999, December 5, 2000, and January 15, 2001, between McLeodUSA, as issuer, and the Note Trustee, as trustee, relating to the Notes, as amended from time to time.

        1.52 Interests means (a) the legal, equitable, contractual and other rights of any Person with respect to the Class A Common Stock and Other Old Equity and (b) the legal, equitable, contractual or other rights of any Person to acquire or receive any of the foregoing.

        1.53 Litigation Claims means the claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that McLeodUSA or its Estate may hold against any person.

        1.54 Management Incentive Plan means a management incentive plan to be adopted by the board of directors of Reorganized McLeodUSA on the Effective Date in accordance with the terms described in the Disclosure Statement, the Plan Supplement and Section 4.8 of the Plan.

        1.55 Master Ballot means the ballot distributed to nominees or holders of record of the Notes or the Old Preferred Stock, as applicable, to record the votes, if any, of the beneficial holders of such instruments.

        1.56 McLeodUSA means McLeodUSA Incorporated.

        1.57 McLeodUSA Holdings means McLeodUSA Holdings, Inc., a Delaware corporation.

        1.58 New Class B Common Stock means shares of New Class B Common Stock of Reorganized McLeodUSA to be issued to the holders of Old Series D Preferred Stock, which New Class B Common Stock is convertible into New Common Stock pursuant to the Sharing Formula. The New Class B Common Stock will have voting rights and rights to dividends and upon liquidation established pursuant to the Sharing Formula.

        1.59 New Class C Common Stock means the shares of New Class C Common Stock of Reorganized McLeodUSA to be issued to the holders of Old Series E Preferred Stock, which New Class C Common Stock is convertible into New Common Stock pursuant to the Sharing Formula. The New Class C Common Stock will have voting rights and rights to dividends and upon liquidation established pursuant to the Sharing Formula.

        1.60 New Common Stock means the shares of new Class A common stock of Reorganized McLeodUSA.

        1.61 New Credit Agreement means that certain credit agreement governing the Exit Facility between Reorganized McLeodUSA, as borrower, and the Administrative Agent and Collateral Agent (as that term is defined in the New Credit Agreement) and Exit Lenders.

        1.62 New Director Preferred Stock means 10 shares of new voting preferred stock of Reorganized McLeodUSA to be issued to Forstmann Little on the Effective Date with the right to vote to elect two (2) directors and one (1) observer to Reorganized McLeodUSA's board of directors.

        1.63 New Series A Director means the member of the Board of Directors of Reorganized McLeodUSA initially selected by the holders of the Notes, and who is reasonably acceptable to McLeodUSA, and who is thereafter selected by the holders of the New Series A Preferred Stock in accordance with the terms of the New Series A Preferred Stock.

        1.64 New Series A Preferred Stock means 10,000,000 (ten million) shares of a series of convertible preferred stock of Reorganized McLeodUSA, with (i) a liquidation preference of $175 million in the aggregate, or $17.50 per share, plus accrued and unpaid dividends and (ii) dividends payable when, as and if declared by Reorganized McLeodUSA at a rate of 2.5% of the liquidation preference annually. The terms of the New Series A Preferred Stock are set forth in greater detail in the applicable Certificate of Designations.

        1.65 New Warrants means warrants to purchase 44,318,182 (forty-four million three hundred eighteen thousand one hundred eighty-two) shares of New Common Stock with such warrants having a five year life and an aggregate exercise price of $60 million.

        1.66 Non-Tax Priority Claim means a Claim, other than an Administrative Claim or Priority Tax Claim, that is entitled to priority in payment pursuant to Section 507(a) of the Bankruptcy Code.

        1.67 Note Claim means a Claim arising from or related to the Notes.

        1.68 Notes Trustee means The Bank of New York as successor to United States Trust Company of New York under the Indentures.

        1.69 Notes means, collectively, those certain (i) 10 1/2% Senior Discount Notes due March 1, 2007 issued by McLeodUSA under that certain Indenture dated March 4, 1997; (ii) 9 1/4% Senior Notes due July 15, 2007 issued by McLeodUSA under that certain Indenture dated July 21, 1997; (iii) 8 3/8% Senior Notes due March 15, 2008 issued by McLeodUSA under that certain Indenture dated March 16, 1998; (iv) 9 1/2% Senior Notes due November 1, 2008 issued by McLeodUSA under that certain Indenture dated October 30, 1998; (v) 8 1/8% Senior Notes due February 15, 2009 issued by McLeodUSA under that certain Indenture dated February 22, 1999; (vi) 12% Senior Notes due July 15, 2008 issued by McLeodUSA under that certain Indenture dated December 5, 2000; (vii) 11 1/2% Senior Notes due May 1, 2009 issued by McLeodUSA under that certain Indenture dated December 5, 2000; and (viii) 11 3/8% Senior Notes due January 1, 2009 issued by McLeodUSA under that certain Indenture dated January 15, 2001.

        1.70 Other Old Equity means all options, warrants, call rights, puts, awards, or other agreements to acquire Class A Common Stock outstanding immediately prior to the Petition Date.

        1.71 Old Preferred Stock means individually and collectively, as the case may be, the Old Series A Preferred Stock, the Old Series D Preferred Stock, and the Old Series E Preferred Stock, including, without limitation, any and all rights of any entity to purchase or demand the issuance of such stock, including, without limitation, any and all (a) conversion, exchange, voting, participation, and dividend rights; (b) liquidation preferences; (c) stock options, warrants, and put rights; and (d) share-appreciation rights.

        1.72 Old Series A Preferred Stock means that certain 6.75% Series A Cumulative Preferred Stock of McLeodUSA outstanding immediately prior to the Petition Date.

        1.73 Old Series D Preferred Stock means that certain Series D Convertible Preferred Stock of McLeodUSA outstanding immediately prior to the Petition Date.

        1.74 Old Series E Preferred Stock means that certain Series E Convertible Preferred Stock of McLeodUSA outstanding immediately prior to the Petition Date.

        1.75 Other Secured Claim means a Claim, other than Senior Secured Lender Claims, that is secured by a lien on property in which McLeodUSA's Estate has an interest or that is subject to setoff under Section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder's interest in the Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to Section 553 of the Bankruptcy Code.

        1.76 Petition Date means the date on which McLeodUSA filed its petition for relief commencing the Chapter 11 Case.

        1.77 Plan means this Chapter 11 plan of reorganization, including the Plan Supplement and all supplements, appendices and schedules thereto, either in its present form or as the same may be altered, amended or modified from time to time.

        1.78 Plan Supplement means the compilation of documents and form of documents specified in the Plan to be filed as set forth in Section 12.7 hereof.

        1.79 Priority Tax Claim means a Claim of a governmental unit of the kind specified in Sections 502(i) and 507(a)(8) of the Bankruptcy Code.

        1.80 Professional means (a) any professional employed in the Chapter 11 Case pursuant to Section 327 or 1103 of the Bankruptcy Code or otherwise and (b) any professional or other entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Case pursuant to Section 503(b)(4) of the Bankruptcy Code.

        1.81 Pubco means McLeodUSA Media Group, Inc., an Iowa corporation.

        1.82 Pubco Stock Purchase Agreement means that certain Stock Purchase Agreement dated as of January 19, 2002, between McLeodUSA Holdings, Inc., as seller, and Yell Group, as buyer, pursuant to which McLeodUSA Holdings has agreed to sell to Yell Group, and Yell Group has agreed to purchase from McLeodUSA Holdings, all of the outstanding shares of capital stock of Pubco.

        1.83 Purchase Agreement means that certain Amended and Restated Purchase Agreement dated as of January 30, 2002, among McLeodUSA, Forstmann Little & Co. Equity Partnership-VII, L.P., Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VIII, L.P., Forstmann Little & Co. Equity Partnership-V, L.P., Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VI, L.P., and Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VII, L.P., with respect to McLeodUSA's sale of the New Director Preferred Stock, 74,027,764 (seventy-four million, twenty-seven thousand seven hundred sixty-four) shares of New Common Stock and one half of the New Warrants for $175 million in cash as the same may be altered, amended or modified from time to time.

        1.84 Reinstated or Reinstatement means (i) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the Holder of such Claim so as to leave such Claim unimpaired in accordance with Section 1124 of the Bankruptcy Code or (ii) notwithstanding any contractual provision or applicable law that entitles the Holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default (a) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code; (b) reinstating the maturity of such Claim as such maturity existed before such default; (c) compensating the Holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; and (d) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the Holder of such Claim.

        1.85 Reorganized McLeodUSA means McLeodUSA or any successors thereto by merger, consolidation, or otherwise, on or after the Effective Date.

        1.86 Schedules means the schedules of assets and liabilities and the statements of financial affairs, if any, Filed by McLeodUSA pursuant to Section 521 of the Bankruptcy Code and Bankruptcy Rules, as such schedules have been or may be further modified, amended or supplemented in accordance with Bankruptcy Rule 1009 or orders of the Bankruptcy Court.

        1.87 Securities Act means the Securities Act of 1933, 15 U.S.C. ?? 77c-77aa, as now in effect or hereafter amended.

        1.88 Securities Claim means a claim (including, without limitation, claims asserted in the Securities Class Actions) arising from rescission of a purchase or sale of a security of the Debtor, for damages arising from the purchase or sale of such security, or for reimbursement, indemnity or contribution allowed under Section 502 of the Bankruptcy Code on account of such Claim; provided, however, that Claims (including, without limitation, Directors and Officers Claims) arising under Section 8.3 hereof shall not be Securities Claims.

        1.89 Securities Class Actions means, collectively, the following lawsuits: (i) New Millenium Growth Fund LLC v. McLeod USA, Inc. et al., Civil Action No. C02-1, filed on January 11, 2002; (ii) Colbert Birnet LP v. McLeod USA, Inc. et al., Civil Action No. C02-6, filed on January 18, 2002; (iii) Jeffrey Brandes v. McLeod USA, Inc. et al., Civil Action No. C02-7, filed on January 18, 2002; (iv) Albert R. Currie v. McLeod USA, Inc. et al., Civil Action No. C02-8, filed on January 18, 2002; and (v) Randall J. Burns v. McLeod USA, Inc. et al., Civil Action No. C02-13, filed on January 25, 2002; (vi) Robert Corwin v. McLeodUSA Incorporated, et al., Civil Action No C02-16, filed January 31, 2002; (vii) Market Street Securities v. Clark McLeod, et al., Civil Action No. C02-18, filed on February 4, 2002; (vii) Gary Schnell v. Clark McLeod, et al., Civil Action No. C02-19, filed on February 5, 2002; and (ix) Kenneth Rheault v. Clark McLeod, et al., Civil Action No. C02-20, filed on February 7, 2002 and (x) Arnold Olsen v. Clark McLeod, et al., Civil Action No. C02-23, filed on February 11, 2002.

        1.90 Senior Secured Lender Claims means individually, a Claim of a Senior Secured Lender or Bank Agent under the Credit Agreement and, collectively, the Claims of the Senior Secured Lenders and the Bank Agents under the Credit Agreement, including Claims for principal, accrued but unpaid interest, fees and expenses payable to or incurred by the Senior Secured Lenders and the Bank Agents, and all of the rights and entitlements of the Senior Secured Lenders and the Bank Agents under the Cash Collateral Order. The Senior Secured Lender Claims are hereby Allowed to the full extent of their rights and entitlements, fixed or contingent, under the Credit Agreement, including, without limitation, the amount of all principal and accrued interest payable from time to time under the Credit Agreement and all current and future rights and entitlements thereunder in respect of letters of credit issued thereunder.

        1.91 Senior Secured Lenders means the entities identified as "Lenders" under the Credit Agreement and their respective successors and assigns.

        1.92 Solicitation Order means the order entered by the Bankruptcy Court, if any, establishing procedures with respect to the solicitation and tabulation of votes to accept or reject this Plan.

        1.93 Sharing Formula means the formulas governing the voting rights and rights of the New Class B Common Stock and New Class C Common Stock upon liquidation, the payment of any dividend on New Common Stock or any conversion of the New Class B Common Stock and New Class C Common Stock, solely as between the New Class B Common Stock and New Class C Common Stock; provided that the economic terms of, and other rights pertaining to, the shares of New Class B Common Stock and New Class C Common Stock, taken together, will be identical to those of the aggregate number of shares of New Common Stock into which such shares of New Class B Common Stock and New Class C Common Stock are convertible. The New Class B Common Stock and the New Class C Common Stock shall be convertible into an aggregate of 113,750,014 shares of New Common Stock.

        1.94 Third Amendment to Credit Agreement means that certain Third Amendment dated as of November 29, 2001, to the Credit Agreement dated as of May 31, 2000, among McLeodUSA, as borrower, and the Lenders.

        1.95 Unimpaired Claim means a Claim that is not impaired within the meaning of Section 1124 of the Bankruptcy Code.

        1.96 Voting Deadline means the voting deadline date for voting to accept or reject this Plan, as determined by the Bankruptcy Court.

        1.97 Voting Record Date means the voting record date for voting to accept or reject this Plan, as determined by the Bankruptcy Court.

        1.98 Warrant Agreement means the certain warrant agreements pursuant to which the New Warrants will be issued.

        1.99 Yell Group means the Yell Group Limited, a corporation organized under the laws of England and Wales, or its permitted assignees.

B.    Rules of Interpretation

        For purposes of the Plan, (a) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document's being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (b) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented, (c) unless otherwise specified, all references in the Plan to Sections, Articles, Schedules, and Exhibits are references to Sections, Articles, Schedules, and Exhibits of or to the Plan, (d) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan, (e) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan, and (f) the rules of construction set forth in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

C.    Computation of Time

        In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

D.    Governing Law

        Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of (i) the State of Delaware shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan (unless such agreement, document or instrument provides otherwise) and (ii) the laws of the state of incorporation of McLeodUSA shall govern corporate governance matters with respect to McLeodUSA, in either case without giving effect to the principles of conflicts of law thereof.

ARTICLE II

CLASSIFICATION OF CLAIMS AND INTERESTS

        All Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims, as described below, have not been classified. A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim or Interest is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled prior to the Effective Date.

2.1  Unclassified Claims.

  (a)
  Administrative Claims.

  (b)
  Priority Tax Claims.

2.2  Unimpaired Classes of Claims.

  (a)
  Class 1: Class 1 consists of all Senior Secured Lender Claims.

  (b)
  Class 2: Class 2 consists of all Other Secured Claims.

  (c)
  Class 3: Class 3 consists of all Non-Tax Priority Claims.

  (d)
  Class 4: Class 4 consists of all General Unsecured Claims.

2.3  Impaired Class of Claims.

  (a)
  Class 5: Class 5 consists of all Note Claims.

2.4  Impaired Classes of Interests.

  (a)
  Class 6: Class 6 consists of all Old Preferred Stock Interests.

  (b)
  Class 7: Class 7 consists of all Class A Common Stock Interests.

  (c)
  Class 8: Class 8 consists of all Securities Claims

  (d)
  Class 9: Class 9 consists of all Other Old Equity.

ARTICLE III
TREATMENT OF CLAIMS AND INTERESTS

3.1
Unclassified Claims.

(a)
Administrative Claims. Subject to the provisions of Sections 330(a), 331 and 503(b) of the Bankruptcy Code, each Administrative Claim shall be paid by McLeodUSA, at its election, (a) in full, in Cash, in such amounts as are incurred in the ordinary course of business by McLeodUSA, or in such amounts as such Administrative Claim is Allowed by the Bankruptcy Court upon the later of the Effective Date or the date upon which there is a Final Order allowing such Administrative Claim, (b) upon such other terms as may exist in the ordinary course of McLeodUSA's business, or (c) upon such other terms as may be agreed upon between the Holder of such Administrative Claim and McLeodUSA.

(i)
Professional Fees. All final applications for Professional Fees for services rendered in connection with the Chapter 11 Case prior to the Confirmation Date shall be filed no later than thirty (30) days after the Effective Date.

(b)
Priority Tax Claims. The legal and equitable rights of the holders of Priority Tax Claims are Unimpaired by the Plan. On, or as soon as reasonably practicable after the later of (i) the Distribution Date if such Priority Tax Claim is an Allowed Priority Tax Claim as of the Effective Date or (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement and release of, and in exchange for such Allowed Priority Tax Claim, at the election of McLeodUSA, (A) Cash equal to the amount of such Allowed Priority Tax Claim; (B) such other treatment as to which McLeodUSA or Reorganized McLeodUSA and the holder of such Allowed Priority Tax Claim shall have agreed upon in writing; or (C) such other treatment so that it will not be Impaired pursuant to Section 1124 of the Bankruptcy Code; further provided, any Allowed Priority Tax Claim not due and owing on the Effective Date will be paid in accordance with this section when such Claim becomes due and owing.

3.2
Unimpaired Classes of Claims.

(a)
Class 1: Senior Secured Lender Claims. The Senior Secured Lender Claims are Allowed Claims under the Plan to the full extent of the Senior Secured Lenders' rights and entitlements, fixed or contingent, under the Credit Agreement, including, without limitation, the amount of all principal and accrued interest payable from time to time under the Credit Agreement and all current and future rights and entitlements of the Senior Secured Lenders in respect of Letters of Credit issued thereunder. The legal, equitable and contractual rights of the holders of Allowed Senior Secured Lender Claims are Unimpaired. Without limiting the generality of the foregoing, the Senior Secured Lender Claims shall not be discharged and shall be Reinstated on the Effective Date, and all of the obligations and duties of McLeodUSA under the Credit Agreement are deemed assumed as of the Effective Date by Reorganized McLeodUSA, and the Credit Agreement shall be enforceable against Reorganized McLeodUSA in accordance with its terms. In addition, Reorganized McLeodUSA will cause all of its affiliates who are parties to the Credit Agreement to perform their obligations in respect of the Credit Agreement in accordance with their terms.

(b)
Class 2: Other Secured Claims. The legal, equitable and contractual rights of the holders of Allowed Other Secured Claims are Unimpaired by the Plan and all such Claims shall be Reinstated on the Effective Date.

  (c)
  Class 3: Non-Tax Priority Claims. The legal and equitable rights of the holders of Allowed Non-Tax Priority Claims are Unimpaired by the Plan and all such Claims shall be Reinstated on the Effective Date.

  (d)
  Class 4: General Unsecured Claims. The legal, equitable and contractual rights of the holders of Allowed General Unsecured Claims are Unimpaired by the Plan and all such Claims shall be Reinstated on the Effective Date.

3.3
Impaired Class of Note Claims.

(a)
Class 5: Note Claims. Note Claims are those Claims held by current Holders of the Notes as of the Voting Record Date and are Allowed Claims under the Plan in amounts to be agreed upon by McLeodUSA and the Notes Trustee by the Effective Date. On or as soon as reasonably practicable after the Distribution Date, each holder of an Allowed Note Claim shall receive, in full satisfaction, release, and discharge of its Allowed Note Claim, its pro rata share of (A) $670,000,000 (six hundred seventy million dollars) in Cash, subject to a reduction of $200,000 per day from May 1, 2002 through the earlier of (i) the date of closing of the transaction contemplated by the Pubco Stock Purchase Agreement or (ii) August 1, 2002; (B) the New Series A Preferred Stock, plus (C) one-half of the New Warrants issued under the terms of this Plan.

3.4
Impaired Classes of Claims/Interests.

(a)
Class 6: Old Preferred Stock Interests. Old Preferred Stock Interests are current Holders of Old Preferred Stock as of the Voting Record Date and are Allowed Interests under the Plan. On or as soon as reasonably practicable after the Distribution Date (A) holders of the Old Series A Preferred Stock shall receive, in full satisfaction, release, and discharge of their Allowed Old Series A Preferred Stock Interests, their pro rata share of 33,696,559 (thirty-three million six hundred ninety-six thousand five hundred fifty-nine) shares of New Common Stock; and (B) holders of the Old Series D Preferred Stock and holders of the Old Series E Preferred Stock shall be entitled to receive, in full satisfaction, release, and discharge of their Allowed Old Series D Preferred Stock Interests and Allowed Old Series E Preferred Stock Interests, their pro rata share of an aggregate of 113,750,014 (one hundred thirteen million seven hundred fifty thousand fourteen) shares of New Common Stock as follows: (i) holders of Old Series D Preferred Stock shall receive their pro rata share of 78,203,135 (seventy-eight million two hundred three thousand one hundred thirty five) shares of New Class B Common Stock; and (ii) holders of the Old Series E Preferred Stock shall receive their pro rata share of 35,546,879 (thirty-five million five hundred forty-six thousand eight hundred seventy-nine) shares of New Class C Common Stock. The ratio of the number of shares being issued to the holders of the Old Preferred Stock is equal to the ratio of the respective liquidation preferences of such Old Preferred Stock.

(b)
Class 7: Class A Common Stock Interests. Class A Common Stock Interests are current Holders of Class A Common Stock as of the Voting Record Date and are Allowed Interests under the Plan. On or as soon as reasonably practicable after the Distribution Date, each holder of an Allowed Class A Common Stock Interest shall receive in full satisfaction, release, and discharge of its Allowed Class A Common Stock Interests, its pro rata share of the Class 7/Class 8 Distribution.

(c)
Class 8: Securities Claims. On or as soon as reasonably practicable after the Distribution Date, each Holder of an Allowed Securities Claim shall receive in full satisfaction, release, and discharge of its Allowed Securities Claim, its pro rata share of the Class 7/Class 8 Distribution. The Debtor does not believe there are any valid Securities Claims and, therefore, any Securities Claims filed will be objected to by the Debtor. However, the plaintiffs in the Securities Class Actions contend that they have valid Securities Claims.

  (d)
  Class 9: Other Old Equity. On the Effective Date, the Other Old Equity will be cancelled and the holders of Other Old Equity shall not receive or retain any distribution on account of such Other Old Equity Interests under the Plan.

3.5
Special Provision Regarding Unimpaired Claims.    Except as otherwise provided in the Plan, the Confirmation Order, any other order of the Bankruptcy Court, or any document or agreement enforceable pursuant to the terms of the Plan, nothing shall affect McLeodUSA's or Reorganized McLeodUSA's rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoff or recoupments against Unimpaired Claims.

ARTICLE IV
MEANS FOR IMPLEMENTATION OF THE PLAN

4.1
Continued Corporate Existence and Vesting of Assets in Reorganized McLeodUSA.    After the Effective Date, Reorganized McLeodUSA shall continue to exist in accordance with the laws in the jurisdiction in which it is incorporated and pursuant to its certificate or articles of incorporation and by-laws in effect prior to the Effective Date, except to the extent such certificate or articles of incorporation and by-laws are amended under this Plan. Except as otherwise provided in the Plan, on and after the Effective Date, all property of the Estate of McLeodUSA, including all claims, rights and causes of action and any property acquired by McLeodUSA or Reorganized McLeodUSA under or in connection with the Plan, shall vest in Reorganized McLeodUSA free and clear of all Claims, liens, charges, other encumbrances and Interests except with respect to Claims that are Unimpaired under the Plan. On and after the Effective Date, Reorganized McLeodUSA may operate its businesses and may use, acquire and dispose of property and compromise or settle any Claims without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, Reorganized McLeodUSA may pay the charges that it incurs on or after the Effective Date for Professionals' fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

4.2
Corporate Governance, Directors and Officers, and Corporate Action.

(a)
Certificate of Incorporation and By-laws. The certificate or articles of incorporation and by-laws of McLeodUSA shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code, and shall include, among other things, (i) pursuant to Section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by Section 1123(a)(6) of the Bankruptcy Code; and (ii) authorize the issuance of New Common Stock (including New Common Stock issuable upon exercise of the New Warrants), New Class B Common Stock, New Class C Common Stock, New Series A Preferred Stock, and New Director Preferred Stock in amounts not less than the amounts necessary to permit the distributions thereof required or contemplated by the Plan. After the Effective Date, Reorganized McLeodUSA may amend and restate the Amended Certificates of Incorporation and By-laws as permitted by applicable law. The Amended Certificates of Incorporation and By-laws of Reorganized McLeodUSA shall be in substantially the form attached to this Plan as Exhibits A and B, respectively.

(b)
Directors and Officers of Reorganized McLeodUSA. Subject to any requirement of Bankruptcy Court approval pursuant to Section 1129(a)(5) of the Bankruptcy Code, as of the Effective

    Date, the initial officers of Reorganized McLeodUSA shall be the officers of McLeodUSA immediately prior to the Effective Date. On the Effective Date, the Board of Directors of Reorganized McLeodUSA will consist of up to fifteen (15) members, including the New Series A Director and the designees of the New Director Preferred Stock. Mr. Clark E. McLeod will continue to serve as Chairman of the Board of Directors. Mr. Theodore J. Forstmann will continue to serve as the Chairman of the Executive Committee. McLeodUSA's by-laws will be amended as follows: (i) the Board of Directors will include at least five (5) independent directors and the Chairman, Chief Executive Officer, and Chief Financial Officer and the designees of the New Director Preferred Stock, and (ii) the Executive Committee of the Board of Directors will consist of no more than seven (7) members and will include the designees of the New Director Preferred Stock, the Chairman, the Chief Executive Officer, and the Chief Operating Officer. Moreover, Reorganized McLeodUSA's charter shall be amended to opt out of the provisions of Section 203 of the Delaware General Corporation Law. Pursuant to Section 1129(a)(5) of the Bankruptcy Code, McLeodUSA will disclose, on or prior to the Confirmation Date, the identity and affiliations of any other person proposed to serve on the initial board of directors of Reorganized McLeodUSA, and, to the extent such person is an insider other than by virtue of being a director, the nature of any compensation for such person. The classification and composition of the board of directors of Reorganized McLeodUSA shall be consistent with the Amended Certificate of Incorporation and Bylaws. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the Amended Certificate of Incorporation and By-laws, the other constituent documents of Reorganized McLeodUSA, and applicable law.

  (c)
  Corporate Action. On the Effective Date, the adoption of the Amended Certificate of Incorporation and By-laws or similar constituent documents and the Certificates of Designations, the selection of directors and officers for Reorganized McLeodUSA, and all other actions contemplated by the Plan shall be authorized and approved in all respects (subject to the provisions of the Plan). All matters provided for in the Plan involving the corporate structure of McLeodUSA or Reorganized McLeodUSA, and any corporate action required by McLeodUSA or Reorganized McLeodUSA in connection with the Plan (including, without limitation, the execution, delivery and performance of all agreements and instruments contemplated by the Plan), shall be deemed to have occurred and shall be in effect without any requirement of further action by the security holders or directors of McLeodUSA or Reorganized McLeodUSA. On the Effective Date, the appropriate officers of Reorganized McLeodUSA and members of the board of directors of Reorganized McLeodUSA are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of Reorganized McLeodUSA.

4.3
Effectuating Documents and Further Transactions.    Each of McLeodUSA, Reorganized McLeodUSA or the Creditors Committee, as appropriate, is authorized to and, on or prior to the Effective Date, shall execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

4.4
Sale of Pubco.    On the Effective Date, McLeodUSA Holdings shall sell to Yell Group, and Yell Group shall purchase from McLeodUSA Holdings, upon and pursuant to the terms of the Pubco Stock Purchase Agreement, all of the outstanding shares of capital stock of Pubco, subject to McLeodUSA Holding's entry into a "Superior Proposal," as defined in the Pubco Stock Purchase Agreement.

4.5
Cancellation of Notes, Class A Common Stock and Old Preferred Stock.    On the Effective Date, except as otherwise provided for herein, (i) the Notes, Class A Common Stock, Old Preferred Stock, and any other notes, bonds (with the exception of surety bonds outstanding), Indentures or other instruments or documents evidencing or creating any indebtedness or obligations of McLeodUSA, except such notes or other instruments evidencing indebtedness or obligations of McLeodUSA that are Unimpaired, Reinstated, or amended and restated under the Plan, shall be cancelled, and (ii) the obligations of McLeodUSA under any agreements, Indentures or certificates of designation governing the Notes, Class A Common Stock, Old Preferred Stock, and any other notes, bonds, indentures or other instruments or documents evidencing or creating any indebtedness or obligations of McLeodUSA, except such notes or other instruments evidencing indebtedness or obligations of McLeodUSA that are Unimpaired, Reinstated or amended and restated under the Plan, as the case may be, shall be discharged; provided, however, that each Indenture or other agreement that governs the rights of Note Claims shall continue in effect solely for the purpose of allowing the Notes Trustee to make distributions on account of such Claims under the Plan.

4.6
Issuance of New Securities.    On or as soon as reasonably practicable after the Effective Date, Reorganized McLeodUSA, in accordance with the terms of the Plan, shall issue and exchange, as necessary, for the benefit of holders of the Old Preferred Stock Interests and Class A Common Stock Interests, such shares of New Common Stock, New Class B Common Stock and New Class C Common Stock as required by Section 3.4 of the Plan. Reorganized McLeodUSA shall issue, for the benefit of holders of Note Claims, such shares of New Series A Preferred Stock and New Warrants as required by Section 3.3 of the Plan. Also on the Effective Date, Reorganized McLeodUSA shall issue to Forstmann Little (i) the New Director Preferred Stock, (ii) 74,027,764 (seventy-four million twenty-seven thousand seven hundred sixty-four) shares of New Common Stock, and (iii) one-half of the New Warrants authorized to be issued under the terms of the Plan to Forstmann Little in each case pursuant to the terms of the Purchase Agreement. The issuance of the New Common Stock, New Class B Common Stock, New Class C Common Stock, New Series A Preferred Stock, New Director Preferred Stock and New Warrants is authorized without the need for any further corporate action. The Certificates of Designation in connection with the issuance of the New Series A Preferred Stock and the New Director Preferred Stock shall be in substantially the form attached to this Plan as Exhibits C and D, respectively. The Warrant Agreement in connection with the issuance of the New Warrants shall be in substantially the form attached to this Plan as Exhibit E.

4.7
New Credit Agreement.    On the Effective Date, Reorganized McLeodUSA is authorized and directed to execute and deliver the New Credit Agreement to govern the Exit Facility, and thereafter shall perform the New Credit Agreement, and all agreements and instruments entered into in connection therewith, in accordance with their terms.

4.8
Management Incentive Plan.    On the Effective Date, Reorganized McLeodUSA shall be authorized and directed to establish and implement the Management Incentive Plan. Sixty-five million one hundred seventy-three thousand seven hundred and ninety-seven (65,173,797) shares of New Common Stock will be reserved for issuance under the Management Incentive Plan. The Management Incentive Plan may be amended or modified by the board of directors of Reorganized McLeodUSA in accordance with its terms and any such amendment or modification shall not require an amendment of this Plan.

4.9
Sources of Cash for Plan Distributions.    Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for Reorganized McLeodUSA to make payments under the Plan shall be obtained from existing Cash balances and the proceeds from the sale of Pubco and the sale of shares of New Common Stock, the New Director Preferred Stock and one-half of the New Warrants pursuant to the terms of the Purchase Agreement.

4.10
Exemption from Transfer Taxes.    Pursuant to Section 1146(c) of the Bankruptcy Code, (a) the issuance, transfer or exchange of notes or equity securities under the Plan; (b) the creation of any mortgage, deed of trust, lien, pledge or other security interest; (c) the making or assignment of any lease or sublease; or (d) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, any merger agreements; agreements of consolidation, restructuring, disposition, liquidation or dissolution; deeds; bills of sale; and transfers of tangible property, will not be subject to any stamp tax, recording tax, personal property tax, real estate transfer tax, sales or use tax or other similar tax. Any transfers from McLeodUSA to Reorganized McLeodUSA or otherwise pursuant to the Plan shall not be subject to any such taxes, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment. Unless the Bankruptcy Court orders otherwise, any and all of the foregoing transactions whether taken on or after the Effective Date shall be deemed to have been in furtherance of, or in connection with, the Plan.

ARTICLE V
ACCEPTANCE OR REJECTION OF THE PLAN

5.1
Classes Entitled to Vote.    Classes 5, 6, and 7 are entitled to vote to accept or reject the Plan. By operation of law, each Unimpaired Class of Claims is deemed to have accepted the Plan and, therefore, is not entitled to vote to accept or reject the Plan. Classes 1, 2, 3, and 4 are deemed to have accepted the Plan. If the Class 7 and Class 8 Solicitation Order is entered, Class 7 and Class 8 will be deemed to have rejected the Plan and will not be entitled to vote on the Plan. By operation of law, Class 9 is deemed to have rejected the Plan and are not entitled to vote on the Plan.

5.2
Acceptance by Impaired Classes.    An Impaired Class of Claims shall have accepted the Plan if (a) the holders (other than any holder designated under Section 1126(e) of the Bankruptcy Code) of at least two-thirds (2/3) in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (b) the holders (other than any holder designated under Section 1126(e) of the Bankruptcy Code) of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept the Plan. An Impaired Class of Interests shall have accepted the Plan if the holders (other than any holder designated under Section 1126(e) of the Bankruptcy Code) of at least two-thirds (2/3) in amount of the Allowed Interests actually voting in such Class have voted to accept the Plan.

5.3
Cramdown.    McLeodUSA will request Confirmation of the Plan, as it may be modified from time to time, under Section 1129(b) of the Bankruptcy Code with respect to any Class which rejects, or is deemed to have rejected, the Plan.

ARTICLE VI
PROVISIONS GOVERNING DISTRIBUTIONS

6.1
Distributions for Claims or Interests Allowed as of the Effective Date.    Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims or Interests that are Allowed as of the Effective Date shall be made on the Distribution Date or as soon thereafter as is practicable. Except with respect to Claims Reinstated under the Plan, as to which all distributions shall be timely made in accordance with the terms thereof, any distribution to be made pursuant to this Plan shall be deemed as having been made on the Effective Date if such distribution is made on the Effective Date or as soon thereafter as is practicable. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day. Distributions on account of Claims or Interests that first become Allowed Claims or Interests after the Effective Date shall be made pursuant to Articles III, VI and VII of this Plan. Notwithstanding the date on which any distribution of securities is made to a Holder of a Claim or Interest that is an Allowed Claim or Allowed Interest on the Effective Date, as of the date of the distribution, such Holder shall be deemed to have the rights of a Holder of such securities distributed as of the Effective Date.

6.2
Interest on Claims.    Unless otherwise specifically provided for or contemplated in the Plan or Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims, other than Senior Secured Lender Claims as provided in the Credit Agreement, and no Holder of a Claim, other than Senior Secured Lender Claims, shall be entitled to interest accruing on or after the Petition Date on any Claim.

6.3
Distributions by Reorganized McLeodUSA.    Reorganized McLeodUSA or the Disbursing Agent shall make all distributions required to be distributed under the Plan. However, distributions on account of Senior Secured Lender Claims shall be made to the Bank Agents, and distributions on account of Note Claims shall be made to the Notes Trustee. Reorganized McLeodUSA may employ or contract with other entities to assist in or make the distributions required by the Plan.

6.4
Delivery of Distributions and Undeliverable or Unclaimed Distributions.

(a)
Delivery of Distributions in General.    Distributions to holders of Allowed Claims and Allowed Interests shall be made at the addresses set forth in McLeodUSA's records or as otherwise available to McLeodUSA, the Bank Agents, the Notes Trustee, or any other agent or servicer, unless such addresses are superseded by any proofs of claim or transfers of claim that may be filed pursuant to Bankruptcy Rule 3001.

(b)
Undeliverable and Unclaimed Distributions.

(i)
Holding and Investment of Undeliverable and Unclaimed Distributions.    If the distribution to any Holder of an Allowed Claim or Interest is returned to the Disbursing Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Disbursing Agent is notified in writing of such Holder's then current address.

(ii)
After Distributions Become Deliverable.    Reorganized McLeodUSA shall make all distributions that have become deliverable or have been claimed since the Distribution Date as soon as practicable after such distribution has become deliverable.

(iii)
Failure to Claim Undeliverable Distributions.    Any holder of an Allowed Claim or Interest that does not assert a claim pursuant to the Plan for an undeliverable or unclaimed distribution within one (1) year after the Effective Date shall be deemed to have forfeited its claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such claim for an undeliverable or unclaimed distribution against McLeodUSA or its Estate, Reorganized McLeodUSA, or their property. In such cases, any Cash for distribution on account of such claims for undeliverable or unclaimed distributions shall become the property of the Estate free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary, subject to the liens of the Senior Secured Lenders. Any New Common Stock, New Class B Common Stock or New Class C Common Stock held for distribution on account of such Claim or Interest shall be canceled and of no further force or effect. Nothing contained in the Plan shall require any Disbursing Agent, including, but not limited to, Reorganized McLeodUSA, to attempt to locate any holder of an Allowed Claim or Interest.

6.5
Record Date for Distributions.    As of the close of business on the Distribution Record Date, the transfer register for the Notes, Old Preferred Stock, and the Class A Common Stock, as maintained by McLeodUSA, the Notes Trustee, any other applicable trustee or their respective agents shall be closed and the transfer of such securities or any interest thereon prohibited. Except, in case of Senior Secured Lender Claims, distributions in respect of which shall be in all respects governed by the terms of the Credit Agreement, (i) the Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim or Interest that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute only to those holders of Allowed Claims and Interests who are holders of such Claims or Interest, or participants therein, as of the close of business on the Distribution Record Date, and (ii) the Disbursing Agent and Reorganized McLeodUSA shall instead be entitled to recognize and deal for all purposes under the Plan with only those record holders stated on any official register as of the close of business on the Distribution Record Date.

6.6
Allocation of Plan Distributions Between Principal and Interest.    To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted, be allocated for income tax purposes to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the claim, to the portion of such Claim representing accrued but unpaid interest.

6.7
Means of Cash Payment.    Payments of Cash made pursuant to the Plan shall be in U.S. dollars and shall be made, at the option and in the sole discretion of Reorganized McLeodUSA, by (a) checks drawn on or (b) wire transfer from a domestic bank selected by Reorganized McLeodUSA. Cash payments to foreign creditors may be made, at the option of Reorganized McLeodUSA, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

6.8
Withholding and Reporting Requirements.    In connection with the Plan and all distributions thereunder, Reorganized McLeodUSA shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. Reorganized McLeodUSA shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan, (i) each holder of an Allowed Claim or Interest that is to receive a distribution of New Common Stock, New Class B Common Stock, New Class C Common Stock, New Series A Preferred Stock, New Director Preferred Stock or New Warrants shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution, and (ii) no distribution shall be made to or on behalf of such Holder pursuant to the Plan unless and until such Holder has made arrangements satisfactory to Reorganized McLeodUSA for the payment and satisfaction of such tax obligations or has, to Reorganized McLeodUSA's satisfaction, established an exemption therefrom. Any New Common Stock, New Class B Common Stock, New

  Class C Common Stock, New Series A Preferred Stock, New Director Preferred Stock or New Warrants to be distributed pursuant to the Plan shall, pending the implementation of such arrangements, be treated as undeliverable pursuant to Section 6.4 hereof.

6.9
Setoffs.    Except as otherwise provided in the Plan, the Confirmation Order, any other order of the Bankruptcy Court, or the provisions of the Credit Agreement, as applicable, Reorganized McLeodUSA may, pursuant to Section 553 of the Bankruptcy Code and applicable nonbankruptcy law, but shall not be required to, set off against any Claim and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that McLeodUSA or Reorganized McLeodUSA may have against the Holder of such Claim; provided, however, that, except as so provided, neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by Reorganized McLeodUSA of any such claim that McLeodUSA or Reorganized McLeodUSA may have against such Holder.

6.10
Surrender of Instruments or Securities.    As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim or Interest, the Holder of such Claim or Interest shall tender the applicable instruments, securities or other documentation evidencing such Claim or Interest to Reorganized McLeodUSA or the Notes Trustee or their agents, as applicable, unless waived in writing by Reorganized McLeodUSA or the Notes Trustee. Any New Common Stock, New Class B Common Stock, New Class C Common Stock or New Series A Preferred Stock to be distributed pursuant to the Plan on account of any such Claim or Interest shall, pending such surrender, be treated as an undeliverable distribution pursuant to Section 6.4(b) of the Plan.

(a)
Notes, Class A Common Stock and Old Preferred Stock.    Each holder of a Note Claim, Class A Common Stock or Old Preferred Stock Interest shall tender its Notes, Class A Common Stock and Old Preferred Stock relating to such Claim or Interest to Reorganized McLeodUSA or the Notes Trustee or their agents, as applicable, in accordance with written instructions to be provided to such holders by Reorganized McLeodUSA or the Notes Trustee as promptly as practicable following the Effective Date. Such instructions shall specify that delivery of such instruments will be affected, and risk of loss and title thereto will pass, only upon the proper delivery of such instruments with a letter of transmittal in accordance with such instructions. All surrendered Notes, Class A Common Stock and Old Preferred Stock shall be marked as cancelled.

(b)
Failure to Surrender Instruments.    Any holder of Note Claims, Class A Common Stock Interests or Old Preferred Stock Interests that fails to surrender or is deemed to have failed to surrender the applicable Notes, Class A Common Stock or Old Preferred Stock required to be tendered hereunder within one year after the Effective Date shall have its Claim or Interest and its distribution pursuant to the Plan on account of such Notes, Class A Common Stock or Old Preferred Stock discharged and shall be forever barred from asserting any such Claim or Interest against Reorganized McLeodUSA or its property. In such cases, any New Common Stock, New Class B Common Stock or New Class C Common Stock held for distribution on account of such Claim or Interest shall be disposed of pursuant to Section 6.4 hereof.

6.11
Lost, Stolen, Mutilated or Destroyed Securities.    In addition to any requirements under the Indentures or any other applicable agreement, any Holder of a Claim or Interest evidenced by a Note, Class A Common Stock or Old Preferred Stock that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such Note, Class A Common Stock or Old Preferred Stock, deliver to Reorganized McLeodUSA or the Notes Trustee or their agents, as applicable: (i) evidence reasonably satisfactory to Reorganized McLeodUSA and the Notes Trustee of the loss, theft, mutilation or destruction; and (ii) such security or indemnity as may be required by

  Reorganized McLeodUSA and the Notes Trustee to hold Reorganized McLeodUSA or the Notes Trustee harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Allowed Claim or Interest. Upon compliance with this Article VI by a Holder of a Claim or Interest evidenced by a Note or Old Preferred Stock, such Holder shall, for all purposes under the Plan, be deemed to have surrendered such instrument.

6.12
Fractional Shares.    No fractional shares of New Common Stock, New Class B Common Stock, New Class C Common Stock, New Series A Preferred Stock or New Warrants, shall be distributed. The actual issuance shall reflect a rounding up (in the case of .5000 or more) of such fraction to the nearest whole New Common Stock share, New Class B Common Stock share, New Class C Common Stock share, New Series A Preferred Stock share or New Warrant or a rounding down of such fraction (in the case of .4999 or less).

ARTICLE VII
PROCEDURES FOR RESOLVING DISPUTED,
CONTINGENT AND UNLIQUIDATED CLAIMS AND INTERESTS

7.1
Objection Deadline; Prosecution of Objections.    No later than the Claims Objection Deadline (unless extended by an order of the Bankruptcy Court), McLeodUSA or Reorganized McLeodUSA, as the case may be, shall file objections to Claims and Interests with the Bankruptcy Court and serve such objections upon the holders of each of the Claims and Interests to which objections are made, provided, however, that McLeodUSA and Reorganized McLeodUSA shall not object to Claims Allowed pursuant to that Plan. Nothing contained herein, however, shall limit Reorganized McLeodUSA's right to object to Claims or Interests, if any, that are not Allowed under the Plan and that are filed or amended after the Claims Objection Deadline. McLeodUSA and Reorganized McLeodUSA shall be authorized to, and shall, resolve all Disputed Claims or Interests by withdrawing or settling such objections thereto, or by litigating to judgment in the Bankruptcy Court or such other court having jurisdiction over the validity, nature and/or amount thereof.

7.2
No Distributions Pending Allowance.    Notwithstanding any other provision of the Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim or Interest unless and until all objections to such Disputed Claim or Interest have been settled or withdrawn or have been determined by Final Order and the Disputed Claim or Interest, or some portion thereof, has become an Allowed Claim or Interest.

7.3
Disputed Claims Reserve; Disputed Interest Reserve.    On the Effective Date (or as soon thereafter as is practicable), Reorganized McLeodUSA shall establish the Disputed Claims Reserve and the Disputed Interest Reserve by withholding from the initial distribution (i) with respect to the Disputed Claims Reserve, Cash, New Series A Preferred Stock and New Warrants, as applicable, in amounts equal to one hundred percent (100%) of the distributions to which holders of Disputed Claims would be entitled if their Claims were allowed in the Disputed Claim Amount; and (ii) with respect to the Disputed Interest Reserve, an amount of New Common Stock in an amount equal to one hundred percent (100%) of the distributions to which holders of Disputed Class 6 Interests, the Disputed Class 7 Interests or the Disputed Class 8 Claims would be entitled if their Interests or Claims were allowed in the Disputed Interest or Disputed Claim Amount; provided, however, that McLeodUSA and Reorganized McLeodUSA shall have the right to file a motion seeking to modify any Disputed Claim Amounts or Disputed Interest Amounts.

7.4
Distributions After Allowance.    Reorganized McLeodUSA shall make payments and distributions from the Disputed Claims Reserve or Disputed Interest Reserve, as appropriate, to the holder of any Disputed Claim or Disputed Interest that has become an Allowed Claim or Interest, as soon as practicable after the date such Disputed Claim or Interest becomes an Allowed Claim or Interest. Such distributions shall be based upon the cumulative distributions that would have been made to the holder of such Claim or Interest under the Plan if the Disputed Claim or Interest had been Allowed on the Effective Date and shall not be limited by the Disputed Claim Amounts or Disputed Interest Amounts previously reserved with respect to such Disputed Claim or Interest to the extent that additional amounts are available therefor from the Disputed Claims Reserve or the Disputed Interest Reserve, as appropriate, but only to the extent that such additional amounts have not yet been distributed to holders of Allowed Claims or Interest. After a Final Order has been entered, or other final resolution has been reached, with respect to each Disputed Claim or Disputed Interest, any cash, New Series A Preferred Stock, New Warrants or New Common Stock that remains in the Disputed Claims Reserve or Disputed Interest Reserve, as applicable, shall be distributed as applicable, pro rata, to (i) with respect to the Disputed Claims Reserve, holders of Allowed Class 5 Claims; and (ii) with respect to the Disputed Interest Reserve, holders of Allowed Class 6 Interests, Allowed Class 7 Interests, and Allowed Class 8 Claims. All distributions made under this Section 7.4 shall be made as if such Allowed Class 5 Claim or Allowed Class 6 Interest, Allowed Class 7 Interest, and Allowed Class 8 Claims had been Allowed on the Effective Date.

ARTICLE VIII
TREATMENT OF EXECUTORY CONTRACTS
AND UNEXPIRED LEASES

8.1
Assumption of Executory Contracts and Unexpired Leases.    Immediately prior to the Effective Date, all executory contracts or unexpired leases of Reorganized McLeodUSA will be deemed assumed in accordance with the provisions and requirements of Section 365 and 1123 of the Bankruptcy Code. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to Sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to this Article 8 shall revest in and be fully enforceable by Reorganized McLeodUSA in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law.

8.2
Cure of Defaults of Assumed Executory Contracts and Unexpired Leases.    Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to Section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding: (1) the amount of any cure payments, (2) the ability of Reorganized McLeodUSA or any assignee to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by Section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

8.3
Indemnification of Directors, Officers and Employees.    The obligations of McLeodUSA to indemnify ("Director and Officers Claims") any person or entity serving at any time on or prior to the Effective Date as one of its directors, officers or employees by reason of such person's or entity's service in such capacity, or as a director, officer or employee of any other corporation or legal entity, to the extent provided in McLeodUSA's constituent documents, or by a written agreement with McLeodUSA, or pursuant to applicable general corporation law, each as applicable, shall be deemed and treated as executory contracts that are assumed by Reorganized McLeodUSA pursuant to the Plan and Section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall be treated as General Unsecured Claims and shall survive Unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

8.4
Compensation and Benefit Programs.    Except as otherwise expressly provided hereunder, all employment and severance policies, and all compensation and benefit plans, policies, and programs of McLeodUSA applicable to its employees, retirees and non-employee directors and the employees and retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life, accidental death and dismemberment insurance plans are treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of Sections 365 and 1123 of the Bankruptcy Code (excluding any such policy, plan, program or related agreement or document or any portion thereof relating to Other Old Equity). All employment contracts assumed pursuant to this Section 8.4 shall be deemed modified such that the transactions contemplated by the Plan shall not be a "change of control" however such term may be defined in the relevant employment contracts.

ARTICLE IX
CONFIRMATION AND CONSUMMATION OF THE PLAN

9.1
Conditions to Confirmation.    The Bankruptcy Court shall not enter the Confirmation Order unless and until the Confirmation Order shall be reasonably acceptable in form and substance to McLeodUSA, the Creditors Committee, Forstmann Little and the Arrangers.

9.2
Conditions to Effective Date.    The Effective Date shall occur if, and only if, on or prior to the Effective Date:

(a)
The Confirmation Order confirming the Plan, as such Plan may have been modified, shall have been entered and become a Final Order in form and substance reasonably satisfactory to McLeodUSA, the Creditors Committee, Forstmann Little and the Arrangers and shall provide that:

(i)
McLeodUSA and Reorganized McLeodUSA are authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents to be executed and/or delivered in connection with the Plan;

(ii)
the provisions of the Confirmation Order are nonseverable and mutually dependent; and

(iii)
Reorganized McLeodUSA is authorized and directed (a) to issue New Common Stock, New Class B Common Stock, New Class C Common Stock, New Series A Preferred Stock, New Director Preferred Stock and New Warrants, (b) to establish and implement the Management Incentive Plan, and (c) to enter into the New Credit Agreement.

(b)
Reorganized McLeodUSA shall have credit availability under the Exit Facility in an amount acceptable to Reorganized McLeodUSA.

(c)
The following agreements or instruments, in form and substance satisfactory to McLeodUSA, the Creditors Committee, Forstmann Little and the Arrangers, shall have been executed and delivered, and if applicable all conditions precedent shall have been satisfied:

(i)
Amended Certificates of Incorporation and By-laws of Reorganized McLeodUSA;

(ii)
New Credit Agreement and all similar documents provided for therein or contemplated thereby;

(iii)
Pubco Stock Purchase Agreement;

(iv)
Purchase Agreement and the ancillary agreements contemplated thereby;

(v)
the Warrant Agreements; and

    (vi)
    Certificates of Designation.

  (d)
  The Amended Certificates of Incorporation, By-laws and the Certificates of Designations of Reorganized McLeodUSA, as necessary, shall have been filed with the appropriate authority in accordance with such jurisdiction's corporation laws.

  (e)
  All actions, documents and agreements necessary to implement the Plan shall have been effected or executed and will be reasonably acceptable to McLeodUSA, the Creditors Committee, Forstmann Little and the Arrangers.

  (f)
  The new board of directors and the executive committee of Reorganized McLeodUSA shall have been appointed.

  (g)
  All of the conditions set forth in Section 4 of the Third Amendment to Credit Agreement shall have been satisfied or waived in accordance with the terms thereof and without violating any contractual agreements of Reorganized McLeodUSA or any of its subsidiaries so that, on the Effective Date, the provisions of Section 3 of the Third Amendment to Credit Agreement shall have become operative.

  (h)
  As of the Effective Date, no unwaived Default (as defined in the Credit Agreement) shall exist.

9.3
Waiver of Conditions.    Each of the conditions set forth in section 9.2 above may be waived in whole or in part by McLeodUSA with the consent of the Creditors Committee, the Arrangers and Forstmann Little, which consent shall not be unreasonably withheld, without any other notice to parties in interest or the Bankruptcy Court and without a hearing provided, however, that the conditions set forth in Sections 9.2(c)(ii), 9.2(g) and 9.2(h) relating to the satisfaction of conditions under the Credit Agreement, the New Credit Agreement, or the Third Amendment to Credit Agreement shall not be waivable except to the extent the relevant conditions under such documents have been waived in accordance with the terms of the Credit Agreement, the New Credit Agreement or the Third Amendment to Credit Agreement, as the case may be. The failure to satisfy or waive a condition to the Effective Date may be asserted by McLeodUSA or Reorganized McLeodUSA regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by McLeodUSA or Reorganized McLeodUSA). The failure of McLeodUSA or Reorganized McLeodUSA to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each right shall be deemed an ongoing right that may be asserted at any time.

9.4
Consequences of Non-Occurrence of Effective Date.    If the Effective Date does not occur within ninety (90) days of the Confirmation Date, or by such later date, after notice and hearing, as is proposed by McLeodUSA, then upon motion by McLeodUSA and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order will be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the filing of such motion, the Confirmation Order may not be vacated if the Effective Date occurs before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated pursuant to this Section 9.4, (a) the Plan shall be null and void in all respects; and (b) any settlement of Claims and Interests provided for hereby shall be null and void without further order of the Bankruptcy Court.

ARTICLE X
EFFECT OF PLAN CONFIRMATION

10.1
Binding Effect.    The Plan shall be binding upon and inure to the benefit of McLeodUSA, all present and former holders of Claims and Interests, and their respective successors and assigns, including, but not limited to, Reorganized McLeodUSA.

10.2
Discharge of Claims and Termination of Interests.

(a)
Except as provided in the Plan and the Confirmation Order, pursuant to Section 1141(d) of the Bankruptcy Code, the rights afforded under this Plan and the treatment of Claims and Interests under this Plan shall be in exchange for and in complete satisfaction, discharge and release of all Claims and termination of all Interests, including any interest accrued on Claims from the Petition Date. Except as provided in the Confirmation Order or the Plan, Confirmation shall (a) discharge McLeodUSA from all Claims and other debts that arose before the Confirmation Date and all debts of the kind specified in Section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (i) a proof of claim based on such debt is filed or deemed filed pursuant to Section 501 of the Bankruptcy Code, (ii) a Claim based on such debt is allowed pursuant to Section 502 of the Bankruptcy Code or (iii) the holder of a Claim based on such debt has accepted the Plan; and (b) terminate all Interests and other rights of equity security holders in McLeodUSA.

(b)
As of the Confirmation Date, except as provided in this Plan or the Confirmation Order, all entities shall be precluded from asserting against McLeodUSA, Reorganized McLeodUSA, their successors or their property, any other or further claims, debts, rights, causes of action, liabilities or equity interests based upon any act, omission, transaction or other activity of any nature that occurred prior to the Confirmation Date. In accordance with the foregoing, except as provided in this Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination of discharge of all such claims and rights of equity security holders in McLeodUSA, pursuant to Sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against McLeodUSA at any time to the extent that such judgment relates to a discharged Claim or Interest.

10.3
Injunction.

(a)
Except as otherwise provided in the Plan, entities who have held, hold or may hold Claims against or Interests in McLeodUSA are (i) permanently enjoined from taking any of the following actions against the Estate or any of its property on account of any such Claims or Interests and (ii) permanently enjoined from taking any of the following actions against any of McLeodUSA, Reorganized McLeodUSA, or their property on account of such Claims or Interests: (A) commencing or continuing, in any manner or in any place, any action or other proceeding; (B) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (C) creating, perfecting or enforcing any lien or encumbrance; (D) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to McLeodUSA; and (E) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that (i) the injunctions referred to in this paragraph shall not apply to the Holders of the Senior Secured Lender Claims, and (ii) nothing contained herein shall preclude Holders of Claims and Interests from exercising their rights pursuant to and consistent with the terms of the Plan.

(b)
By accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Interest will be deemed to have specifically consented to the injunctions set forth in this Section.

10.4
Releases.

(a)
Releases by McLeodUSA.    As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, McLeodUSA and Reorganized McLeodUSA in their individual capacities and as debtor in possession, will be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights of McLeodUSA or Reorganized McLeodUSA to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to McLeodUSA, Reorganized McLeodUSA, the parties released pursuant to this Section 10.4, the Chapter 11 Case, or the Plan or the Disclosure Statement, and that could have been asserted by or on behalf of McLeodUSA or its Estate or Reorganized McLeodUSA against (i) the current and former directors, officers and employees of McLeodUSA (other than for money borrowed from or owed to McLeodUSA or its subsidiaries by any such directors, officers or employees as set forth in McLeodUSA's books and records) and McLeodUSA's agents, and professionals; (ii) the Senior Secured Lenders and the Bank Agents, (iii) Forstmann Little, (iv) the Holders of the Notes, (v) members of the ad hoc noteholders committee, (vi) the Creditors Committee and its members and (vii) the respective affiliates and current and former officers, directors, employees, agents, members, shareholders, partners, advisors, and professionals of the foregoing.

(b)
Releases by Holders of Claims and Interests.    On the Effective Date, (i) each holder of an Impaired Claim or Interest that voted to accept the Plan and (ii) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, all other holders of Claims and Interests, as applicable, in consideration for the obligations of McLeodUSA and Reorganized McLeodUSA under the Plan and the Cash, New Common Stock, New Class B Common Stock, New Class C Common Stock, New Series A Preferred Stock, New Director Preferred Stock, New Warrants and other contracts, instruments, releases, agreements or documents to be delivered in connection with the Plan, will be deemed to forever release, waive and discharge all claims, demands, debts, rights, causes of action or liabilities (other than the right to enforce McLeodUSA's or Reorganized McLeodUSA's obligations under the Plan, the Confirmation Order, and the contracts, instruments, releases, agreements and documents delivered under the Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to McLeodUSA, the Chapter 11 Case, the Plan or the Disclosure Statement against (i) the current and former directors, officers and employees of McLeodUSA and McLeodUSA's agents and professionals; (ii) the Senior Secured Lenders and the Bank Agents, (iii) Forstmann Little, (iv) the Holders of the Notes, (v) members of the ad hoc noteholders committee, (vi) the Creditors Committee and its members and (vii) the respective affiliates and current and former officers, directors, employees, agents, members, shareholders, partners, advisors, and professionals of the foregoing. Nothing contained in this section 10.4(b) shall be deemed a release, waiver or discharge of any claims, demands, debts, rights, causes of action or liabilities held by the U.S. Securities and Exchange Commission and the Holders of Securities Claims pertaining to Class A Common Stock in respect of their Securities Claims pertaining to Class A Common Stock.

10.5
Exculpation and Limitation of Liability.    Neither McLeodUSA, the Senior Secured Lenders, the Bank Agents, Forstmann Little, the ad hoc noteholders committee, the Creditors Committee and its members nor any of their respective present or former members, officers, directors, shareholders, partners, employees, advisors, attorneys or agents acting in such capacity, shall have or incur any liability to, or be subject to any right of action by, any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, shareholders, employees, representatives, financial advisors, attorneys or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, McLeodUSA's Chapter 11 Case, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence, and in all respects shall be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan.

10.6
Injunction Related to Releases and Exculpation.    The Confirmation Order will permanently enjoin the commencement or prosecution by any entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to the Plan or any order of the Bankruptcy Court, including but not limited to the claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released in Sections 10.4 and 10.5 of the Plan. Nothing contained in this Section 10.6 shall be deemed to enjoin any claims, demands, debts, rights, causes of action or liabilities not released in Section 10.4(b) held by the Holders of Securities Claims pertaining to Class A Common Stock in respect of their Securities Claims pertaining to Class A Common Stock.

10.7
Preservation of Rights of Action; Settlement of Litigation Claims.

(a)
Preservation of Rights of Action.    Except as otherwise provided in the Plan, the Confirmation Order, any other order of the Bankruptcy Court, the Credit Agreement, or in any document, instrument, release or other agreement entered into in connection with the Plan, in accordance with Section 1123(b) of the Bankruptcy Code, McLeodUSA and its Estate shall retain the Litigation Claims. Reorganized McLeodUSA, as the successor in interest to McLeodUSA and the Estate, may enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of the Litigation Claims. Notwithstanding the foregoing, McLeodUSA and Reorganized McLeodUSA shall not file, commence or pursue any claim, right or cause of action under Sections 544 through 550 of the Bankruptcy Code; provided, however, that notwithstanding any statute of limitations (including, without limitation, Section 544 of the Bankruptcy Code), in the case of Claims or Interests that have not been Allowed, McLeodUSA and Reorganized McLeodUSA shall have the right to assert or raise such causes of action (a) as defenses or counterclaims (up to the amount asserted in the Claims against McLeodUSA); and (b) in connection with the Claims objection process, in which case such causes of action can be raised as an objection to a Claim and not as defenses or counterclaims.

(b)
Settlement of Litigation Claims.    At any time after the Confirmation Date and before the Effective Date, notwithstanding anything in this Plan to the contrary, Reorganized McLeodUSA may settle any or all of the Litigation Claims with the approval of the Bankruptcy Court pursuant to Bankruptcy Rule 9019.

10.8
Termination of Subordination Rights and Settlement of Related Claims.

(a)
The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all subordination rights, if any, whether arising by contract or under general principles of equitable subordination, Section 510(b) or 510(c) of the Bankruptcy Code, or otherwise. All subordination rights that a Holder of a Claim or Interest may have with respect to any distribution to be made pursuant to the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to holders of Allowed Claims or Allowed Interests will not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

  (b)
  Pursuant to Bankruptcy Rule 9019 and in consideration of the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the subordination rights that a Holder of a Claim or Interest may have or any distribution to be made pursuant to the Plan on account of such Claim or Interest. Entry of the Confirmation Order will constitute the Bankruptcy Court's approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court's finding that such compromise or settlement is in the best interests of McLeodUSA, Reorganized McLeodUSA, their respective properties, and holders of Claims and Interests, and is fair, equitable and reasonable.

10.9
Term of Bankruptcy Injunction or Stays.    All injunctions or stays provided for in the Chapter 11 Case under Section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

ARTICLE XI
RETENTION OF JURISDICTION

        Pursuant to Sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Case and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

  (a)
  Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest that is not yet Allowed, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

  (b)
  Resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which McLeodUSA is a party or with respect to which McLeodUSA or Reorganized McLeodUSA may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

  (c)
  Ensure that distributions to holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of the Plan;

  (d)
  Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving McLeodUSA that may be pending on the Effective Date;

  (e)
  Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

  (f)
  Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is executed or created pursuant to the Plan, or any entity's rights arising from or obligations incurred in connection with the Plan or such documents;

  (g)
  Modify the Plan before or after the Effective Date pursuant to Section 1127 of the Bankruptcy Code or modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in a manner inconsistent with Section 12.4 as may be necessary or appropriate to consummate the Plan;

  (h)
  Hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under Sections 330, 331 503(b), and 1103 of the Bankruptcy Code, provided, however, that from and after the Effective Date, the payment of fees and expenses of Reorganized McLeodUSA, including counsel fees, shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

  (i)
  Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

  (j)
  Hear and determine causes of action by or on behalf of McLeodUSA or Reorganized McLeodUSA;

  (k)
  Hear and determine matters concerning state, local and federal taxes in accordance with Sections 346, 505 and 1146 of the Bankruptcy Code;

  (l)
  Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or distributions pursuant to the Plan are enjoined or stayed;

  (m)
  Unless such agreement, document, or instrument provides otherwise, determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

  (n)
  Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Case;

  (o)
  Hear and determine all matters related to (i) the property of the Estate from and after the Confirmation Date and (ii) the activities of Reorganized McLeodUSA;

  (p)
  Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under the Bankruptcy Code; and

  (q)
  Enter an order closing the Chapter 11 Case.

ARTICLE XII
MISCELLANEOUS PROVISIONS

12.1
Bar Date for Administrative Claims.    The Confirmation Order will establish an Administrative Claims Bar Date for filing Administrative Claims that are not otherwise Allowed. Holders of Administrative Claims not paid prior to the Effective Date shall submit proofs of Claim on or before such Administrative Claims Bar Date or forever be barred from doing so. The notice of Confirmation to be delivered pursuant to Bankruptcy Rules 3020(c) and 2002(f) will set forth such date and constitute notice of this Administrative Claims Bar Date. McLeodUSA and Reorganized McLeodUSA shall have thirty (30) days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claims.

12.2
Payment of Statutory Fees.    All fees payable pursuant to Section 1930 of Title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.

12.3
Payment of Notes Trustee Fees.    All fees and expenses payable to the Notes Trustee, including all fees and expenses incurred for the Notes Trustee's distribution function, shall be paid on the Distribution Date.

12.4
Amendment or Modification of the Plan.    Subject to Section 1127 of the Bankruptcy Code and, to the extent applicable, Sections 1122, 1123 and 1125 of the Bankruptcy Code, McLeodUSA reserves the right to alter, amend or modify the Plan with the consent of the Creditors Committee, Forstmann Little and the Arrangers, which consent shall not be unreasonably withheld, at any time prior to or after the Confirmation Date but prior to the substantial consummation of the Plan. A Holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of such Holder.

12.5
Severability of Plan Provisions.    If, prior to the Confirmation Date, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation; provided, however, that after giving effect to such invalidation, avoidance, alteration or interpretation of such provision, no holder of a Claim or Interest is adversely affected. The Confirmation Order will constitute a judicial determination that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

12.6
Successors and Assigns.    The Plan shall be binding upon and inure to the benefit of McLeodUSA and its successors and assigns, including, without limitation, Reorganized McLeodUSA. The rights, benefits and obligations of any entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such entity.

12.7
Plan Supplement.    The Plan Supplement, which shall include certain exhibits, lists, schedules, or documents to be executed in connection with the Plan, shall be filed with the Bankruptcy Court not later than ten (10) days prior to the Confirmation Hearing. Upon its filing, the Plan Supplement may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours. Holders of Claims and Interests may obtain a copy of the Plan Supplement upon written request to McLeodUSA. The documents contained in the Plan Supplement will be reasonably acceptable to McLeodUSA, the Creditors Committee, the Arrangers and Forstmann Little shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.

12.8
Revocation, Withdrawal or Non-Consummation.    McLeodUSA reserves the right to revoke or withdraw the Plan prior to the Confirmation Date and to file subsequent plans of reorganization. If McLeodUSA revokes or withdraws the Plan, or if Confirmation or consummation does not occur, then (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void, and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, McLeodUSA or any other person, (ii) prejudice in any manner the rights of McLeodUSA or any other person, or (iii) constitute an admission of any sort by McLeodUSA or any other person.

12.9
Notice.    Except as contemplated in agreements, instruments or other documents binding on Reorganized McLeodUSA, all notices, requests and demands to or upon McLeodUSA or Reorganized McLeodUSA, to be effective, shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

MCLEODUSA INCORPORATED
6400 C Street SW
Cedar Rapids, Iowa 52404
Telephone: (319) 790-7770
Facsimile: (319) 790-7008
Attn: Chris A. Davis
with copies to:
SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)
333 West Wacker Drive
Chicago, Illinois 60606-1285
Telephone: (312) 407-0700
Facsimile: (312) 407-0411
Attn: David S. Kurtz, Esq. Seth E. Jacobson, Esq.
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
One Rodney Square
P.O. Box 636
Wilmington, Delaware 19899-0636
Telephone: (302) 651-3000
Facsimile: (302) 651-3001
Attn: Gregg M. Galardi, Esq. Eric M. Davis, Esq.

12.10	Governing Law. Except to the extent the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent an exhibit or schedule to the Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the state of Delaware, without giving effect to the principles of conflicts of law of such jurisdiction.
12.11
Tax Liability. Reorganized McLeodUSA is hereby authorized to request an expedited determination under Section 505(b) of the Bankruptcy Code of the tax liability of McLeodUSA for all taxable periods ending after the Petition Date through, and including, the Effective Date.
12.12	Schedules. All exhibits and schedules to the Plan and the Plan Supplement are incorporated hereby and are made a part of the Plan as if set forth in full herein.
12.13
Jurisdiction over Reorganized McLeodUSA. Notwithstanding the jurisdiction retained in Article XI hereof, from and after the Effective Date, the Bankruptcy Court shall not have the power to issue any order which modifies the New Common Stock, New Class B Common Stock, New Class C Common Stock, New Series A Preferred Stock, New Director Preferred Stock, New Warrants, the Credit Agreement, the New Credit Agreement, or the rights of the holders thereof.
12.14
Filing of Additional Documents. On or before substantial consummation of the Plan, McLeodUSA shall File such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

Wilmington, Delaware February 28, 2002	Respectfully submitted,
MCLEODUSA INCORPORATED
	By:	/s/ RANDALL RINGS Randall Rings Group Vice President-Law, Secretary and General Counsel
Counsel:
/s/ DAVID S. KURTZ David S. Kurtz Seth E. Jacobson SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS) 333 West Wacker Drive Chicago, Illinois 60606-1285 (312) 407-0700
Gregg M. Galardi (I.D. No. 2991) Eric M. Davis (I.D. No. 3621) SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP One Rodney Square P.O. Box 636 Wilmington, Delaware 19899-0636 (302) 651-3000
ATTORNEYS FOR MCLEODUSA INCORPORATED

PLAN EXHIBIT A

FORM OF CERTIFICATE OF INCORPORATION OF REORGANIZED McLEODUSA

        [To Be Included with the Plan Supplement]

PLAN EXHIBIT B

FORM OF BY-LAWS OF REORGANIZED McLEODUSA

        [To Be Included with the Plan Supplement]

PLAN EXHIBIT C

FORM OF CERTIFICATE OF DESIGNATION FOR NEW DIRECTOR PREFERRED STOCK OF REORGANIZED McLEODUSA

        [To Be Included with the Plan Supplement]

PLAN EXHIBIT D

FORM OF CERTIFICATE OF DESIGNATION FOR NEW PREFERRED SERIES A
PREFERRED STOCK OF REORGANIZED McLEODUSA

        [To Be Included with the Plan Supplement]

PLAN EXHIBIT E

FORM OF WARRANT AGREEMENT FOR ISSUANCE OF NEW
WARRANTS OF REORGANIZED McLEODUSA

        [To Be Included with the Plan Supplement]

Appendix B

VALUATION ANALYSIS

        McLeodUSA has been advised by Houlihan with respect to the Reorganization equity value of Reorganized McLeodUSA. The reorganization equity value, which includes McLeodUSA's operating business, the expected present value of certain non-core assets and takes into account the estimated debt balances at and beyond the Effective Date, was estimated by Houlihan to be approximately $1.15 billion as of an assumed Effective Date of April 30, 2002 and giving effect to the divestiture of Pubco on the assumed Effective Date and to the divestiture of (1) ICTC and (2) McLeodUSA's South Dakota ILEC, CLEC and cable assets (collectively "DTG"), both of which are assumed to occur within 14 months of the Effective Date. The foregoing reorganization equity value (ascribed as of the date of this Disclosure Statement) reflects, among other things, factors discussed below, current financial market conditions and the inherent uncertainty as to the achievement of the projections discussed elsewhere in this Disclosure Statement.

        Based on the assumed reorganization equity value set forth above, the value of the 325 million shares of New Common Stock to be outstanding (assuming conversion of the New Class B Common Stock, New Class C Common Stock, New Series A Preferred Stock) is estimated to be approximately $3.47 per share, after giving effect to the potentially dilutive impact of the New Warrants, New Class B Common Stock, New Class C Common Stock, and the Management Incentive Plan but without reflecting any specific consideration of the potential impact on the New Common Stock of the New Series A Preferred Stock liquidation preference. The foregoing valuation also reflects a number of assumptions, including a successful reorganization of McLeodUSA's business and finances in a timely manner, the amount of available cash, market conditions, and the restructuring becoming effective in accordance with its terms on a basis consistent with the estimates and other assumptions discussed herein.

        In preparing the estimated reorganization equity value, Houlihan: (a) reviewed certain historical financial information of McLeodUSA for recent years and interim periods; (b) reviewed certain internal financial and operating data of McLeodUSA and assisted in developing financial projections relating to its businesses and prospects; (c) met with certain members of senior management of McLeodUSA to discuss McLeodUSA's operations and future prospects; (d) reviewed publicly available financial data and considered the market values of public companies that Houlihan deemed generally comparable to the operating businesses of McLeodUSA; (e) reviewed the financial terms, to the extent publicly available, of certain acquisitions of companies that Houlihan believes were comparable to the operating businesses of McLeodUSA; (f) considered certain economic and industry information relevant to McLeodUSA's operating business; (g) visited certain of McLeodUSA's facilities; and (h) conducted such other analyses as Houlihan deemed appropriate under the circumstances. Although Houlihan conducted a review and analysis of McLeodUSA's business, operating assets and liabilities and business plans, Houlihan assumed and relied on the accuracy and completeness of all financial and other information furnished to it by McLeodUSA. No independent evaluations or appraisals of McLeodUSA's assets were sought or were obtained in connection therewith.

        Estimates of reorganization equity value do not purport to be appraisals, nor do they necessarily reflect the values that might be realized if assets were sold. The estimates of reorganization equity value prepared by Houlihan assume that Reorganized McLeodUSA continues as the owner and operator of its businesses and assets (other than Pubco, ICTC, DTG and other non-core assets assumed to be divested). Such estimates were developed solely for purposes of formulation of the restructuring and the analysis of implied relative recoveries to creditors thereunder. Such estimates reflect computations of the estimated reorganization equity value of Reorganized McLeodUSA through the application of various valuation techniques and do not purport to reflect or constitute appraisals,

B-1

liquidation values or estimates of the actual market values that may be realized through the sale of any securities to be issued pursuant to the restructuring, which may be significantly different from the amounts set forth herein. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of reorganization equity value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Depending on the results of McLeodUSA's operations or changes in the financial markets, Houlihan's valuation analysis as of the effective date may differ from that disclosed herein.

        In addition, the valuation of newly issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates; conditions in the financial markets; the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis; and other factors that generally influence the prices of securities, including the current capital markets perception of equity securities of telecommunications companies. Actual market prices of such securities also may be affected by other factors not possible to predict. Accordingly, the reorganization equity value estimated by Houlihan does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets. The equity value ascribed in the analysis does not purport to be an estimate of the post-reorganization market trading value. Such trading value may be materially different from the reorganization equity value ranges associated with Houlihan's valuation analysis. In fact, given all of the foregoing factors, it is likely that the trading price per share will be initially lower than the level set forth herein.

B-2

Appendix C

FINANCIAL PROJECTIONS

        McLeodUSA's management analyzed the ability of McLeodUSA to meet its obligations upon consummation of such restructuring with sufficient liquidity and capital resources to conduct its businesses. McLeodUSA's management also has developed McLeodUSA's business plan and prepared certain projections of McLeodUSA's operating profit, free cash flow and certain other items for the fiscal years 2002 through 2005 (the "Projection Period"). Such projections summarized below are based upon assumptions and have been adjusted to reflect the restructuring, including the Plan, certain subsequent events and additional assumptions, including those set forth below (as adjusted, the "Projections").

        MCLEODUSA DOES NOT, AS A MATTER OF COURSE, PUBLISH ITS BUSINESS PLANS, BUDGETS OR STRATEGIES OR MAKE EXTERNAL PROJECTIONS OR FORECASTS OF ITS ANTICIPATED FINANCIAL POSITIONS OR RESULTS OF OPERATIONS. ACCORDINGLY, MCLEODUSA DOES NOT ANTICIPATE THAT IT WILL, AND DISCLAIMS ANY OBLIGATION TO, FURNISH UPDATED BUSINESS PLANS, BUDGETS OR PROJECTIONS TO STOCKHOLDERS PRIOR TO THE EFFECTIVE DATE OF ANY IN-COURT RESTRUCTURING OR TO INCLUDE SUCH INFORMATION IN DOCUMENTS REQUIRED TO BE FILED WITH THE SEC OR OTHERWISE MAKE SUCH INFORMATION PUBLICLY AVAILABLE.

        The following forecast was not prepared with a view toward compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forecasts. Arthur Andersen LLP, the independent auditor of McLeodUSA, has not examined, compiled or otherwise applied procedures to the forecast and, consequently, does not express an opinion or any other form of assurance with respect to the forecast. McLeodUSA believes, however, that the forecast data are measured on a basis consistent with generally accepted accounting principles ("GAAP") as applied to McLeodUSA's historical financial statements.

        The Projections should be read in conjunction with the assumptions, qualifications and explanations set forth herein and the "Business," "Unaudited Historical and Pro Forma Capitalization," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operation" and the Consolidated Financial Statements (including the notes and schedules thereto) included in this Disclosure Statement.

Principal Assumptions for the Projections

        The Projections are based on, and assume the successful implementation of, McLeodUSA's business plan and the restructuring. Both the business plan and the Projections reflect numerous assumptions, including various assumptions regarding the anticipated future performance of McLeodUSA, industry performance, general business and economic conditions and other matters, most of which are beyond the control of McLeodUSA. In addition, the assumptions take into account the uncertainty and disruption of business that accompany an In-Court Restructuring. Therefore, although the Projections are necessarily presented with numerical specificity, the actual results achieved during the Projection Period will vary from the projected results. These variations may be material. Accordingly, no representation can be or is being made with respect to the accuracy of the Projections or the ability of McLeodUSA or Reorganized McLeodUSA to achieve the projected results of operations. See "Risk Factors."

        Although McLeodUSA believes that the assumptions underlying the Projections, when considered on an overall basis, are reasonable in light of current circumstances, no assurance can be or is given that the Projections will be realized. In deciding whether to vote to accept or reject the bankruptcy plan, Stockholders must make their own determinations as to the reasonableness of such assumptions and the reliability of the Projections. See "Risk Factors." Moreover, the Projections were prepared solely in connection with a possible In-Court Restructuring. The assumptions underlying the expected future results of operations in an In-Court Restructuring may not necessarily apply in an Out-of-Court Restructuring.

        Additional information relating to the principal assumptions used in preparing the Projections is set forth below:

        General Economic Conditions:    The Projections take into account the current difficult economic environment which is negatively impacting the demand for communications services. The Projections assume that the general weakness in economic activity will continue to affect McLeodUSA's near term financial performance. Thereafter a return to a more favorable economic climate is expected, which will increase demand for retail and wholesale communications services.

        Other General Assumptions:    An In-Court Restructuring will also negatively impact McLeodUSA's near-term performance by increasing customer uncertainty and by distracting management from the day-to-day operation of the business to focus on taking the actions necessary to promote the long-term stability of the enterprise. In addition, the divestitures contemplated by the operational restructuring will require a significant amount of management's time and attention. In connection with the operational restructuring process, the Projections contemplate the divestiture of a number of non-core businesses and assets. The associated revenue, costs, working capital and other assets and liabilities are excluded from the consolidated results at the time such divestitures are assumed to occur. The asset divestitures are projected to be a significant source of liquidity for McLeodUSA during the Projection Period. By the third quarter of 2003, McLeodUSA management expects to generate more than $250 million in cash proceeds from divestitures of non-core assets, not including the Pubco and ICTC divestitures.

        Revenues:    Revenue figures are an aggregation of revenues from the four lines of business within McLeodUSA: (1) communications services; (2) local exchange services; (3) directory; and (4) other. In connection with the restructuring, Pubco will be sold, along with certain assets in each of the other four lines of business. The Projections also assume the sale of ICTC and DTG, both within 14 months of the completion of the restructuring. As a result of lost sales from these businesses, overall sales will decline through 2003. Sales in McLeodUSA's core retail and wholesale businesses are projected to increase, however, as a result of the growth in customers and new communications access lines and increased usage of the Company's data products.

        Cost of Service:    Cost of service includes local and long-distance services purchased from MegaBells and interexchange carriers, the cost of providing local exchange services to customers in the independent local exchange service areas, and the cost of operating McLeodUSA's own fiber optic communications networks. The cost of service will decline primarily as a result of the business units divested. In the remaining business units, the cost of service declines will also be driven by significant changes in the residential and business platform distributions. Specifically, there is projected to be a significant decline in resale business as a percent of total revenues, which will be replaced by the growth in on-switch business as a percent of total revenues. Providing service utilizing an on-switch platform generally is a lower-cost alternative to resale.

        Selling, General and Administrative Expense:    Selling, general and administrative (SG&A) consists of sales, marketing, customer service and administrative expenses, including the costs associated with operating McLeodUSA's communications network. SG&A is projected to decline substantially as a percent of revenues due to a number of initiatives designed to reduce costs and re-focus McLeodUSA's operations on its 25-state footprint. These include a reduction in the work force announced in the second and fourth quarters of 2001; sales force initiatives undertaken in the third and fourth quarters of 2001 which eliminated lower productivity sales representatives and sales support costs; and a near-term decline in sales commission, order management costs and network provisioning costs driven by a decrease in the rate of addition of new communications access lines. However, these declines will be partially offset by the cost of a customer retention program during an In-Court Restructuring.

        Interest Expense:    The Projections reflect the amended terms of the Credit Agreement that will be effective upon consummation of the Plan and the elimination of all note interest as a result of the restructuring.

        Income Taxes:    The projections reflect that McLeodUSA is not anticipated to generate positive pretax income, and therefore no income tax expense is reflected during the Projection Period.

        Capital Expenditures:    Capital expenditures are lower as a percent of revenue than historical levels principally due to the completion in 2000 and 2001 of the majority of the McLeodUSA's facilities-based infrastructure investments.

        Working Capital:    Trade receivables, inventory, and accounts payable levels are projected according to historical relationships with respect to purchase and sales volumes.

        Fresh-Start Reporting:    The American Institute of Certified Public Accountants has issued a Statement of Position on Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (the "Reorganization SOP"). Because McLeodUSA has commenced a proceeding under Chapter 11, the Projections have been prepared generally in accordance with the "fresh-start" reporting principles set forth in the Reorganization SOP, giving effect thereto as of March 31, 2002. The principal effects of the application of these fresh-start principles are summarized below:

        For purposes of the Projections, it has been assumed the leveraged net equity balance as of the effective date of the Plan is $1.15 billion. The Projections also assume that after giving effect to certain eliminations in connection with the reorganization, the fair value of reorganized McLeodUSA's fixed assets and other non-current assets will be equal to the projected net book value of such assets as of the effective date, except that the property, plant and equipment and goodwill accounts will be reduced accordingly.

        The foregoing assumptions and resulting computations were made solely for purposes of preparing the Projections. Upon emergence from any Chapter 11 proceeding, McLeodUSA would be required to determine the amount by which its reorganization value as of the effective date exceeds, or is less than, the fair value of its assets as of the effective date of the Plan. Such determination would be based upon the fair values at that time, which may be based on, among other things, a different methodology with respect to the valuation of McLeodUSA's value. In any event, such valuations, as well as the determination of the fair value of McLeodUSA's assets and the determination of its actual liabilities, would be made as of the effective date of the Plan, and the changes between the amounts of any or all of the foregoing items as assumed in the Projections and the actual amounts thereof as of the effective date may be material.

Projections

        The projected consolidated financial statements of McLeodUSA set forth below have been prepared based on the assumption that the effective date of the Plan would be April 30, 2002. Although McLeodUSA would seek to cause the effective date to occur as soon as practicable, there would be no assurance as to when the effective date actually would occur. The Reorganized McLeodUSA and Subsidiaries Projected Consolidated Balance Sheets as of June 30, 2002 (the "Projected Consolidated Opening and Closing Balance Sheet") set forth below present: (a) the projected consolidated financial position required to reflect confirmation and the consummation of the transactions contemplated by a plan of reorganization (collectively, the "Balance Sheet Adjustments");

and (b) the projected consolidated financial position of McLeodUSA after giving effect to the Balance Sheet Adjustments, as of the quarter ending June 30, 2002. The Balance Sheet Adjustments set forth in the columns captioned "Sale of Pubco," "Forstmann Little Investment," "Debt Restructuring" and "Fresh Start Accounting Adjustments" reflect the assumed effects of confirmation and the consummation of the transactions contemplated by a plan of reorganization, including the settlement of various liabilities and related securities issuances, cash payments and borrowings. The various Balance Sheet Adjustments are described in greater detail in the Notes to the Projected Consolidated Opening and Closing Balance Sheet.

        The Reorganized McLeodUSA and Subsidiaries Projected Consolidated Balance Sheets as of the end of fiscal years 2002 through 2005 set forth on the following pages present the projected consolidated position of McLeodUSA after giving effect to confirmation and the consummation of the transactions contemplated by the Plan, as of the end of each fiscal year in the Projection Period.

        The Reorganized McLeodUSA and Subsidiaries Projected Consolidated Income Statement set forth below presents the projected consolidated results of operations for each fiscal year included in the Projection Period.

McLeodUSA Incorporated
Projected Opening and Closing Balance Sheet
(In-Court Restructuring)

	June 30, 2002
	Projected Pre-Confirmation	Sale of Pubco		Forstmann Investment		Debt Restructuring	Fresh Start Accounting Adjustments		Projected Post-Confirmation
	(Unaudited) (in Millions)
ASSETS
Current assets:
Cash, cash equivalents, and available for sale securities	$81.2	$593.5	(1)	$175.0	(3)	$(730.0)	$—		$119.7
Trade receivables, net	235.7	(106.7)	(2)	—		—	—		129.0
Inventory	12.9	—		—		—	—		12.9
Deferred expenses	56.8	(54.0)	(2)	—		—	—		2.7
Prepaid expense and other	30.2	(4.0)	(2)	—		—	—		26.2

Total Current Assets	416.8	428.8		175.0		(730.0)	—		290.6
Long Term Assets
Property, plant and equipment, net	2,496.7	(30.0)	(2)	—		—	(296.3)	(8)	2,170.4
Goodwill and other intangibles, net	1,331.1	(316.8)	(2)	—		—	(1,014.3)	(8)	—
Other investments	31.6	—		—		—	—		31.6
Other long-term assets	73.2	—		—		(42.0) (4)	—		31.2

Total Long Term Assets	3,932.6	(346.8)		—		(42.0)	(1,310.7)		2,233.2
Total Assets	$4,349.4	$82.0		$175.0		$(772.0)	$(1,310.7)		$2,523.8

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$84.3	$(25.3)	(2)	$—		$—	$—		$59.0
Deferred revenue, current portion	18.1	—		—		—	—		18.1
Customer deposits	33.4	(28.9)	(2)	—		—	—		4.5
Other current liabilities	411.3	(6.8)	(2)	—		(112.0) (5)	—		292.5

Total Current Liabilities	547.2	(61.0)		—		(112.0)	—		374.1
Long Term Liabilities
Long-term debt, including current maturities	3,957.7	(27.2)	(2)	—		(2,961.7) (6)	—		968.8
Deferred revenue less current portion	15.1	—		—		—	—		15.1
Other long term liabilities	15.6	—		—		—	—		15.6

Total Long Term Liabilities	3,988.5	(27.2)		—		(2,961.7)	—		999.6

Stockholders' Equity	(186.2)	170.2	(2)	175.0		2,301.7 (7)	(1,310.7)	(8)	1,150.0

Total Liabilities and Equity	$4,349.4	$82.0		$175.0		$(772.0)	$(1,310.7)		$2,523.8

Projected Consolidated Opening and Closing Balance Sheet

        (1) Proceeds received from the sale of Pubco are assumed to be $600 million. Pubco's estimated $1.5 million cash balance is reflected as a netting item from consolidated cash in this column. Transaction fees of $5 million are netted against the cash proceeds from the sale. Of the remaining $595 million, $570 million is assumed to be paid to the Notes under the plan and $25 million will be used to repay Term Loan A and Term Loan B loans under the Credit Agreement on a pro rata basis.

        (2) Balance sheet adjustments to reflect the sale of Pubco, including $25 million prepayment on Term Loan A and Term Loan B.

        (3) $175 million new money investment by Forstmann Little. Of this, $100 million will be used to retire Notes in the Exchange Offer, $35 million will be used to repay Term Loan A and Term Loan B loans under the Credit Agreement on a pro rata basis, and $40 million will remain with McLeodUSA.

        (4) Elimination of deferred financing costs associated with the Notes.

        (5) Elimination of accrued interest payable on the Notes.

        (6) Elimination of Notes in connection with the Restructuring ($2,926 million) and the prepayment of the Term Loan A and Term Loan B under the Credit Agreement on a pro-rata basis ($35 million).

        (7) All preferred stock will be converted into New Common Stock in connection with the Restructuring Transaction.

        (8) "Fresh start" accounting adjustments to reflect a leveraged net equity balance equal to the Reorganization Equity Value of $1.15 billion.

McLeodUSA Incorporated

Projected Consolidated Income Statement

(IN-COURT RESTRUCTURING)

(Unaudited) (In millions)

	2001	2002	2003	2004	2005
Revenues
Communication services	1,413.8	1,165.9	$1,110.2	$1,293.9	$1,535.7
Directory	292.6	107.5	—	—	—
Local exchange services & other	104.4	88.3	—	—	—

TOTAL REVENUES	1,810.8	1,361.6	1,110.2	1,293.9	1,535.7

Operating Expenses
Cost of service	1,051.8	785.1	642.6	705.1	765.1
Selling, general and administrative	664.7	441.2	355.7	376.2	393.9
Depreciation and amortization	617.8	600.2	514.9	534.3	556.2
Restructuring, asset impairment, and other charges	2,942.1	59.0	—	—	—

TOTAL OPERATING EXPENSES	5,276.4	1,885.5	1,513.2	1,615.6	1,715.2

OPERATING INCOME (LOSS)	(3,465.6)	(523.9)	(403.0)	(321.7)	(179.5)
Nonoperating income (expense):
Interest income	10.3	3.9	3.6	3.7	3.4
Interest expense, net of amounts capitalized	(253.2)	(101.4)	(67.7)	(72.1)	(68.4)
Other income (expense)	113.8	1,343.6	20.0	—	—

TOTAL NON-OPERATING INCOME (EXPENSE)	(129.1)	1,246.1	(44.1)	(68.4)	(65.1)

NET INCOME (LOSS)	$(3,594.7)	$722.2	$(447.0)	$(390.1)	$(244.6)

 McLeodUSA Incorporated
Projected Consolidated Cash Flow Statement
(In-Court Restructuring)

	2001	2002	2003	2004	2005
	(Unaudited) (Dollars in Millions)
CASH FLOW STATEMENT
Cash Flows from Operating Activities
Net Income	$(3,594.7)	$722.2	$(447.0)	$(390.1)	$(244.6)
Depreciation	389.0	530.8	514.9	534.3	556.2
Amortiztion	228.7	69.4	—	—	—
Accretion on Senior Discount Notes	48.8	—	—	—	—
Gain on Sale of Assets	(116.7)	(2,191.0)	(20.0)	—	—
Restructuring, Asset Impairment and Other Charges	2,926.8	847.0	—	—	—
Changes in Assets & Liabilities, net	(351.2)	48.7	(5.4)	(17.6)	(22.5)

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(469.3)	27.1	42.4	126.7	289.1

Cash Flows From Investing Activities
Purchases of Property and Equipment	(722.0)	(237.8)	(150.7)	(171.9)	(166.3)
Proceeds from Sale of Assets	176.8	742.8	343.0	—	—
Other	(2.1)	(11.3)	(6.5)	(6.5)	(6.5)

NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(547.3)	493.7	185.8	(178.4)	(172.8)

Cash Flows from Financing Activities
Net proceeds from long-term debt	1,159.3	—	—	100.0	—
Payments on long-term debt	(19.4)	(739.5)	(245.9)	(41.1)	(74.5)
Net proceeds from issuance of common stock	34.7	—	—	—	—
Payments of preferred stock dividends	(26.3)	—	—	—	—
New investment in company	—	175.0	—	—	—

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	1,148.3	(564.5)	(245.9)	58.9	(74.5)

Net Change in Cash and Cash Equivalents	$131.7	$(43.6)	$(17.7)	$7.2	$41.7

McLeodUSA Incorporated
Projected Consolidated Balance Sheet
(In-Court Restructuring)

	2001	2002	2003	2004	2005
	(Unaudited) ($000's)
ASSETS
Current Assets:
Cash, cash equivalents, and available for sale securities	$151.9	$108.3	$90.6	$97.7	$139.4
Trade receivables, net	273.2	114.2	117.2	163.4	212.9
Inventory	14.0	12.3	11.9	13.7	15.5
Deferred expenses	54.0	2.7	2.7	2.7	2.7
Prepaid expense and other	32.3	24.4	23.6	26.8	30.3

Total Current Assets	525.4	261.9	246.0	304.3	400.9
Long Term Assets
Property, plant and equipment, net	2,682.6	1,938.4	1,224.9	862.5	472.7
Goodwill and other intangibles, net	1,474.4	—	—	—	—
Other investments	28.3	34.8	41.3	47.8	54.3
Other long-term assets	78.4	29.9	27.3	24.7	22.2

Total Long Term Assets	4,263.7	2,003.1	1,293.6	935.1	549.2

Total Assets	$4,789.1	$2,264.9	$1,539.6	$1,239.4	$950.1

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$105.0	$55.2	$51.7	$64.3	$74.3
Deferred revenue, current portion	18.1	18.1	18.1	18.1	18.1
Customer deposits	33.5	3.7	3.0	3.5	4.1
Other current liabilities	446.7	286.8	281.7	299.9	319.2

Total Current Liabilities	603.3	363.7	354.5	385.8	415.8

Long Term Liabilities
Long-term debt, including current maturities	3,964.1	965.4	699.5	758.3	683.8
Deferred revenue less current portion	16.4	13.8	11.2	8.6	6.0
Other long term liabilities	17.1	11.5	11.0	13.2	15.7

Total Long Term Liabilities	3,997.6	990.7	721.6	780.2	705.5

Stockholders Equity	188.2	910.5	463.5	73.4	(171.2)
Total Liabilities and Equity	$4,789.1	$2,264.9	$1,539.6	$1,239.4	$950.1

Appendix D

LIQUIDATION ANALYSIS

        The Bankruptcy Code requires that each holder of an impaired claim or equity interest either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the effective date of the Plan, that is not less than the value such holder would receive or retain if McLeodUSA Incorporated were liquidated under chapter 7 of the Bankruptcy Code on the effective date. The first step in determining whether this test has been met is to determine the dollar amount that would be generated from the liquidation of the Debtor's assets and properties in the context of a chapter 7 liquidation case. The gross amount of cash available would be the sum of the proceeds from the disposition of the Debtor's assets and the cash held by the Debtor at the time of the commencement of the chapter 7 case. Such amount is reduced by the amount of any claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses that may result from the termination of the Debtor's businesses and the use of chapter 7 for the purposes of liquidation. Any remaining net cash would be allocated to creditors and shareholders in strict priority in accordance with section 726 of the Bankruptcy Code. For the purpose of this liquidation analysis, it is assumed that McLeodUSA Incorporated is liquidated on a consolidated basis. If the businesses were to be liquidated on an individual basis different recoveries for creditors may result.

        A general summary of the assumptions used by the Debtor and Houlihan in preparing this Liquidation Analysis follows. The more specific assumptions are discussed below.

Estimate of Net Proceeds

        Estimates were made of the cash proceeds, which might be realized from the liquidation of the Debtor's assets. The liquidation assumes that the non-competitive telecom businesses are sold as going-concerns, although the chapter 7 context would impose incremental discounts to the sale price. CLEC assets would be liquidated on a piecemeal basis. In assessing the book value of all assets liquidated, the non-competitive telecom assets are excluded, as these are assumed to be included in the going-concern sale theory. The chapter 7 liquidation period is assumed to commence on December 31, 2001 and to last eighteen months following the appointment of a chapter 7 trustee. It is assumed that agreements to sell substantially all of the assets would be obtained by September 2002, but regulatory approvals for the sale of ICTC and DTG would delay the closing of the case until June 2003. Recoveries to creditors are presented on an undiscounted basis. For purposes of the analysis, estimated balances at December 31, 2001 were used to estimate recoveries. There can be no assurance that the liquidation would be completed in a limited time frame nor is there any assurance that the recoveries assigned to the assets would in fact be realized. Under Section 704 of the Bankruptcy Code, an appointed trustee must, among other duties, collect and convert the property of the estate as expeditiously as is compatible with the best interests of the parties-in-interest. The liquidation analysis assumes that there would be pressure to complete the sales process within eighteen months.

Estimate of Costs

        The Debtor's cost of liquidation under chapter 7 would include fees payable to a chapter 7 trustee, as well as those which might be payable to attorneys and other professionals that such a trustee may engage. Further, costs of liquidation would include any obligations and unpaid expenses incurred by the Debtor until conclusion of the chapter 7 case.

        Additional claims would arise by reason of the breach, rejections or obligations incurred and executory contracts or leases entered into by the Debtor. It is possible that in a chapter 7 case, the wind-down expenses may be greater or less than the estimated amount. Such expenses are in part dependent on the length of time of the liquidation.

Distribution of Net Proceeds under Absolute Priority

        The foregoing types of claims, costs, expenses, fees and such other claims that may arise in a liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to unsecured claims. Under the absolute priority rule, no junior creditor would receive any distribution until all senior creditors are paid in full. The Debtor believes that in a chapter 7 case, general unsecured creditors would receive a de minimus, if any, recovery.

        After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in a bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would likely prevail, and (iii) substantial increase in claims which would be satisfied on a prior basis, THE DEBTOR HAS DETERMINED, AS SUMMARIZED ON THE FOLLOWING CHART, THAT CONFIRMATION OF THE PLAN WILL PROVIDE EACH CREDITOR AND EQUITY HOLDER WITH A RECOVERY THAT IS NOT LESS THAN IT WOULD RECEIVE PURSUANT TO A LIQUIDATION OF THE DEBTOR UNDER CHAPTER 7 OF THE BANKRUPTCY CODE.

McLeodUSA Incorporated

as of December 31, 2001

Liquidation Analysis

($ in thousands)

	Book Value	Estimated Recovery
Proceeds
Cash	$151,900	$151,900
Accounts Receivable	166,478	108,211
Inventory	14,000	1,400
Prepaid Expenses	28,324	2,832
Property, Plant & Equipment	2,682,600	484,145
Long-Term Investments	28,300	—
PCS Licenses	5,241	786
Other Long-Term Assets	11,951	1,195
Proceeds from Sale of Non-Competitive Telecom Businesses and/or Assets	1,018,500	822,024

Total Proceeds	$4,107,294	$1,572,493
Less:
Wind-Down Operating Costs		$330,313
Trustee Fees		31,450
Professional Fees		25,000
Stay/Other Bonuses		25,000

Proceeds Available for Payment of Secured Claims		1,160,731

	Percentage Claim	Recovery	Recovery
Secured claims:
Revolver	$150,000	$150,000	100.0%
Tranche A Term Loan	275,000	275,000	100.0%
Tranche B Term Loan	575,000	575,000	100.0%
Other Senior Debt	45,221	45,221	100.0%

Total	$1,045,221	$1,045,221	100.0%

Proceeds Available for Payment of General Unsecured Claims	$115,510

General Unsecured Claims:
Senior Notes and Accrued Interest	$3,042,843	$107,040	3.5%
Accounts Payable	54,255	1,909	3.5%
Lease Rejection and Other Unsecured Claims	50,000	1,759 3.5%
Customer Deposits	4,053	143	3.5%
Other Current Liabilities	132,46	4,660	3.5%

Total	3,283,614	$115,510	3.5%

Proceeds Available for Distribution to Residual Stakeholders	—

Notes to Liquidation Analysis

Cash

        Consists of all cash in banks or operating accounts and cash held at divisions and is assumed to be fully recoverable.

Accounts receivable

        Accounts receivable primarily consist of various customer and trade receivables. Multiple billing systems, past bad-debt experiences, the effect of a chapter 7 liquidation, and the specific direct costs that would have to be incurred to collect on receivables would adversely impact the recovery on receivables. As such, an estimated 65% recovery is applied to the estimated amount outstanding at December 31, 2001 that pertain to the CLEC business. The other receivables of the non-competitive telecom businesses are assumed to be included in the going-concern sale of such entities.

Inventories

        Inventories are comprised primarily of various telecom equipment. An estimated recovery of 10% of cost was applied based on the prevailing market prices.

Prepaid expenses

        Prepaid expenses consist primarily of prepaid parts and supplies, insurance, licenses, rent, interest, and other items. A recovery of 10% was assumed for most items, excluding prepaid insurance and interest, for which no recovery was assumed.

Property & equipment, net

        Property and equipment is composed of land and improvements; buildings and improvements; furniture; fixtures and office equipment; telecommunications networks; software development; and networks in the process of being completed. The recovery on telecom assets is estimated based on the prevailing market prices in a liquidation context (10-15% of cost), with a premium attributable to the high level of market penetration in many states where McLeodUSA operates. Land and buildings were assumed to receive a 25% recovery, furniture and fixtures 10%, and software development was ascribed no value.

Long-Term Investments

        This account includes earnings in McLeodUSA's equity investment in Midwest Cellar Partners and no proceeds are assumed to be generated.

PCS Licenses

        A recovery of 10% was used to estimate the total proceeds, based on the assumed implied marketability of these assets in a chapter 7 context.

Other long-term assets

        Other current assets consisted primarily of fiber assets. A 10% recovery is estimated, consistent with current market rates for such assets.

Proceeds from Non-Competitive Telecom Sales

        Proceeds in this category represent the amounts generated from the sale of McLeodUSA's non-competitive telecom related businesses, including its directory publishing business, an Illinois and

South Dakota ILEC, and its Splitrock business. These sales are assumed to be completed by September 2002, but the closing on the two ILEC's are delayed until June 2003 due to regulatory approval. Professional and legal fees incurred to complete such sales, as well as brokerage fees and other transaction costs, were assumed to be equal to 7.5% of the gross proceeds.

Wind-down operating costs

        Ongoing operating expenses consist of corporate overhead and occupancy costs to be incurred during the chapter 7 liquidation period. The Debtor assumes that the liquidation would occur over a eighteen-month period and that such expenses, costs and overhead would decrease over time, especially after September 2002 when agreements are assumed to be reached for the sale of all of the assets. Any positive income from operating businesses generated during this time was assumed to offset wind-down operating costs.

Trustee & professional fees

        Based on the Debtor's review of the nature of these costs and the outcomes of similar liquidations, fees were estimated at $56.5 million. This figure is comprised of $31.5 million of trustee fees (2.0% of the proceeds available for distribution) and $25 million of other professional fees. The amount of professional fees is related to the large size and complexity of liquidation.

Severance/stay bonuses

        Estimated severance and stay bonus amounts are based on other telecommunication restructurings/liquidations.

Senior Secured Claims

        Senior Secured Claims consist of a $150 million revolver, a $275 million Tranche A term loan, a $575 million Tranche B term loan, and $45.2 million in other senior secured debt (including capitalized leases, ICTC mortgage notes, and other miscellaneous debt).

General Unsecured Claims

        General unsecured claims consist of $3.042 billion of Senior McLeodUSA Notes, $54.3 million of accounts payable estimated at the time of filing, $50 million of Lessor Rejection and Other Unsecured Claims, $4.0 million of Customer Deposits, and $132.5 million of Other Current Liabilities. Moreover, the Debtor believes that the value of any distributions from the liquidation proceeds to each class of allowed claims in a chapter 7 liquidation may not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a year or more after the completion of such liquidation in order to resolve the claims and prepare for distributions. In the event litigation were necessary to resolve claims asserted in the chapter 7 case, the delay could be further prolonged and administrative expenses further increased. The effects of this delay on the value of distributions under the hypothetical liquidation have not been considered.

        THE DEBTOR'S LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF THE DEBTOR. Underlying the liquidation analysis are a number of estimates and assumptions that are inherently subject to significant economic, competitive and operational uncertainties and contingencies beyond the control of the Debtor or a chapter 7 trustee. In addition, various liquidation decisions upon which certain assumptions are based are subject to change. Therefore, there can be no assurance that the assumptions and estimates employed in determining the liquidation values of the Debtor's assets will result in an accurate estimate of the proceeds that would be realized were the Debtor to undergo an actual liquidation. The actual amounts of claims against the estate could vary significantly from the estimate set forth herein, depending on the claims asserted during the pendency of the chapter 7 case. Moreover, this liquidation analysis does not include liabilities that may arise as a result of litigation, certain new tax assessments, or other potential claims. This analysis also does not include potential recoveries from avoidance actions. No value was assigned to additional proceeds that might result from the sale of certain items with intangible value. Therefore, the actual liquidation value of the Debtor could vary materially from the estimates provided herein.

        The estimated recovery for general unsecured claims under the Plan is based upon a reorganized equity value for the Debtor of $1.15 billion. See Reorganization Valuation Analysis, attached to the Disclosure Statement as Appendix B. This value is based upon a number of assumptions, including a favorable economic environment, and the Debtor's ability to execute on its plan to convert resale line customers onto McLeodUSA's network. There can be no assurance that these assumptions will prove to be correct. In addition, the Debtor and Houlihan have assumed wind-down costs, severance, and professional fees will be paid before secured claims, which depends on secured creditors' consent and a court order.

        The liquidation analysis set forth herein was based on the estimated values of the Debtor's assets on December 31, 2001. To the extent operations through such date are different than estimated, the asset values may change. These values have not been subject to any review, compilation or audit by any independent accounting firm.

Appendix E

FOR IMMEDIATE RELEASE

McLeodUSA Reports Fourth Quarter and
Total Year 2001 Results

Q4 Revenues Reach $453.7 Million; EBITDA of $46.1 Million,
Up 79% Above Prior Quarter

Total Year Revenues Rise 30% to $1.8 Billion;
EBITDA Increases 111% to $128 Million

        CEDAR RAPIDS, Iowa—February 13, 2002—McLeodUSA Incorporated, one of the nation's largest independent competitive local exchange carriers, today reported financial and operating results for the quarter and year ended December 31, 2001.

        Revenues for fourth quarter were $453.7 million, an increase of 11% over fourth quarter of 2000. EBITDA (earnings before interest, taxes, depreciation and amortization) for the fourth quarter, excluding restructuring charges of $6.8 million associated with the Company's previously announced recapitalization, was $46.1 million. This was an increase of 74% over EBITDA of $26.6 million for the same quarter of 2000. Reported net loss per share for this quarter was $(0.31) compared to $(0.26) in the prior year.

        Revenues were $1.8 billion for the year 2001, an increase of 30% over $1.4 billion in the prior year. Excluding restructuring and one-time charges described below, EBITDA for the year was $128.3 million, an increase of 111% over EBITDA of $60.8 million for the year 2000. The Company's reported net loss per share for the year was $(4.50) versus $(0.95) for the year 2000.

        In addition to the fourth quarter charge, the Company recorded restructuring charges of approximately $2.9 billion in the third quarter 2001 related to its refocused strategy, including write-downs of goodwill, other long-lived assets, inventory associated with discontinuing operations, and charges associated with a reduction in force and facilities consolidation. The Company also took a non-cash charge to operating income of $35 million in the third quarter 2001 associated with balance sheet adjustments to various accounts such as prepaid expenses, receivables and bad debt reserves.

Summary of Recapitalization and Financial Restructuring

        On January 31, 2002, the Company announced that it had signed lock-up agreements with an ad hoc committee of holders of McLeodUSA senior notes ("bondholders") to support a recapitalization of the Company. Under the terms of the recapitalization, the bondholders will receive up to $670 million in cash, $175 million of new preferred stock convertible into 15% of the reorganized Company's common stock, and 5-year warrants to purchase an additional 6% of the common stock for $30 million. The ad hoc committee, which holds 23% of the bonds, voted unanimously in favor of the plan, which will eliminate approximately $3.0 billion of bond debt.

        Additionally, the Company has signed lock-up and support agreements with stockholders holding approximately 45% of its Preferred Series A, Series D and Series E shares, including funds managed by Forstmann Little & Co., to support the recapitalization plan.

        McLeodUSA has recently been informed by the advisors to the ad hoc committee of the bondholders, that holders representing a total of approximately $1.2 billion of bonds, or 40% of the outstanding bonds, have expressed support for the reorganization plan that was negotiated with the ad hoc committee. Included in the $1.2 billion are bondholders representing approximately $690 million, or 23%, who have signed lock-up or support agreements to vote in favor of the transaction.

        Also on January 31, 2002, with the support of its Board of Directors, Secured Lenders, Forstmann Little, the bondholders' ad hoc committee and certain of its preferred stockholders, the Company filed a pre-negotiated plan of reorganization through a Chapter 11 bankruptcy petition filed in the United States Bankruptcy Court for the District of Delaware, in order to complete its recapitalization as expeditiously as possible. The Chapter 11 case includes only the parent company, McLeodUSA Incorporated. The operating subsidiaries, which include McLeodUSA Telecommunications, McLeodUSA Publishing, Illinois Consolidated Telephone Company (ICTC), and McLeodUSA Purchasing L.L.C., are not part of the bankruptcy proceeding.

        On February 5, 2002, the Company announced that the United States Bankruptcy Court for the District of Delaware approved orders for all of the Company's first day motions related to the Chapter 11 filing on January 31, 2002. The first day orders allow the parent company to conduct business as usual relative to all of its customers, employees and suppliers and to maintain its existing cash management systems.

        The Court also set February 28, 2002 as the date for the hearing to approve the parent company's disclosure statement and April 5, 2002 as the date for the confirmation hearing for the parent company's Plan of Reorganization. It is expected that the plan, if approved, could be implemented in April 2002.

        As previously announced, in connection with the recapitalization transaction, the Company entered into a definitive agreement with United Kingdom based Yell Group to purchase McLeodUSA Publishing Company for $600 million. Under the terms of the agreement, McLeodUSA Incorporated will retain its distinctive branding on directories published in its 25-state footprint through a five-year Branding and Operating Agreement, which includes renewal options. The Company has received notification of early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 for this transaction.

Cash Position

        The Company had approximately $140 million in cash available as of January 31, 2002, and had secured a commitment for a $110 million exit financing facility from a group of lenders arranged by JPMorgan, Bank of America and Citibank. This exit revolver may be increased to as much as $160 million and would be available to McLeodUSA at the completion of the recapitalization subject to customary conditions. Accordingly, based on such cash availability, the Company did not require nor expect to obtain debtor-in-possession financing.

        As previously announced, the Company and its Secured Lenders amended their existing $1.3 billion senior secured credit facility to permit the use of proceeds from the sale of the publishing business to retire outstanding bond debt in connection with the plan. The Company and its Secured Lenders have also modified the credit agreement to allow the Company to retain and use the proceeds from all currently identified future asset sales of non-core businesses and surplus assets for general working capital purposes in addition to capital expenditures. Subject to the consummation of the plan of reorganization, the Company plans to eliminate $425 million of bank debt by (i) a reduction of its current revolver commitment by $140 million, (ii) a paydown of its term loan by $60 million ($35 million from the Forstmann Little investment and $25 million from the directory publishing proceeds), and (iii) offer for sale its regulated incumbent local exchange subsidiary Illinois Consolidated Telephone Company (ICTC). The ICTC sale process is expected to begin after the completion of the recapitalization and occur within the subsequent 14 months, with up to $225 million of the proceeds applied to reduce the Company's term loans.

Non-Core Asset Sales

        In conjunction with the Company's plan to divest non-core assets, the following announcements were recently made:

  •
  On November 19, 2001, McLeodUSA reached an agreement to sell the non-core assets of RuffaloCODY to present and former management of the entity. The transaction was completed on December 5, 2001.

  •
  On December 7, 2001, McLeodUSA agreed to sell certain Internet/data assets and wholesale dial-up Internet Service Provider customer base (formerly part of Splitrock Services) to Level 3 Communications, Inc. This transaction was completed on January 24, 2002.

  •
  On January 24, 2002, the Company announced that it had completed the sale of its customer-premise equipment company, Integrated Business Systems, to Inter-Tel Technologies, Inc.

About McLeodUSA

        McLeodUSA provides integrated communications services, including local services, in 25 Midwest, Southwest, Northwest and Rocky Mountain states. The Company is a facilities-based telecommunications provider with, as of December 31, 2001, 42 ATM switches, 60 voice switches, 485 collocations, 525 DSLAMs, over 31,000 route miles of fiber optic network and more than 8,600 employees. Visit the Company's web site at www.mcleodusa.com.

        Some of the statements in this press release include statements about our future expectations. Statements that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Such statements include projections of financial and operational results and goals, including revenue, EBITDA, profitability, savings and cash. These forward-looking statements are subject to known as well as unknown risks and uncertainties that may cause actual results to differ materially from our expectations. Our expectations are based on various factors and assumptions and reflect only our predictions and actual results may vary. In some cases, you can identify these so-called "forward-looking statements" by our use of words such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "project," "intend," "continue" or "potential" or the negative of those words and other comparable words. You should be aware that those statements only reflect our predictions. Actual events or results may differ substantially. Important factors that could cause actual events or results of McLeodUSA to be materially different from the forward-looking statements include the ability of the Company to continue as a going concern; court approval of the Company's first day papers and other motions prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 case (or any significant delay with respect thereto); risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the case to a chapter 7 case; the ability of the Company to obtain trade credit, and shipments and terms with vendors and service providers for current orders; the Company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the Company's liquidity or results of operations; the ability to fund and execute its business plan; the ability to attract, retain and compensate key executives and associates; and the ability of the Company to attract and retain customers; regulatory approvals; the number of potential customers in a target market; the existence of strategic alliances or relationships; technological, regulatory or other developments in the industry; changes in the competitive climate in which McLeodUSA operates; and the emergence of future opportunities. These and other applicable risks are summarized under the caption "Risk Factors" in the McLeodUSA Annual Report on Form 10-K for the fiscal year ended December 31, 2000, which is filed with the Securities and Exchange Commission.

Contact:

McLeodUSA Incorporated, Cedar Rapids, IA
Investor Contact: Bryce E. Nemitz
Press Contact: Bruce A. Tiemann
Phone: 319/790-7800
mcleodusa_ir@mcleodusa.com

McLeodUSA Incorporated and Subsidiaries

Consolidated Statement of Operations

(In thousands except for per share data)

(Unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2001	2000	2001	2000
Revenues:
Communications services	$356,167	$314,077	$1,413,725	$1,035,713
Local exchange services	21,642	25,118	85,736	88,880
Directory	71,606	64,618	292,624	249,948
Other	4,294	6,164	18,726	22,163

Total revenues	453,709	409,977	1,810,811	1,396,704
Operating expenses:
Cost of service (exclusive of depreciation shown separately below)	260,297	224,139	1,051,836	772,751
Selling, general and administrative	147,328	159,284	664,663	563,189
Depreciation and amortization	146,346	132,789	617,777	409,623
Restructuring and asset impairment & other charges	6,761	—	2,942,149	—

Total operating expenses	560,732	516,212	5,276,425	1,745,563

Operating loss	(107,023)	(106,235)	(3,465,614)	(348,859)
Non-operating income (expense):
Interest income	576	4,711	10,289	47,771
Interest expense	(72,436)	(37,754)	(253,251)	(151,351)
Other	(2,640)	(1,652)	113,856	(425)

Total non-operating expense	(74,500)	(34,695)	(129,106)	(104,005)

Loss before income taxes & extraordinary chg.	(181,523)	(140,930)	(3,594,720)	(452,864)
Income taxes	—	—	—	—

Net loss before extraordinary charge	(181,523)	(140,930)	(3,594,720)	(452,864)
Extraordinary charge for early retirement of debt	—	—	—	(24,446)

Net loss	(181,523)	(140,930)	(3,594,720)	(477,310)
Gain on exchange of preferred stock	—	—	851,200	—
Preferred stock dividend	(13,910)	(13,600)	(45,947)	(54,406)

Net loss applicable to common shares	(195,433)	(154,530)	(2,789,467)	(531,716)

Net loss per common share:
Loss before extraordinary charge	$(0.31)	$(0.26)	$(4.50)	$(0.91)
Extraordinary charge	—	—	—	(0.04)

Net loss per common share	$(0.31)	($0.26)	$(4.50)	$(0.95)

Weighted average common shares outstanding	627,676	590,647	620,280	558,440

EBITDA	$46,084	$26,554	$94,312	$60,764

	Three Months Ended
	3/31/01	6/30/01	9/30/01	12/31/01
Revenues:
Communications services	$335,456	$367,436	$354,666	$356,167
Local exchange services	21,358	21,554	21,182	21,642
Directory	71,752	79,482	69,784	71,606
Other	4,450	5,131	4,851	4,294

Total revenues	433,016	473,603	450,483	453,709
Operating expenses:
Cost of service (exclusive of depreciation shown separately below)	246,048	274,066	271,425	260,297
Selling, general and administrative	164,616	165,384	187,335	147,328
Depreciation and amortization	141,958	162,270	167,203	146,346
Restructuring and asset impairment & other charges	—	28,152	2,907,236	6,761

Total operating expenses	552,622	629,872	3,533,199	560,732

Operating loss	(119,606)	(156,269)	(3,082,716)	(107,023)
Non-operating income (expense):
Interest income	6,739	2,115	859	576
Interest expense	(56,681)	(57,945)	(66,189)	(72,436)
Other	(3,626)	80,426	39,696	(2,640)

Total non-operating income (expense)	(53,568)	24,596	(25,634)	(74,500)

Loss before income taxes & extraordinary chg.	(173,174)	(131,673)	(3,108,350)	(181,523)
Income taxes	—	—	—	—

Net loss before extraordinary charge	(173,174)	(131,673)	(3,108,350)	(181,523)
Extraordinary charge for early retirement of debt	—	—	—	—

Net loss	(173,174)	(131,673)	(3,108,350)	(181,523)
Gain on exchange of preferred stock	—	—	851,200	—
Preferred stock dividend	(13,602)	(13,602)	(4,833)	(13,910)

Net loss applicable to common shares	$(186,776)	$(145,275)	$(2,261,983)	$(195,433)

Net loss per common share:
Loss before extraordinary charge	$(0.31)	$(0.24)	$(3.62)	$(0.31)
Extraordinary charge	—	—	—	—

Net loss per common share	$(0.31)	$(0.24)	$(3.62)	$(0.31)

Weighted average common shares outstanding	610,425	617,228	625,468	627,676

EBITDA	$22,352	$34,153	$(8,277)	$46,084

Selected Telecommunications Statistical Data:

	12/31/00	3/31/01	6/30/01	9/30/01	12/31/01
Cities with sales offices	130	150	154	159	150
Central offices leased	1,368	1,501	1,740	1,789	1,881
Collocations	305	342	372	437	485
Switches owned
CO/LD	50	50	49	58	60
ATM/Frame Relay	396	380	383	393	42	*
DSLAMs installed	334	376	512	520	525
Route miles	21,622	29,825	30,978	31,068	31,081
Intracity route miles	5,290	5,299	5,302	5,329	5,340
Intercity route miles	16,332	24,526	25,676	25,739	25,741
In-region route miles	**	**	**	24,012	24,025
Buildings connected	1,264	1,336	1,451	1,481	1,489
Sales headcount	1,396	1,784	1,800	1,371	1,031

*
Reflects the sale of ATM switches to Level 3 Communications on January 24, 2002

**
Not reported

Total Competitive:
Customers	366,500	389,377	419,133	441,830	452,313
Access Units/Customer	2.8	2.9	2.8	2.8	2.8
Revenue per Customer/Month
Local	$118.33	$119.23	$116.05	$114.10	$113.09
Long distance	82.82	74.00	67.52	60.54	51.00
Private line & data	23.28	25.89	25.30	27.14	27.23

Total	$224.43	$219.12	$208.87	$201.78	$191.32

Platform Distribution
Resale	34%	33%	30%	27%	20%
UNE-P	41%	42%	45%	45%	40%
UNE-L	25%	25%	25%	28%	40%

Total	100%	100%	100%	100%	100%

	12/31/00	3/31/01	6/30/01	9/30/01	12/31/01
Competitive Business:
Customers	181,359	195,929	208,839	220,585	221,331
Access Units/Customer	4.5	4.7	4.7	4.6	4.7
Revenue per Customer/Month
Local	$183.70	$185.87	$182.46	$180.08	$181.49
Long distance	138.64	123.49	114.51	101.76	86.40
Private line & data	42.19	46.84	46.73	50.07	51.01

Total	$364.53	$356.20	$343.70	$331.91	$318.90

Competitive Residential:
Customers	185,141	193,448	210,294	221,245	230,982
Access Units/Customer	1.0	1.0	1.0	1.0	1.0
Revenue per Customer/Month
Local	$38.43	$37.59	$38.81	$37.10	$36.15
Long distance	14.61	13.36	12.86	12.44	11.18
Private line & data	0.18	0.22	0.36	0.37	0.48

Total	$53.22	$51.17	$52.03	$49.91	$47.81

ILEC:
Customers	77,500	77,900	77,000	75,200	75,100
Business	8,800	8,800	8,700	8,600	8,600
Residential	68,700	69,100	68,300	66,600	66,500
Access Units/Customer	1.3	1.3	1.3	1.3	1.3

Frequently Asked Questions:

        (Note: Numbers are unaudited; in millions)

What are the fourth quarter numbers for:

• Cash and Available Cash	$152
• PP&E
Gross	$3,417
Net	$2,683
• Total Debt	$3,964
• Outstanding shares	628
• Fully converted shares	939
• CAPEX	$85

        What is the quarterly EBITDA breakout by category (excluding restructuring charges)?

Competitive	$24.088
Publishing	$16.906
ILEC	$9.450
Corporate	$(4.360)

QuickLinks

DISCLAIMER
I. INTRODUCTION
II. PLAN VOTING INSTRUCTIONS AND PROCEDURES
III. OVERVIEW OF THE PLAN AND CHAPTER 11 CASE
IV. GENERAL INFORMATION
V. EVENTS LEADING TO COMMENCEMENT OF THE CHAPTER 11 CASE
VI. CHAPTER 11 CASE
VII. THE PLAN
VIII. DESCRIPTION OF CAPITAL STOCK
IX. CERTAIN CHARTER PROVISIONS
X. THE SOLICITATION; VOTING PROCEDURE
XI. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
XII. RECOMMENDATION AND CONCLUSION
Appendix A
ARTICLE I DEFINED TERMS AND RULES OF INTERPRETATION
ARTICLE II CLASSIFICATION OF CLAIMS AND INTERESTS
ARTICLE III TREATMENT OF CLAIMS AND INTERESTS
ARTICLE IV MEANS FOR IMPLEMENTATION OF THE PLAN
ARTICLE V ACCEPTANCE OR REJECTION OF THE PLAN
ARTICLE VI PROVISIONS GOVERNING DISTRIBUTIONS
ARTICLE VII PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS AND INTERESTS
ARTICLE VIII TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
ARTICLE IX CONFIRMATION AND CONSUMMATION OF THE PLAN
ARTICLE X EFFECT OF PLAN CONFIRMATION
ARTICLE XII MISCELLANEOUS PROVISIONS
PLAN EXHIBIT A
PLAN EXHIBIT B
PLAN EXHIBIT C
PLAN EXHIBIT D
PLAN EXHIBIT E
Appendix B
Appendix C
McLeodUSA Incorporated Projected Opening and Closing Balance Sheet (In-Court Restructuring)
McLeodUSA Incorporated Projected Consolidated Income Statement (IN-COURT RESTRUCTURING) (Unaudited) (In millions)
McLeodUSA Incorporated Projected Consolidated Cash Flow Statement (In-Court Restructuring)
McLeodUSA Incorporated Projected Consolidated Balance Sheet (In-Court Restructuring)
Appendix D
McLeodUSA Incorporated as of December 31, 2001 Liquidation Analysis ($ in thousands)
Appendix E
McLeodUSA Incorporated and Subsidiaries Consolidated Statement of Operations (In thousands except for per share data) (Unaudited)